Exhibit 10.1

Execution Version

THIRD AMENDMENT TO CREDIT AND GUARANTY AGREEMENT

THIRD AMENDMENT (this “Agreement”), dated as of June 26, 2025, among Bausch + Lomb Corporation, a corporation incorporated under the Canada Business Corporations Act (the “Borrower”), certain subsidiaries of the Borrower, as Subsidiary Guarantors, the 2025 Refinancing Term Lenders (as defined below) party hereto, the Third Amendment Revolving Lenders (as defined below) party hereto, JPMorgan Chase Bank, N.A. (“JPM”), in its capacity as administrative agent for the First Incremental Term Lenders, the Second Incremental Term Lenders, the Third Amendment Term Lenders and the Third Amendment Revolving Lenders (in such capacity, the “Administrative Agent”), Goldman Sachs Bank USA, in its capacity as Exiting Term Facility Agent, Citibank, N.A., as existing collateral agent under the Loan Documents and resigning collateral agent under the Loan Documents (the “Resigning Agent” or “Existing Collateral Agent”) and as Exiting Revolving Facility Administrative Agent, JPM, as successor collateral agent under the Loan Documents (in such capacity, the “Successor Agent”), the Swingline Lender and an Issuing Bank and the other Issuing Banks party hereto.

W I T N E S S E T H:

WHEREAS, the Borrower, the Subsidiary Guarantors, the Lenders party thereto, the Issuing Banks, Citibank, N.A., in its capacities as the Swingline Lender and Revolving Facility Administrative Agent (in such capacity, the “Exiting Revolving Facility Administrative Agent”), Goldman Sachs Bank USA, in its capacity as Term Facility Administrative Agent (in such capacity, the “Exiting Term Facility Administrative Agent” and, together with the Exiting Revolving Facility Administrative Agent, the “Exiting Agents”), JPM, in its capacity as Incremental Term Facilities Administrative Agent, the Resigning Agent and each lender from time to time party thereto (the “Lenders”), are party to the Credit and Guaranty Agreement dated as of May 10, 2022 (as amended by the First Incremental Amendment dated as of September 29, 2023, the Second Incremental Amendment dated as of November 1, 2024 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the Borrower and the other Guarantors party hereto have requested that the Lenders and the Administrative Agent agree to amend the Existing Credit Agreement as provided herein (the “Amendment”) (capitalized terms not otherwise defined in this Agreement have the same meanings as specified in the Amended Credit Agreement (as defined below));

WHEREAS, Section 10.02 of the Existing Credit Agreement provides that the Borrower and Lenders providing Replacement Revolving Credit Commitments (as defined therein) may amend the Existing Credit Agreement and the other Loan Documents to permit the refinancing or replacement of all or any portion of the outstanding Revolving Credit Commitments (the “Revolving Credit Refinancing Amendments”);

WHEREAS, Section 2.22 of the Existing Credit Agreement provides that the Borrower, the Applicable Administrative Agent and Lenders providing Incremental Facilities and Incremental Loans (each, as defined therein) may amend the Existing Credit Agreement and the other Loan Documents to add one or more new Classes of revolving commitments and/or increase the aggregate amount of the Revolving Credit Commitments of any existing Class (the “Revolving Incremental Amendments”);

WHEREAS, Sections 2.22 and 10.02 of the Existing Credit Agreement provide that the Borrower and Lenders providing Incremental Facilities and Replacement Term Loans (as defined therein) may amend the Existing Credit Agreement and the other Loan Documents to permit the refinancing or replacement of all or any portion of the outstanding Term Loans (the amendments to implement such refinancing and replacement, the “Term Loan Refinancing Amendments” and, together with the Revolving Credit Refinancing Amendments, the “Refinancing Amendments”) and to increase the amount of such Class of refinancing and replacement Term Loans (the amendments to implement such increase, the “Term Incremental Amendments” and, together with the Revolving Incremental Amendments, the “Incremental Amendments”);

WHEREAS, the Borrower desires to create a new tranche of Term Loans (the “2025 Refinancing Term Loans”) pursuant to amendments authorized by Sections 2.22 and 10.02(c) of the Existing Credit Agreement, which 2025 Refinancing Term Loans shall be in an initial principal amount of $2,325,000,000 and the proceeds of which will be used, together with the proceeds of the 2025 Secured Notes and other sources of funds, to (i) refinance all of the Initial Term Loans (including on a cashless basis, as further set forth herein and in the Amended Credit Agreement), (ii) refinance all of the Second Incremental Term Loans and (iii) repay all of the Initial Revolving Loans outstanding immediately prior to the Third Amendment Effective Date (as defined below) all as more fully set forth in Annex A;

WHEREAS, upon the effectiveness of this Agreement, each Lender holding Initial Term Loans immediately prior to the effectiveness of this Agreement (an “Existing Initial Term Loan Lender”) that shall have executed and delivered a consent to this Agreement substantially in the form of Exhibit A hereto (a “Consent to Third Amendment Agreement”) under the “Cashless Settlement Option” (each, a “Cashless Option Initial Lender”) shall be deemed to have converted all of its Initial Term Loans (which Initial Term Loans shall thereafter no longer be deemed to be outstanding) into 2025 Refinancing Term Loans in the same aggregate principal amount as such Existing Initial Term Loan Lender’s Initial Term Loans (or such lesser amount as determined by JPM), and such Existing Initial Term Loan Lender shall at such time become a 2025 Refinancing Term Loan Lender (as defined herein);

WHEREAS, upon the effectiveness of this Agreement, each of the parties identified as an “Additional 2025 Refinancing Term Loan Lender” on the signature pages hereto (together with the Cashless Option Initial Lenders, the “2025 Refinancing Term Loan Lenders”) will make 2025 Refinancing Term Loans (including in the form of Incremental Term Loans) to the Borrower in Dollars in the amount set forth next to its name on Schedule I hereto (the “Additional 2025 Refinancing Term Loans”), the proceeds of which, together with the proceeds of the 2025 Secured Notes and other sources of funds, will be used by the Borrower to refinance in full the outstanding principal amount of Initial Term Loans that are not converted into 2025 Refinancing Term Loans, any remaining Second Incremental Term Loans, and any outstanding Initial Revolving Loans, and the Borrower shall pay (i) to each Existing Initial Term Loan Lender all accrued and unpaid interest on the Initial Term Loans up to, but not including, the date of effectiveness of this Agreement, (ii) to each Existing Second Incremental Term Loan Lender all accrued and unpaid interest on the Existing Second Incremental Term Loans up to, but not including, the date of effectiveness of this Agreement and (iii) to each Initial Revolving Lender all accrued and unpaid interest on the Initial Revolving Loan up to, but not including, the date of effectiveness of this Agreement;

WHEREAS, the Borrower desires to create a new Class of replacement Revolving Credit Commitments pursuant to amendments authorized by Section 10.02(c) of the Existing Credit Agreement and increase such commitments pursuant to amendments authorized by Section 2.22 of the Existing Credit Agreement (collectively, the “Third Amendment Revolving Credit Commitments”), which Third Amendment Revolving Credit Commitments shall be in an amount of $800,000,000 and shall replace in their entirety, the Revolving Credit Commitments outstanding under the Existing Credit Agreement (the “Existing Revolving Credit Facility”);

WHEREAS, each Lender that executes and delivers a counterpart to this Agreement as a “Third Amendment Revolving Lender” (a “Third Amendment Revolving Lender”) will be deemed upon the Third Amendment Effective Date to have agreed to the terms of this Agreement and the Amended Credit Agreement and will be deemed to have a Third Amendment Revolving Credit Commitment under the Amended Credit Agreement in an aggregate principal amount specified on Schedule I hereto;

WHEREAS, on the Third Amendment Effective Date, any letters of credit issued under the Existing Revolving Facility by issuing banks under the Existing Revolving Facility that shall be Issuing Banks under the Third Amendment Revolving Facility shall be deemed to be issued under the Third Amendment Revolving Facility for the account of the Borrower or other applicable Person (as applicable) under the Amended Credit Agreement as “Existing Letters of Credit”, and participations therein shall be reallocated among the Third Amendment Revolving Lenders in accordance with their Third Amendment Revolving Credit Commitments after giving effect to this Agreement;

WHEREAS, subject to the terms and conditions of the Existing Credit Agreement (immediately after giving effect to the Refinancing Amendments, the Incremental Amendments, the funding (and deemed funding by conversion) of the 2025 Refinancing Term Loans and the application of the proceeds of the 2025 Refinancing Term Loans), the Borrower intends to effect certain additional amendments to the existing Loan Documents (such amendments, other than the Refinancing Amendments, Incremental Amendments and the amendments to implement Section 7 hereof and the Agency Replacement, the “Specified Amendments”; and the amendments to implement and facilitate Section 7 hereof and the Agency Replacement, the “Agency Transfer Amendments”);

WHEREAS, the Specified Amendments are permitted pursuant to Section 10.02 of the Existing Credit Agreement subject to the consent of the Required Lenders;

WHEREAS, each 2025 Refinancing Term Loan Lender and each Third Amendment Revolving Lender (collectively, the “Consenting Lenders”), immediately after giving effect to the termination of the Existing Revolving Facility and the establishment of the Third Amendment Revolving Credit Commitments under the Amended Credit Agreement and the borrowing (and deemed borrowing by conversion) of the 2025 Refinancing Term Loans and use of proceeds thereof collectively constitute the Required Lenders and have authorized the Administrative Agent to enter into this Agreement on behalf of the Lenders, and the Administrative Agent has agreed to this Agreement, in its capacity as Administrative Agent and on behalf of the Lenders, on the terms and conditions set forth herein;

WHEREAS, pursuant to Section 9.06 of the Amended Credit Agreement (for the avoidance of doubt, after giving effect to the Refinancing Amendments, Incremental Amendments and Specified Amendments (and the full consummation of the Refinancings) effected hereby), the Resigning Agent desires to resign as collateral agent under the Amended Credit Agreement and the other Loan Documents effective on the Third Amendment Effective Date (but only after giving effect to the Refinancing Amendments, Incremental Amendments and Specified Amendments (and the full consummation of the Refinancings) effected hereby) (the “Agency Replacement Time”), and the Consenting Lenders and the Borrower desire to appoint JPM as successor “Collateral Agent”, under the Amended Credit Agreement and the other Loan Documents effective as of (but not before) the Agency Replacement Time (the “Agency Replacement”); and

WHEREAS, subject to the satisfaction or waiver of the terms and conditions set forth herein, each Consenting Lender (who collectively shall constitute the Required Lenders) has agreed to the Specified Amendments and the Agency Transfer Amendments and consents to the Agency Replacement.

NOW, THEREFORE, in consideration of the foregoing premises, the terms and conditions stated herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

1.	Consent of Required Lenders; Lender Signature Pages.

(a) Each Consenting Lender who delivers a counterpart to this Agreement and/or a Consent to Third Amendment Agreement hereby irrevocably agrees to the terms of this Agreement (including with respect to all of such Consenting Lender’s Loans and Commitments under and as defined in the Existing Credit Agreement) and authorizes the Administrative Agent to enter into this Agreement, including on behalf of such Consenting Lender. Such agreement and authorization shall be irrevocably binding on any subsequent transferees, participants, successors and assigns with respect to such Loans and Commitments. Each Consenting Lender further agrees that it shall not be entitled to receive a copy of any other Consenting Lender’s signature page to this Agreement and/or Consent to Third Amendment Agreement but agrees that a copy of such signature page may be delivered to the Borrower and the Administrative Agent. Each of the Consenting Lenders and the other parties hereto acknowledge and agree that the execution and delivery of a signature page to this Agreement and/or a Consent to Third Amendment Agreement shall have the same force and effect as the execution and delivery of a counterpart to the Amended Credit Agreement (and this Agreement).

(b) Each Consenting Lender (i) confirms that it has received a copy of the Existing Credit Agreement and the other Loan Documents and the exhibits thereto, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and the Amended Credit Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Existing Collateral Agent, the Successor Agent or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the Amended Credit Agreement; (iii) appoints and authorizes the Administrative Agent, the Existing Collateral Agent (prior to the Agency Replacement Time), the Successor Agent (as of and following the Agency Replacement Time) to take such action as agent on its behalf and to exercise such powers under the Amended Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the Amended Credit Agreement are required to be performed by it as a Lender.

2. Amendments to Credit Agreement; Refinancing. (a) The Administrative Agent, on behalf of itself and each Cashless Option Initial Lender, the Successor Agent, and each Consenting Lender and, solely with respect to the Agency Transfer Amendments and as needed to implement any Refinancing Amendment, each Exiting Agent and the Existing Collateral Agent, hereby agrees (1) that pursuant to Section 10.02 of the Existing Credit Agreement, the Existing Credit Agreement is, effective as of the Third Amendment Effective Date, hereby amended to permit the existence of the 2025 Refinancing Term Loans and the incurrence of all obligations in connection therewith all in accordance with the Amended Credit Agreement, (2) that pursuant to Sections 2.22 and 10.02 of the Existing Credit Agreement, the Existing Credit Agreement is, effective as of the Third Amendment Effective Date, hereby amended to permit the establishment of the Third Amendment Revolving Facility and to cause the aggregate principal amount of Third Amendment Terms Loans on the Third Amendment Effective Date to be $2,325,000,000, and in each case, the incurrence (including by conversion) of all obligations in connection therewith all in accordance with the Amended Credit Agreement and (3) to amend the Existing Credit Agreement and certain Schedules thereto as follows:

(i) the Existing Credit Agreement is hereby amended to delete the red or green stricken text (indicated textually in the same manner as the following example: ~~stricken text~~ and ~~stricken text~~) and to add the blue double-underlined text or green double-underlined text (indicated textually in the same manner as the following example: double-underlined text and double-underlined text) as set forth in the conformed copy of the Credit Agreement attached as Annex A hereto (the “Amended Credit Agreement”) (in each case, in the order set forth in the paragraph immediately below clause (v) (below));

(ii) Schedule 6.01 to the Existing Credit Agreement is hereby replaced in its entirety with Annex B attached hereto;

(iii) Schedule 6.02 to the Existing Credit Agreement is hereby replaced in its entirety with Annex C attached hereto;

(iv) Schedule 6.06 to the Existing Credit Agreement is hereby replaced in its entirety with Annex D attached hereto; and

(v) Schedule 6.07 to the Existing Credit Agreement is hereby replaced in its entirety with Annex E attached hereto.

For purposes hereof, it is understood and agreed that (w) the Refinancing Amendments shall be effective immediately prior to the effectiveness of the Incremental Amendments, (x) the Incremental Amendments shall be effective immediately following the effectiveness the Refinancing Amendments, (y) the Incremental Amendments shall be effective immediately prior to the effectiveness of the Specified Amendments (except for those Specified Amendments necessary to permit the incurrence of Third Amendment Revolving Credit Commitments pursuant to Section 2.22 of the Amended Credit Agreement and the Third Amendment Term Loans that are Incremental Term Loans pursuant to Section 2.22 of the Amended Credit Agreement, each of which shall take effect immediately prior to the Incremental Amendments) and (z) the Specified Amendments (other than the Specified Amendment necessary to permit the incurrence of Third Amendment Revolving Credit Commitments pursuant to Section 2.22 of the Amended Credit Agreement and the Third Amendment Term Loans that are Incremental Term Loans pursuant to Section 2.22 of the Amended Credit Agreement, each of which took effect prior to the Incremental Amendments) shall be effective immediately following the effectiveness the Incremental Amendments. Further, Section 7 hereof, the Agency Transfer Amendments and the Agency Replacement shall take effect only after the effectiveness of the Refinancing Amendments, Incremental Amendments, the Specified Amendments and the full consummation of the Refinancings, as further set forth in Section 7 hereof.

(b) On the Third Amendment Effective Date, (x) (i) the full principal amount of the Initial Term Loans shall either be (in relevant part) converted into 2025 Refinancing Term Loans or repaid by the Borrower in cash and all accrued and unpaid interest (if any) on the Initial Term Loans shall be paid in full in cash and (ii) the full principal amount of the Second Incremental Term Loans, together with all accrued and unpaid interest (if any) thereon, shall be repaid by the Borrower in full in cash (the “Term Loan Refinancing”) and (y) (i) all revolving loans outstanding under the Existing Revolving Facility shall have been repaid, together with all accrued and unpaid interest and fees (in each case, if any) thereon and (ii) subject to the continuation of “Existing Letters of Credit” as set forth herein, all Letters of Credit under the Existing Revolving Facility that are not “Existing Letters of Credit” (if any) shall have been cash collateralized pursuant to the terms of the Existing Credit Agreement or otherwise terminated (the “Revolving Facility Refinancing” and, together with the Term Loan Refinancing, the “Refinancings”).

(c) Each Third Amendment Revolving Lender agrees, severally and not jointly, on the terms and conditions set forth in this Agreement and the Amended Credit Agreement, to make Third Amendment Revolving Loans to the Borrower on and after the Third Amendment Effective Date, and until the earlier of the Third Amendment Revolving Credit Maturity Date and the termination of the Third Amendment Revolving Credit Commitment of such

Revolving Lender in accordance with the terms of the Amended Credit Agreement, in an aggregate principal amount of up to its Third Amendment Revolving Credit Commitment as set forth on Schedule I hereto, which shall be made available to the Administrative Agent in immediately available funds in accordance with the Amended Credit Agreement. The Third Amendment Revolving Credit Commitments and Third Amendment Revolving Loans shall comprise a new Class of Revolving Credit Commitments Revolving Loans and shall otherwise be subject to the provisions of the Amended Credit Agreement and the other Loan Documents.

(d) On the Third Amendment Effective Date, each 2025 Refinancing Term Loan Lender agrees, on the terms and conditions set forth in this Agreement and the Amended Credit Agreement (as applicable) (i) in the case of each Additional 2025 Refinancing Term Loan Lender, to make 2025 Refinancing Term Loans in an aggregate principal amount equal to its commitment set forth on Schedule I hereto, which shall be made available to the Administrative Agent in immediately available funds in accordance with the Amended Credit Agreement and (ii) in the case of each Cashless Option Initial Lender, to convert the full principal amount of its Initial Term Loans (or such lesser amount thereof as allocated to such Cashless Option Initial Lender by JPM) into 2025 Refinancing Term Loans, via cashless conversion, as set forth in its applicable Consent to Third Amendment Agreement and as otherwise set forth in the Amended Credit Agreement.

3. Representations and Warranties. To induce the other parties hereto to enter into this Agreement, the Borrower and each other Loan Party each represents and warrants to the other parties hereto on the Third Amendment Effective Date that:

(a) (i) the execution, delivery and performance by such Loan Party of this Agreement (and the Amended Credit Agreement) are within such Loan Party’s corporate or other organizational power and has been duly authorized by all necessary corporate or other organizational action of each such Loan Party; and (ii) this Agreement has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to the Legal Reservations; and

(b) the execution and delivery of this Agreement (and the Amended Credit Agreement) by each Loan Party and the performance by such Loan Party thereof (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (A) such as have been obtained or made and are in full force and effect (except to the extent not required to be obtained or made pursuant to the Collateral and Guarantee Requirement), (B) in connection with the Perfection Requirements or (C) such consents, approvals, registrations, filings, or other actions the failure to obtain or make which would not be reasonably expected to have a Material Adverse Effect, (ii) will not violate any (A) of such Loan Party’s Organizational Documents or (B) Requirements of Law applicable to such Loan Party which, in the case of this clause (ii)(B), would reasonably be expected to have a Material Adverse Effect, and (iii) will not violate or result in a default under (A) the Amended Credit Agreement or (B) any other material Contractual Obligation in respect of Indebtedness having an aggregate principal amount exceeding the Threshold Amount to which such Loan Party is a party which, in the case of this clause (iii)(B), would reasonably be expected to result in a Material Adverse Effect.

4. Effectiveness. This Agreement shall become effective as of the first date (the “Third Amendment Effective Date”) on which each of the following conditions shall have been satisfied (or waived by the Administrative Agent), it being understood and agreed that the Third Amendment Effective Date is June 26, 2025:

(a) the Administrative Agent shall have received a counterpart signature page of this Agreement duly executed by the Borrower and each Loan Party, the Administrative Agent, the Resigning Agent, the Successor Agent, each Exiting Agent, each Third Amendment Revolving Lender and each 2025 Refinancing Term Loan Lender (which shall be deemed to include, for the avoidance of doubt, in each case of a Cashless Option Initial Lender, an executed counterpart substantially in the form of Exhibit A hereto);

(b) the Administrative Agent (or its counsel) shall have received a certificate signed by a Responsible Officer of each Loan Party referred to in clause (a), in substantially the form delivered on the Closing Date (i) certifying that the articles of formation (or equivalent document) of such Loan Party, certified by the appropriate Governmental Authority of the state of formation of such Loan Party, and the operating agreement (or equivalent document) of such Loan Party, either (A) has not been amended since the Closing Date or (B) is attached as an exhibit to such certificate and that such documents or agreements have not been amended (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date) and certified as true and complete as of a recent date by the appropriate Governmental Authority of the state of formation of such Loan Party, (ii) certifying that attached thereto are the resolutions of (x) the board of directors or other comparable managing body, (y) the supervisory board and/or (z) the shareholders (as applicable) of such Loan Party approving the Amendment, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a Responsible Officer of such Loan Party as of the Third Amendment Effective Date to be true and correct and in force and effect as of such date, (iii) certifying as to the incumbency and genuineness of the signatures of the officers or other authorized signatories of such Loan Party executing this Agreement and (iv) attaching the good standing certificates described in clause (c) of this Section 4;

(c) the Administrative Agent (or its counsel) shall have received, on behalf of itself, the Third Amendment Revolving Lenders and the 2025 Refinancing Term Loan Lenders, a customary written opinion of (i) Davis Polk & Wardwell LLP, in its capacity as special New York counsel for the Borrower and the other Loan Parties, (ii) Morris, Nichols, Arsht & Tunnell LLP, in its capacity as Delaware counsel for the Borrower and the other Loan Parties, (iii) Osler, Hoskin & Harcourt LLP, in its capacity as special Canada counsel for the Borrower and the other Loan Parties, (iv) Buren, N.V., in its capacity as Dutch counsel for the Borrower and the other Loan Parties and (v) Arthur Cox LLP, in its capacity as special Ireland counsel for the Borrower and the other Loan Parties, in each case, dated the Third Amendment Effective Date and addressed to the Administrative Agent, the Successor Agent, the Third Amendment Revolving Lenders and the 2025 Refinancing Term Loan Lenders;

(d) the Administrative Agent (or its counsel) shall have received a certificate of good standing (to the extent such concept exists in the relevant jurisdiction) with respect to each Loan Party referred to in clause (a) above certified as of a recent date by the appropriate Governmental Authority of the state of formation;

(e) the Administrative Agent shall have received, at least three Business Days prior to the Third Amendment Effective Date, all documentation and other information about any Loan Party required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower, as is reasonably requested in writing by the Administrative Agent at least ten Business Days prior to the Third Amendment Effective Date;

(f) all fees and expenses required to be paid by (or on behalf of) the Borrower to the Agents (including the Resigning Agent and the Exiting Agents) (including pursuant to Section 10.03 of the Amended Credit Agreement and pursuant to Section 6 hereof) or any arranger pursuant to any engagement letter with the Borrower on or before the Third Amendment Effective Date, in each case, in connection with the Third Amendment Transactions shall have been (or shall substantially contemporaneously be) paid in full in cash (and in the case of expenses, to the extent invoiced at least three Business Days prior to the Third Amendment Effective Date (except as otherwise reasonably agreed by the Borrower));

(g) the Administrative Agent shall have received a Borrowing Request in respect of the 2025 Refinancing Term Loans to be made on the Third Amendment Effective Date;

(h) at the time of and immediately after giving effect to the incurrence of the Third Amendment Revolving Facility, no Event of Default shall have occurred and be continuing;

(i) the Administrative Agent shall have received a solvency certificate, in the form attached to the Credit Agreement as Exhibit I, dated as of the Third Amendment Effective Date from the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower; and

(j) the representations and warranties of the Loan Parties set forth in the Amended Credit Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Third Amendment Effective Date with the same effect as though such representations and warranties had been made on and as of the Third Amendment Effective Date and excluding the representations and warranties set forth in Section 3.11(b) of the Amended Credit Agreement; provided that, to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or such period;

(k) the Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in clauses (h) and (j) of this Section 4 have been satisfied;

(l) substantially concurrently with the Third Amendment Effective Date, the Refinancings shall have been consummated; and

(m) the Borrower (or a Restricted Subsidiary thereof) shall have received proceeds of a substantially concurrent incurrence of Indebtedness in an aggregate principal amount of not less than €675,000,000.

For purposes of determining whether the conditions specified in this Section 4 have been satisfied on the Third Amendment Effective Date, by funding the Loans under the Amended Credit Agreement (including by “cashless roll” or deemed funding), the Administrative Agent and each Lender that has executed this Agreement shall be deemed to have consented to, waived, approved or accepted, or to be satisfied with, each document or other matter required hereunder.

By its execution and delivery of this Agreement and/or a Consent to Third Amendment Agreement, as applicable, the Administrative Agent, the Resigning Agent, the Successor Agent, each Exiting Agent, the Third Amendment Revolving Lenders, the 2025 Refinancing Term Loan Lenders and each other party hereto shall be deemed to have consented to, approved or accepted, or be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent, the Resigning Agent, the Successor Agent, each Exiting Agent, such Third Amendment Revolving Lender, such 2025 Refinancing Term Loan Lender or other party hereto. The Administrative Agent shall post a notice of effectiveness and occurrence of the Third Amendment Effective Date, which shall be conclusive and binding upon all of the Lenders and all of the other parties to the Loan Documents and each of their successors and assigns; provided that, failure to give any such notice shall not affect the effectiveness, validity or enforceability of this Agreement or the Amended Credit Agreement. The parties hereto and each 2025 Refinancing Term Loan Lender that delivers a Consent to Third Amendment Agreement hereby agree that notwithstanding any other provision hereof, the Third Amendment Effective Date is June 26, 2025.

5. Effect on the Credit Agreement; No Novation.

(a) It is the intention of each of the parties hereto that the Existing Credit Agreement be amended pursuant to this Agreement, so as to preserve the validity, perfection and priority of all Liens securing the Obligations and that, after giving effect to this Agreement all Obligations shall be secured by the Collateral and Liens granted under the Collateral Documents and that this Agreement does not constitute a novation or termination of the Existing Credit Agreement, the other Loan Documents or the obligations under the Existing Credit Agreement or the other Loan Documents.

(b) Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or Agents under the Existing Credit Agreement, the Amended Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement or the Amended Credit Agreement or any other provision of the Existing Credit Agreement, the Amended Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement, the Amended Credit Agreement or any other Loan Document in similar or different circumstances.

(c) From and after the Third Amendment Effective Date, (i) each reference in the Amended Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the “Credit Agreement” in any other Loan Document shall be deemed a reference to the Amended Credit Agreement, (ii) each reference in any Loan Document to the “Term Lenders”, “Additional Loans”, “Additional Term Loans”, “Term Loans” or “Term Facility” shall be deemed a reference to (or include, as applicable) the 2025 Refinancing Term Lenders and/or the 2025 Refinancing Term Loans, (iii) each reference in any Loan Document to the “Revolving Lenders”, “Additional Loans”, “Additional Revolving Loans”, “Revolving Loans”, “Revolving Facility” or “Revolving Credit Commitments” shall be deemed a reference to (or include, as applicable) the Third Amendment Revolving Lenders, the Third Amendment Revolving Loans, the Third Amendment Revolving Facility or the Third Amendment Revolving Credit Commitments and (iv) each reference in any Loan Document to “Obligations” and “Guaranteed Obligations” shall be deemed to include the obligations under the Third Amendment Revolving Facility and the 2025 Refinancing Term Loans, as applicable.

(d) This Agreement shall constitute a “Loan Document” for all purposes of the Existing Credit Agreement, the Amended Credit Agreement and the other Loan Documents and shall be deemed to be a “Refinancing Amendment” and an “Incremental Facility Amendment”, each as defined in the Existing Credit Agreement; provided that notwithstanding this Agreement being a Loan Document, Section 7 hereof and the provisions concerning Agency Replacement provided herein may be waived or amended in writing by the Borrower, the Resigning Agent and the Successor Agent without need for consent by the Required Lenders or any other Person.

(e) Each party hereto acknowledges that this Agreement constitutes all notices or requests required to be delivered to it under Sections 2.22 and 10.03(c) of the Existing Credit Agreement.

(f) The Administrative Agent and each 2025 Refinancing Term Loan Lender party hereto agree that amortization payments with respect to the 2025 Refinancing Term Loans shall commence on the last Business Day of the September, 2025 (as set forth in the Amended Credit Agreement).

(g) Each Loan Party party hereto hereby expressly acknowledges the terms of this Agreement and affirms or reaffirms, as applicable, as of the date hereof, the covenants, agreements and guarantees contained in each Loan Document to which it (or the applicable Loan Party) is a party, including, in each case, such covenants, agreements and guarantees as in effect immediately after giving effect to this Agreement and the transactions contemplated hereby.

(h) Each Loan Party that is a U.S. Subsidiary (each, a “U.S. Loan Party”), by its signature below, hereby affirms and confirms, (i) its obligations under the Pledge and Security Agreement, dated as of May 10, 2022 by and among the U.S. Loan Parties and the Resigning Agent, as amended, restated, supplemented or otherwise modified prior to the date hereof (the “Existing U.S. Security Agreement”), (ii) its prior grant of Liens in the Collateral (as defined in the Existing U.S. Security Agreement) under the Existing U.S. Security Agreement and (iii) that all Liens in the Collateral (as defined in the Existing U.S. Security Agreement) granted by it under the Existing U.S. Security Agreement continue in full force and effect after giving effect to this Agreement in favor of the Successor Agent for the benefit of the Secured Parties to secure the Secured Obligations (as defined in the Existing U.S. Security Agreement), including, the obligations under the Third Amendment Revolving Facility, the Second Incremental Term Loans and the Third Incremental Term Loans (each as defined in the Amended Credit Agreement).

(i) Each Loan Party party hereto, by its signature below, hereby affirms and confirms, subject to the taking of actions required by applicable local law requirements, and notwithstanding anything to the contrary in the Loan Documents (including, for the avoidance of doubt, with respect to the effectiveness of the Collateral Documents and validity and perfection of Liens pending the taking of such actions), (i) its (or the applicable Loan Party’s) obligations (including any guarantee obligations) under each of the Loan Documents to which it (or the applicable Loan Party) is a party and (ii) the pledge of and/or grant of a security interest in its (or the applicable Loan Party’s) assets as Collateral to secure such Obligations, all as provided in the Collateral Documents, and each party hereto acknowledges and agrees that such guarantee, pledge and/or grant continue in full force and effect in respect of, and to secure, or upon the effectiveness of any amendment or supplement thereto entered into in connection with this Agreement, will continue in full force and effect in respect of, and will secure, such Obligations under the Amended Credit Agreement and the other Loan Documents. Furthermore, each Loan Party incorporated in the Netherlands hereby confirms that any guarantee, pledge of and/or security interest created by it under the Collateral Documents has always been intended to extend to the obligations of the Secured Parties under the Loan Documents as amended and restated from time to time, including as amended by this Agreement, and shall so extend thereto in accordance with the terms of the Loan Documents.

(j) For the avoidance of doubt, for purposes of interpretation of the Loan Documents, the “Investment Grade Trigger Date” shall be deemed never to occur.

6. Expenses. The Borrower agrees to reimburse each of the Agents for its reasonable and documented out-of-pocket expenses incurred by it in connection with this Agreement, including the reasonable and documented fees, charges and disbursements of Simpson Thacher & Bartlett LLP, counsel for the Administrative Agent.

7. Resignation and Appointment of Collateral Agent.

(a) Pursuant to Section 9.06 of the Amended Credit Agreement, (i) the Resigning Agent hereby resigns as Collateral Agent under the Amended Credit Agreement and the other Loan Documents as of (but not prior to) the Agency Replacement Time and (ii) the Borrower and the Lenders constituting the Required Lenders (after giving effect to the Refinancing Amendments, Incremental Amendments and Specified Amendments (and the full consummation of the Refinancings) effected hereby) hereby accept the resignation of the Resigning Agent as Collateral Agent under the Amended Credit Agreement and the other Loan Documents, effective as of the Agency Replacement Time. Effective as of (but not prior to) the Agency Replacement Time, the Resigning Agent’s rights, powers, obligations and duties (other than such rights that survive pursuant to the terms of the Loan Documents) as Collateral Agent shall be terminated, without any further act or deed on the part of the Resigning Agent or any of the parties to the Amended Credit Agreement or the Lenders.

(b) Effective as of the Agency Replacement Time, (i) the Lenders constituting the Required Lenders (after giving effect to the Refinancing Amendments, Incremental Amendments and Specified Amendments (and the full consummation of the Refinancings) effected hereby) hereby appoint the Successor Agent as the collateral agent under the Amended Credit Agreement and any other Loan Documents, (ii) the Successor Agent hereby accepts its appointment as the collateral agent under the Amended Credit Agreement and any other Loan Documents, (iii) the Borrower hereby consents to the appointment of the Successor Agent and (iv) the Successor Agent, as the collateral agent, shall succeed to, and be vested with, all of the rights, powers and duties of the collateral agent and the “Collateral Agent” under the Amended Credit Agreement and any other Loan Documents.

(c) It is understood and agreed that the Successor Agent shall bear no responsibility and shall not be liable for (A) any actions taken or omitted to be taken by the Resigning Agent, while it served as the Collateral Agent under the Existing Credit Agreement or any other Loan Document or that otherwise occurred with respect to the role of Collateral Agent, prior to the Agency Replacement Time and (B) any and all claims under or related to the Loan Documents with respect to the role of Collateral Agent that may have arisen or accrued prior to the Agency Replacement Time. It is understood and agreed that the Resigning Agent shall bear no responsibility and shall not be liable for (A) any actions taken or omitted to be taken by the Successor Agent, while it serves as the Collateral Agent under the Amended Credit Agreement or any other Loan Document or that otherwise occurs with respect to the role of Collateral Agent, on and after the Agency Replacement Time (including, for the avoidance of doubt, any actions taken or omitted to be taken by the Successor Agent pursuant to clause (e) below) and (B) any and all claims under or related to the Loan Documents with respect to the role of Collateral Agent that may arise on or after the Agency Replacement Time; provided that this clause (B) shall not apply to any claims arising out of any actions taken or omitted to be taken by the Resigning Agent in its capacity as the sub-agent and bailee for the Successor Agent in accordance with clause (f) or (g) below, which shall be subject instead to the limitation of liability and other provisions set forth in clause (f) or (g) below and in Article 9 of the Amended Credit Agreement.

(d) The Resigning Agent hereby transfers, assigns, grants and conveys to the Successor Agent, effective as of (and for all times after) the Agency Replacement Time, each of the Liens and security interests granted to the Resigning Agent under the Loan Documents in the Collateral (together with any powers of attorney, rights, titles, indemnities, privileges, claims, awards, and judgments, if any, in favor of the Resigning Agent in connection therewith), in each case without representation, warranty or recourse. The Successor Agent hereby accepts such transfer, assignment, grant and conveyance of all such Liens and security interests in the Collateral (together with any powers of attorney, rights, titles, indemnities, privileges, claims, awards, and judgments, if any, in favor of the Resigning Agent in connection therewith), on and after the Agency Replacement Time, for its benefit and for the benefit of all other Secured Parties. Commencing on the Agency Replacement Time, each reference in the Amended Credit Agreement and each of the other Loan Documents and all other agreements, documents or instruments previously or hereafter executed and delivered pursuant to the terms hereof or thereof to the Collateral Agent shall refer to the Successor Agent and not to the Resigning Agent.

(e) Each of the Resigning Agent, the Lenders constituting the Required Lenders (after giving effect to the Refinancing Amendments, Incremental Amendments and Specified Amendments (and the full consummation of the Refinancings) effected hereby), and the Loan Parties authorizes the Resigning Agent and the Successor Agent and their respective agents, counsel and designees, at the Borrower’s sole expense, to (i) evidence the assignment of the Liens from the Resigning Agent to the Successor Agent in the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office, as appropriate, (ii) to file any assignments or amendments with respect to the UCC financing statements and PPSA financing statements, and other filings in respect of any Collateral and (iii) execute and deliver any other documents, or take any other actions (clauses (i)-(iii) collectively, the “Collateral Assignments”), in each case, as the Resigning Agent, the Successor Agent and the Borrower deem reasonably necessary or desirable, and in form and substance reasonably satisfactory to the Resigning Agent, the Successor Agent and the Borrower to evidence or effect the Successor Agent’s succession as Collateral Agent and/or to maintain perfected Liens on and security interests in the Collateral in favor of the Successor Agent, and the Resigning Agent agrees to use commercially reasonable efforts, at the sole expense of the Borrower, to assist in completing such Collateral Assignments as may be reasonably requested by the Successor Agent or the Borrower (it being agreed that any such Collateral Assignments shall be made without any further recourse, representations and/or warranties, express or implied, statutory or otherwise, from the Resigning Agent or the Successor Agent).

(f) Solely for purposes of maintaining any security interest granted to the Resigning Agent under any Collateral Document for the benefit of the Secured Parties, as of and following the Agency Replacement Time, until such time as the Collateral Actions set forth on Exhibit B hereto have been satisfied (it being understood and agreed that the Resigning Agent shall have no duty or obligation to take any further action under any Collateral Document (other than the Collateral Actions set forth on Exhibit B hereto constituting Collateral Assignments, in each case, as set forth in Section 7(e) above), including any action required to maintain the perfection of any such security interest), in accordance with Section 9.05 of the Amended Credit Agreement, (i) the Lenders constituting the Required Lenders (after giving effect to the Refinancing Amendments, Incremental Amendments and Specified Amendments (and the full consummation of the Refinancings) effected hereby) hereby direct the Successor Agent to appoint, and the Successor Collateral Agent hereby appoints, the Resigning Agent as its sub-agent and bailee in connection with maintaining the validity, perfection and priority of the Liens and security interests afforded the Collateral Agent in the Collateral under the Loan Documents and (ii) the Resigning Agent accepts such appointments and, as sub-agent and bailee for, and for the benefit and on behalf of the Successor Agent and any assigns, shall continue to be vested with such security interest and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Resigning Agent, shall continue to hold such Collateral. Without limiting the generality of the foregoing, any reference to the Resigning Agent on any publicly filed document or other agreement, document or instrument that requires the name of the secured party to be denoted thereon in order to perfect the Liens of such secured party (including under any insurance document required to be maintained pursuant to the Loan Documents), to the extent such filing or other agreement, document or instrument relates to the Liens and security interests in the Collateral assigned hereby and until such filing or other agreement, document or instrument is modified to reflect the interests of the Successor Agent, shall, with respect to such liens and security interests, constitute a reference to the Resigning Agent as the sub-agent and/or bailee for the Successor Agent in accordance with this clause (f). In furtherance of the foregoing, it is understood and agreed that the Resigning Agent shall not be required to take any action or exercise any right, power or privilege (including, without limitation, the exercise of any rights or remedies) under the Loan Documents unless expressly requested in writing by the Successor Agent (and the Resigning Agent shall not have any liability for any action or inaction taken by it at the express direction of the Successor Agent) or the Resigning Agent has been afforded indemnity by the Lenders reasonably satisfactory to it prior to taking any such action or exercising any such right, power or privilege; provided, however, that the Resigning Agent shall not be required to take any action that is in violation of any Loan Document or applicable laws, rules or regulations or that the Resigning Agent determines, based on the advice of counsel (which may be in-house counsel), could subject the Resigning Agent to any liability. The Resigning Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. The Resigning Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. The Resigning Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Without limiting the generality of clause (h) hereof, the Resigning Agent, in its capacity as sub-agent and bailee, shall have the full benefit of the protective provisions of the Amended Credit Agreement and the other Loan Documents including, without limitation, Article 9 and Section 10.03 of the Amended Credit Agreement while serving in such capacity. For the avoidance of doubt, nothing herein shall require the Resigning Agent to file financing statements or continuation statements, or be responsible for maintaining the security interests purported to be created as described herein; provided that this sentence shall not derogate from the general permission set forth in clause (e) above and, in furtherance thereof, the Resigning Agent shall permit the Successor Agent (or its designee) to file UCC-3 financing statement amendments in respect of the Existing Financing Statements amending secured party named therein from the Resigning Agent to the Successor Agent and/or identifying the Resigning Agent as the assignor secured party and the Successor Agent as the assignee secured party.

(g) It is understood and agreed that, effective as of the Agency Replacement Time, (i) upon the repayment in full of the Initial Term Loans (including by cashless roll in accordance with this Agreement), the Exiting Term Facility Administrative Agent and (ii) upon the termination in full of the commitments under (and the repayment in full of the Revolving Loans made thereunder (including by cashless roll in accordance with this Agreement)) the Existing Revolving Credit Facility, the Existing Revolving Credit Facility Administrative Agent, shall each be discharged from its duties and obligations as the Term Facility Administrative Agent, the Revolving Facility Administrative Agent and/or an Administrative Agent under the Amended Credit Agreement and the Loan Documents (as applicable). Commencing on the Agency Replacement Time, each reference in the Amended Credit Agreement and each of the other Loan Documents and all other agreements, documents or instruments previously or hereafter executed and delivered pursuant to the terms hereof or thereof to the Term Facility Administrative Agent, the Revolving Facility Administrative Agent and/or the Administrative Agent shall refer to JPM, as Administrative Agent, as opposed to any of the Exiting Administrative Agents. It is understood and agreed that the Exiting Administrative Agents shall bear no responsibility and shall not be liable for (A) any actions taken or omitted to be taken by the Administrative Agent, while it serves as the Administrative Agent under the Amended Credit Agreement or any other Loan Document or that otherwise occurs with respect to the role of Administrative Agent, on and after (but not prior to) the Agency Replacement Time and (B) any and all claims under or related to the Loan Documents with respect to the role of Administrative Agent that may arise on or after (but not prior to) the Agency Replacement Time.

(h) Nothing in this Agreement shall be deemed a termination of the provisions of the Amended Credit Agreement or any other Loan Document that survive the Resigning Agent’s replacement and the termination of the Exiting Administrative Agents’ roles pertaining to Citibank, N.A., in its capacities as Revolving Facility Administrative Agent and Collateral Agent, and Goldman Sachs Bank USA in its capacity as Term Facility Administrative Agent, in each case, under the Existing Credit Agreement and the other Loan Documents. The parties hereto hereby agree that the provisions of Article 9 and Section 10.03 of the Existing Credit Agreement shall inure to the benefit of the Resigning Agent and the Exiting Administrative Agents as to any actions taken or omitted to be taken by the Resigning Agent or such Exiting Administrative Agent, as applicable, while acting as Collateral Agent, Revolving Facility Administrative Agent and/or Term Facility Administrative Agent, as applicable, under the Existing Credit Agreement, Amended Credit Agreement and/or the other Loan Documents and any actions taken or omitted to be taken under or in respect of this Agreement, whether taken before, on or after the date of this Agreement. The parties hereto hereby agree that they shall continue to be bound by the provisions of Sections 10.10 and 10.11 of the Existing Credit Agreement. Any amounts owed to the Resigning Agent and/or any Exiting Administrative Agent under this Agreement or under any other Loan Document in its capacity as such shall constitute “Obligations” for all purposes of the Amended Credit Agreement and the other Loan Documents and shall be entitled to the priority currently afforded thereto by the terms of the Amended Credit Agreement and the Loan Documents, and the Resigning Agents and the Exiting Administrative Agents shall constitute a “Secured Party” for all purposes of the Amended Credit Agreement and the other Loan Documents entitled to the benefits of the guarantees and security granted in respect of such “Obligations.”

(i) Each of the Borrower and each other Loan Party represents and warrants that, to their knowledge: (i) Exhibit C sets forth all of the Loan Documents to which the Resigning Agent is presently party as Collateral Agent, together with all amendments and supplements thereto (collectively, the “Existing Loan Documents”) and (ii) Exhibit D sets forth all UCC financing statements, PPSA financing statements or similar financing statements under applicable Requirements of Law filed in connection with the Existing Credit Agreement and the other Loan Documents necessary to perfect the security interest of the Successor Agent in the Collateral on behalf of the Secured Parties (the “Existing Financing Statements”).

(j) The Resigning Agent represents and warrants further that Exhibit E attached hereto sets forth all original securities, instruments and chattel paper delivered to the Resigning Agent that are actually in known possession of the Resigning Agent on the date hereof pursuant to the terms of the Collateral Documents (the “Existing Possessory Collateral”). If after the Agency Replacement Time the Resigning Agent locates any original securities, instruments and/or chattel paper delivered to the Resigning Agent and in possession of the Resigning Agent pursuant to the terms of the Collateral Documents, then, at the Borrower’s sole cost and expense, the Resigning Agent shall deliver to the Borrower (or at the Borrower’s option, the Successor Agent), and the Borrower (or at the Borrower’s option, the Successor Agent) shall take physical possession of, any and all such Existing Possessory Collateral and the accompanying powers or endorsements. Promptly after its receipt thereof, the Successor Agent shall confirm to the Borrower and the Resigning Agent in writing that it has received each item of possessory Collateral. The Lenders constituting the Required Lenders (after giving effect to the Refinancing Amendments, Incremental Amendments and Specified Amendments (and the full consummation of the Refinancings) effected hereby), direct and authorize the Resigning Lender to so deliver any such possessory Collateral to the Successor Agent.

(k) Each Lender party hereto and each 2025 Refinancing Term Loan Lender that delivers a Consent to Third Amendment Agreement hereby waives any prior notice requirement contained in, and any other inconsistency, requirement or other conflict with the provisions of, Section 9.06 of the Existing Credit Agreement or the Amended Credit Agreement with respect to the resignation of the Resigning Agent as Collateral Agent under the Existing Credit Agreement or the Amended Credit Agreement and agrees that the Agency Replacement shall be effective at the Agency Replacement Time.

(l) Within 45 days following the Agency Replacement Time (or such longer period as the Resigning Agent and the Successor Agent shall agree), the applicable parties hereto will, at the Borrower’s sole expense, take the Collateral Actions set forth on Exhibit B hereto (provided that any failure by any party that is not a Loan Party to take the Collateral actions set forth on Exhibit B shall not constitute a breach of, or default or Event of Default under, this Agreement or any provision of the Amended Credit Agreement or any other Loan Document); provided that, any document to be executed and delivered by the Resigning Agent shall be in form and substance reasonably satisfactory to the Resigning Agent. The Lenders constituting the Required Lenders (after giving effect to the Refinancing Amendments, Incremental Amendments and Specified Amendments (and the full consummation of the Refinancings) effected hereby), direct and authorize the Resigning Lender to so take the Collateral Actions set forth on Exhibit B.

(m) Notwithstanding any provision herein to the contrary, unless the Borrower shall have advised the Existing Collateral Agent or the Successor Agent expressly in writing to the contrary, if the Agency Replacement Time shall not have otherwise occurred prior to such time, the Agency Replacement Time and the Agency Replacement shall be deemed to occur at 5:00 p.m. (New York City Time) on June 26, 2025 (but, for the avoidance of doubt, if the events set forth in the definition of the Agency Replacement Time occur, the Agency Replacement Time shall occur automatically).

8. Amendments; Severability.

(a) Once effective, except as expressly provided in Section 5(d) above, this Agreement may not be amended nor may any provision hereof be waived except pursuant to Section 10.02 of the Amended Credit Agreement.

(b) If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9. GOVERNING LAW; Waiver of Jury Trial; Jurisdiction. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. The provisions of Sections 10.10 and 10.11 of the Amended Credit Agreement, are incorporated herein by reference, mutatis mutandis.

10. Headings. Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic imaging means of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in this Agreement or any other document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of the date first written above.

BAUSCH + LOMB CORPORATION, as the Borrower

By:	/s/ Sam Eldessouky
Name: Sam Eldessouky Title: Executive Vice President and Chief Financial Officer

BAUSCH & LOMB AMERICAS INC.

By:	/s/ Bob Bailey
Name: Bob Bailey
Title: Executive Vice President and Chief Legal Officer

ALDEN OPTICAL LABORATORIES, INC.

By:	/s/ Sam Eldessouky
Name: Sam Eldessouky
Title: President

BAUSCH & LOMB INCORPORATED

By:	/s/ Bob Bailey
Name: Bob Bailey
Title: Executive Vice President and Chief Legal Officer

BAUSCH + LOMB FINANCING LLC

By:	/s/ Sam Eldessouky
Name: Sam Eldessouky
Title: President

[Signature Page to Third Amendment]

BAUSCH + LOMB IRELAND LIMITED

By:	/s/ Olive McDaid
Name: Olive McDaid
Title: Director

BAUSCH + LOMB NETHERLANDS B.V.

By:	/s/ Peter van Leeuwen
Name: Peter van Leeuwen
Title: Authorized signatory

By:	/s/ Miriam Schuit
Name: Miriam Schuit
Title: Authorized signatory

[Signature Page to Third Amendment]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Successor Agent

By:	/s/ Sebastian Leszczuk
Name: Sebastian Leszczuk
Title: Vice President

CITIBANK, N.A., as Resigning Agent and Exiting Revolving Facility Administrative Agent

By:	/s/ Richard Rivera
Name: Richard Rivera
Title: Vice President

GOLDMAN SACHS BANK USA, as Exiting Term Facility Administrative Agent

By:	/s/ Thomas Manning
Name: Thomas Manning
Title: Authorized Signatory

JPMORGAN CHASE BANK, N.A., as Third Amendment Revolving Lender, Issuing Bank and Additional 2025 Refinancing Term Loan Lender

By:	/s/ Sebastian Leszczuk
Name: Sebastian Leszczuk
Title: Vice President

BARCLAYS BANK PLC, as Third Amendment Revolving Lender and Issuing Bank

By:	/s/ Edward Pan
Name: Edward Pan
Title: Director

CITICORP NORTH AMERICA, INC., as Third Amendment Revolving Lender

By:	/s/ Ioannis Theocharis
Name: Ioannis Theocharis
Title: Vice President

CITIBANK, N.A., as Issuing Bank

By:	/s/ Ioannis Theocharis
Name: Ioannis Theocharis
Title: Vice President

GODLMAN SACHS BANK USA, as Third Amendment Revolving Lender and Issuing Bank

By:	/s/ Thomas Manning
Name: Thomas Manning
Title: Authorized Signatory

GODLMAN SACHS LENDING PARTNERS, as Third Amendment Revolving Lender

By:	/s/ Thomas Manning
Name: Thomas Manning
Title: Authorized Signatory

HSBC Bank USA, National Association as Third Amendment Revolving Lender and Issuing Bank

By:	/s/ Nicholas Bokos
Name: Nicholas Bokos
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Third Amendment Revolving Lender and Issuing Bank

By:	/s/ Andrea S Chen
Name: Andrea S Chen
Title: Managing Director

DEUTSCHE BANK AG NEW YORK BRANCH, as Third Amendment Revolving Lender

By:	/s/ Philip Tancorra
Name: Philip Tancorra
Title: Director

By:	/s/ Lauren Danbury
Name: Lauren Danbury
Title: Vice President

DNB Capital LLC, as Third Amendment Revolving Lender

By:	/s/ David Meisner
Name: David Meisner
Title: First Vice President

By:	/s/ Devan Patel
Name: Devan Patel
Title: Senior Vice President

Royal Bank of Canada, as Third Amendment Revolving Lender

By:	/s/ Sean Young
Name: Sean Young
Title: Authorized Signatory

TRUIST BANK, as Third Amendment Revolving Lender

By:	/s/ Jonathan Hart
Name: Jonathan Hart
Title: Director

Schedule I

2025 Refinancing Term Loan Commitments

2025 REFINANCING TERM LOAN LENDERS	2025 REFINANCING TERM LOAN COMMITMENTS
JPMorgan Chase Bank, N.A. (as Additional 2025 Refinancing Term Loan Lender)	$1,285,342,270.46
Cashless Option Initial Lenders (cashless roll) [on file with the Administrative Agent]	$1,039,657,729.54

TOTAL	$2,325,000,000.00

Third Amendment Revolving Credit Commitments

THIRD AMENDMENT REVOLVING LENDER	THIRD AMENDMENT REVOLVING CREDIT COMMITMENTS
JPMorgan Chase Bank, N.A.	$115,000,000.00
Barclays Bank PLC	$97,000,000.00
Citicorp North America, Inc.	$97,000,000.00
HSBC Bank USA, National Association	$97,000,000.00
Wells Fargo Bank, National Association	$97,000,000.00
Deutsche Bank AG New York Branch	$50,000,000.00
DNB Capital LLC	$50,000,000.00
Goldman Sachs Bank USA	$50,000,000.00
Royal Bank of Canada	$50,000,000.00
Truist Bank	$50,000,000.00
Goldman Sachs Lending Partners	$47,000,000.00

TOTAL	$800,000,000.00

Letter of Credit Commitments

ISSUING BANK	LETTER OF CREDIT COMMITMENTS
JPMorgan Chase Bank, N.A.	$41,666,670.00
Barclays Bank PLC	$41,666,666.00
Citibank, N.A.	$41,666,666.00
Goldman Sachs Bank USA	$41,666,666.00
HSBC Bank USA, National Association	$41,666,666.00
Wells Fargo Bank, National Association	$41,666,666.00

TOTAL	$250,000,000.00

Exhibit A

CONSENT TO THIRD AMENDMENT AGREEMENT

This CONSENT TO THIRD AMENDMENT AGREEMENT (this “Consent to Third Amendment Agreement”) to Third Amendment (“Amendment”) to Credit and Guaranty Agreement, dated as of May 10, 2022 (as amended by the First Incremental Amendment dated as of September 29, 2023, the Second Incremental Amendment, dated as of November 1, 2024 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”; and the Credit Agreement as amended by the Amendment, the “Amended Credit Agreement”), among Bausch + Lomb Corporation, a corporation incorporated under the Canada Business Corporations Act (the “Borrower”), certain subsidiaries of the Borrower, as Subsidiary Guarantors, the lending institutions from time to time parties thereto (each a “Lender” and, collectively, together with the Swingline Lender, the “Lenders”), JPMorgan Chase Bank, N.A. (“JPMorgan”), in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), the Swingline Lender and an Issuing Bank. Capitalized terms used but not defined herein having the meaning provided in the Amended Credit Agreement.

Existing Lenders of Initial Term Loans

The undersigned Lender hereby irrevocably and unconditionally approves the Amendment and consents to convert 100% of the outstanding principal amount of the Initial Term Loans held by such Lender (or such lesser amount allocated to such Lender by JPMorgan) into 2025 Refinancing Term Loans in a like principal amount.

Please note that JPMorgan may, in its sole discretion, elect to exchange (on a cashless basis) less than 100% of your existing hold, in which case the difference between the current amount and the allocated amount will be prepaid to each of your funds on the Third Amendment Effective Date on a pro rata basis.

IN WITNESS WHEREOF, the undersigned has caused this Consent to Third Amendment to be executed and delivered by a duly authorized officer as of the date first written above.

________________________________________,
as a Lender (type name of the legal entity)

By:	Name:
Title:
If a second signature is necessary:

By:
Name:
Title:

Name of Fund Manager (if any):__________________

Exhibit B

1. Evidence of the assignment of the Resigning Agent’s Liens in Collateral constituting Intellectual Property in recordable form for the United States Patent and Trademark Office and United States Copyright Office with respect to the registered and applied for U.S. Intellectual Property listed on Schedule B-1 hereto.

2. Assignments or amendments (including without limitation UCC-3 financing statements and PPSA amendments) with respect to the Existing Financing Statements, naming the Successor Agent as secured party.

3. Insurance certificates naming the Successor Agent as an additional insured or lender loss payee, as and to the extent required by the Loan Documents.

4. Evidence of the assignment of the Resigning Agent’s Liens in Collateral constituting Intellectual Property in recordable form for the Canadian Intellectual Property Office with respect to the registered and applied for Canadian Intellectual Property listed on Schedule B-2 hereto.

5. Forms C17 in respect of each Collateral Document on the register of Bausch + Lomb Ireland Limited signed by each of the Resigning Agent and the Successor Agent to update the register at the Companies Registration Office in Ireland.

6. Dutch deed of transfer and notarial security documents naming the Successor Agent as secured party.

Exhibit B-1

[See attached]

Exhibit B-2

Trademark	Owner	Status	Application Number	Registration Number	Registration Date

	Bausch + Lomb Corporation	Registered Filed 2011-04-08	1522928	TMA874559	2014-04-01

	Bausch + Lomb Corporation	Registered Filed 2004-12-16	1240954	TMA677664	2006-11-27

COLD-FX	Bausch + Lomb Corporation	Registered Filed 1997-05-21	0838662	TMA492634	1998-04-08

YOUR IMMUNE HEALTH PARTNER	Bausch + Lomb Corporation	Registered Filed 2017-10-05	1861199	TMA1072131	2020-02-10

	Bausch + Lomb Corporation	Registered Filed 2017-10-06	1861545	TMA1076319	2020-04-02

	Bausch + Lomb Corporation	Registered Filed 2017-10-10	1861806	TMA1070681	2020-01-24

	Bausch + Lomb Corporation	Registered Filed 2010-01-18	1466117	TMA806773	2011-09-14

FEUSAUVAGE-FX	Bausch + Lomb Corporation	Registered Filed 2010-09-14	1495865	TMA801934	2011-07-11

MENTA-FX	Bausch + Lomb Corporation	Registered Filed 1997-12-18	0864396	TMA506458	1999-01-13

	Bausch + Lomb Corporation	Registered Filed 2004-12-16	1240953	TMA677665	2006-11-27

NURITE-FX	Bausch + Lomb Corporation	Registered Filed 1999-07-12	1021859	TMA564686	2002-07-15

Trademark	Owner	Status	Application Number	Registration Number	Registration Date

REMEMBER-FX	Bausch + Lomb Corporation	Registered Filed 1997-05-21	0838664	TMA492632	1998-04-08

	Bausch + Lomb Corporation	Registered Filed 2017-10-06	1861537	TMA1076294	2020-04-02

	Bausch + Lomb Corporation	Registered Filed 2017-10-06	1861538	TMA1070676	2020-01-24

	Bausch + Lomb Corporation	Registered Filed 2017-10-06	1861543	TMA1076324	2020-04-02

INSTA-GLUCOSE	Bausch + Lomb Corporation	Registered Filed 1981-01-16	0464046	TMA264533	1981-11-27

Fini le rhume	Bausch + Lomb Corporation	Registered Filed 2008-08-15	1407451	TMA798322	2011-05-24

	Bausch + Lomb Corporation	Registered Filed 2011-04-07	1522757	TMA874558	2014-04-01

	Bausch + Lomb Corporation	Registered Filed 2010-01-18	1466123	TMA806774	2011-09-14

COLD-FX	Bausch + Lomb Corporation	Registered Filed 2005-11-30	1281343	TMA672313	2006-09-11

	Bausch + Lomb Corporation	Registered Filed 2017-10-06	1861544	TMA1076320	2020-04-02

Trademark	Owner	Status	Application Number	Registration Number	Registration Date

“STOP COLDS & FLU IN THEIR TRACKS!”	Bausch + Lomb Corporation	Registered Filed 2011-06-28	1533681	TMA829096	2012-08-03

COLD-FX SALUTES HOCKEY MOMS	Bausch + Lomb Corporation	Registered Filed 2008-08-15	1407444	TMA798325	2011-05-24

AD-FX	Bausch + Lomb Corporation	Registered Filed 1997-12-18	0864397	TMA506457	1999-01-13

	Bausch + Lomb Corporation	Registered Filed 2010-10-26	1501215	TMA824562	2012-05-22

IMMUNITY-FX	Bausch + Lomb Corporation	Registered Filed 2009-06-25	1442791	TMA771947	2010-07-14

CELL-FX	Bausch + Lomb Corporation	Registered Filed 1997-05-21	0838663	TMA492633	1998-04-08

COLD-FX FIRST SIGNS	Bausch + Lomb Corporation	Registered Filed 2013-11-19	1652642	TMA956344	2016-11-25

	Bausch + Lomb Corporation	Registered Filed 2017-10-10	1861807	TMA1070680	2020-01-24

	Bausch + Lomb Corporation	Registered Filed 2010-10-26	1501214	TMA824564	2012-05-22

	Bausch + Lomb Corporation	Registered Filed 2011-06-03	1530407	TMA877842	2014-05-14

	Bausch + Lomb Corporation	Registered Filed 2017-10-06	1861539	TMA1070677	2020-01-24

STOP COLDS. START NOW!	Bausch + Lomb Corporation	Registered Filed 2008-08-15	1407452	TMA798326	2011-05-24

Trademark	Owner	Status	Application Number	Registration Number	Registration Date

COLDSORE-FX	Bausch + Lomb Corporation	Registered Filed 2010-09-14	1495864	TMA801937	2011-07-11

	Bausch + Lomb Corporation	Registered Filed 2011-06-03	1530406	TMA877841	2014-05-14

COLDFX	Bausch + Lomb Corporation	Registered Filed 2004-11-30	1239084	TMA655100	2005-12-14

HT-1001	Bausch + Lomb Corporation	Registered Filed 2009-01-21	1425147	TMA775090	2010-08-20

CVT-E002	Bausch + Lomb Corporation	Registered Filed 2011-10-05	1546650	TMA835782	2012-11-05

	Bausch + Lomb Corporation	Registered Filed 2017-10-06	1861540	TMA1076299	2020-04-02

	Bausch + Lomb Corporation	Registered Filed 2017-10-06	1861541	TMA1076321	2020-04-02

	Bausch + Lomb Corporation	Registered Filed 2017-10-06	1861542	TMA1066715	2019-12-18

FIRST SIGNS	Bausch + Lomb Corporation	Registered Filed 2013-11-19	1652641	TMA956343	2016-11-25

UNICARE	Bausch + Lomb Corporation	Registered Filed 1982-05-13	0486817	TMA325912	1987-04-10

Exhibit C

Existing Loan Documents

•

Credit and Guaranty Agreement, dated as of May 10, 2022, among the Borrower, the Subsidiary Guarantors (as defined therein), the lenders and issuing banks party thereto, the Resigning Agent and the other parties party thereto, as amended by:

•

First Incremental Amendment to Credit and Guaranty Agreement, dated as of September 29, 2023, among the Borrower, the Subsidiary Guarantors (as defined therein), the New Term Lenders (as defined therein), the Resigning Agent and the other parties party thereto.

•

Second Incremental Amendment to Credit and Guaranty Agreement, dated as of November 1, 2024, among the Borrower, the Subsidiary Guarantors (as defined therein), the New Term Lenders (as defined therein), the Resigning Agent and the other parties party thereto.

•	U.S. Pledge and Security Agreement, dated as of May 10, 2022, among the Grantors (as defined therein) and the Resigning Agent, as amended by:

•	Pledge Supplement, dated as of October 6, 2023, among the Grantor (as defined therein) and the Resigning Agent.

•	Copyright Security Agreement, dated as of May 10, 2022, among the Grantor (as defined therein) and the Resigning Agent.

•	Patent Security Agreement, dated as of May 10, 2022, among the Grantor (as defined therein) and the Resigning Agent.

•	Trademark Security Agreement, dated as of May 10, 2022, among the Grantors (as defined therein) and the Resigning Agent.

•	Intellectual Property Security Agreement, dated as of December 13, 2022, among the Grantor (as defined therein) and the Resigning Agent.

•	Intellectual Property Security Agreement, dated as of December 14, 2022, among the Grantor (as defined therein) and the Resigning Agent.

•	Intellectual Property Security Agreement, dated as of February 24, 2023, among the Grantor (as defined therein) and the Resigning Agent.

•	Intellectual Property Security Agreement, dated as of February 24, 2023, among the Grantor (as defined therein) and the Resigning Agent.

•	Intellectual Property Security Agreement, dated as of June 6, 2023, among the Grantor (as defined therein) and the Resigning Agent.

•	Intellectual Property Security Agreement, dated as of August 24, 2023, among the Grantor (as defined therein) and the Resigning Agent.

•	Intellectual Property Security Agreement, dated as of August 24, 2023, among the Grantor (as defined therein) and the Resigning Agent.

•	Intellectual Property Security Agreement, dated as of November 29, 2023, among the Grantor (as defined therein) and the Resigning Agent.

•	Intellectual Property Security Agreement, dated as of November 29, 2023, among the Grantor (as defined therein) and the Resigning Agent.

•	Intellectual Property Security Agreement, dated as of February 26, 2024, among the Grantor (as defined therein) and the Resigning Agent.

•	Intellectual Property Security Agreement, dated as of February 26, 2024, among the Grantor (as defined therein) and the Resigning Agent.

•	Intellectual Property Security Agreement, dated as of May 22, 2024, among the Grantors (as defined therein) and the Resigning Agent.

•	Intellectual Property Security Agreement, dated as of May 22, 2024, among the Grantor (as defined therein) and the Resigning Agent.

•	Intellectual Property Security Agreement, dated as of August 12, 2024, among the Grantor (as defined therein) and the Resigning Agent.

•	Intellectual Property Security Agreement, dated as of January 17, 2025, among the Grantors (as defined therein) and the Resigning Agent.

•	Intellectual Property Security Agreement, dated as of January 17, 2025, among the Grantor (as defined therein) and the Resigning Agent.

•	Intellectual Property Security Agreement, dated as of March 19, 2025, among the Grantors (as defined therein) and the Resigning Agent.

•	Intellectual Property Security Agreement, dated as of March 19, 2025, among the Grantor (as defined therein) and the Resigning Agent.

•	Intellectual Property Security Agreement, dated as of May 5, 2025, among the Grantors (as defined therein) and the Resigning Agent.

•	Intellectual Property Security Agreement, dated as of May 5, 2025, among the Grantor (as defined therein) and the Resigning Agent.

•	First Lien Intercreditor Agreement, dated as of September 29, 2023, among the Borrower, the other Grantors (as defined therein) party thereto and the Resigning Agent.

•	Canadian Pledge and Security Agreement, dated as of May 10, 2022, among the Obligor (as defined therein), the Grantors (as defined therein) and the Resigning Agent.

•	Irish Debenture, dated as of September 7, 2022, among the Chargor (as defined therein) and the Resigning Agent.

•	Irish Guarantee and Indemnity, dated as of September 7, 2022, among the Guarantor (as defined therein) and the Resigning Agent.

•	Irish Share Charge, dated as of September 7, 2022, among the Chargor (as defined therein) and the Resigning Agent.

•	Intellectual Property Security Agreement, dated as of September 7, 2022, among the Grantor (as defined therein) and the Resigning Agent.

•	Dutch Security Agreement, dated as of October 18, 2022, among the Security Provider (as defined therein) and the Resigning Agent.

•	Pledge Agreement, dated as of September 7, 2022, dated as of the Grantor (as defined therein) and the Resigning Agent.

•

Deed of Pledge of Shares, dated as of October 18, 2022, among Security Provider A (as defined therein), Security Provider B (as defined therein), Company A (as defined therein) and Company B (as defined therein) and the Resigning Agent.

•	Deed of Confirmation, dated as of September 29, 2023, among the Chargors (as defined therein) and the Resigning Agent.

•	Deed of Confirmation, dated as of November 1, 2024, among the Chargors (as defined therein) and the Resigning Agent.

Exhibit D

Existing Financing Statements

UCC Financing Statements

Debtor	Secured Party	State	Initial Filing Number	Filing Date
Bausch & Lomb Incorporated	Citibank, N.A., as Collateral Agent	NY	202205100195606	05/10/2022
Bausch + Lomb Corporation	Citibank, N.A., as Collateral Agent	DC	2022051003	05/10/2022
Bausch+Lomb Netherlands B.V.	Citibank, N.A., as Collateral Agent	DC	2022051005	05/10/2022
Alden Optical Laboratories, Inc.	Citibank, N.A., as Collateral Agent	NY	202205100195618	05/10/2022
Bausch+Lomb Ireland Limited	Citibank, N.A., as Collateral Agent	DC	2022051000	05/10/2022
Bausch & Lomb Americas Inc.	Citibank, N.A., as Collateral Agent	DE	20223942695	05/10/2022
Bausch & Lomb Americas Inc.	Citibank, N.A., as Collateral Agent	DE	20223981479	05/11/2022
Bausch & Lomb Financing LLC	Citibank, N.A., as Collateral Agent	DE	20236862519	10/06/2023

PPSA Financing Statements

Debtor	Secured Party	Jurisdiction	Filing Number	Registration Numbers	Filing Date
Bausch + Lomb Corporation	Citibank, N.A., as Collateral Agent	ON	782760708	20220506 1814 9234 2576 20250605 1453 1590 3666	05/06/2022
Bausch + Lomb Corporation Bausch & Lomb Corporation	Citibank, N.A., as Collateral Agent	BC	N/A	714082N (base) 287036R (renewal)	05/06/2022

Exhibit E

Existing Possessory Collateral

None.

ANNEX A

[See attached]

Execution Version

Conformed for the First Incremental Amendment dated September 29, 2023

Conformed for the Second Incremental Amendment dated November 1, 2024

Conformed for the Third Amendment dated June 26, 2025

CREDIT AND GUARANTY AGREEMENT

dated as of May 10, 2022

(as amended as of September 29, 2023, as further amended as of November 1, 2024 and as further amended as of June 26, 2025)

among

BAUSCH + LOMB CORPORATION,

as the Borrower,

CERTAIN SUBSIDIARIES OF BAUSCH + LOMB CORPORATION,

as Subsidiary Guarantors,

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders and Issuing Banks,

~~CITIBANK, N.A.,~~

~~as Revolving Facility Administrative Agent and Swingline Lender,~~

~~GOLDMAN SACHS BANK USA,~~

~~as Term Facility Administrative Agent~~

JPMORGAN CHASE BANK, N.A.,

~~as Incremental Term Facilities Administrative Agent~~

~~CITIBANK, N.A.,~~

~~as~~as Administrative Agent, Collateral Agent and Swingline Lender,

and

~~GOLDMAN SACHS BANK USA, MORGAN STANLEY SENIOR FUNDING, INC., CITIBANK, N.A.,~~ JPMORGAN CHASE BANK, N.A. ~~and~~, BARCLAYS BANK PLC, CITIGROUP GLOBAL MARKETS INC., GOLDMAN SACHS BANK USA, HSBC SECURITIES (USA) INC. and WELLS FARGO SECURITIES LLC,

as Joint Lead Arrangers and Joint Bookrunners~~,~~

~~GOLDMAN SACHS BANK USA and~~

~~MORGAN STANLEY SENIOR FUNDING, INC.,~~

~~as Co-Syndication Agents for the Revolving Facility,~~

~~JPMORGAN CHASE BANK, N.A. and BARCLAYS BANK PLC,~~

~~as Documentation Agents for the Revolving Facility,~~

~~HSBC BANK USA, NATIONAL ASSOCIATION,~~

~~DEUSTCHE BANK SECURITIES INC., TRUIST BANK, DNB MARKETS, INC.,~~

~~BANK OF AMERICA, N.A. and WELLS FARGO BANK, N.A.,~~

~~as Co-Managers for the Term Facility~~

15

TABLE OF CONTENTS

PAGE
ARTICLE 1
DEFINITIONS

Section 1.01.	Defined Terms	8
Section 1.02.	Classification of Loans and Borrowings	~~82~~101
Section 1.03.	Terms Generally	~~82~~101
Section 1.04.	Accounting Terms; GAAP	~~84~~104
Section 1.05.	Representations and Warranties	~~88~~108
Section 1.06.	Timing of Payment and Performance	~~88~~108
Section 1.07.	Times of Day	~~88~~108
Section 1.08.	Currency Equivalents Generally	~~88~~108
Section 1.09.	Cashless Rollovers	~~89~~109
Section 1.10.	Additional Alternate Currencies	~~89~~109
Section 1.11.	Security Principles	~~90~~110
Section 1.12.	Additional Borrowers	~~90~~111
Section 1.13.	Escrow Funding.	112

ARTICLE 2
THE CREDITS

Section 2.01.	Commitments	~~92~~113
Section 2.02.	Loans and Borrowings	~~92~~114
Section 2.03.	Requests for Borrowings	~~93~~115
Section 2.04.	Swingline Loans	~~95~~116
Section 2.05.	Letters of Credit	~~96~~117
Section 2.06.	[Reserved]	~~102~~124
Section 2.07.	Funding of Borrowings	~~102~~124
Section 2.08.	Type; Interest Elections	~~102~~124
Section 2.09.	Termination and Reduction of Commitments	~~103~~126
Section 2.10.	Repayment of Loans; Evidence of Debt	~~104~~126
Section 2.11.	Prepayment of Loans	~~106~~129
Section 2.12.	Fees	~~114~~138
Section 2.13.	Interest	~~116~~140
Section 2.14.	Alternate Rate of Interest	~~117~~142
Section 2.15.	Increased Costs	~~118~~142
Section 2.16.	Break Funding Payments	~~119~~144
Section 2.17.	Taxes	~~120~~145
Section 2.18.	Payments Generally; Allocation of Proceeds; Sharing of Payments	~~124~~149
Section 2.19.	Mitigation Obligations; Replacement of Lenders	~~126~~151
Section 2.20.	Illegality	~~127~~152
Section 2.21.	Defaulting Lenders	~~128~~153
Section 2.22.	Incremental Credit Extensions	~~131~~156
Section 2.23.	Extensions of Loans and Revolving Credit Commitments	~~136~~161
Section 2.24.	Benchmark Replacement	~~139~~164
~~Section 2.25.~~	~~Sustainability Adjustments~~	~~144~~

i

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.01.	Organization; Powers	~~146~~173
Section 3.02.	Authorization; Enforceability	~~146~~173
Section 3.03.	Governmental Approvals; No Conflicts	~~146~~173
Section 3.04.	Financial Condition; No Material Adverse Effect	~~146~~174
Section 3.05.	Properties	~~147~~174
Section 3.06.	Litigation and Environmental Matters	~~147~~174
Section 3.07.	Compliance with Laws	~~147~~175
Section 3.08.	Investment Company Status	~~147~~175
Section 3.09.	[Reserved]	~~148~~175
Section 3.10.	ERISA	~~148~~175
Section 3.11.	Disclosure	~~148~~175
Section 3.12.	Solvency	~~148~~176
Section 3.13.	~~Capitalization and Subsidiaries~~[Reserved]	~~149~~176
Section 3.14.	Security Interest in Collateral	~~149~~176
Section 3.15.	Labor Disputes	~~149~~177
Section 3.16.	Federal Reserve Regulations	~~149~~177
Section 3.17.	USA PATRIOT Act, Sanctions and Anti-Corruption Laws	~~149~~177
Section 3.18.	Canadian Employee Benefit Plans	~~150~~177

ARTICLE 4
CONDITIONS

Section 4.01.	~~Closing Date~~[Reserved]	~~151~~178
Section 4.02.	Each Credit Extension	~~153~~181

ARTICLE 5
AFFIRMATIVE COVENANTS

Section 5.01.	Financial Statements and Other Reports	~~154~~182
Section 5.02.	Existence	~~157~~185
Section 5.03.	Payment of Taxes	~~157~~186
Section 5.04.	Maintenance of Properties	~~157~~186
Section 5.05.	Insurance	~~158~~186
Section 5.06.	Inspections	~~158~~187
Section 5.07.	Maintenance of Book and Records	~~159~~187
Section 5.08.	Compliance with Laws	~~159~~187
Section 5.09.	Hazardous Materials Activity	~~159~~187
Section 5.10.	Designation of Subsidiaries	~~160~~188
Section 5.11.	Use of Proceeds	~~160~~189
Section 5.12.	Covenant to Guarantee Loan Document Obligations and Give Security	~~161~~189
Section 5.13.	[Reserved]	~~163~~192
Section 5.14.	~~Guarantors~~[Reserved]	~~163~~192

Section 5.15.	Further Assurances	~~164~~193
Section 5.16.	Conduct of Business	~~164~~193
Section 5.17.	Post-Closing Actions	~~164~~193
Section 5.18.	Annual Lender Call	~~165~~194
Section 5.19.	Canadian Employee Benefit Plan	~~165~~194
~~Section 5.20.~~	~~[Reserved]~~	~~165~~

ARTICLE 6
NEGATIVE COVENANTS

Section 6.01.	Indebtedness	~~165~~194
Section 6.02.	Liens	~~170~~200
Section 6.03.	No Further Negative Pledges	~~176~~207
Section 6.04.	Restricted Payments; Restricted Debt Payments	~~178~~209
Section 6.05.	[Reserved]	~~182~~213
Section 6.06.	Investments	~~183~~213
Section 6.07.	Fundamental Changes; Disposition of Assets	~~187~~218
Section 6.08.	Sale and Lease-Back Transactions	~~192~~224
Section 6.09.	Transactions with Affiliates	~~192~~224
Section 6.10.	[Reserved]	~~194~~226
Section 6.11.	[Reserved]	~~194~~226
Section 6.12.	Amendments of or Waivers with Respect to Restricted Debt	~~195~~226
Section 6.13.	[Reserved]	~~195~~226
Section 6.14.	[Reserved]	~~195~~227
Section 6.15.	First Lien Leverage Ratio	~~195~~227
Section 6.16.	Establishment of Defined Benefit Plan	~~196~~228
~~Section 6.17.~~	~~Indebtedness~~	~~196~~
~~Section 6.18.~~	~~Liens~~	~~198~~
~~Section 6.19.~~	~~Fundamental Changes~~	~~200~~
~~Section 6.20.~~	~~Restricted Payments~~	~~200~~
~~Section 6.21.~~	~~Financial Covenants~~	~~201~~
~~Section 6.22.~~	~~Defined Terms~~	~~201~~

ARTICLE 7
LOAN GUARANTEE

Section 7.01.	Guarantee of the Loan Document Obligations	237
Section 7.02.	Contribution by Guarantors; Indemnification; Subordination	~~205~~237
Section 7.03.	Payment by Subsidiary Guarantors	~~205~~238
Section 7.04.	Liability of Guarantors Absolute	~~206~~238
Section 7.05.	Waivers by Guarantors	~~207~~240
Section 7.06.	Guarantors’ Rights of Subrogation, Contribution, etc.	~~208~~241
Section 7.07.	Subordination of Other Obligations	~~209~~241
Section 7.08.	Continuing Guarantee	~~209~~241
Section 7.09.	Authority of Subsidiary Guarantors or Borrower	~~209~~241
Section 7.10.	Financial Condition of Borrower	~~209~~242
Section 7.11.	Bankruptcy, etc.	~~209~~242
Section 7.12.	Discharge of Loan Guarantee upon Sale of Subsidiary Guarantor	~~210~~243
Section 7.13.	Guarantee Limitations	~~210~~243

ARTICLE 8
EVENTS OF DEFAULT

Section 8.01.	Events of Default	~~210~~243
~~Section 8.02.~~	~~Events of Default (On and After Investment Grade Trigger Date)~~	~~214~~
~~Section 8.03.~~	~~Defined Terms~~	~~217~~

ARTICLE 9
THE ADMINISTRATIVE ~~AGENTS~~AGENT AND THE COLLATERAL AGENT

Section 9.01.	Appointment	~~217~~251
Section 9.02.	Enforcement	255
Section 9.03.	Bankruptcy	256
Section 9.04.	Reliance	~~222~~257
Section 9.05.	Delegation	258
Section 9.06.	Resignation	258
Section 9.07.	Arrangers	259
Section 9.08.	Release of Loan Guarantees; Collateral	260
Section 9.09.	Intercreditor Agreements	261
Section 9.10.	Indemnification by Lenders	~~225~~261
Section 9.11.	Withholding Taxes	262
Section 9.12.	Quebec	262
Section 9.13.	Certain Foreign Collateral Matters	263

ARTICLE 10
MISCELLANEOUS

Section 10.01.	Notices	263
Section 10.02.	Waivers; Amendments	266
Section 10.03.	Expenses; Indemnity	~~238~~275
Section 10.04.	Waiver of Claim	277
Section 10.05.	Successors and Assigns	277
Section 10.06.	Survival	~~246~~285
Section 10.07.	Counterparts; Integration; Effectiveness	285
Section 10.08.	Severability	285
Section 10.09.	Right of Setoff	~~247~~286
Section 10.10.	Governing Law; Jurisdiction; Consent to Service of Process	286
Section 10.11.	Waiver of Jury Trial	287
Section 10.12.	Headings	287
Section 10.13.	Confidentiality	288
Section 10.14.	No Fiduciary Duty	~~250~~289
Section 10.15.	Several Obligations	~~250~~289
Section 10.16.	USA PATRIOT Act; Beneficial Ownership	290
Section 10.17.	Disclosure	~~251~~290
Section 10.18.	Appointment for Perfection	~~251~~290
Section 10.19.	Interest Rate Limitation	~~251~~290
Section 10.20.	Judgment Currency	~~251~~290
Section 10.21.	Conflicts	~~252~~291
Section 10.22.	Release of Guarantors and Collateral	~~252~~291
Section 10.23.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~253~~293
Section 10.24.	Certain ERISA Matters	~~253~~293

Section 10.25.	Acknowledgement Regarding Any Supported QFCs	~~254~~294
Section 10.26.	Erroneous Payments	~~255~~295
Section 10.27.	Canadian AML and Sanctions Legislation	~~258~~299
Section 10.28.	Criminal Code (Canada)	~~259~~299
Section 10.29.	Permitted Reorganization Transactions	299

ARTICLE 11
PARALLEL DEBT

Section 11.01.	Purpose; Governing Law	~~259~~300
Section 11.02.	Parallel Debt	~~259~~300
Section 11.03.	Additional Parallel Debt Provisions	~~260~~301

v

SCHEDULES:

Schedule 1.01(a)(i)	–	Commitment Schedule
Schedule 1.01(a)(ii)	–	Letter of Credit Commitment Schedule
Schedule 1.01(b)	–	Existing Letters of Credit
Schedule 1.01(c)	–	[Reserved]
Schedule 1.01(d)	–	Agreed Security Principles
Schedule 1.01(e)	–	Immaterial Subsidiaries
Schedule 1.01(f)	–	Subsidiary Guarantors
Schedule 3.05	–	Fee Owned Real Estate Assets
Schedule 3.06	–	Litigation and Environmental Matters
Schedule 3.18	–	Canadian Employee Benefit Plans
Schedule 5.10	–	Unrestricted Subsidiaries
Schedule 5.17	–	Post-Closing Actions
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.03	–	Negative Pledges
Schedule 6.06	–	Existing Investments
Schedule 6.07	–	Certain Dispositions
Schedule 6.09	–	Affiliate Transactions
Schedule 7.13	–	Guarantee Limitations
Schedule 9.13	–	Certain Foreign Collateral Matters

EXHIBITS:

Exhibit A-1	–	Form of Assignment and Assumption
Exhibit A-2	–	Form of Affiliated Lender Assignment and Assumption
Exhibit B	–	~~Form of Borrowing Request~~[Reserved]
Exhibit C	–	Form of Compliance Certificate
Exhibit D	–	~~Form of Interest Election Request~~[Reserved]
Exhibit E	–	[Reserved]
Exhibit F	–	Form of Intercompany Note
Exhibit G	–	Form of Promissory Note
Exhibit H-1	–	Form of Trademark Security Agreement
Exhibit H-2	–	Form of Patent Security Agreement
Exhibit H-3	–	Form of Copyright Security Agreement
Exhibit I	–	Form of Solvency Certificate
Exhibit J	–	[Reserved]
Exhibit K	–	Form of Letter of Credit Request
Exhibit L1-L4	–	Forms of U.S. Tax Compliance Certificate
Exhibit M	–	~~Form of Prepayment Notice~~[Reserved]
Exhibit N	–	Form of Counterpart Agreement
Exhibit O	–	Form of Substitute Affiliate Lender Nomination

Execution Version

Conformed for the First Incremental Amendment dated September 29, 2023

Conformed for the Second Incremental Amendment dated November 1, 2024

Conformed for the Third Amendment dated June 26, 2025

CREDIT AND GUARANTY AGREEMENT

CREDIT AND GUARANTY AGREEMENT, dated as of May 10, 2022 (this “Agreement”), by and among BAUSCH + LOMB CORPORATION, a corporation incorporated under the Canada Business Corporations Act (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER, as Subsidiary Guarantors, the Lenders from time to time party hereto, ~~CITIBANK, N.A. (“Citi”), in its capacities as the Swingline Lender and as administrative agent for the Revolving Lenders (in its capacity as administrative agent, the “Revolving Facility Administrative Agent”), GOLDMAN SACHS BANK USA (“Goldman Sachs”) in its capacity as administrative agent for the Initial Term Lenders (the “Term Facility Administrative Agent”), JPMorgan Chase Bank~~JPMORGAN CHASE BANK, N.A. (“JPM”) in its ~~capacity~~ capacities as the Swingline Lender, as administrative agent for the ~~First Incremental Term Lenders and the Second Incremental Term Lenders (the “Incremental Term Facilities Administrative Agent” and, together with the Term Facility Administrative Agent and the Revolving Facility Administrative Agent, the “Administrative Agents” and each, an~~Lenders (the “Administrative Agent”) and ~~CITIBANK, N.A., in its capacity~~ as collateral agent for the Lenders (~~in its capacity as collateral agent,~~ the “Collateral Agent”), with the persons listed on the cover page hereof as joint lead arrangers, joint bookrunners and co-manager (in such capacities and, together with the First Incremental Arrangers ~~and~~, the Second Incremental Arrangers and the Third Amendment Arrangers, collectively, the “Arrangers”).

RECITALS

A. ~~The Borrower has requested that the Lenders make available to~~On the Closing Date, the Borrower borrowed term loans in an aggregate principal amount of $2,500,000,000, the proceeds of which ~~shall be~~were used by the Borrower (i) to fund the Repayment, (ii) to pay fees and expenses in connection with the Transactions and (iii) the remainder thereafter (if any) for general corporate purposes.

B. ~~The Borrower has requested that the Lenders make~~ On the Closing Date, a revolving facility was made available to the Borrower ~~a revolving credit facility~~ with aggregate Commitments in an amount equal to $500,000,000, the proceeds of which ~~shall be~~were used by the Borrower for the purposes permitted under, and otherwise in accordance with and subject to the terms of, this Agreement.

C. To consummate the First Incremental Transactions on the First Incremental Amendment Date, the Borrower borrowed First Incremental Term Loans in an original aggregate principal amount equal to $500,000,000 pursuant to the First Incremental Amendment.

D. To consummate the Second Incremental Transactions on the Second Incremental Amendment Date, the Borrower borrowed Second Incremental Term Loans in an original aggregate principal amount equal to $400,000,000 pursuant to the Second Incremental Amendment.

E. The Borrower, the Administrative Agent, the Subsidiary Guarantors, the Lenders and the Issuing Banks party thereto have entered into that certain Third Amendment to Credit Agreement (the “Third Amendment”), dated as of June 26, 2025 (the “Third Amendment Effective Date”), under which (x) the Third Amendment Term Lenders (as hereinafter defined) are extending credit to the Borrower in the form of Third Amendment Term Loans (as hereinafter defined) in an original aggregate principal amount equal to $2,325,000,000 and (y) the Third Amendment Revolving Lenders (as hereinafter defined) are extending credit to the Borrower in the form of the Third Amendment Revolving Facility (as hereinafter defined).

~~C~~F. Accordingly, the parties hereto agree as follows:

DEFINITIONS

(a) Defined Terms . As used in this Agreement, the following terms have the meanings specified below:

“2023 Secured Notes” means the 8.375% senior secured notes, issued by the Borrower, due 2028 under an indenture dated as of September 29, 2023.

“2025 Secured Notes” means the senior secured floating rates notes, issued by Bausch & Lomb Incorporated and Bausch + Lomb Netherlands B.V., due 2031 under an indenture dated as of June 26, 2025.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Intercreditor Agreement” means a Market Intercreditor Agreement or another intercreditor agreement that is reasonably satisfactory to the Administrative ~~Agents~~Agent and the Borrower (which may, if applicable, consist of a payment “waterfall”).

“ACH” means automated clearing house transfers.

“Acquisition” means the Borrower’s direct or indirect acquisition of the assets associated with Xiidra and the other Purchased Assets (as defined in the Acquisition Agreement) and the issued and outstanding stock of Kedalion Therapeutics, Inc., in each case, as set forth in the Acquisition Agreement.

“Acquisition Agreement” means that certain Stock and Asset Purchase Agreement dated as of June 30, 2023 by and among, among others, Novartis Pharma AG and Novartis Finance Corporation and Bausch + Lomb Ireland Limited.

“Additional 2025 Refinancing Term Loan Lender” shall have the meaning ascribed to such term in the Third Amendment.

“Additional Agreement” has the meaning assigned to such term in Section 9.09.

“Additional Borrower” has the meaning assigned to such term in Section 1.12(a).

“Additional Borrower Agreement” has the meaning assigned to such term in Section 1.12(a).

“Additional Commitment” means any commitment hereunder added pursuant to Sections 2.22, 2.23 or 10.02(c) (including, for the avoidance of doubt, the Third Amendment Term Loan Commitments and the Third Amendment Revolving Credit Commitments).

“Additional Credit Facilities” means any credit facilities added pursuant to Sections 2.22, 2.23 or 10.02(c).

“Additional Lender” has the meaning assigned to such term in Section 2.22(b).

“Additional Letter of Credit Facility” means any facility established by the Borrower and/or any Restricted Subsidiary outside of this Agreement to obtain letters of credit, bank guarantees, bankers acceptances or other similar instruments required by customers, suppliers, landlords, regulators or Governmental Authorities or otherwise in the ordinary course of business.

“Additional Loans” means any Additional Revolving Loans and any Additional Term Loans.

“Additional Revolving Credit Commitment” means any revolving credit commitment added pursuant to Sections 2.22, 2.23 or 10.02(c)(ii) (including, for the avoidance of doubt, the Third Amendment Revolving Credit Commitments).

“Additional Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Additional Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure and Swingline Exposure, in each case, attributable to its Additional Revolving Credit Commitment (including, for the avoidance of doubt, its Third Amendment Revolving Credit Commitment).

“Additional Revolving Facility” means any revolving credit facility added pursuant to Sections 2.22, 2.23 or 10.02(c)(ii) (including, for the avoidance of doubt, the Third Amendment Revolving Facility).

“Additional Revolving Lender” means any Lender with an Additional Revolving Credit Commitment or any Additional Revolving Credit Exposure.

“Additional Revolving Loans” means any revolving loan added pursuant to Sections 2.22, 2.23 or 10.02(c)(ii) (including, for the avoidance of doubt, the Third Amendment Revolving Loans).

“Additional Term Loan Commitment” means any term loan commitment added pursuant to Sections 2.22, 2.23 or 10.02(c)(i) (including, for the avoidance of doubt, the Third Amendment Term Loan Commitments).

“Additional Term Loans” means any term loan added pursuant to Sections 2.22, 2.23 or 10.02(c)(i) (including, for the avoidance of doubt, the Third Amendment Term Loans).

“Adjustment Date” means the date ~~of~~that is three (3) Business Days following delivery of financial statements required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable.

“Administrative Agent”~~and “Administrative Agents” have~~has the meaning assigned to such term in the preamble to this Credit and Guaranty Agreement.

“Administrative Questionnaire” has the meaning assigned to such term in Section 2.22(d).

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Borrower or any of its Restricted Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, threatened in writing, against or affecting the Borrower or any of its Restricted Subsidiaries or any property of the Borrower or any of its Restricted Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. None of the ~~Revolving Facility~~ Administrative Agent, the ~~Term Facility Administrative Agent, the Incremental Term Facilities Administrative Agent~~Collateral Agent, any Arranger, any Lender (other than any Affiliated Lender) or any of their respective Affiliates shall be considered an Affiliate of the Borrower or any subsidiary thereof.

“Affiliated Lender” means the Borrower and/or any of its Subsidiaries.

“Affiliated Lender Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Affiliated Lender (with the consent of any party whose consent is required by Section 10.05) and accepted by the ~~Term Facility~~ Administrative Agent ~~or Incremental Term Facilities Administrative Agent, as applicable,~~ in the form of Exhibit A-2 or any other form approved by the ~~Term Facility~~ Administrative Agent ~~or Incremental Term Facilities Administrative Agent, as applicable,~~ and the Borrower.

“Agency Replacement Time” has the meaning assigned to such term in the Third Amendment.

“Agents” means each of the Administrative ~~Agents~~Agent , the Collateral Agent and any other Person appointed under the Loan Documents to service in an agent or similar capacity.

“Agreed Security Principles” means the principles set forth in Schedule 1.01(d).

“Agreement” has the meaning assigned to such term in the preamble to this Credit and Guaranty Agreement.

“Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made (including the greater of the book value or fair market value of any assets sold) on or before such date by such Contributing Guarantor in respect of the Loan Guarantee or its obligations under any other Loan Document (including in respect of this Agreement), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Agreement. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect on such day plus 0.50%, (b) to the extent ascertainable, the Eurocurrency Rate for Dollars (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis based on the rate determined on such day for such Interest Period at 11:00 a.m.) plus 1.00%, (c) the Prime Rate and (d) if the Eurocurrency Rate for Dollars is not ascertainable, (~~w~~x) for ~~Initial~~Third Amendment Revolving Loans, 1.00~~%, (x) for Initial Term Loans, 1.50~~%, (y) for First Incremental Term Loans, 1.00% and (z) for ~~Second Incremental~~Third Amendment Term Loans, 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate, as the case may be, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate, as the case may be. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 or Section 2.24 with respect to any Loans (other than ~~Initial Term Loans, First Incremental Term Loans and Second~~First Incremental Term Loans), then the Alternate Base Rate shall be the greater of clauses (a), (~~b~~c) and (d) above and shall be determined without reference to clause (~~c~~b) above.

“Alternate Currency” means in the case of Revolving Loans and Letters of Credit, Canadian Dollars, Euros, Sterling and each other currency that is approved in accordance with Section 1.10.

“Alternative Currency Daily Rate” means, for any day, with respect to any Credit Extension:

(a) denominated in Sterling, ~~(x)~~ SONIA for the day that is five RFR Business Days prior to (A) if such day is an RFR Business Day, such day or (B) if such day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website ~~plus (y) the SONIA Adjustment~~;

(b) denominated in Canadian Dollars, the Daily Simple CORRA;

(~~b~~c) denominated in any other Alternate Currency, other than Canadian Dollars (to the extent such Loans denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Alternate Currency at the time such Alternate Currency is approved by the ~~Applicable~~ Administrative Agent and the relevant Lenders pursuant to Section 1.10 plus the adjustment (if any) determined by the ~~Applicable~~ Administrative Agent and the relevant Lenders;

provided, that, if any Alternative Currency Daily Rate shall be less than zero percent (0%), such rate shall be deemed zero percent (0%) for purposes of this Agreement. Any change in any Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.

“Alternative Currency Daily Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Loans must be denominated in an Alternative Currency.

“Alternative Currency Loan” means an Alternative Currency Daily Rate Loan or a Eurocurrency Rate Loan (other than a Eurocurrency Rate Loan Denominated in Dollars).

“Applicable Charges” has the meaning assigned to such term in Section 10.19.

~~“Applicable Administrative Agent” means (i) the Revolving Facility Administrative Agent, with respect to the Revolving Facility, (ii) the Term Facility Administrative Agent, with respect to the Term Facility comprising Initial Term Loans, (iii) the Incremental Term Facilities Administrative Agent, with respect to the Term Facilities comprising First Incremental Term Loans and/or Second Incremental Term Loans and/or (iv) with respect to any other Term Facility comprising Additional Term Loans, the agent appointed with respect thereto, in each case (whether any of them or any combination of them) as the context may require.~~

“Applicable Percentage” means (a) with respect to any Term Lender of any Class, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Term Loans and unused Additional Term Loan Commitments of such Term Lender under such Class and the denominator of which is the aggregate outstanding principal amount of the Term Loans and unused Additional Term Loan Commitments of all Term Lenders under such Class and (b) with respect to any Revolving Lender of any Class, the percentage of the aggregate amount of the Revolving Credit Commitments of such Class represented by such Lender’s Revolving Credit Commitment of such Class; provided that for purposes of Section 2.21 and otherwise herein, when there is a Defaulting Lender, such Defaulting Lender’s Revolving Credit Commitment shall be disregarded for any relevant calculation. In the case of clause (b), in the event that the Revolving Credit Commitments of any Class have expired or been terminated, the Applicable Percentage of any Revolving Lender of such Class shall be determined on the basis of the Revolving Credit Exposure of such Revolving Lender with respect to such Class, giving effect to any assignments and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Price” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Applicable Rate” means:

for ~~(a) For~~ any day ~~prior to the Investment Grade Trigger Date~~, (a) for ~~Initial~~First Incremental Term Loans (i) in the case of ABR Loans, ~~2.25~~3.00% per annum and (ii) in the case of Eurocurrency Rate Loans, ~~3.25~~4.00%  per annum, (b) for Third Amendment Term Loans (i) in the case of ABR Loans, 3.25% per annum and (ii) in the case of Eurocurrency Rate Loans, 4.25% per annum, and (~~b~~c) for Revolving Loans, the applicable rate per annum set forth below under the caption “ABR and Canadian Prime Rate Spread” or “Eurocurrency Rate, Alternative Currency Daily Rate and ~~BA Rate~~CORRA Spread”, based upon the Consolidated Leverage Ratio as of the last day of the most recently ended Test Period; provided that until the first Adjustment Date following the completion of at least one full Fiscal Quarter ended after the ~~Closing~~Third Amendment Effective Date, the “Applicable Rate” for any Revolving Loans shall be the applicable rate per annum set forth below in Category 1.

Category	Consolidated Leverage Ratio	Eurocurrency Rate, Alternative Currency Daily Rate and ~~BA Rate~~CORRA Spread	ABR and Canadian Prime Rate Spread
1	≥ 3.00x	2.750%	1.750%
2	≥ 2.75x but < 3.00x	2.500%	1.500%
3	≥ 2.25x but < 2.75x	2.250%	1.250%
4	≥ 1.75x but < 2.25x	2.000%	1.000%
5	< 1.75x	1.750%	0.750%

~~Prior to the Investment Grade Trigger Date, the~~The Applicable Rate for Revolving Loans shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Consolidated Leverage Ratio in accordance with the table above; provided that (a) if financial statements are not delivered when required pursuant to Section 5.01(a) or (b), as applicable, the “Applicable Rate” for Revolving Loans shall be the rate per annum set forth above in Category 1 until such financial statements are delivered in compliance with Section 5.01(a) or (b), as applicable and (b) the “Applicable Rate” for Revolving Loans shall be the rate per annum set forth above in Category 1 as of the first Business Day after an Event of Default shall have occurred and be continuing, and shall continue to so apply to (but excluding) the date on which such Event of Default is cured or waived (and thereafter the Applicable Rate otherwise determined in accordance with this definition shall apply).

In the event that the ~~Revolving Facility~~ Administrative Agent and the Borrower determine that any financial statements previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall as soon as practicable deliver to the ~~Revolving Facility~~ Administrative Agent the corrected financial statements for such Applicable Period, (ii) the Applicable Rate shall be determined as if the pricing level for such higher Applicable Rate were applicable for such Applicable Period and (iii) the Borrower shall within three (3) Business Days thereof pay to the ~~Revolving Facility~~ Administrative Agent the accrued additional amount owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the ~~Revolving Facility~~ Administrative Agent in accordance with this Agreement. This paragraph shall not limit the rights of Administrative ~~Agents~~Agent and Lenders with respect to Section 2.13 and Article 8.

~~(b) On and following the Investment Grade Trigger Date, for Revolving Loans, the following percentages per annum, based upon the Debt Rating as set forth below:~~

~~Pricing Level~~	~~Debt  Rating~~	~~Facility Fee~~		~~Applicable  Rate For Eurocurrency Rate Loans, BA Rate Loans and Alternative Currency Daily Rate Loans~~		~~Applicable Rate for ABR Loans, Canadian Prime Rate Loans and Swingline  Loans~~
~~1~~	~~≥ BBB+ / Baa1~~ 	~~0.110~~	%	~~1.015~~	%	~~0.015~~	%
~~2~~	~~BBB / Baa2~~ 	~~0.125~~	%	~~1.125~~	%	~~0.125~~	%
~~3~~	~~BBB- / Baa3~~ 	~~0.175~~	%	~~1.200~~	%	~~0.200~~	%
~~4~~	~~BB+ / Ba1~~ 	~~0.250~~	%	~~1.375~~	%	~~0.375~~	%
~~5~~	~~≤BB / Ba2~~ 	~~0.275~~	%	~~1.475~~	%	~~0.475~~	%

~~Each change in the Applicable Rate in this clause (b) resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.~~

~~As used in this clause (b), “Debt Rating” means, as of any date of determination, the rating as determined by any of S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s senior unsecured non-credit-enhanced long-term Indebtedness for borrowed money (the “Subject Debt”); provided that, solely for purposes of determining the Applicable Rate, if a Debt Rating is issued by each of S&P and Moody’s, then the higher of such Debt Ratings shall apply (with Pricing Level 1 being the highest and Pricing Level 5 being the lowest), unless there is a split in Debt Ratings of more than one level, in which case the level that is one level lower than the higher Debt Rating shall apply. If the rating system of S&P or Moody’s shall change, the Borrower, the Revolving Facility Administrative Agent and the Required Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system and, pending the effectiveness of such amendment, the Debt Rating shall be determined by reference to the rating most recently in effect prior to such change. If and for so long as either S&P or Moody’s (but not both) has ceased to rate the Subject Debt, then the Debt Rating shall be determined by reference to the Remaining Debt Rating. If and for so long as both S&P and Moody’s have ceased to rate the Subject Debt, then, the Debt Rating will be Pricing Level 5. For the purpose of the foregoing, “Remaining Debt Rating” means, at any time that one of S&P or Moody’s, but not both, is rating the Subject Debt, the rating assigned by such rating agency from time to time.~~

~~(c) For First Incremental Term Loans (i) in the case of ABR Loans, 3.00% per annum and (ii) in the case of Eurocurrency Rate Loans, 4.00% per annum.~~

~~(d) For Second Incremental Term Loans, (i) in the case of ABR Loans, 2.25% per annum and (ii) in the case of Eurocurrency Rate Loans, 3.25% per annum.~~

The Applicable Rate for any other Class of Additional Revolving Loans or Additional Term Loans shall be as set forth in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment.

“Applicable SOFR Adjustment” means ~~(a) other than in the case of the First Incremental Term Loans, 0.10% and (b) in the case of the First Incremental Term Loans,~~ 0.00%.

“Approved Commercial Bank” means a commercial bank with a consolidated combined capital surplus of at least $5,000,000,000.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender.

“Approved Jurisdiction” shall mean each of (i) the Grand Duchy of Luxembourg, Ireland and the Netherlands, (ii) a jurisdiction of another approved or existing Borrower and (iii) any other jurisdiction agreed to by the Borrower and each Revolving Lender.

“Arrangers” has the meaning assigned to such term in the preamble to this Agreement.

“Assignment Agreement” means, collectively, each Assignment and Assumption and each Affiliated Lender Assignment and Assumption.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.05), and accepted by the ~~Applicable~~ Administrative Agent in the form of Exhibit A-1 or any other form approved by the ~~Applicable~~ Administrative Agent and the Borrower.

“Auction” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Agent” means (a) ~~with respect to the Initial Term Loans, the Term Facility Administrative Agent or any of its Affiliates, (b) with respect to the First Incremental Term Loans and Second Incremental Term Loans, the Incremental Term Facilities~~the Administrative Agent or any of its Affiliates or (~~c~~b) any other financial institution or advisor engaged by the Borrower (whether or not an Affiliate of the ~~Term Facility~~ Administrative ~~Agent or the Incremental Term Facilities Administrative~~ Agent) to act as an arranger in connection with any Auction pursuant to the definition of “Dutch Auction”.

“Auction Amount” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Notice” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Party” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Response Date” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Availability Period” means the period from and including the ~~Closing~~Third Amendment Effective Date to but excluding the earliest of (a) the date of termination of the ~~Initial~~Third Amendment Revolving Credit Commitments pursuant to Section 2.09, (b) the date of termination of the ~~Initial~~Third Amendment Revolving Credit Commitment of each ~~Initial~~Third Amendment Revolving Lender to make ~~Initial~~Third Amendment Revolving Loans and the obligation of each Issuing Bank to issue Letters of Credit pursuant to Section 7.01 and (c) the ~~Initial~~Third Amendment Revolving Credit Maturity Date.

“Available Amount” means, at any time, an amount equal to, without duplication:

(a) the sum of:

(i) the greater of $~~310,000,000~~411,265,000 and 41.5% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period; plus

(ii) the CNI Growth Amount; provided that such amount shall not be available (A) for any Restricted Payment pursuant to Section 6.04(a)(iii)(A) if any Event of Default shall then exist or would result therefrom or (B) for any Restricted Debt Payment pursuant to Section 6.04(b)(vi)(A) if any Event of Default shall then exist or would result therefrom, in each case at the time of determination pursuant to Section 1.04(e); plus

(iii) the amount of any capital contributions or other proceeds of any issuance of Capital Stock (other than any amounts (w) constituting a Cure Amount, (x) constituting an Available Excluded Contribution Amount or proceeds of an issuance of Disqualified Capital Stock, (y) received from the Borrower or any Restricted Subsidiary or (z) consisting of the proceeds of any loan or advance made pursuant to Section 6.06(h)(ii)) received as Cash equity by the Borrower or any of its Restricted Subsidiaries,

plus the fair market value, as determined by the Borrower in good faith, of Cash Equivalents, marketable securities or other property received by the Borrower or any Restricted Subsidiary as a capital contribution or in return for any issuance of Capital Stock (other than any amounts (w) constituting a Cure Amount, (x) constituting an Available Excluded Contribution Amount or proceeds of any issuance of Disqualified Capital Stock or (y) received from the Borrower or any Restricted Subsidiary), in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(iv) the aggregate principal amount of any Indebtedness or Disqualified Capital Stock, in each case, of the Borrower or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness or such Disqualified Capital Stock issued to the Borrower or any Restricted Subsidiary), which has been converted into or exchanged for Capital Stock of the Borrower or any Restricted Subsidiary that does not constitute Disqualified Capital Stock, together with the fair market value of any Cash or Cash Equivalents (as determined by the Borrower in good faith) and the fair market value (as determined by the Borrower in good faith) of any property or assets received by the Borrower or such Restricted Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(v) the net proceeds received by the Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with the Disposition to any Person (other than the Borrower or any Restricted Subsidiary) of any Investment made pursuant to Section 6.06(r)(i); plus

(vi) to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the proceeds received by the Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments of loans and interest payments on loans, in each case received in respect of any Investment made after the Closing Date pursuant to Section 6.06(r)(i) or, without duplication, otherwise received by the Borrower or any Restricted Subsidiary from an Unrestricted Subsidiary (including any proceeds received on account of any issuance of Capital Stock by any Unrestricted Subsidiary (other than solely on account of the issuance of Capital Stock to the Borrower or any Restricted Subsidiary)); plus

(vii) an amount equal to the sum of (A) the amount of any Investments by the Borrower or any Restricted Subsidiary made pursuant to Section 6.06(r)(i) in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary, (B) the amount of any Investments by the Borrower or any Restricted Subsidiary pursuant to Section 6.06(r)(i) in any Unrestricted Subsidiary or any Joint Venture that is not a Restricted Subsidiary that has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Borrower or any Restricted Subsidiary and (C) the fair market value (as determined by the Borrower in good faith) of the property or assets of any Unrestricted Subsidiary or any Joint Venture that is not a Restricted Subsidiary that have been transferred, conveyed or otherwise distributed to the Borrower or any Restricted Subsidiary, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(viii) the amount of any Declined Proceeds; plus

(ix) the amount of any Retained Asset Sale Proceeds; minus

(b) an amount equal to the sum of (i) Restricted Payments made pursuant to Section 6.04(a)(iii)(A), plus (ii) Restricted Debt Payments made pursuant to Section 6.04(b)(vi)(A), plus (iii) Investments made pursuant to Section 6.06(r)(i), in each case, after the Closing Date and prior to such time or contemporaneously therewith.

“Available Excluded Contribution Amount” means the aggregate amount of Cash or Cash Equivalents or the fair market value of other assets or property (as determined by the Borrower in good faith, but excluding any (x) Cure Amounts and (y) amounts that are applied to increase the Available Amount) received by the Borrower or any of its Restricted Subsidiaries after the Closing Date from:

(1) contributions in respect of Qualified Capital Stock (other than any amounts or other assets received from the Borrower or any of its Restricted Subsidiaries), and

(2) the sale of Qualified Capital Stock of the Borrower or any of its Restricted Subsidiaries (other than (x) to the Borrower or any Restricted Subsidiary of the Borrower, (y) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or (z) with the proceeds of any loan or advance made pursuant to Section 6.06(h)(ii)), in each case, ~~designated as an Available Excluded Contribution Amount pursuant to a certificate of a Responsible Officer on or promptly after the date the relevant capital contribution is made or the relevant proceeds are received, as the case may be, and~~ which are excluded from the calculation of the Available Amount.

~~“BA Rate” means, for any date, a per annum rate of interest equal to the Canadian Dollar bankers’ acceptances rate, or comparable or successor rate approved by the Applicable Administrative Agent, determined by it at or about 10:00 a.m. (Toronto, Ontario time) on the applicable day (or the preceding Business Day, if the applicable day is not a Business Day) for a term comparable to the BA Rate Loan, as published on the Refinitiv Benchmark Services (UK) Limited CDOR Page (or, if such page is not available, any other commercially available source designated by the Applicable Administrative Agent from time to time); provided that in no event shall the BA Rate be less than zero.~~

~~“BA Rate Loan” means a Loan denominated in Canadian Dollars and bearing interest at a rate determined by reference to the BA Rate.~~

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services: commercial credit cards, stored value cards, debit cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services, foreign exchange and currency management services, Qualified Supply Chain Financings, and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts.

“Banking Services Obligations” means any and all obligations of the Borrower or any Restricted Subsidiary, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) (a) under any arrangement that is in effect on the Closing Date between the Borrower or any Restricted Subsidiary and a counterparty that is (or is an Affiliate of) ~~any~~the Administrative Agent, any Lender or any Arranger as of the Closing Date or any other Person reasonably acceptable to the Administrative ~~Agents~~Agent or (b) under any arrangement that is entered into after the Closing Date by the Borrower or any Restricted Subsidiary with any counterparty that is (or is an Affiliate of) ~~any~~the Administrative Agent, any Lender or any Arranger at the time such arrangement is entered into or any other Person reasonably acceptable to the Administrative ~~Agents~~Agent, in each case, in connection with Banking Services (other than any Banking Services designated to the Administrative Agent in writing on the Third Amendment Effective Date or from time to time thereafter by the Borrower as not constituting Banking Services Obligations for purposes of the Loan Documents, which designation, for avoidance of doubt, shall not apply retroactively unless agreed by the applicable counterparty), it being understood that each counterparty thereto shall be deemed (A) to appoint each of the Administrative ~~Agents~~Agent and the Collateral Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 9, Section 10.03 and Section 10.10 and each Acceptable Intercreditor Agreement, in each case as if it were a Lender.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Base ECF Prepayment Amount” has the meaning assigned to such term in Section 2.11(b)(i)(A).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHA” means Bausch Health Americas, Inc., a Delaware corporation.

“BIA” means the Bankruptcy and Insolvency Act (Canada).

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

~~“Borrower” means, as the context may require, Bausch + Lomb Corporation, any Successor Borrower and/or any Additional Borrower.~~

“Bona Fide Debt Fund” means any diversified debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business for financial investment purposes and which is managed, sponsored or advised by any Person controlling, controlled by or under common control with (a) any Person that is otherwise a Disqualified Institution or (b) any Affiliate of such Disqualified Institution, but, in each case, with respect to which no personnel involved with any investment in such Person or the management, control or operation of such Person directly or indirectly makes, has the right to make or participates with others in making any investment decisions, or otherwise causing the direction of the investment policies, with respect to such debt fund, investment vehicle, regulated bank entity or unregulated lending entity; it being understood and agreed that the term “Bona Fide Debt Fund” shall not include any Person that is separately identified to the Arrangers or the Administrative Agent in accordance with clause (a)(i) or (a)(ii) of the definition of “Disqualified Institution” or any clearly identifiable Affiliate of any such Person solely on the basis of the similarity of its name to the name of a Disqualified Institution.

“Borrower ” means, as the context may require, Bausch + Lomb Corporation (unless and until succeeded by a Successor Borrower, as applicable), any Successor Borrower and/or any Additional Borrower. Following the consummation of a transaction permitted hereunder that results in a Successor Borrower, such Successor Borrower shall be substituted for the existing Borrower to which it is the successor and such existing Borrower shall be released as such. For the avoidance of doubt, any reference in any Loan Document to a Borrower (or the Borrowers) shall be construed, where the context requires, to refer to a Borrower (or the Borrowers) in respect of the relevant Class of Loans or Commitments, and not to make any Borrower primarily liable for Obligations of any Class in respect of which it has been designated a co-Borrower or for which it is not a Borrower.

“Borrowing” means any Loans of the same Type and Class made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans and ~~BA Rate~~CORRA Loans, denominated in a single currency and as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form ~~attached hereto as Exhibit B or such other form that is reasonably acceptable to the Applicable~~approved by the Administrative Agent and separately provided to the Borrower.

“Business Day” means (a) any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and (b) when used in connection with a Eurocurrency Rate Loan, Alternative Currency Daily Rate Loans or ~~BA Rate~~CORRA Loan (i) denominated in Dollars, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day, (ii) denominated in Canadian Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Canadian Dollar deposits in the Toronto interbank market, (iii) denominated in Euros, the term “Business Day” shall also exclude any day that is not a TARGET Day, (iv) denominated in Sterling, the term “Business Day” shall also exclude any day on which banks are closed for general business in London and (v) denominated in an Alternate Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in such Alternate Currency in the applicable interbank market and in the principal financial center for that currency.

“Canadian AML and Sanctions Legislation” means the Proceeds of Crime (Money Laundering and Terrorist Financing Act (Canada)), the Criminal Code (Canada), the Security of Information Act (Canada), the Special Economic Measures Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada) and other applicable Canadian anti-money laundering, anti-terrorist financing, government sanction and “know your client” applicable laws within Canada, including any regulations, guidelines or orders thereunder.

“Canadian Dollars” or “C$” refers to the lawful money of Canada.

“Canadian Employee Benefit Plans” means all plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered to which a Canadian Loan Party is a party or bound or in which their employees participate or under which a Canadian Loan Party has, or will have, any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payment or benefits may arise with respect to any of their employees or former employees, directors or officers, individuals working on contract with a Canadian Loan Party or other individuals providing services to a Canadian Loan Party of a kind normally provided by employees (or any spouses, dependents, survivors or beneficiaries of any such person), but does not include the Canada Pension Plan that is maintained by the Government of Canada or any Employee Benefit Plan.

“Canadian Loan Party” means the Borrower and each other Loan Party that (i) is organized under the laws of Canada or a province or territory thereof, (ii) carries on business in Canada or (iii) has any title or interest in or to material property in Canada.

“Canadian Pension Plan” means all Canadian Employee Benefit Plans that are required to be registered under Canadian provincial or federal pension benefits standards legislation.

“Canadian Pension Plan Termination Event” means an event which would entitle a Person (without the consent of a Canadian Loan Party) to wind up or terminate a Canadian Pension Plan in full or in part, or the institution of any steps by any Person to withdraw from, terminate participation in, wind up or order the termination or wind-up of, in full or in part, any Canadian Pension Plan, or the receipt by a Canadian Loan Party of correspondence from a Governmental Authority relating to a potential or actual, partial or full, termination or wind-up of any Canadian Pension Plan, or an event respecting any Canadian Pension Plan which would result in the revocation of the registration of such Canadian Pension Plan or which could otherwise reasonably be expected to adversely affect the tax status of any such Canadian Pension Plan.

“Canadian Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of or about the date hereof, by each applicable Canadian Loan Party, as same may be amended, restated, supplemented or otherwise modified from time to time.

“Canadian Prime Rate” means, for any day, the greater of (a) the rate of interest last quoted by The Wall Street Journal as the “Canadian Prime Rate” or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Bank of Canada as its prime rate and (b) the annual rate of interest equal to the sum of (i) ~~the~~ one-month ~~BA Rate~~CORRA in effect on such day and (ii) 1.00%, with any such rate to be adjusted automatically, without notice, as of the opening of business on the effective date of any change in such rate, provided that in no event shall the Canadian Prime Rate be less than zero.

“Canadian Prime Rate Loan” means a Loan denominated in Canadian Dollars and bearing interest at a rate determined by reference to the Canadian Prime Rate.

“Capital Expenditures” means, as applied to any Person for any period, the aggregate amount, without duplication, of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Finance Leases) that in accordance with GAAP, are, or are required to be, included as capital expenditures on the consolidated statement of cash flows for such Person for such period.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing (including Convertible Indebtedness) and any Packaged Rights.

“Captive Insurance Subsidiary” means any Restricted Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Restricted Subsidiary thereof).

“Cash” or “cash” means money, currency or a credit balance in any Deposit Account, in each case determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S., U.K., Canada, a member state of the European Union or Japan or any political subdivision of any of the foregoing or (ii) issued by any agency or instrumentality of the U.S., U.K., Canada, a member state of the European Union or Japan or any political subdivision of any of the foregoing, the obligations of which are backed by the full faith and credit of the U.S., U.K., Canada, a member state of the European Union or Japan or any political subdivision of any of the foregoing, in each case maturing within two years after such date and, in each case, including repurchase agreements and reverse repurchase agreements relating thereto; (b) marketable direct obligations issued by any state of the U.S. or any province of Canada or any political subdivision of any such state or province or any public instrumentality thereof or by any foreign government, in each case maturing within two years after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) issued or accepted by any Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the U.S., any state thereof or the District of Columbia or any political subdivision thereof or any foreign bank or its branches or agencies and that has capital and surplus of not less than $75,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $75,000,000; (f) Indebtedness or Preferred Capital Stock issued by Persons with a rating of at least BBB- from S&P or at least Baa3 from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another nationally recognized statistical rating agency) with maturities of 12 months or less from the date of acquisition; (g) bills of exchange issued in the U.S., U.K., Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent); (h) shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (g) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s are not rating such fund, an equivalent rating from another nationally recognized statistical rating agency); (i) solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law; (j) any cash equivalents (as determined in accordance with GAAP); and (k) shares or other interests of any investment company, money market mutual fund or other money market or enhanced high yield fund that invests 95% or more of its assets in instruments of the types specified in clauses (a) through (j) above (which investment company or fund may also hold Cash pending investment or distribution).

The term “Cash Equivalents” shall also include (x) credit card receivables, (y) Investments of the type and maturity described in the definition of “Cash Equivalents” of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings (if any) described in such clauses or equivalent ratings from comparable foreign rating agencies and (z) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments analogous to the Investments described in the definition of “Cash Equivalents” and in this paragraph.

“Cashless Option Initial Lender” shall have the meaning ascribed to such term in the Third Amendment.

“CBCA” means the Canada Business Corporations Act.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread” means the Applicable Rate, applicable to such Loan that is replaced by a CBR Loan.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada).

“CFC” means a controlled foreign corporation as defined in Section 957 of the Code.

“Central Bank Rate” means, the greater of (a)(i) for any Loan denominated in (A) Euros, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion and in consultation with the Borrower: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (B) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time and (C) any other Alternative Currency determined after the Effective Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion and in consultation with the Borrower; plus (ii) the applicable Central Bank Rate Adjustment and (b) zero.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euros, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Eurocurrency Rate for Loans denominated in Euros for the five most recent Business Days preceding such day for which the EURIBO Screen Rate was available (excluding, from such averaging, the highest and the lowest Eurocurrency Rate for Loans denominated in Euros applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euros in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Alternative Currency Daily Rate for Loans denominated in Sterling for the five most recent RFR Business Days preceding such day for which Alternative Currency Daily Rate for Loans denominated in Sterling was available (excluding, from such averaging, the highest and the lowest such Alternative Currency Daily Rate for Loans denominated in Sterling applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period and (c) any other Alternative Currency determined after the Effective Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (ii) of the definition of such term and (y) the Eurocurrency Rate for Loans denominated in Euros on any day shall be based on the EURIBO Screen Rate, on such day at approximately the time referred to in the definition of such term for deposits in the applicable currency for a maturity of one month.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation, implementation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or such Issuing Bank or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date). For purposes of this definition and Section 2.15, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or U.S. or applicable foreign regulatory authorities, in each case pursuant to Basel III, shall in each case described in clauses (a), (b) and (c) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means at any time, (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act or the Securities Act (Ontario)), but excluding (x) any Employee Benefit Plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor, (y) any underwriter in connection with any public offering and (z) the Parent or any of its Subsidiaries, or any other entity that (as an intermediate step for the purpose of consummating the distribution and other transactions contemplated thereby) shall hold the such Capital Stock in accordance with the Plan of Arrangement, shall have acquired beneficial ownership of 40% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of the Borrower or (ii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of the Borrower shall cease to be occupied by Persons who either (a) were members of the board of directors (or similar governing body) of the Borrower immediately following the Closing Date or (b) were nominated for election by the board of directors (or similar governing body) of the Borrower, a majority of whom were members of the board of directors (or similar governing body) of the Borrower immediately following the Closing Date or whose election or nomination for election was previously approved by a majority of such members.

Notwithstanding the foregoing, a passive holding company or special purpose acquisition vehicle or a Subsidiary thereof shall not be considered a “Person” and instead the equityholders of such passive holding company or special purpose acquisition vehicle (other than any other passive holding company or special purpose acquisition vehicle) shall be considered for purposes of the foregoing.

Notwithstanding the preceding clauses or any provision of Section 13d-3 of the Exchange Act as in effect on the Closing Date, (i) a Person or group shall be deemed not to beneficially own Capital Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Capital Stock in connection with the transactions contemplated by such agreement and (ii) a Person or group will not be deemed to beneficially own the Capital Stock of another Person as a result of its ownership of the Capital Stock or other securities of such other Person’s parent entity (or related contractual rights) unless (A) it owns 50% or more of the total voting power of the Capital Stock entitled to vote for the election of directors or board of managers of such parent entity and (B) such directors or managers elected by the Person or group have a majority of the aggregate votes on the board of directors (or similar body) of such parent entity.

“Charge” means any fee, loss, charge, expense, cost, accrual or reserve (including adjustments to existing reserves) of any kind.

“Citi ” has the meaning assigned to such term in the definition of “Collateral Agent”.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Third Amendment Term Loans, other Additional Term Loans of any series established as a separate “Class” pursuant to Sections 2.22, 2.23 or 10.02(c)(i), Initial Revolving Loans ~~or~~, Third Amendment Revolving Loans or other Additional Revolving Loans of any series established as a separate “Class” pursuant to Sections 2.22, 2.23 or 10.02(c)(ii) or Swingline Loans, (b) any Commitment, refers to whether such Commitment is an Initial Term Loan Commitment, ~~an~~a Third Amendment Term Loan Commitment, another Additional Term Loan Commitment of any series established as a separate “Class” pursuant to Sections 2.22, 2.23 or 10.02(c)(i), an Initial Revolving Credit Commitment ~~or an~~, a Third Amendment Revolving Loan or another Additional Revolving Credit Commitment of any series established as a separate “Class” pursuant to Sections 2.22, 2.23 or 10.02(c)(ii), (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class and (d) any Revolving Credit Exposure, refers to whether such Revolving Credit Exposure is attributable to a Revolving Credit Commitment of a particular Class (or Revolving Loans incurred or Letters of Credit issued under a Revolving Credit Commitment of a particular Class).

“Closing Date” means ~~the first date on which each condition set forth in Section 4.01 is satisfied or waived (in accordance with Section 10.02), which is the date of this Agreement~~May 10, 2022.

“Closing Date Collateral Document” means the U.S. Security Agreement and the Canadian Pledge and Security Agreement.

“CNI Growth Amount” means, at any date of determination, an amount (which amount shall not be less than zero) equal to 50% of Consolidated Net Income for the cumulative period from the first day of the Fiscal Quarter of the Borrower during which the Closing Date occurs to and including the last day of the most recently ended Fiscal Quarter of the Borrower prior to such date for which consolidated financial statements required pursuant to Section 5.01(a) or (b) have been delivered or, at the Borrower’s election, are internally available (treated as one accounting period).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property of any Loan Party subject to a Lien under any Collateral Document and any and all other property of any Loan Party, now existing or hereafter acquired, that is or becomes subject to a Lien pursuant to any Collateral Document to secure the Obligations. For the avoidance of doubt, in no event shall “Collateral” include any Excluded Asset, unless specifically consented to in writing by the Borrower.

“Collateral Agent” has the meaning assigned to such term in the preamble to this Credit and Guaranty Agreement; provided, however, that prior to the Agency Replacement Time, “Collateral Agent” shall mean Citibank, N.A. (“Citi”), in its capacity as collateral agent.

“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document (including any Acceptable Intercreditor Agreement), (y) the time periods (and extensions thereof) set forth in Section 5.12 or Section 5.17, as applicable and (z) the Agreed Security Principles (with respect to Restricted Subsidiaries organized in a jurisdiction other than Canada or the United States), the requirement that:

(a) in the case of any Person that becomes (or is required to become) a Loan Party after the Closing Date, (i) ~~each~~the Administrative Agent shall have received (A) a Counterpart Agreement or such other documents in form reasonably acceptable to the Administrative ~~Agents~~Agent, in each case, to cause such person to Guarantee the Obligations and become a Subsidiary Guarantor, (B) supplements to the applicable Collateral Documents (or, at the option of the Loan Party, new Collateral Documents in substantially similar form or such other form reasonably satisfactory to the Collateral Agent), if applicable, in the form specified therefor or otherwise reasonably acceptable to the Collateral Agent, (C) an executed joinder to any Acceptable Intercreditor Agreement that is then applicable in substantially the form attached as an exhibit thereto and (D) such other foreign law guarantees, Collateral Documents and opinions as may be reasonably requested by the Administrative ~~Agents~~Agent with respect to any Foreign Subsidiary which becomes (or is required to become) a Loan Party (subject in all respects to the Agreed Security Principles) and (ii) except as otherwise contemplated by this Agreement or any Collateral Document, all original securities, instruments and chattel paper required to be delivered to the Collateral Agent pursuant to the terms of the Collateral Documents, shall have been delivered to the Collateral Agent (or its bailee pursuant to the terms of any Acceptable Intercreditor Agreement) and all documents and instruments, including Uniform Commercial Code financing statements (or equivalent filings in foreign jurisdictions), and filings with the United States Copyright Office and the United States Patent and Trademark Office covering United States issued patents and registered trademarks and copyrights (and pending applications for the foregoing) (or equivalent filings in foreign jurisdictions) and all other actions reasonably requested by the Collateral

Agent (including those required by applicable Requirements of Law) or otherwise required pursuant to a Collateral Document to be delivered, filed, registered or recorded to create the Liens intended to be created by the Collateral Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents, shall have been delivered, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Collateral Document;

(b) with respect to any Material Real Estate Asset acquired by a Loan Party organized under the laws of the United States (or any state thereof) after the Closing Date, the Collateral Agent shall have received with respect to any Material Real Estate Asset (other than an Excluded Asset), a Mortgage and any necessary UCC fixture filing in respect thereof, in each case together with, to the extent customary and appropriate (as reasonably determined by the Collateral Agent and the Borrower):

(i) evidence that (A) counterparts of such Mortgage have been duly executed, acknowledged and delivered and such Mortgage and any corresponding UCC or equivalent fixture filing are in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem reasonably necessary in order to create a valid and subsisting Lien on such Material Real Estate Asset in favor of the Collateral Agent for the benefit of the Secured Parties, (B) such Mortgage and any corresponding UCC or equivalent fixture filings have been duly recorded or filed, as applicable and (C) all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent;

(ii) a fully paid policy of lender’s title insurance (a “Mortgage Policy”) in an amount reasonably acceptable to the Collateral Agent (not to exceed the fair market value of such Material Real Estate Asset (as determined by the Borrower in good faith)) issued by a nationally recognized title insurance company in the applicable jurisdiction that is reasonably acceptable to the Collateral Agent, insuring the relevant Mortgage as having created a valid subsisting Lien on the real property described therein with the ranking or the priority which it is expressed to have in such Mortgage, subject only to Permitted Liens and other Liens acceptable to the Collateral Agent, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request to the extent the same are available in the applicable jurisdiction at a commercially reasonable rate;

(iii) a customary legal opinion of local counsel for the relevant Loan Party in the jurisdiction in which such Material Real Estate Asset is located and, if applicable, in the jurisdiction of formation of the relevant Loan Party, in each case as the Collateral Agent may reasonably request; and

(iv) (A) a new survey or a copy of any existing survey currently in the possession of the Borrower or any of its Subsidiaries if such existing survey is, together with a no-change affidavit, sufficient for the relevant title insurance company to remove the standard survey exception and issue the survey-related endorsements, (B) to the extent applicable, an appraisal (if required under the Financial Institutions Reform Recovery and Enforcement Act of 1989, as amended) and (C) a “Life-of-Loan” flood determination under Regulation H of the Board (together with evidence of flood insurance for any such Flood Hazard Property).

Notwithstanding any provision of any Loan Document to the contrary, if any mortgage tax or similar tax or charge is owed on the entire amount of the Loan Document Obligations evidenced hereby in connection with the delivery of a mortgage or UCC or PPSA fixture filing pursuant to clause (b) above, then, to the extent permitted by, and in accordance with, applicable Requirements of Law, the amount of such mortgage tax or similar tax or charge shall be calculated based on the lesser of (x) the amount of the Loan Document Obligations allocated to the applicable Material Real Estate Asset and (y) the fair market value of the applicable Material Real Estate Asset at the time the Mortgage is entered into and determined in a manner reasonably acceptable to Administrative ~~Agents~~Agent and the Borrower.

Notwithstanding anything contained in this Agreement to the contrary, no Mortgage shall be executed and delivered with respect to any real property located in the United States unless and until each Revolving Lender has received, at least twenty business days prior to such execution and delivery, a life of loan flood zone determination and such other documents as it may reasonably request to complete its flood insurance due diligence and has confirmed to the ~~Revolving Facility~~ Administrative Agent that flood insurance due diligence and flood insurance compliance has been completed to its satisfaction.

“Collateral Documents” means, collectively, each document, agreement or instrument pursuant to which a Lien securing any of the Obligations is granted (or purported to be granted), and any supplement to any of the foregoing delivered to the Administrative ~~Agents~~Agent and/or the Collateral Agent (in each case, including any successor or predecessor of either of the foregoing) pursuant to the definition of “Collateral and Guarantee Requirement”.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business of such Person.

“Commitment” means, with respect to each Lender, such Lender’s Initial Term Loan Commitment, Initial Revolving Credit Commitment and Additional Commitment (including, for the avoidance of doubt, the Third Amendment Term Loan Commitments and the Third Amendment Revolving Credit Commitments), as applicable, in effect as of such time.

“Commitment Fee” has the meaning assigned for such term in Section 2.12(a).

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Confidential Information” has the meaning assigned to such term in Section 10.13(g).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, as to any Person for any period, an amount determined for such Person and its Restricted Subsidiaries on a consolidated basis equal to the total of (a) Consolidated Net Income for such period plus (b) the sum, without duplication and at the election of the Borrower, of (to the extent deducted in calculating Consolidated Net Income, other than in respect of clauses (~~v~~vi), (viii), (x), (xii), (xiv), (xix) and (xx) below) the amounts of:

(i) Consolidated Interest Expense (including (A) fees and expenses paid to the Administrative ~~Agents~~Agent and the Collateral Agent in connection with their services hereunder, (B) other bank, administrative agency (or trustee) and financing fees (including rating agency fees), (C) costs of surety bonds in connection with financing activities (whether amortized or immediately expensed) and (D) commissions, discounts and other fees and charges owed with respect to revolving commitments, letters of credit, bank guarantees, bankers’ acceptances or any similar facilities or financing and hedging agreements);

(ii) Taxes paid and any provision for Taxes, including income, profits, capital, foreign, federal, state, local, Canadian federal and provincial, sales, franchise and similar Taxes, property Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (including penalties and interest related to any such Tax or arising from any Tax examination, and including pursuant to any Tax sharing arrangement or as a result of any Tax distribution) of such Person paid or accrued during the relevant period;

(iii) (A) depreciation, (B) amortization (including amortization of goodwill, software and other intangible assets), (C) any impairment Charge (including any bad debt expense) and (D) any asset write-off and/or write-down;

(iv) any non-cash Charge, including the excess of rent expense over actual Cash rent paid, including the benefit of lease incentives (in the case of a charge) during such period due to the use of straight line rent for GAAP purposes, and any non-cash Charge pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement (provided that if any such non-Cash Charge represents an accrual or reserve for potential Cash items in any future period, such Person may determine not to add back such non-Cash Charge in the then-current period);

(v) [reserved];

(vi) ~~[reserved]~~Receivables Fees and the amount of loss or discount on the sale of Receivables Facility Assets and related assets in connection with any Qualified Receivables Facility;

(vii) the amount of management, monitoring, consulting, transaction, advisory, termination and similar fees and related indemnities and expenses (including reimbursements) paid or accrued and payments to outside directors of the Borrower actually paid by or on behalf of, or accrued by, such Person or any of its subsidiaries; provided that such payment is permitted under this Agreement;

(viii) any increase in deferred revenue;

(ix) the amount of earn-out, non-compete and other contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) and adjustments thereof and purchase price (or similar) adjustments incurred in connection with (A) acquisitions and Investments completed prior to the Closing Date, (B) any acquisition or other Investment permitted by this Agreement, in each case, which is paid or accrued during the applicable period and (C) the Separation Transactions;

(x) pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions, operational improvements and cost synergies (collectively, “Expected Cost Savings”) (net of actual amounts realized) that are reasonably identifiable, factually supportable (or certified by a Responsible Officer of the Borrower in good faith) and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of such Person) related to any permitted asset sale, acquisition (including the commencement of activities constituting a business line), combination, Investment, Disposition (including the termination or discontinuance of activities constituting a business line), operating improvement, restructuring, cost savings initiative, any similar initiative (including the effect of arrangements or efficiencies from the shifting of production of one or more products from one manufacturing facility to another) and/or specified transaction, in each case prior to, on or after the Closing Date (any such operating improvement, restructuring, cost savings initiative or similar initiative or specified transaction, a “Cost Saving Initiative”) (in each case, calculated on a Pro Forma Basis as though such Expected Cost Savings and/or Cost Saving Initiative had been realized in full on the first day of such period); provided that the results of such Expected Cost Savings and/or Cost Saving Initiatives are projected by the Borrower in good faith to result from actions that have been taken or with respect to which steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 24 months after the date of any such operating improvement, restructuring, cost savings initiative or similar initiative or specified transaction; provided further that the aggregate amount added to or included in Consolidated Adjusted EBITDA pursuant to this clause (x) shall not, for any Test Period, exceed an amount equal to 25% of Consolidated Adjusted EBITDA for such Test Period, calculated after giving effect to any such add-backs or inclusion;

(xi) Milestone Payments and Upfront Payments;

(xii) any Charge with respect to any liability or casualty event, business interruption or any product recall, (i) so long as such Person has submitted in good faith, and reasonably expects to receive payment in connection with, a claim for reimbursement of such amounts under its relevant insurance policy within the next four Fiscal Quarters (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within the next four Fiscal Quarters) or (ii) without duplication of amounts included in a prior period under the preceding clause (i), to the extent such Charge is covered by insurance, indemnification or otherwise reimbursable by a third party (whether or not then realized so long as the Borrower in good faith expects to receive proceeds arising out of such insurance, indemnification or reimbursement obligation within the next four Fiscal Quarters) (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of expense paid during such period, any excess amount received may be carried forward and applied against any expense in any future period);

(xiii) unrealized net losses in the fair market value of any arrangements under Hedge Agreements;

(xiv) the amount of any Cash actually received by such Person (or the amount of the benefit of any netting arrangement resulting in reduced Cash expenditures) during such period, and not included in Consolidated Net Income in any period, to the extent that any non-Cash gain relating to such Cash receipt or netting arrangement was deducted in the calculation of Consolidated Adjusted EBITDA pursuant to clause (c)(i) below for any previous period and not added back;

(xv) the amount of any “bad debt” expense related to revenue earned prior to the Closing Date;

(xvi) any net Charge included in the Borrower’s consolidated financial statements due to the application of Accounting Standards Codification Topic 810 (“ASC 810”);

(xvii) the amount of any non-controlling interest or minority interest Charge consisting of income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary;

(xviii) fees, costs, expenses and other Charges incurred, or reserves taken, in connection with the Separation Transactions;

(xix) the amount of any earned or billed amounts or other revenue that is attributable to services performed during such period but is not included in Consolidated Net Income for such period; it being understood that if such revenue is added back in calculating Consolidated Adjusted EBITDA for such period, such revenue shall not be included in Consolidated Net Income in the period in which it is actually recognized; and

(xx) at the option of the Borrower, any other adjustments, exclusions and add-backs (x) that are consistent with Regulation S-X or (y) that are identified or set forth in any quality of earnings analysis or report prepared by financial advisors reasonably acceptable to the Administrative ~~Agents~~Agent (it being understood that the “Big Four” accounting firms are acceptable) and delivered to the Administrative ~~Agents~~Agent in connection with any acquisition or other Investment not prohibited hereunder;

minus (c) without duplication, to the extent such amounts increase Consolidated Net Income:

(i) non-Cash gains or income; provided that if any non-Cash gain or income represents an accrual or deferred income in respect of potential Cash items in any future period, such Person may determine not to deduct such non-Cash gain or income in the current period;

(ii) unrealized net gains in the fair market value of any arrangements under Hedge Agreements;

(iii) [reserved];

(iv) the amount added back to Consolidated Adjusted EBITDA pursuant to clause (b)(xii) above (as described in such clause) to the extent the relevant business interruption insurance proceeds were not received within the time period required by such clause;

(v) to the extent that such Person adds back the amount of any non-Cash charge to Consolidated Adjusted EBITDA pursuant to clause (b)(iv) above, the cash payment in respect thereof in the relevant future period;

(vi) the excess of actual Cash rent paid over rent expense during such period due to the use of straight line rent for GAAP purposes;

(vii) any Consolidated Net Income included in the Borrower’s consolidated financial statements due to the application of ASC 810; and

(viii) the amount of any non-controlling interest or minority interest gains from losses attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary;

(d) increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460 or any comparable regulation.

“Consolidated First Lien Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a first priority Lien on any asset or property of such Person or its Restricted Subsidiaries that constitutes Collateral; provided that “Consolidated First Lien Debt” shall be calculated after applying or excluding (as applicable) the Netted Amounts.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of (a) consolidated total interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including (without duplication), amortization of any debt issuance cost and/or original issue discount, any premium paid to obtain payment, financial assurance or similar bonds, any interest capitalized during construction, any non-cash interest payment, the interest component of any deferred payment obligation, commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Facility, the interest component of any payment under any Finance Lease (regardless of whether accounted for as interest expense under GAAP), any commission, discount and/or other fee or charge owed with respect to any letter of credit, bank guarantee and/or bankers’ acceptance or any similar facilities, any fee and/or expense paid to the Administrative ~~Agents~~Agent and/or the Collateral Agent in connection with their services hereunder, any other bank, administrative agency (or trustee) and/or financing fee and any cost associated with any surety bond in connection with financing activities (whether amortized or immediately expensed)), plus (b) any cash dividend or distribution paid or payable in respect of Disqualified Capital Stock during such period other than to such Person or any Loan Party, plus (c) any net losses, obligations or payments arising from or under any Hedge Agreement and/or other derivative financial instrument issued by such Person for the benefit of such Person or its subsidiaries, in each case determined on a consolidated basis for such period. For purposes of this definition, interest in respect of any Finance Lease shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Finance Lease in accordance with GAAP (or, if not implicit, as otherwise determined in accordance with GAAP).

“Consolidated Leverage Ratio” means, for any Test Period, the ratio of (a) Consolidated Total Debt net of the Unrestricted Cash Amount ~~up to $750,000,000~~ to (b) Consolidated Adjusted EBITDA for such Test Period; provided that, in connection with any acquisition that is a Significant Acquisition, at any time after the date a definitive agreement for such Significant Acquisition shall have been executed (or, in the case of a Significant Acquisition in the form of a tender offer or similar transaction, after the offer shall have been launched) and prior to the consummation of such Significant Acquisition (or termination of the definitive documentation in respect thereof (or such later date as such indebtedness ceases to constitute Acquisition Indebtedness as set forth in the definition of “Acquisition Indebtedness”)), (i) any Acquisition Indebtedness to the extent the proceeds of such Acquisition Indebtedness are held in escrow or held on the balance sheet of the Borrower or any of its Subsidiaries shall be excluded from the determination of the Consolidated Leverage Ratio and (ii) none of the proceeds of such Acquisition Indebtedness shall constitute Unrestricted Cash Amounts of the Borrower or its Subsidiaries that can be netted from Consolidated Total Debt pursuant to clause (a) of this definition.

“Consolidated Net Income” means, as to any Person (the “Subject Person”) for any period, the net income (or loss) of the Subject Person and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded, without duplication,

(a) (i) any net income (loss) of any Person if such Person is not the Borrower or a Restricted Subsidiary, except that Consolidated Net Income will be increased by the amount of dividends, distributions or other payments made in Cash or Cash Equivalents (or converted into Cash or Cash Equivalents) or that could have been made during such period (as determined in good faith by the Borrower) by such Person to the Borrower or any other Restricted Subsidiary (subject, in the case of any such Restricted Subsidiary that is not a Loan Party, to the limitations contained in clause (ii) below) and (ii) solely for the purpose of determining the amount available for Restricted Payments under Section 6.04(a)(iii)(A) or the amount of Excess Cash Flow, any net income (loss) of any Restricted Subsidiary (other than a Loan Party) if such Subsidiary is subject to restrictions on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower or a Loan Party by operation of its Organizational Documents or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable thereto (other than (x) any restriction that has been waived or otherwise released and (y) any restriction set forth in the Loan Documents, the documents related to any Incremental Loans and/or Incremental Equivalent Debt and the documents relating to any Replacement Debt or Refinancing Indebtedness in respect of any of the foregoing), except that Consolidated Net Income will be increased by the amount of dividends, distributions or other payments made in Cash or Cash Equivalents (or converted into Cash or Cash Equivalents) or that could have been made in Cash or Cash Equivalents during such period (as determined in good faith by the Borrower) by the Restricted Subsidiary (subject, in the case of a dividend, distribution or other payment to another Restricted Subsidiary, to the limitations in this clause (ii));

(b) any gain or Charge attributable to any asset Disposition (including asset retirement costs or sales or issuances of Capital Stock) or of returned or surplus assets outside the ordinary course of business (as determined in good faith by such Person);

(c) (i) any gain or Charge from (A) any extraordinary or exceptional item (as determined in good faith by such Person) and/or (B) any non-recurring, special or unusual item (as determined in good faith by such Person) and/or (ii) any Charge associated with and/or payment of any actual or prospective legal settlement, fine, judgment or order, including ordinary legal expenses related thereto ~~(in the case of this clause (ii) (other than with respect to ordinary legal expenses), not to exceed (x) for the period beginning with the Closing Date and ending on December 31, 2022, $500,000,000 and (y) in any Fiscal Year (beginning with the Fiscal Year commencing on January 1, 2023) thereafter, $500,000,000, with unused amounts in clauses (x) and (y) each carried forward to the immediately succeeding Fiscal Year, provided that such amount carried forward shall not exceed $500,000,000 and such carried over amounts shall be deemed first applied in such succeeding Fiscal Year);~~;

(d) (i) any unrealized or realized net foreign currency translation or transaction gains or Charges impacting net income (including currency re-measurements of Indebtedness, any net gains or Charges resulting from Hedge Agreements for currency exchange risk associated with the above or any other currency related risk, any gains or Charges relating to translation of assets and liabilities denominated in a foreign currency and those resulting from intercompany Indebtedness), (ii) any realized or unrealized gain or Charge in respect of (x) any obligation under any Hedge Agreement as determined in accordance with GAAP and/or (y) any other derivative instrument pursuant to, in the case of this clause (y), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging and (iii) unrealized gains or losses in respect of any Hedge Agreement and any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in respect of Hedge Agreements;

(e) any net gain or Charge with respect to (i) any disposed, abandoned, divested and/or discontinued asset, property or operation (other than, at the option of the Borrower, any asset, property or operation pending the disposal, abandonment, divestiture and/or termination thereof), (ii) any disposal, abandonment, divestiture and/or discontinuation of any asset, property or operation (other than, at the option of the Borrower, relating to assets or properties held for sale or pending the divestiture or discontinuation thereof) and/or (iii) any facility that has been closed during such period;

(f) any net income or Charge (less all fees and expenses related thereto) attributable to (i) the early extinguishment or cancellation of Indebtedness or (ii) any Derivative Transaction;

(g) (i) any Charge incurred as a result of, in connection with or pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan (including any post-employment benefit scheme which has been agreed with the relevant pension trustee), any stock subscription or shareholders agreement, any employee benefit trust, any employee benefit scheme, any distributor equity plan or any similar equity plan or agreement (including any deferred compensation arrangement or trust), (ii) any Charge incurred in connection with the rollover, acceleration or payout of Capital Stock held by management of the Borrower and/or any of its subsidiaries, in each case under this clause (ii), to the extent that any such cash Charge is funded with net Cash proceeds contributed to the Subject Person as a capital contribution or as a result of the sale or issuance of Qualified Capital Stock of the Subject Person and (iii) the amount of payments made to optionholders of such Person in connection with, or as a result of, any distribution being made to equityholders of such Person, which payments are being made to compensate such optionholders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted hereunder;

(h) any Charge that is established, adjusted and/or incurred, as applicable, (i) within 12 months after the closing of any acquisition that is required to be established, adjusted or incurred, as applicable, as a result of such acquisition in accordance with GAAP or (ii) as a result of any change in, or the adoption or modification of, accounting principles or policies;

(i) any (A) write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness, (B) goodwill or other asset impairment charges, write-offs or write-downs, (C) amortization of intangible assets and (D) other amortization (including amortization of goodwill, software, deferred or capitalized financing fees, debt issuance costs, commissions and expenses and other intangible assets);

(j) (A) the effects of adjustments (including the effects of such adjustments pushed down to the Subject Person and its subsidiaries) in component amounts required or permitted by GAAP (including, without limitation, in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, lease, rights fee arrangements, software, goodwill, intangible asset (including customer molds), in-process research and development, deferred revenue, advanced billing and debt line items thereof), resulting from the application of recapitalization accounting or acquisition or purchase accounting, as the case may be, in relation to any consummated acquisition or similar Investment or the amortization or write-off of any amounts thereof (including any write-off of in process research and development) and/or (B) the cumulative effect of any change in accounting principles or policies (effected by way of either a cumulative effect adjustment or as a retroactive application, in each case, in accordance with GAAP) (except that, if the Borrower determines in good faith that the cumulative effects thereof are not material to the interests of the Lenders, the effects of any change in any such principles or policies may be included in any subsequent period after the Fiscal Quarter in which such change, adoption or modification was made);

(k) the income or loss of any Person accrued prior to the date on which such Person became a Restricted Subsidiary of such Subject Person or is merged into or consolidated with such Subject Person or any Restricted Subsidiary of such Subject Person or the date that such other Person’s assets are acquired by such Subject Person or any Restricted Subsidiary of such Subject Person (except to the extent required for any calculation of Consolidated Adjusted EBITDA on a Pro Forma Basis in accordance with Section 1.04);

(l) any deferred Tax expense associated with any tax deduction or net operating loss arising as a result of the Transactions, or the release of any valuation allowance related to any such item;

(m) (i) any non-cash deemed finance Charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts;

(n) earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments, including in connection with any acquisition or Investment permitted hereunder or in respect of any acquisition consummated prior to the Closing Date;

(o) [reserved];

(p) (A) Transaction Costs and Charges or other costs incurred in connection with the Separation Transactions, (B) any Charge incurred (1) in connection with any transaction (in each case, regardless of whether consummated), whether or not permitted under this Agreement, including any issuance and/or incurrence of Indebtedness and/or any issuance and/or offering of Capital Stock, any Investment, any acquisition, any Disposition, any recapitalization, any merger, consolidation or amalgamation, any option buyout or any repayment, redemption, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction or in connection with becoming a standalone company (including duplicative integration costs or similar duplicate or increased costs in respect of any transition services agreement) and/or (2) in connection with any public offering (whether or not consummated), (C) the amount of any Charge that is actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of expense paid during such period, any excess amount received may be carried forward and applied against any expense in any future period); provided that in respect of any reimbursable Charge that is added back in reliance on clause (C) above, such relevant Person in good faith expects to receive reimbursement for such Charge within the next four Fiscal Quarters (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within the next four Fiscal Quarters) and/or (D) Public Company Costs;

(q) any Charge incurred or accrued in connection with any single or one-time event (as determined in good faith by such Person), including in connection with (A) the Transactions and/or any acquisition consummated after the Closing Date (including legal, accounting and other professional fees and expenses incurred in connection with acquisitions and other Investments made prior to the Closing Date), (B) the closing, consolidation or reconfiguration of any facility during such period or (C) one-time consulting costs;

(r) any Charge attributable to the undertaking and/or implementation of new initiatives, business optimization activities, cost savings initiatives (including Cost Saving Initiatives), cost rationalization programs, operating expense reductions and/or cost synergies and/or similar initiatives and/or programs (including in connection with any integration, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any office or facility opening and/or pre-opening), including the following: any inventory optimization program and/or any curtailment, any business optimization Charge, any restructuring Charge (including any Charge relating to any tax restructuring), any Charge relating to the closure or consolidation of any office or facility (including but not limited to rent termination costs, moving costs and legal costs), any systems implementation Charge, any severance Charge, any one time compensation Charge, any Charge relating to entry into a new market, any Charge relating to rights fee arrangements (including any early terminations thereof), any Charge relating to any strategic initiative or contract, any signing Charge, any Charge relating to any entry into new markets or contracts (including, without limitation, any renewals, extensions or other modifications thereof) or new product introductions or exiting a market, contract or product, any retention or completion Charge or bonus, any recruiting Charge, any lease run-off Charge, any expansion and/or relocation Charge, any Charge associated with any modification or curtailment to any pension and post-retirement employee benefit plan (including any settlement of pension liabilities), any software or other intellectual property development Charge, any Charge associated with new systems design, any implementation Charge, any transition Charge, any Charge associated with improvements to IT or accounting functions, losses related to temporary decreases in work volume and expenses related to maintaining underutilized personnel, any transition Charge, any project startup Charge, any Charge in connection with new operations, any Charge in connection with unused warehouse space, any Charge relating to a new contract, any consulting Charge, any corporate development Charge, any employee ramp up Charges and/or any Charges related to underutilized personnel (including duplicative personnel);

(s) non-cash compensation Charges and/or any other non-cash Charges arising from the granting of any stock, stock option or similar arrangement (including any profits interest or phantom stock), the granting of any restricted stock, stock appreciation right and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, restricted stock, stock appreciation right, profits interest, phantom stock or similar arrangement or the vesting of any warrant); and

(t) to the extent such amount would otherwise increase Consolidated Net Income, Taxes paid (including pursuant to any Tax sharing arrangement) in cash (including, to the extent paid in cash, Taxes arising out of any tax examination).

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, Consolidated Net Income will include the proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as the Borrower in good faith expects to receive such proceeds within the next four Fiscal Quarters (with a deduction in the applicable future period for any amount so added back to the extent not so received within the next four Fiscal Quarters)).

“Consolidated Secured Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on any asset or property of such Person or its Restricted Subsidiaries; provided that “Consolidated Secured Debt” shall be calculated after applying or netting (as applicable) the Netted Amounts.

“Consolidated Total Assets” means, as to any Person, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.

“Consolidated Total Debt” means, as to any Person at any date of determination, the aggregate principal amount of all third party debt for borrowed money (including LC Disbursements that have not been reimbursed within three Business Days and the outstanding principal balance of all Indebtedness of such Person represented by notes, bonds and similar instruments), Finance Leases and purchase money Indebtedness (but excluding in each case, for the avoidance of doubt, undrawn letters of credit), in each case as reflected on a balance sheet of such Person prepared in accordance with GAAP; provided that “Consolidated Total Debt”, “Consolidated First Lien Debt” and “Consolidated Secured Debt” shall in each case (but without duplication) be calculated (for all purposes hereunder, including as a component of the definitions of Consolidated First Lien Debt, Consolidated Secured Debt and Total Leverage Ratio, and

any applications of such definitions) (i) net of the Unrestricted Cash Amount, (ii) to exclude any obligation, liability or Indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or Indebtedness, and thereafter such funds and evidences of such obligation, liability or Indebtedness or other security so deposited are not included in the calculation of the Unrestricted Cash Amount, (iii) to exclude any obligation, liability or indebtedness of such Person to the extent that, upon or after the issuance thereof, such obligation, liability or indebtedness is secured by the cash proceeds thereof and/or other amounts provided by or on behalf of such Person pursuant to an escrow or similar arrangement, and for so long as such obligation, liability or indebtedness is so secured, such cash proceeds and other amounts are not included in the calculation of the Unrestricted Cash Amount, (iv) to exclude obligations under any Derivative Transaction, any Qualified Receivables Facility, or under any Indebtedness that is non-recourse to the Borrower and its Restricted Subsidiaries and (~~iv~~v ) to exclude obligations under any Non-Finance Lease Obligation (items (i) through (~~iv~~v) of this proviso, the “Netted Amounts”). For the avoidance of doubt, Consolidated Total Debt shall be calculated in accordance with GAAP, pursuant to the terms of Section 1.04(a)(i).

“Consolidated Working Capital” means, as at any date of determination, the excess of Current Assets over Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period; provided that there shall be excluded (a) the effect of reclassification during such period between current assets and long term assets and current liabilities and long term liabilities (with a corresponding restatement of the prior period to give effect to such reclassification), (b) the effect of any Disposition of any Person, facility or line of business or acquisition of any Person, facility or line of business during such period, (c) the effect of any fluctuations in the amount of accrued and contingent obligations under any Hedge Agreement and (d) the application of purchase or recapitalization accounting.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantor” has the meaning assigned to such term in Section 7.02(a).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Indebtedness” means Indebtedness of the Borrower or any Restricted Subsidiary (which may be guaranteed by the Guarantors or any Restricted Subsidiary) permitted to be incurred hereunder that is either (a) convertible into or exchangeable for Capital Stock of the Borrower (and cash in lieu of fractional shares) or cash (in an amount determined by reference to the price of such Capital Stock or a market measure of such Capital Stock), or a combination thereof or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for Qualified Capital Stock of the Borrower or cash (in an amount determined by reference to the price of such Qualified Capital Stock).

“Copyright” means all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations and copyright applications.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“CORRA Borrowings” means Term CORRA Borrowings and Daily Compounded CORRA Borrowings.

“Cost Saving Initiative” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit N delivered by a Loan Party pursuant to Section 5.12 or a similar agreement, in form and substance reasonably acceptable to the Administrative ~~Agents~~Agent, pursuant to which any Loan Party becomes a Guarantor hereunder. Such Counterpart Agreement may, if reasonably requested by the Borrower, include limitations on guarantees applicable to such Restricted Subsidiary and required or advisable under applicable Requirements of Law.

“Covered Agreement” has the meaning assigned to such term in Section 6.03(d).

“Credit Extension” means each of (i) the making of a Revolving Loan or Swingline Loan or (ii) the issuance, amendment, modification, renewal or extension of any Letter of Credit (other than any such amendment, modification, renewal or extension that does not increase the Stated Amount of the relevant Letter of Credit).

“Credit Facilities” means the Revolving Facility and the Term Facility.

“Current Assets” means, at any date, all assets of the Borrower and its Restricted Subsidiaries which under GAAP would be classified as current assets (excluding any (i) cash or Cash Equivalents (including cash and Cash Equivalents held on deposit for third parties by the Borrower and/or any Restricted Subsidiary), (ii) permitted loans to third parties, (iii) deferred bank fees and derivative financial instruments related to Indebtedness, (iv) the current portion of current and deferred Taxes and (v) assets held for sale or pension assets).

“Current Liabilities” means, at any date, all liabilities of the Borrower and its Restricted Subsidiaries which under GAAP would be classified as current liabilities, other than (i) current maturities of long term debt, (ii) outstanding revolving loans and letter of credit exposure, (iii) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (iv) obligations in respect of derivative financial instruments related to Indebtedness, (v) the current portion of current and deferred Taxes, (vi) liabilities in respect of unpaid earnouts, (vii) accruals relating to restructuring reserves, (viii) liabilities in respect of funds of third parties on deposit with the Borrower and/or any Restricted Subsidiary, (ix) the current portion of any Finance Lease and the current portion of any Non-Finance Lease Obligation that is otherwise required to be capitalized, (x) any liabilities recorded in connection with stock based awards, partnership interest based awards, awards of profits interests, deferred compensation awards and similar initiative based compensation awards or arrangements ~~and~~, (xi) any accrued professional liability risks and/or any amounts relating to litigations, judgments and/or settlements, (xii) the current portion of any current or deferred pension plan liabilities and (xiii) the current portion of any other long term liability for borrowed money.

“Customary Term A Loans” means any term loans that are syndicated primarily to Persons regulated as banks in the primary syndication thereof, that, when made, have scheduled amortization of at least 2.5% per year prior to maturity, and that contain other provisions customary for “term A loans,” as reasonably determined by the Borrower in consultation with the ~~Applicable~~ Administrative Agent.

“Daily Compounded CORRA” means, for any day, CORRA for the day that is five (5) Business Days prior to (i) if such day is a Business Day, such day or (ii) if such day is not a Business Day, the Business Day immediately preceding such day, in each case, with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback) being established by the Administrative Agent in accordance with the methodology and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded CORRA for business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion; and provided that if the administrator has not provided or published CORRA and a Benchmark Replacement Date with respect to CORRA has not occurred, then, in respect of any day for which CORRA is required, references to CORRA will be deemed to be references to the last provided or published CORRA; and provided that if Daily Compounded CORRA as so determined shall be less than zero, then Daily Compounded CORRA shall be deemed to be zero.

“Daily Compounded CORRA Borrowing” means a Borrowing comprised of Daily Compounded CORRA Loans.

“Daily Compounded CORRA Loan” means a Loan made pursuant to Section 2.01 that bears interest at a rate based on Daily Compounded CORRA.

“Debtor Relief Laws” means the Bankruptcy Code of the U.S., the BIA, the CCAA, the WURA and the CBCA, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, statutory management administration, reorganization, corporate arrangement or restructuring or similar debtor relief laws of the U.S. or any other applicable jurisdiction from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning assigned to such term in Section 2.11(b)(vi).

“Default” means any event or condition which upon notice, lapse of time or both would become an Event of Default.

“Defaulting Lender” means any Lender that has (a) defaulted in its obligations under this Agreement, including without limitation, to make a Loan within two Business Days of the date required to be made by it hereunder or to fund its participation in a Letter of Credit or Swingline Loan required to be funded by it hereunder within two Business Days of the date such obligation arose or such Loan, Letter of Credit or Swingline Loan was required to be made or funded, (b) notified ~~any~~the Administrative Agent, any Issuing Bank or the Swingline Lender or any Loan Party in writing that it does not intend to satisfy any such obligation or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within two Business Days after the request of ~~any~~the Administrative Agent or the Borrower, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by ~~any~~the Administrative Agent, (d) become (or any parent company thereof has become) insolvent or been determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, or the assets or management of which has been taken over by any Governmental Authority, (e) become (or any parent company thereof has become) the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment, unless in the case of any Lender subject to this clause (e), the Borrower and ~~each~~the Administrative Agent shall each have determined that such Lender intends, and has all approvals required to enable it (in form and substance satisfactory to the Borrower and ~~each~~the Administrative Agent), to continue to perform its obligations as a Lender hereunder or (f) become (or any parent company thereof has become) the subject of a Bail-In Action; provided that no Lender shall be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in such Lender or its parent by any Governmental Authority; provided that such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement to which such Lender is a party.

“Defined Benefit Plan” means any Canadian Employee Benefit Plan which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Delaware Divided LLC” means any Delaware LLC formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, excluding, for the avoidance of doubt, any investment property (within the meaning of the UCC) or any account evidenced by an instrument or negotiable certificate of deposit (within the meaning of the UCC).

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided, that (i) no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of the Borrower or its subsidiaries shall constitute a Derivative Transaction and (ii) no Packaged Right, Permitted Bond Hedge Transaction or Permitted Warrant Transaction shall, in each case, constitute a Derivative Transaction.

“Designated Loans” has the meaning assigned to such term in Section 1.12(e).

“Designating Lender” has the meaning assigned to such term in Section 1.12(e).

“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith) of non-Cash consideration received by the Borrower or any Restricted Subsidiary in connection with any Disposition pursuant to Section 6.07(h) and/or Section 6.08 that is designated as Designated Non-Cash Consideration (which amount will be reduced by the amount of Cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to Cash or Cash Equivalents).

“Discount Range” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Disposition” or “Dispose” means the sale, lease, sublease, Exclusive License or other disposition of any property of any Person, including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division. The fair market value of any assets or other property Disposed of shall be determined by the Borrower in good faith and shall be measured at the time provided for in Section 1.04(e). Notwithstanding any other provision of this Agreement, no license (or sub-license) transaction that is not an Exclusive License of property or assets of the Borrower or a Restricted Subsidiary to another Person shall constitute a Disposition.

“Disposition Consideration” means (a) for any Disposition (other than an Exclusive License), the fair market value of any assets sold, leased, subleased or otherwise disposed of and (b) for any Exclusive License, the aggregate cash payment paid to the Borrower or any Restricted Subsidiary on or prior to the consummation of the Exclusive License (and which, for the avoidance of doubt, shall not include any licensing royalty, earnout, milestone payment, contingent payment or any other deferred payment that may be payable thereafter).

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall constitute Disqualified Capital Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such conversion or exchange is in part, only such part coming into effect prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall constitute Disqualified Capital Stock), (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital

Stock), in whole or in part, which may come into effect prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to 91 days following such Latest Maturity Date at the time such Capital Stock is issued shall constitute Disqualified Capital Stock) or (d) ~~provides for~~requires the scheduled payments of dividends in Cash prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any change of control, public offering or any Disposition occurring prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the Termination Date.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Borrower or any Restricted Subsidiary, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations and (B) no Capital Stock held by any Permitted Payee shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means:

(a) (i) any Person identified as such in writing to the “left” Lead Arranger for the Third Amendment Term Loans on May 26, 2025 by way of email from the Borrower (or its attorneys on such date), (ii) any Person identified as such by the Borrower in writing after May 26, 2025 (and reasonably acceptable) to the Arrangers (or if after the Closing Date, to the Administrative Agent in place of the Arrangers), (iii) any Affiliate of any Person described in clauses (i) or (ii) above that is clearly identifiable as an Affiliate of such Person solely on the basis of the similarity of its name to the name of a Disqualified Institution and (iv) any other Affiliate of any Person described in clauses (i) or (ii) above that is identified by the Borrower in a written notice to the “left” Lead Arranger for the Third Amendment Term Loans (if prior to the Third Amendment Effective Date) or the Administrative Agent (if after the Third Amendment Effective Date) (other than Bona Fide Debt Funds other than such Bona Fide Debt Funds excluded pursuant to clause (a)(i) or (a)(ii) of this paragraph) (each such person described in clauses (i) through (iv) above, a “Disqualified Lending Institution”);

(b) (i) any Person that is or becomes a Company Competitor and/or any Affiliate of any Company Competitor (other than any Affiliate that is a Bona Fide Debt Fund) and is identified by the Borrower (or its attorneys) as such in writing to the Arrangers (if prior to the Closing Date) or the Administrative Agent (if after the Closing Date), (ii) any Affiliate of any Person described in clause (i) above (other than any Affiliate that is a Bona Fide Debt Fund) that is clearly identifiable as an Affiliate of such Person solely on the basis of the similarity of its name to the name of a Disqualified Institution and (iii) any other Affiliate of any Person described in clause (i) above that is identified by the Borrower in a written notice to the Arrangers (if prior to the Third Amendment Effective Date) or to the Administrative Agent (if after the Third Amendment Effective Date) (it being understood and agreed that no Bona Fide Debt Fund may be designated as a Disqualified Institution pursuant to this clause (iii), but such Bona Fide Debt Fund may be designated as a Disqualified Lending Institution pursuant to clause (a) above); and

(c) any Person that (i) has made an incorrect representation or warranty or deemed representation or warranty with respect to not being a Net Short Lender as provided in Section 9.02(e) or (ii) informs the Administrative Agent that it is a Net Short Lender;

it being understood and agreed that (w) changes or additions to the list of Disqualified Institutions shall be delivered at any time and from time to time via email to JPMDQ_Contact@jpmorgan.com (x) any additions to the list of Disqualified Institutions provided in writing pursuant to the above shall not become effective until three (3) Business Days following the submission of such addition in writing to the Administrative Agent, (y) no written notice delivered pursuant to clauses (a)(ii), (a)(iv), (b)(i) and/or (b)(iii) above shall apply retroactively to disqualify any Person that has previously acquired an assignment, participation interest or executed a trade that has not settled in any Loans if such Person was not a Disqualified Institution at the time of acquisition of such assignment, granting of such participation interest or execution of such trade. Notwithstanding the foregoing, the Borrower may, in respect of any assignment or participation, consent in writing to such assignment or participation being an assignment or participation to a Person that would otherwise be a Disqualified Institution (provided such writing includes a statement that the Borrower is aware such Person would otherwise be a Disqualified Institution), in which case such Person shall not be a Disqualified Institution solely for purposes of such assignment or participation.

“Disqualified Lending Institution” has the meaning assigned to such term in the definition of “Disqualified Institution”.

“Disqualified Person” has the meaning assigned to such term in Section 10.05(f).

“Disregarded U.S. Subsidiary” means any U.S. Subsidiary that has no material assets other than the Capital Stock and/or Indebtedness of one or more Specified Foreign Subsidiaries or other Disregarded U.S. Subsidiaries.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the ~~Applicable~~ Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other relevant date of determination) for the purchase of Dollars with such other currency.

“Dollars” or “$” refers to lawful money of the U.S.

“Drug Acquisition” means any acquisition (including any license or any acquisition of any license) solely or primarily of all or any portion of the rights in respect of one or more drugs or pharmaceutical products, whether in development or on market (including related IP Rights), but not of Capital Stock in any Person or any operating business unit.

“Dutch Auction” means an auction (an “Auction”) conducted by any Affiliated Lender (any such Person, the “Auction Party”) in order to purchase Initial Term Loans (or any Additional Term Loans), in accordance with the following procedures (as may be modified by such Affiliated Lender and the applicable “auction agent” in connection with a particular Auction transaction); provided that no Auction Party shall initiate any Auction unless (I) at least five Business Days have passed since the consummation of the most recent purchase of Term Loans pursuant to an Auction conducted hereunder; or (II) at least three Business Days have passed since the date of the last Failed Auction (or equivalent) which was withdrawn:

(a) Notice Procedures. In connection with any Auction, the Auction Party will provide notification to the Auction Agent (for distribution to the relevant Lenders) of the Term Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Auction Agent and shall (i) specify the maximum aggregate principal amount of the Term Loans subject to the Auction, in a minimum amount of $10,000,000 and whole increments of $1,000,000 in excess thereof (or, in any case, such lesser amount of such Term Loans then outstanding or which is otherwise reasonably acceptable to the Auction Agent and the ~~Term Facility Administrative Agent or the Incremental Term Facilities~~ Administrative Agent, as applicable (if different from the Auction Agent)) (the “Auction Amount”), (ii) specify the discount to par (which may be a range (the “Discount Range”) of percentages of the par principal amount of the Term Loans subject to such Auction), that represents the range of purchase prices that the Auction Party would be willing to accept in the Auction, (iii) be extended, at the sole discretion of the Auction Party, to (x) each Lender and/or (y) each Lender with respect to any Term Loan on an individual Class basis and (iv) remain outstanding through the Auction Response Date. The Auction Agent will promptly provide each appropriate Lender with a copy of the Auction Notice and a form of the Return Bid to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the date specified in the Auction Notice (or such later date as the Auction Party may agree with the reasonable consent of the Auction Agent) (the “Auction Response Date”).

(b) Reply Procedures. In connection with any Auction, each Lender holding the relevant Term Loans subject to such Auction may, in its sole discretion, participate in such Auction and may provide the Auction Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Auction Agent, and shall specify (i) a discount to par (that must be expressed as a price at which it is willing to sell all or any portion of such Term Loans) (the “Reply Price”), which (when expressed as a percentage of the par principal amount of such Term Loans) must be within the Discount Range and (ii) a principal amount of such Term Loans, which must be in whole increments of $1,000,000 (or, in any case, such lesser amount of such Term Loans of such Lender then outstanding or which is otherwise reasonably acceptable to the Auction Agent) (the “Reply Amount”). Lenders may only submit one Return Bid per Auction, but each Return Bid may contain up to three bids only one of which may result in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Auction Agent, an Assignment and Assumption with the dollar amount of the Term Loans to be assigned to be left in blank, which amount shall be completed by the Auction Agent in accordance with the final determination of such Lender’s Qualifying Bid pursuant to clause (c) below. Any Lender whose Return Bid is not received by the Auction Agent by the Auction Response Date shall be deemed to have declined to participate in the relevant Auction with respect to all of its Term Loans.

(c) Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Agent prior to the applicable Auction Response Date, the Auction Agent, in consultation with the Auction Party, will determine the applicable price (the “Applicable Price”) for the Auction, which will be the lowest Reply Price for which the Auction Party can complete the

Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Auction Party to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), the Auction Party shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Price equal to the highest Reply Price. The Auction Party shall purchase the relevant Term Loans (or the respective portions thereof) from each Lender with a Reply Price that is equal to or lower than the Applicable Price (“Qualifying Bids”) at the Applicable Price; provided that if the aggregate proceeds required to purchase all Term Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Auction Party shall purchase such Term Loans at the Applicable Price ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Auction Agent in its discretion). If a Lender has submitted a Return Bid containing multiple bids at different Reply Prices, only the bid with the lowest Reply Price that is equal to or less than the Applicable Price will be deemed to be the Qualifying Bid of such Lender (e.g., a Reply Price of $100 with a discount to par of 1.00%, when compared to an Applicable Price of $100 with a 2.00% discount to par, will not be deemed to be a Qualifying Bid, while, however, a Reply Price of $100 with a discount to par of 2.50% would be deemed to be a Qualifying Bid). The Auction Agent shall promptly, and in any case within five Business Days following the Auction Response Date with respect to an Auction, notify (I) the Borrower of the respective Lenders’ responses to such solicitation, the effective date of the purchase of Term Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount of the Term Loans and the tranches thereof to be purchased pursuant to such Auction, (II) each participating Lender of the effective date of the purchase of Term Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount and the tranches of Term Loans to be purchased at the Applicable Price on such date, (III) each participating Lender of the aggregate principal amount and the tranches of the Term Loans of such Lender to be purchased at the Applicable Price on such date and (IV) if applicable, each participating Lender of any rounding and/or proration pursuant to the second preceding sentence. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.

(d) Additional Procedures.

(i) Once initiated by an Auction Notice, the Auction Party may not withdraw an Auction other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender (each, a “Qualifying Lender”) will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Price.

(ii) To the extent not expressly provided for herein, each purchase of Term Loans pursuant to an Auction shall be consummated pursuant to procedures consistent with the provisions in this definition, established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(iii) In connection with any Auction, the Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Auction, the payment of customary fees and expenses by the Auction Party in connection therewith as agreed between the Auction Party and the Auction Agent.

(iv) Notwithstanding anything in any Loan Document to the contrary, for purposes of this definition, each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon the Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(v) The Borrower and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this definition by itself or through any Affiliate of the Auction Agent and expressly consent to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any purchase of Term Loans provided for in this definition as well as activities of the Auction Agent.

“ECF Deductions” has the meaning assigned to such term in Section 2.11(b)(i)(B).

“ECF Prepayment Amount” has the meaning assigned to such term in Section 2.11(b)(i).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, as to any Indebtedness, the effective yield applicable thereto calculated by the ~~Term Facility~~ Administrative Agent ~~or the Incremental Term Facilities Administrative Agent, as applicable,~~ in consultation with the Borrower in a manner consistent with generally accepted financial practices, taking into account (a) interest rate margins, (b) interest rate floors (subject to the proviso set forth below), (c) any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination and (d) original issue discount and upfront or similar fees actually provided in the primary syndication of such Indebtedness as on file with the Administrative Agent (based on an assumed four-year average life to maturity or lesser remaining average life to maturity), but excluding (i) any advisory, arrangement, commitment, consent, structuring, success, underwriting, ticking, unused line fees, amendment fees and/or any similar fees payable in connection therewith (regardless of whether any such fees are paid to or shared in whole or in part with any lender) and (ii) any other fee that is not paid directly by the Borrower generally to all relevant lenders ratably (or, if only one lender (or affiliated group of lenders) is providing such Indebtedness, are fees of the type not customarily shared with lenders generally); provided, that with respect to any Indebtedness that includes a “floor”, that (A) to the extent that the Eurocurrency Rate (for an Interest Period of three months) or Alternate Base Rate (in each case without giving effect to any floor specified in the definitions thereof on the date on which the Effective Yield is being calculated) is less than such floor, the amount of such difference will be deemed added to the interest rate margin applicable to such Indebtedness for purposes of calculating the Effective Yield and (B) to the extent that the Eurocurrency Rate (for an Interest Period of three months) or Alternate Base Rate (in each case, without giving effect to any floor specified in the definitions thereof) is greater than such floor, the floor will be disregarded in calculating the Effective Yield.

“Eligible Assignee” means (a) any Lender, (b) any commercial bank, insurance company, finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of any Lender, (d) any Approved Fund of any Lender or (e) to the extent permitted under Section 10.05(g), any Affiliated Lender; provided that in any event, “Eligible Assignee” shall not include (i) any natural person or any investment vehicle established primarily for the benefit of a natural person, (ii) any Disqualified Institution or Defaulting Lender or (iii) except as permitted under Section 10.05(g), the Borrower or any of its Affiliates.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA) which is sponsored, maintained or contributed to by, or required to be contributed to by, the Borrower or any of its Restricted Subsidiaries.

“Environmental Claim” means any written investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order, decree or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law or (b) in connection with any actual or alleged Release or threat of Release of any Hazardous Materials.

“Environmental Laws” means any and all applicable foreign or domestic, federal, state, provincial or local (or any subdivision thereof), statutes, ordinances, orders, decrees, rules, regulations, judgments, Governmental Authorizations, or any other applicable binding requirements of Governmental Authorities or the common law relating to (a) pollution or the protection of the environment or natural resources, occupational safety and health and industrial hygiene (to the extent relating to the exposure to hazardous materials) or other environmental matters or (b) any Hazardous Materials Activity or any exposure to any hazardous material.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is (a) a member of a controlled group of corporations within the meaning of Section 414(b) of the Code with the Borrower or any of its Restricted Subsidiaries or (b) a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code with the Borrower or any of its Restricted Subsidiaries or (c) for purposes of provisions relating to Section 302 of ERISA or Section 412 of the Code, treated as a “single employer” with the Borrower or any of its Restricted Subsidiaries under Section 414(m) or (o) of the Code.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the 30-day notice period has been waived), (b) the failure of any Pension Plan to satisfy a minimum funding standard under Section 412 of the Code, (c) the filing of any request for, or receipt of, a minimum funding waiver under Section 412 of the Code with respect to any Pension Plan, (d) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) or Section 302 of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, (e) the withdrawal by the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower or any of its Restricted Subsidiaries pursuant to Section 4063 or 4064 of ERISA, (f) the institution by the PBGC of proceedings to terminate any Pension Plan, (g) the imposition of liability on the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, (h) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) of the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate from any Multiemployer Plan if there is any potential liability under Title IV of ERISA for Borrower or any of its Restricted Subsidiaries, (i) the receipt by the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate of notice from any Multiemployer Plan that it is insolvent pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA or (j) the incurrence of liability or the imposition of a Lien pursuant to Section 436 or 430(k) of the Code or pursuant to Title IV of ERISA with respect to any Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBO Screen Rate” means ~~rate per annum determined by the Revolving Facility Administrative Agent to be~~ the Euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for ~~deposits in Euros (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period displayed~~the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of 11:00 a.m. Brussels time ~~two TARGET Days prior to the commencement of such Interest Period~~on such date of determination. If such page or service ceases to be available, the ~~Revolving Facility~~ Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union.

“Eurocurrency Rate” means:

(i) for any Interest Period as to any Eurocurrency Rate Loan denominated in Dollars, the Term SOFR with tenor equal to such Interest Period, plus the Applicable SOFR Adjustment for ~~such~~each Interest Period; and

(ii) for any Interest Period as to any Eurocurrency Rate Loan denominated in Euros, the EURIBO Screen Rate ~~with tenor equal to~~ , two TARGET Days prior to the commencement of such Interest Period ~~(or if the EURIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the “Eurocurrency Rate” with respect to such Eurocurrency Rate Loan denominated in Euros for such Interest Period shall be the Interpolated Rate);~~;

provided that (a) solely with respect to the ~~Initial~~Third Amendment Revolving Loans, if any such rate determined pursuant to the preceding clauses (i) or (ii) is less than zero, the Eurocurrency Rate will be deemed to be zero, (b) solely with respect to the ~~Initial Term Loans, if any such rate determined pursuant to the preceding clauses (i) or (ii) is less than 0.50%, the Eurocurrency Rate will be deemed to be 0.50% and (c) solely with respect to the First Incremental Term Loans and the Second~~First Incremental Term Loans, if any such rate determined pursuant to the preceding clauses (i) or (ii) is less than zero, the Eurocurrency Rate will be deemed to be zero and (c) solely with respect to the Third Amendment Term Loans, if any such rate determined pursuant to the preceding clauses (i) or (ii) is less than zero, the Eurocurrency Rate will be deemed to be zero.

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Excess Cash Flow” means, for any Excess Cash Flow Period, an amount (if positive) equal to:

(a) the sum, without duplication, of the amounts for such period of the following:

(i) Consolidated Adjusted EBITDA for such period without giving effect to clause (b)(x) of the definition thereof, plus

(ii) the Consolidated Working Capital Adjustment for such period, plus

(iii) cash gains of the type described in clauses (b), (c), (d), (e) and (f) of the definition of “Consolidated Net Income”, to the extent not otherwise included in calculating Consolidated Adjusted EBITDA (except to the extent such gains consist of proceeds utilized in calculating Net Proceeds falling under paragraph (a) of the definition thereof or Net Insurance/Condemnation Proceeds subject to Section 2.11(b)(ii)), plus

(iv) to the extent not otherwise included in the calculation of Consolidated Adjusted EBITDA for such period, cash payments received by the Borrower or any of its Restricted Subsidiaries with respect to amounts deducted from Excess Cash Flow in a prior period pursuant to clause (b)(iv) below, minus

(b) the sum, without duplication, of the amounts for such period (or, in the case of clauses (b)(i), (b)(ii), (b)(iv), (b)(vi), (b)(vii), (b)(viii), (b)(ix), (b)(x) and (b)(xi) at the option of the Borrower, amounts after such period to the extent paid prior to the date of the applicable Excess Cash Flow payment) of the following:

(i) the aggregate principal amount of (A) all optional prepayments of, or other Cash payments to reduce the outstanding amount of, Indebtedness (other than any (1) optional prepayment of, or other Cash payments to reduce the outstanding amount of, Indebtedness that is deducted in calculating the amount of any Excess Cash Flow payment in accordance with Section 2.11(b)(i) or (2) revolving Indebtedness except to the extent any related commitment is permanently reduced in connection with such repayment), (B) all mandatory prepayments and scheduled repayments of Indebtedness and (C) the aggregate amount of any premiums, make-whole or penalty payments actually paid in Cash by the Borrower and/or any Restricted Subsidiary that are or were required to be made in connection with any prepayment of Indebtedness, in each case, except to the extent financed with long-term funded Indebtedness (other than revolving Indebtedness), plus

(ii) amounts added back under (A) clauses (b)(i) and (b)(ii) of the definition of “Consolidated Adjusted EBITDA” to the extent paid or payable in Cash or (B) ~~clause~~ clauses (b)(vi) and (b)(xvii) of the definition of “Consolidated Adjusted EBITDA”, plus

(iii) any foreign transactional or translation losses paid or payable in Cash (including any currency re-measurement of Indebtedness, any net gain or loss resulting from Hedge Agreements for currency exchange risk resulting from any intercompany Indebtedness, any foreign currency translation or transaction or any other currency-related risk) to the extent included in calculating Consolidated Adjusted EBITDA, plus

(iv) amounts added back under (A) clauses (b)(viii), (b)(x), (b)(xii), (b)(xiv), (b)(xv), (b)(xviii), (b)(xix) or (b)(xx) of the definition of “Consolidated Adjusted EBITDA” or (B) the last paragraph of the definition of Consolidated Net Income with respect to business interruption insurance, in each case to the extent such amounts have not yet been received by the Borrower or its Restricted Subsidiaries, plus

(v) an amount equal to (A) all Charges either (1) excluded in calculating Consolidated Net Income or (2) added back in calculating Consolidated Adjusted EBITDA, in each case, to the extent paid or payable in Cash and (B) all non-Cash credits included in calculating Consolidated Net Income or Consolidated Adjusted EBITDA, plus

(vi) to the extent not expensed (or exceeding the amount expensed) during such period or not deducted (or exceeding the amount deducted) in calculating Consolidated Net Income, the aggregate amount of Charges paid or payable in Cash by the Borrower and its Restricted Subsidiaries during such period, other than to the extent financed with long-term funded Indebtedness (other than revolving Indebtedness), plus

(vii) Cash payments (other than in respect of Taxes, which are governed by clause (ii) above) made during such period for any liability the accrual of which in a prior period did not reduce Consolidated Adjusted EBITDA and therefore increased Excess Cash Flow in such prior period (provided there was no other deduction to Consolidated Adjusted EBITDA or Excess Cash Flow related to such payment), except to the extent financed with long term funded Indebtedness (other than revolving Indebtedness), plus

(viii) amounts paid in Cash (except to the extent financed with long term funded Indebtedness (other than revolving Indebtedness)) during such period on account of (A) items that were accounted for as non-Cash reductions of Consolidated Net Income or Consolidated Adjusted EBITDA in a prior period and (B) reserves or amounts established in purchase accounting to the extent such reserves or amounts are added back to, or not deducted from, Consolidated Net Income, plus

(ix) the amount of any payment of Cash to be amortized or expensed over a future period and recorded as a long-term asset, plus

(x) the amount of any Tax obligation of the Borrower and/or any Restricted Subsidiary that is estimated in good faith by the Borrower as due and payable (but is not currently due and payable) by the Borrower and/or any Restricted Subsidiary as a result of the repatriation of any dividend or similar distribution of net income of any Foreign Subsidiary to the Borrower and/or any Restricted Subsidiary, plus

(xi) Cash payments in respect of any Restricted Payments set forth in Sections 6.04(a)(iii), 6.04(a)(vi) and/or 6.04(a)(xiii) (or otherwise consented to by the Required Lenders) or any distributions, dividends or other similar payments made to the holders of any minority interest in any Restricted Subsidiary (other than any Restricted Payments, distributions, dividends or other similar payments that are deducted in calculating the amount of any Excess Cash Flow payment in accordance with Section 2.11(b)(i)); plus

(xii) the aggregate amount of any extraordinary, exceptional, unusual, special or non-recurring cash Charges paid or payable during such period (whether or not incurred in such Excess Cash Flow Period) that were excluded in calculating Consolidated Adjusted EBITDA (including any component definition used therein) for such period.

“Excess Cash Flow Period” means each full Fiscal Year of the Borrower ending after the Closing Date (commencing, for the avoidance of doubt, with the Fiscal Year ending on December 31, 2023).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Account” shall be as defined in each applicable Collateral Document.

“Excluded Assets” shall mean certain property excluded from the Collateral, including:

(1) any lease, license, contract or agreement to which any Loan Party is a party, and any of its rights or interest thereunder (or, with respect to clause (i), any other asset), if and to the extent that a security interest is prohibited by or in violation of (or would result in a loss of material rights under) (i) any law, rule or regulation applicable to such Loan Party, or (ii) a term, provision or condition of any such lease, license, contract or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code, the PPSA or principles of equity)); provided, however, that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition (or condition causing such violation, breach, termination or loss of right) shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in clause (i) or (ii) above; provided further that the exclusions referred to in this clause (1) shall not include any proceeds of any such lease, license, contract or agreement unless such proceeds result in the consequences described in this clause (1) after giving effect to the first proviso in this clause (1);

(2) any Excluded Securities;

(3) any “intent to use” (or similar) application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1 of the Lanham Act with respect thereto (or similar notice or filing), to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent to use application under applicable Federal law;

(4) any motor vehicles and any other asset subject to certificates of title to the extent that a Lien thereon cannot be perfected by the filing of “all assets” financing statements or similar filings under the UCC or any other equivalent law, including the PPSA in the applicable Loan Party’s jurisdiction of organization or, if applicable, where such asset is situated;

(5) any Letter-of-Credit Rights (other than any Letter-of-Credit-Rights constituting a Supporting Obligation (as defined in the UCC) for a receivable or other Collateral in which the Collateral Agent has a valid and perfected security interest) to the extent that a Lien thereon cannot be perfected by the filing of “all assets” financing statements or similar filings under the UCC or any other equivalent law, including the PPSA in the applicable Loan Party’s jurisdiction of organization;

(6) Excluded Accounts;

(7) any assets owned by any Loan Party on the date hereof or hereafter acquired and any proceeds thereof (or related assets) that are subject to a Lien securing Indebtedness incurred in connection with a Finance Lease, purchase money Indebtedness or other Indebtedness incurred to finance the acquisition of such assets permitted to be incurred pursuant to this Agreement to the extent and for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for applicable purchase money Indebtedness) validly prohibits the creation of any other Lien on such assets and proceeds in a manner permitted by Section 6.03;

(8) any property or assets in circumstances where the cost, burden or consequences (including adverse tax consequences) of obtaining or perfecting a security interest in such property or assets (including on account of any need to obtain consents or approvals, and the effect of the ability of the relevant Loan Party to conduct its operations and business in the ordinary course), as determined in good faith by the Borrower and the Administrative ~~Agents~~Agent in writing (which may be via email), are excessive in relation to the practical benefit afforded to the Secured Parties;

(9) any property constituting or that is the proceeds of aircraft, aircraft engines, satellites, ships or railroad rolling stock (unless any such property or assets are pledged as collateral in respect of any Incremental Equivalent Debt that is secured on a pari passu basis with the Obligations) to the extent that a Lien thereon cannot be perfected by the filing of “all assets” financing statements or similar filings under the UCC or any other equivalent law, including the PPSA in the applicable Loan Party’s jurisdiction of organization or, if applicable, where such asset is situated;

(10) any real property or real property interest that is not a Material Real Estate Asset;

(11) any governmental or regulatory license or state, provincial, municipal or local franchise, charter, consent, permit or authorization to the extent the granting of a security interest therein is prohibited or restricted thereby or by applicable Requirements of Law; provided, however, that any such asset will only constitute an Excluded Asset under this clause (11) to the extent such prohibition or restriction would not be rendered ineffective pursuant to applicable anti-assignment provisions of the UCC of any relevant jurisdiction, the PPSA or other similar applicable law; ~~and~~

(12) any asset or property (including Capital Stock) the grant or perfection of a security interest in which would result in material adverse tax or regulatory consequences to any Loan Party or any of its subsidiaries as determined by the Borrower in good faith in writing (which may be via email) following consultation with the Administrative ~~Agents~~Agent ; provided that this clause (12), as related to material adverse tax consequences, shall not apply to any asset or property that is owned by the Borrower or any of its Subsidiaries on the Closing Date and that is not an Excluded Asset on the Closing Date (determined without regard to this clause (12)); and

(13) any Receivables Facility Assets and related assets (or interests therein) sold or otherwise transferred to a Receivables Subsidiary or otherwise pledged, transferred or sold in connection with a Qualified Receivables Facility, factoring transaction or any similar arrangement permitted hereunder;

provided that for so long as any series of notes set forth on Schedule 6.02 shall remain outstanding, “Excluded Assets” shall not include any asset subject to a Lien securing such notes (for the avoidance of doubt, after giving effect to the exclusion of any asset from such Lien (or the Borrower’s (or its Subsidiary’s) entitlement to require the release of such Lien) by reference to the terms of this Agreement).

“Excluded Proceeds” has the meaning assigned to such term in Section 2.11(b)(ii).

“Excluded Security” shall mean (i) any Capital Stock or other security representing voting Capital Stock in any Specified Foreign Subsidiary or Disregarded U.S. Subsidiary, other than 65% of the issued and outstanding voting Capital Stock of such Specified Foreign Subsidiary or Disregarded U.S. Subsidiary (as applicable), (ii) any interest in a joint venture or non-wholly owned Subsidiary to the extent and for so long as the attachment of the security interest created hereby therein would violate any joint venture agreement, organization document, shareholders agreement or equivalent agreement relating to such joint venture or non-wholly owned Subsidiary; provided that Capital Stock in Subsidiaries of the Borrower the minority interest in which is held by management, directors or employees of the Borrower or its Subsidiaries or consists of rolled-over equity shall not be considered Excluded Securities, (iii) any Capital Stock the pledge of which in support of the Loan Document Obligations is otherwise prohibited by applicable law, (iv) any Capital Stock in the entities listed on a schedule to the Security Agreement solely to the extent that the transfer or assignment of such Capital Stock is prohibited by contractual requirements applicable to the grantor holding such Capital Stock, including the requirements of the organizational documents of the issuer of such Capital Stock; provided that the Capital Stock in any such entity shall no longer constitute an Excluded Security for purposes of the indenture if at any time the prohibitions on transfer or assignment of such Capital Stock are no longer applicable to such Person, (v) the Capital Stock of any Captive Insurance Subsidiary, Unrestricted Subsidiary, broker-dealer subsidiary, not-for-profit subsidiary ~~or~~, special purpose entity used for any permitted securitization facility, or Receivables Subsidiary, (vi) any Margin Stock, (vii) any Capital Stock issued by any Foreign Subsidiary (other than any Subsidiary incorporated or organized under the laws of the Canada, any province or territory thereof, Ireland or the Netherlands) and (viii) any Capital Stock that would otherwise be an Excluded Asset.

“Excluded Subsidiary” means:

(a) any Restricted Subsidiary that is not a Wholly-Owned Subsidiary,

(b) any Immaterial Subsidiary,

(c) any Restricted Subsidiary that is prohibited or restricted by law, rule or regulation or contractual obligation existing on the Closing Date or at the time such Restricted Subsidiary becomes a Subsidiary (in the case of contractual obligations not existing on the Closing Date, pursuant to a contractual obligation not entered into expressly in contemplation of such Restricted Subsidiary becoming a Subsidiary) from providing a Loan Guarantee or that would require a governmental (including regulatory) or third party consent, approval, license or authorization (in the case of contractual obligations, pursuant to a contractual obligation existing on the Closing Date or at the time such Restricted Subsidiary becomes a Subsidiary and not entered into expressly in contemplation of such Restricted Subsidiary becoming a Subsidiary) to provide a Loan Guarantee (including under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles) unless such consent has been received, it being understood that the Borrower and its subsidiaries shall have no obligation to obtain any such consent, approval, license or authorization,

(d) any not-for-profit subsidiary,

(e) any Captive Insurance Subsidiary or any subsidiary that is a broker-dealer,

(f) any special purpose entity (including a special purpose entity used for any permitted securitization or receivables facility or financing) and any Receivables Subsidiary,

(g) any Foreign Subsidiary (excluding any Subsidiary incorporated or organized under the laws of the Canada, any province or territory thereof, Ireland or the Netherlands),

(h) any Specified Foreign Subsidiary (including, for the avoidance of doubt, any Specified Foreign Subsidiary incorporated or organized under the laws of the Canada, any province or territory thereof, Ireland or the Netherlands),

(i) (i) any Disregarded U.S. Subsidiary and (ii) any Subsidiary that is a subsidiary of any Specified Foreign Subsidiary,

(j) any Unrestricted Subsidiary,

(k) any subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted by this Agreement that has assumed secured Indebtedness not incurred in contemplation of such Permitted Acquisition or other Investment and any Restricted Subsidiary thereof that guarantees such secured Indebtedness, in each case to the extent the terms of such secured Indebtedness prohibit such subsidiary from becoming a Guarantor,

(l) any Restricted Subsidiary if the provision of a Loan Guarantee could reasonably be expected to result in materially adverse tax or regulatory consequences to any Loan Party or any of its subsidiaries as determined by the Borrower in good faith following consultation with the Administrative ~~Agents~~Agent, provided that this clause (k) shall not apply to any Restricted Subsidiary that is a Subsidiary of the Borrower on the Closing Date and that is not an Excluded Subsidiary on the Closing Date (determined without regard to this clause (k)), and

(m) any other Restricted Subsidiary with respect to which, in the good faith judgment of the Administrative ~~Agents~~Agent and the Borrower, the burden or cost of providing a Loan Guarantee outweighs the benefits afforded thereby.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Loan Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Loan Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 3.20 of the Loan Guarantee and any other “keepwell”, support or other agreement for the benefit of such Loan Party) at the time the Loan Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If any Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to ~~any~~the Administrative Agent, any Lender, any Issuing Bank or required to be withheld or deducted from a payment to ~~any~~the Administrative Agent, any Lender or any Issuing Bank, (a) Taxes imposed on (or measured by) its net income or, in the case of Canada, capital (however denominated) and franchise Taxes (i) as a result of such recipient being organized or having its principal office or, in the case of any Lender, having its applicable lending office located in such jurisdiction (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any U.S. federal branch profits Taxes or any similar Taxes imposed by any other jurisdiction described in clause (a) or that are Other Connection Taxes, (c) in the case of a Lender, U.S. federal withholding Tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except (i) pursuant to an assignment or designation of a new lending office under Section 2.19 and (ii) to the extent that such Lender (or its assignor, if any) was entitled immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding Tax pursuant to Section 2.17, (d) any Taxes imposed as a result of a failure by such Administrative Agent, Lender or Issuing Bank to comply with Section 2.17(f), (e) any withholding Taxes imposed or collected pursuant to, or as a result of the application of, Section 899 of the Code (as proposed in the One Big Beautiful Bill Act) or any substantially similar provision, in each case, as finally enacted, or any substantially similar amended or successor provision, (f) any withholding Taxes imposed under FATCA and (~~f~~g) any Canadian federal withholding taxes imposed as a result of a Lender (i) not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with a Loan Party, (ii) being a “specified shareholder” (within the meaning of Subsection 18(5) of the Income Tax Act (Canada)) of a Loan Party (or the corporate partner or member of a Loan Party that is a partnership), or (iii) not dealing at arm’s length with such “specified shareholder” of a Loan Party (or the corporate partner or member of a Loan Party that is a partnership) (other than where the non-arm’s length relationship arises, or where the Lender becomes a “specified shareholder” or does not deal at arm’s length with such “specified shareholder”, solely as a result of the Lender having realized on any security granted under any Loan Document).

“Exclusive License” means any license to develop, commercialize, sell, market and promote any drug or pharmaceutical, surgical, medical or aesthetic product (the “Licensed Property”) with a term greater than five (5) years (unless terminable prior to such time without material penalty or premium by the licensor) and which provides for exclusive rights to develop, commercialize, sell, market and promote such Licensed Property within the United States; provided that an “Exclusive License” shall not include

(a) any license to import, export, distribute or sell any such Licensed Property (as applicable) on an exclusive basis within any particular geographic region or territory, (b) any licenses, which may be exclusive, to manufacture or package any such Licensed Property (as applicable), (c) any license to manufacture, use, offer for sale or sell any authorized generic version of such Licensed Property (as applicable) and (d) any license in connection with any companion diagnostics.

“Exclusive License Investment Amount” means the aggregate cash paid by the Borrower or its Restricted Subsidiaries on or prior to the consummation of an Exclusive License (and which, for the avoidance of doubt, shall not include any purchase price adjustment, licensing payment, royalty, earnout, milestone payment, contingent payment or any other deferred payment).

“Existing Credit Agreement” has the meaning assigned to such term in the Third Amendment.

“Existing Letter of Credit” means each letter of credit set forth on Schedule 1.01(b) to the Third Amendment.

“Expected Cost Savings” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Extended Revolving Credit Commitment” has the meaning assigned to such term in Section 2.23(a).

“Extended Revolving Loans” has the meaning assigned to such term in Section 2.23(a)(i).

“Extended Term Loans” has the meaning assigned to such term in Section 2.23(a)(ii).

“Extension” has the meaning assigned to such term in Section 2.23(a).

“Extension Amendment” means an amendment to this Agreement that is reasonably satisfactory to the ~~Applicable~~ Administrative Agent (to the extent required by Section 2.23) and the Borrower, executed by each of (a) the Borrower(s), (b) the ~~Applicable~~ Administrative Agent and (c) each Lender that has accepted the applicable Extension Offer pursuant hereto and in accordance with Section 2.23.

“Extension Offer” has the meaning assigned to such term in Section 2.23(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or, except with respect to Articles 5 and 6, hereof owned, leased, operated or used by the Borrower or any of its Restricted Subsidiaries or any of their respective predecessors or Affiliates.

~~“Facility Fee” has the meaning assigned to such term in Section 2.12(a).~~

“Failed Auction” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (i) the ratio of (A) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (B) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under the Loan Guarantee or any other Loan Document in respect of the Guaranteed Obligations.

“Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under the Loan Guarantee that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of any Requirement of Law; provided that, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Agreement, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above), any intergovernmental agreement, treaty or convention among Governmental Authorities (and any related legislation, rules or official administrative practice) implementing the foregoing.

“Federal Assignment of Claims Act” means the Federal Assignment of Claims Act (41 U.S.C. § 15).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that if the Federal Funds Effective Rate for any day is less than zero, the Federal Funds Rate for such day will be deemed to be zero.

“Fee Letter” means each Agency Fee Letter, dated as of May 10, 2022, by and among, inter alios, the Borrower ~~and each Administrative Agent~~, Goldman Sachs Bank USA and Citibank, N.A.

“Finance Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP (but subject to Section 1.04(c)), is or should be accounted for as a finance lease on the balance sheet of that Person; provided, that for the avoidance of doubt, the amount of obligations attributable to any Finance Lease shall be the amount thereof accounted for as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided, further, that the amount of obligations attributable to any Finance Lease shall exclude any capitalized operating lease liabilities resulting from the adoption of ASC 842, Leases.

“Financial Covenant” means~~, prior to the Investment Grade Trigger Date, the covenants~~ the covenant in Section 6.15 ~~and, on and after the Investment Grade Trigger Date, the covenants in Section 6.21~~.

“Financial Covenant Standstill” has the meaning assigned to such term in Section 8.01(c).

“First Incremental Amendment” means that First Incremental Amendment, dated as of the First Incremental Amendment Date, among the Borrower, the other Loan Parties party thereto, the Lenders party thereto, the ~~Incremental Term Facilities~~ Administrative Agent and ~~the Term Facility Administrative Agent~~Goldman Sachs Bank USA.

“First Incremental Amendment Date” means September 29, 2023.

“First Incremental Arrangers” means JPM, Goldman Sachs, Citigroup Global Markets Inc. and Barclays Bank PLC, each in their capacity as a joint lead arranger and bookrunner for the First Incremental Term Loans, and Wells Fargo Securities LLC, DNB Markets, Inc., HSBC Securities (USA) Inc., Deutsche Bank Securities Inc. and Truist Securities, Inc., each in their capacity as a co-manager for the First Incremental Term Loans.

“First Incremental Fee Letter” means the Amended and Restated Takeout Agent Fee Letter, dated as of July 24, 2023, by and between the Borrower and the ~~Incremental Term Facilities~~ Administrative Agent.

“First Incremental Loan Installment Date” has the meaning assigned to such term in Section  2.10(a)(~~ii~~i).

“First Incremental Term Lender” means any Person with a commitment to make First Incremental Term Loans or an outstanding First Incremental Term Loan.

“First Incremental Term Loan Maturity Date” means the date that is five years after the First Incremental Amendment Date.

~~“First Incremental Term Loan Soft Call Termination Date” has the meaning assigned to such term in Section 2.12(f)(ii).~~

“First Incremental Term Loans” means the Term Loans funded pursuant to the First Incremental Amendment on the First Incremental Amendment Date, the proceeds of which shall be used to consummate the First Incremental Transactions, to pay fees and expenses in connection with the foregoing and for general corporate purposes or other actions or purposes permitted hereunder.

“First Incremental Transactions” means the entering into of the First Incremental Amendment, the incurrence of the First Incremental Term Loans, the consummation of the Acquisition, and the payment of all fees, expenses and other costs incurred in connection with the foregoing.

“First Lien Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated First Lien Debt as of such date to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended or the Test Period otherwise specified where the term “First Lien Leverage Ratio” is used in this Agreement, in each case for the Borrower and its Restricted Subsidiaries.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that, subject to any Acceptable Intercreditor Agreement, such Lien is senior in priority to any other Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower ending December 31 of each calendar year, as such fiscal year end may be adjusted in accordance with the terms of this Agreement.

“Fitch” means Fitch Ratings, Inc., or any successor to its rating agency business.

“Five Year Notes” has the meaning assigned to such term in the definition of Incremental Equivalent Debt.

“Fixed Amount” has the meaning assigned to such term in Section 1.04(g).

“Flood Hazard Property” means any Material Real Estate Asset subject to a Mortgage if any building included in such Material Real Estate Asset is located in an area designated by the Federal Emergency Management Agency as having special flood hazards.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994, (iv) the Flood Insurance Reform Act of 2004 and (v) the Biggert-Waters Flood Insurance Reform Act of 2012, each as now or hereafter in effect or any successor statute thereto, and in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a U.S. Subsidiary.

“Funding Account” has the meaning assigned to such term in Section 2.03(h).

“Funding Guarantor” has the meaning assigned to such term in Section 7.02(a).

“GAAP” means generally accepted accounting principles in the U.S. in effect and applicable to the accounting period in respect of which reference to GAAP is made.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the U.S., Canada, a province or territory of Canada, a foreign government or any political subdivision of either thereof.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” has the meaning assigned to such term in Section 10.05(e).

“Guarantee” of or by any Person (solely for purposes of this definition, the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guaranteed Obligations” has the meaning assigned to such term in Section 7.01.

“Guarantor” means (i) the Borrower (other than with respect to its own Obligations) and (ii) each Subsidiary Guarantor from time to time.

“Hazardous Materials” means any chemical, material, substance or waste, or any constituent thereof, which is prohibited, limited or regulated by any Environmental Law due to its hazardous, toxic or similar characteristics, including any chemical, material, substance or waste defined or listed as “hazardous” or “toxic” in any Environmental Law.

“Hazardous Materials Activity” means the use, manufacture, storage, Release, threatened Release, discharge, generation, transportation, processing, treatment, abatement, removal, investigation, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between any Loan Party or any Restricted Subsidiary and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002, as in effect from time to time (subject to the provisions of Section 1.04), to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary of the Borrower (1) that does not have assets, when taken together with each other Immaterial Subsidiary, in excess of 15% of Consolidated Total Assets of the Borrower and its Restricted Subsidiaries and (2) that does not contribute Consolidated Adjusted EBITDA, when taken together with the Consolidated Adjusted EBITDA contributed by each other Immaterial Subsidiary, in excess of 15% of the Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries, in each case, as of the last day of the most recently ended Test

Period; provided that Immaterial Subsidiaries organized under the laws of Canada or the United States shall not (A) have assets, in the aggregate, in excess of 5% of Consolidated Total Assets of the Borrower and its Restricted Subsidiaries or (B) contribute Consolidated Adjusted EBITDA, in the aggregate, in excess of 5% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries~~; provided further, that at all times prior to the first delivery of financial statements pursuant to Section 5.01(a) or (b), this definition shall be applied based on the equivalent pro forma consolidated financial statements of the Borrower delivered pursuant to Section 4.01~~. For the avoidance of doubt, the Borrower may elect for a Restricted Subsidiary that is an Immaterial Subsidiary to provide a Loan Guarantee, but not pledge any Collateral that would otherwise be required, in which case such Immaterial Subsidiary shall continue to be counted as such for purposes of determinations hereunder. The Restricted Subsidiaries on Schedule 1.01(e) are designated Immaterial Subsidiaries as of the Closing Date.

“Incremental Cap” means:

(a) the Shared Incremental Amount, plus

(b) in the case of any Incremental Facility or Incremental Equivalent Debt that effectively extends the Maturity Date with respect to any Class of Loans and/or commitments hereunder, an amount equal to the portion of the relevant Class of Loans or commitments that will be replaced by such Incremental Facility or Incremental Equivalent Debt, plus

(c) in the case of any Incremental Facility or Incremental Equivalent Debt that effectively replaces any Revolving Credit Commitment or Term Loan terminated in accordance with Section 2.19 hereof, an amount equal to the relevant terminated Revolving Credit Commitment or Term Loan, plus

(d) (i) the amount of any optional prepayment of any Loan (including any Incremental Loan) in accordance with Section 2.11(a) and/or the amount of any permanent reduction of any Revolving Credit Commitment, (ii) the amount of any optional prepayment, redemption, repurchase or retirement of Incremental Equivalent Debt ~~incurred pursuant to the Shared Incremental Amount~~, (iii) the amount of any optional prepayment, redemption, repurchase or retirement of any Replacement Term Loans or Loans under any Replacement Revolving Facility (to the extent accompanied by a permanent reduction in commitments) or any borrowing or issuance of Replacement Debt previously applied to the permanent prepayment of any Loan hereunder or of any Incremental Equivalent Debt, (iv) the aggregate amount of any Indebtedness referred to in clauses (i) through (iii) repaid or retired resulting from any assignment of such Indebtedness to (and/or assignment and/or purchase of such Indebtedness by) the Borrower and/or any Restricted Subsidiary; provided that for each of clauses (i) through (iv), the relevant prepayment, redemption, repurchase, retirement, assignment and/or purchase was not funded with the proceeds of any long-term Indebtedness (other than revolving Indebtedness), plus

(e) an unlimited amount so long as, in the case of this clause (e), on a Pro Forma Basis after giving effect to the incurrence of the Incremental Facility or the Incremental Equivalent Debt, as applicable, and the application of the proceeds thereof (without netting the cash proceeds thereof, but giving effect to any related Subject Transaction) and to any relevant Subject Transaction (and, in the case of any Incremental Revolving Facility or Incremental Equivalent Debt in the form of revolving loans or a revolving facility then being established, assuming a full drawing thereunder), (i) if such Indebtedness is secured by a Lien on any asset or property of the Borrower or any Restricted Subsidiary, the Secured Leverage Ratio does not exceed ~~3.25~~4.25:1.00 and (ii) if such Indebtedness is unsecured, at the election of the Borrower, either (A) the Total Leverage Ratio does not exceed ~~4.25~~5.25:1.00 or (B) the Interest Coverage Ratio is not less than 2.00:1.00;

provided that:

(1) any Incremental Facility and/or Incremental Equivalent Debt may be incurred under one or more of clauses (a) through (e) of this definition as selected by the Borrower in its sole discretion (provided that, in the case of clause (e), an Incremental Facility may be incurred only under clause (i) thereof),

(2) if any Incremental Facility or Incremental Equivalent Debt is intended to be incurred or implemented under clause (e) of this definition and any other clause of this definition in a single transaction or series of related transactions, (A) the incurrence of the portion of such Incremental Facility or Incremental Equivalent Debt to be incurred or implemented under clause (e) of this definition shall be calculated first without giving effect to any Incremental Facilities or Incremental Equivalent Debt to be incurred or implemented under any other clause of this definition, but giving full pro forma effect to the use of proceeds of the entire amount of such Incremental Facility or Incremental Equivalent Debt and the related transactions and (B) the incurrence of the portion of such Incremental Facility or Incremental Equivalent Debt to be incurred or implemented under the other applicable clauses of this definition shall be calculated thereafter,

(3) any portion of any Incremental Facility or Incremental Equivalent Debt that is incurred or implemented under clauses (a) through (d) of this definition, unless otherwise elected by the Borrower, shall automatically and without need for action by any Person, be reclassified as having been incurred under clause (e) of this definition if, at any time after the incurrence or implementation thereof, when financial statements required pursuant to Section 5.01(a) or (b) are delivered or, at the Borrower’s election, become internally available, such portion of such Incremental Facility or Incremental Equivalent Debt would, using the figures reflected in such financial statements, be (or have been) permitted under the First Lien Leverage Ratio, Secured Leverage Ratio, Total Leverage Ratio or Interest Coverage Ratio test, as applicable, set forth in clause (e) of this definition, ~~and~~

(4) in the case of any Incremental Equivalent Debt in the form of revolving loans or a revolving facility, if a full drawing thereunder is permitted at the time the commitments in respect thereof are established (as determined in accordance with Section 1.04(e) and, if applicable, clause (e) above), then the obligors thereunder may thereafter borrow, repay, prepay and reborrow amounts thereunder, in whole or in part, from time to time, without further compliance with the provisions of this definition~~.~~, and

(5) any ratio calculated for purposes of determining the “Incremental Cap” shall be calculated on a Pro Forma Basis after giving effect to the incurrence of any Incremental Facility or Incremental Equivalent Debt and the use of proceeds thereof ((a) assuming that the full amount of any Incremental Revolving Facility being established at such time is fully drawn and (b) treating any Indebtedness constituting delayed draw term loan commitments then being incurred as fully drawn), but without giving effect to any simultaneous incurrence of any (i) Revolving Loans or (ii) Incremental Facility or Incremental Equivalent Debt made pursuant to the Shared Incremental Amount) for the most recently ended Test Period as of such date and subject to Section 1.09 to the extent applicable.

“Incremental Commitment” means any commitment made by a lender to provide all or any portion of any Incremental Facility or Incremental Loans.

“Incremental Equivalent Debt” means any Indebtedness that satisfies the following conditions:

the aggregate outstanding principal amount thereof does not exceed the Incremental Cap as in effect at the time of determination (after giving effect to any reclassification on or prior to such date of determination),

(i) (A) subject to the Permitted Earlier Maturity Indebtedness Exception, unless such Indebtedness is in the form of revolving loans or a revolving facility, the Weighted Average Life to Maturity of such Indebtedness is no shorter than the remaining Weighted Average Life to Maturity of the ~~Initial Term Loans, the~~ First Incremental Term Loans or the ~~Second Incremental~~Third Amendment Term Loans and the final maturity date of such Indebtedness is no earlier than the ~~Initial Term Loan Maturity Date, the~~ First Incremental Term Loan Maturity Date or the ~~Second Incremental~~Third Amendment Term Loan Maturity Date and (B) if such Indebtedness is in the form of revolving loans or a revolving facility, such Indebtedness shall mature no earlier than, and require no scheduled mandatory commitment reduction prior to, the ~~Initial~~Third Amendment Revolving Credit Maturity Date, in each case as determined on the date of issuance or incurrence, as applicable, thereof; provided, that the foregoing limitations shall not apply to (i) customary bridge loans with a maturity date not longer than one year~~;~~, provided~~,~~ that any loans, notes, securities or other Indebtedness (other than revolving loans) which are exchanged for or otherwise replace such bridge loans (which may include, by automatic extension) shall be subject to the requirements of this clause (b), (ii) 364-day bridge loans ~~and~~, (iii) Customary Term A Loans, (iv) notes or other debt securities with a final stated maturity of five years or greater (and any additional or other notes or other debt securities issued under the same indenture or purchase agreement as such notes or other debt securities with a final stated maturity of no shorter than that of (x) such initially issued notes or other debt securities and/or (y) the 2025 Secured Notes (as applicable)) (any such notes referred to in this clause (iv), “Five Year Notes”) and (v) convertible notes or other convertible debt securities,

(ii) subject to clause (b), such Indebtedness may otherwise have an amortization schedule as determined by the Borrower and the lenders providing such Indebtedness,

(iii) if such Indebtedness is secured by assets that constitute Collateral, the holders of such Indebtedness (or a representative therefor) shall be party to an Acceptable Intercreditor Agreement,

(iv) such Indebtedness may provide for the ability to participate (A) on a pro rata basis or non-pro rata basis in any voluntary prepayment of Term Loans made pursuant to Section 2.11(a) and (B) to the extent secured on a pari passu basis with the ~~Initial~~Third Amendment Term Loans, on a pro rata basis (but not on a greater than pro rata basis other than in the case of a prepayment with proceeds of Indebtedness refinancing such Incremental Equivalent Debt) in any mandatory prepayment of Term Loans required pursuant to Section 2.11(b) or less than a pro rata basis with the then-outstanding Term Facility, and

(v) if any financial maintenance covenant is added to any such Indebtedness and such financial maintenance covenant is more favorable to the lenders under such Indebtedness than the Financial Covenant, either (x) such financial maintenance covenant shall only be applicable after the Latest Revolving Loan Maturity Date or (y) the Revolving Lenders shall also receive the benefit of such more favorable financial maintenance covenant (together with, at the election of the Borrower, any applicable “equity cure” (or equivalent) provisions with respect thereto).

“Incremental Facilities” has the meaning assigned to such term in Section 2.22(a).

“Incremental Facility Amendment” means an amendment to this Agreement that is reasonably satisfactory to the ~~Applicable~~ Administrative Agent (solely for purposes of giving effect to Section 2.22) and the Borrower executed by each of (a) the Borrower, (b) the ~~Applicable~~ Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Facility being incurred pursuant thereto and in accordance with Section 2.22.

“Incremental Loans” has the meaning assigned to such term in Section 2.22(a).

“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Revolving Facility Lender” means, with respect to any Incremental Revolving Facility, each Revolving Lender providing any portion of such Incremental Revolving Facility.

“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.22(a).

~~“Incremental Term Facilities Administrative Agent” has the meaning assigned to such term in the preamble to this Credit and Guaranty Agreement.~~

“Incremental Term Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.22(a).

“Incurrence-Based Amounts” has the meaning assigned to such term in Section 1.04(g).

“Indebtedness” as applied to any Person means, without duplication, (a) all indebtedness of such Person for borrowed money; (b) that portion of obligations with respect to Finance Leases of such Person to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; (c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; (d) any obligation of such Person owed for all or any part of the deferred purchase price of property or services (excluding (w) any earn out obligation, purchase price adjustment or other similar obligation until such obligation (A) becomes a liability on the balance sheet of such Person (excluding the footnotes thereto) in accordance with GAAP and (B) has not been paid within 60 days after becoming due and payable following expiration of any dispute resolution mechanics set forth in the applicable agreement governing the applicable transaction, (x) any such obligations incurred under ERISA or under any employee consulting agreements, (y) accrued expenses, trade accounts payable, accruals for payroll and other liabilities accrued in the ordinary course of business (including on an intercompany basis) and (z) liabilities associated with customer prepayments and deposits), which purchase price is (i) due more than twelve months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument; (e) all Indebtedness (excluding prepaid interest thereon) of others secured by any Lien on any property or asset owned or held by such Person regardless of whether the Indebtedness secured thereby has been assumed by such Person or is non-recourse to the credit of such Person; (f) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings; (g) the Guarantee by such Person of the Indebtedness of another; (h) all obligations of such Person in respect of any Disqualified Capital Stock; and (i) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes; provided that (i) in no event shall obligations under or in respect of any Derivative Transaction or Non-Finance Lease Obligation be deemed “Indebtedness” for any calculation of the Consolidated Leverage Ratio, Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio or any other financial ratio under this Agreement and (ii) the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness (or such lower amount of maximum liability as is expressly provided for under the documentation pursuant to which the respective Lien is granted) and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or any Joint Venture (other than any Joint Venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer to the extent such Person would be liable therefor under applicable Requirements of Law or any agreement or instrument by virtue of such Person’s ownership interest in such partnership or Joint Venture, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would otherwise be included in the calculation of Consolidated Total Debt; provided that notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, (x) the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder) and (y) the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivative created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed to be an incurrence of Indebtedness hereunder).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.03(b).

“Information” has the meaning assigned to such term in Section 3.11.

~~“Initial Lenders” means the Arrangers and the affiliates of the Arrangers who are party to this Agreement as Lenders on the Closing Date.~~

~~“Initial Loan Installment Date” has the meaning assigned to such term in Section 2.10(a)(i).~~

“Initial Revolving Credit Commitment” means, with respect to each Initial Revolving Lender, the commitment of such Lender to make Initial Revolving Loans (and acquire participations in Letters of Credit and Swingline Loans) hereunder as set forth on the Commitment Schedule, or in the Assignment Agreement pursuant to which such Lender assumed its Initial Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 or 2.19, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.05 or (c) increased pursuant to Section 2.22. The aggregate amount of the Initial Revolving Credit Commitments as of the Closing Date ~~is~~was $500,000,000. The aggregate amount of the Initial Revolving Credit Commitments, immediately after giving effect to the Third Amendment Revolving Credit Commitments, as of the Third Amendment Effective Date is $0.

“Initial Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Initial Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure and Swingline Exposure, in each case, attributable to its Initial Revolving Credit Commitment.

“Initial Revolving Credit Maturity Date” means the date that is five years after the Closing Date.

“Initial Revolving Facility” means the Initial Revolving Credit Commitments and the Initial Revolving Loans and other extensions of credit thereunder.

“Initial Revolving Lender” means any Lender with an Initial Revolving Credit Commitment or any Initial Revolving Credit Exposure.

“Initial Revolving Loan” means any revolving loan made by the Initial Revolving Lenders to the Borrower pursuant to Section 2.01(a)(ii).

“Initial Term Lender” means any Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Initial Term Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Term Lender’s name on the Commitment Schedule, as the same may be (a) reduced from time to time pursuant to Section 2.09 or Section 2.19 and (b) reduced or increased from time to time pursuant to (x) assignments by or to such Term Lender pursuant to Section 10.05 or (y) an Additional Term Loan Commitment. The aggregate amount of the Term Lenders’ Initial Term Loan Commitments on the Closing Date is $2,500,000,000.

The aggregate amount of ~~“~~Initial Term Loan ~~Maturity Date” means the date that is five years after the Closing Date~~Commitments, immediately after giving effect to the Third Amendment Term Loan Commitments, as of the Third Amendment Effective Date is $0.

“Initial Term Loans” means the term loans made by the Initial Term Lenders to the Borrower pursuant to Section 2.01(a)(i).

~~“Initial Term Loan Soft Call Termination Date” has the meaning assigned to such term in Section 2.12(f)(i).~~

“Intellectual Property Security Agreement” means any agreement executed on or after the Closing Date confirming or effecting the grant of any Lien on IP Rights owned by any Loan Party to the Collateral Agent, for the benefit of the Secured Parties, in accordance with this Agreement, including any of the following: (a) a Trademark Security Agreement substantially in the form of Exhibit H-1 hereto, (b) a Patent Security Agreement substantially in the form of Exhibit H-2 hereto or (c) a Copyright Security Agreement substantially in the form of Exhibit H-3 hereto.

“Intercompany Note” means a promissory note substantially in the form of Exhibit F or any other form approved by the Collateral Agent and the Borrower.

“Interest Coverage Ratio” means, as of any date of determination, the ratio for the most recently ended Test Period of (a) Consolidated Adjusted EBITDA for such Test Period to (b) Ratio Interest Expense for such Test Period.

“Interest Election Request” means a request by the Borrower ~~in the form of Exhibit D hereto or another form reasonably acceptable to the Applicable Administrative Agent~~ to convert or continue a Borrowing in accordance with Section 2.08, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower.

“Interest Payment Date” means (a) with respect to any ABR Loan or Canadian Prime Rate Loan, the last Business Day of each March, June, September and December (commencing with September 30, 2022) or the maturity date applicable to such Loan, (b) with respect to any Eurocurrency Rate Loan ~~or BA Rate~~, Term CORRA Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Rate Borrowing or ~~BA Rate~~Term CORRA Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and the maturity date applicable to such Loan and (c) with respect to any Alternative Currency Daily Rate Loan or Daily Compounded CORRA Loan, the last Business Day of each month and the maturity date applicable to such Loan.

“Interest Period” means with respect to any Eurocurrency Rate Borrowing or ~~BA Rate~~Term CORRA Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or (other than with respect to ~~BA Rate~~Term CORRA Borrowings) six months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

~~“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the EURIBO Screen Rate) determined by the Revolving Facility Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBO Screen Rate (for the longest period for which the EURIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the EURIBO Screen Rate for the shortest period (for which the EURIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.~~

“Investment” means (a) any purchase or other acquisition by the Borrower or any of its Restricted Subsidiaries of any of the Securities of any other Person (other than any Loan Party), (b) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any other Person or any division, line of business, business unit or Product Line of any Person, (c) any loan, advance (other than any advance to any current or former employee, officer, director, member of management, manager, consultant or independent contractor of the Borrower or any Restricted Subsidiary for moving, entertainment and travel expenses, drawing accounts and similar expenditures or payroll expenses or advances in the ordinary course of business) or capital contribution by the Borrower or any of its Restricted Subsidiaries to any other Person and (d) any Exclusive License of a Product Line of a Person (other than the Borrower or any Restricted Subsidiary) by the Borrower or any of its Restricted Subsidiaries from such Person. Subject to Section 5.10, the amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital (including any distributions in connection with reduction or redemption of capital) or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption ~~or~~, sale or other similar amounts or income). The original cost of an Exclusive License shall be the Exclusive License Investment Amount.

~~“Investment Grade Trigger Date” means, automatically, the first day on which (i) the Borrower’s senior unsecured non-credit-enhanced long term Indebtedness for borrowed money receives an investment grade rating from at least two of S&P, Moody’s and Fitch, (ii) the Initial Term Loans, the First Incremental Term Loans and the Second Incremental Term Loans have been repaid in full in cash and (iii) no Event of Default has occurred and is then continuing. The Borrower shall provide the Revolving Facility Administrative Agent written notice of the occurrence of the Investment Grade Trigger Date.~~

The term “Investments” shall not include (i) accounts receivable, credit card and debit card receivables, trade credit, advances to customers and distributors, commission, travel and similar advances to employees, directors, officers, managers, distributors and consultants in each case made in the ordinary course of business or (ii) endorsements of negotiable instruments and documents in the ordinary course of business.

“IP Rights” has the meaning assigned to such term in Section 3.05(c).

“ISDA CDS Definitions” has the meaning assigned to such term in Section 10.02(e).

“Issuing Bank” means, as the context may require, (a) each of the Revolving Lenders with a Letter of Credit Commitment listed on Schedule ~~1.01(a)(ii)~~I to the Third Amendment and (b) any other Revolving Lender that is appointed as an Issuing Bank in accordance with Section 2.05(i). Subject to the reasonable consent of the Borrower (subject to the standards set forth in Section 10.05(b)), each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any Affiliate of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Venture” means, with respect to any Person, any other Person in which such Person owns Capital Stock (other than any Wholly-Owned Subsidiary), and including, for the avoidance of doubt, any other Person in which such Person owns an interest in less than 100% of the Capital Stock thereof. Unless otherwise specified, “Joint Venture” shall refer to any Person in which the Borrower or any Restricted Subsidiary owns Capital Stock (other than any Wholly-Owned Subsidiary).

“Judgment Conversion Date” has the meaning assigned to such term in Section 10.20(a).

“Judgment Currency” has the meaning assigned to such term in Section 10.20(a).

“Junior Indebtedness” means any Indebtedness for borrowed money of the Borrower or any of its Restricted Subsidiaries that is a Loan Party (other than Indebtedness among the Borrower and/or its subsidiaries) that is expressly subordinated in right of payment to the Loan Document Obligations.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time.

“Latest Revolving Loan Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any revolving loan or revolving credit commitment hereunder at such time.

“Latest Term Loan Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any term loan or term commitment hereunder at such time.

“LC Collateral Account” has the meaning assigned to such term in Section 2.05(j)(i).

“LC Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the Dollar Equivalent (if applicable) of the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate principal amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Revolving Lender at any time shall equal its Applicable Percentage of the aggregate LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms in the governing rules or laws or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Legal Reservations” means the application of relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing.

“Lenders” means the Term Lenders, the Revolving Lenders, any lender with an Additional Commitment or an outstanding Additional Loan and any other Person that becomes a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement or as a result of the application of Section 10.05(g).

“Letter of Credit” means any Standby Letter of Credit or Commercial Letter of Credit, bank guarantee, bankers’ acceptance or similar document or instrument, in each case issued pursuant to this Agreement (and shall be deemed to include all Existing Letters of Credit).

“Letter of Credit Commitment” means (i) with respect to any Issuing Bank listed on Schedule ~~1.01(a)(ii)~~I to the Third Amendment, the amount set forth opposite such Issuing Bank’s name on such Schedule and (ii) with respect to any other Issuing Bank, the amount specified to be such Issuing Bank’s “Letter of Credit Commitment” at the time such Issuing Bank becomes an Issuing Bank (as contemplated by Section 2.05(i) all as separately increased pursuant to any written agreement between such Issuing Bank and the Borrower and notified to the ~~Revolving Facility~~ Administrative Agent) in each case, as the same may be reduced from time to time pursuant to the terms of this Agreement; provided that with the consent of the Borrower and the ~~Revolving Facility~~ Administrative Agent not to be unreasonably withheld or delayed, any Issuing Bank may assign in whole or part a portion of its Letter of Credit Commitment to any other Revolving Lender who consents to such assignment.

“Letter-of-Credit Right” has the meaning set forth in Article 9 of the UCC.

“Letter of Credit Sublimit” means the aggregate amount of Letter of Credit Commitments, as adjusted from time to time in accordance with Section 2.05(i), Section 2.10(c) or Section 2.22 hereof. The aggregate amount of Letter of Credit Commitments on the Third Amendment Effective Date is $250,000,000.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Finance Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Loan Document Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and all other advances to, debts, liabilities and obligations of the Loan Parties to the Lenders or to any Lender, ~~any~~the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents in respect of any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising, including any Erroneous Payment Subrogation Rights acquired by ~~any~~the Administrative Agent pursuant to Section 10.26 (it being understood and agreed that such Erroneous Payment Subrogation Rights shall not be duplicative of or increase the Loan Document Obligations).

“Loan Documents” means this Agreement, any Promissory Note, the Collateral Documents, any Acceptable Intercreditor Agreement and any other document or instrument designated by the Borrower and any ~~Applicable~~ Administrative Agent as a “Loan Document”, including any Incremental Facility Amendment (including the First Incremental Amendment and Second Incremental Amendment), Refinancing Amendment or Extension Amendment or any other amendment hereto or thereto (including the Third Amendment). Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Guarantee” means the guarantee set forth in Article 7 hereof including pursuant to any Counterpart Agreement.

“Loan Installment Date” has the meaning assigned to such term in Section 2.10(a).

“Loan Parties” means the Borrower and each Subsidiary Guarantor.

“Loans” means any Initial Term Loan, any Additional Term Loan~~,~~ (including the Third Amendment Term Loans), any Revolving Loan, any Swingline Loan and/or any Additional Revolving Loan (including the Third Amendment Revolving Loans).

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Market Intercreditor Agreement” means an intercreditor or subordination agreement or arrangement (which may take the form of a “waterfall” or similar provision) the terms of which are either (a) consistent with market terms governing intercreditor arrangements for the sharing or subordination of liens or arrangements relating to the distribution of payments, as applicable, at the time the applicable agreement or arrangement is proposed to be established in light of the type of Indebtedness subject thereto or (b) in the event a “Market Intercreditor Agreement” has been entered into after the Closing Date meeting the requirement of preceding clause (a), the terms of which are, taken as a whole, not materially less favorable to the Lenders, the Administrative ~~Agents~~Agent and the Issuing Banks than the terms of such Market Intercreditor Agreement to the extent such agreement governs similar priorities, in each case of clause (a) or (b) as determined by the Borrower in good faith.

“Master Separation Agreement” means that certain Master Separation Agreement (together with all schedules, exhibits and annexes thereto (including as such may be executed or effected)) entered into between the Parent and the Borrower and any other Persons party thereto (including as it may be amended from to time), in form and substance reasonably satisfactory to ~~the~~ Goldman Sachs and MSSF, in their respective capacities as Arrangers (it being acknowledged and agreed that the drafts thereof most recently delivered to such Arrangers prior to the date hereof, along with any modifications and supplements that are not materially adverse to the Lenders solely in their capacities as such are reasonably satisfactory to such Arrangers).

“Material Acquisition” means any Permitted Acquisition (or series thereof) or other similar Investment (including any Investment in a Similar Business and including any transaction in the form of a business combination) (or series thereof) the aggregate consideration for which exceeds $750,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations, in each case, of the Borrower and its Restricted Subsidiaries, taken as a whole or (b) the material rights and remedies (taken as a whole) of the ~~Term Facility~~ Administrative Agent~~, the Incremental Term Facilities Administrative Agent or the Revolving Facility Administrative Agent, as applicable,~~ and the applicable Lenders under the applicable Loan Documents.

“Material Debt Instrument” means any physical instrument evidencing any Indebtedness for borrowed money which is required to be pledged and delivered to the Collateral Agent (or its bailee) pursuant to the Collateral Documents.

“Material Disposition” means any Disposition (or series of Dispositions) not prohibited hereunder the aggregate consideration for which exceeds $750,000,000.

“Material Insurance/Condemnation Proceeds” means Net Insurance/Condemnation Proceeds in excess of $~~10,000,000~~37,500,000 in any single transaction or series of related transactions.

“Material Intellectual Property” means any IP Rights (other than customer lists) owned by the Borrower and its Restricted Subsidiaries that is material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole (as determined by the Borrower in good faith).

“Material Real Estate Asset” means any “fee-owned” Real Estate Asset located in the United States or Canada, and the improvements thereto, that (together with such improvements) has a fair market value (as determined by the Borrower in good faith after taking into account any liabilities with respect thereto that impact such fair market value or, if not then readily determinable, a book value) in excess of $50,000,000 (a) as of the Closing Date, with respect to any Real Estate Asset owned by any Loan Party as of the Closing Date, or (b) as of the date of acquisition thereof, with respect to any Real Estate Asset acquired by any Loan Party after the Closing Date.

“Material Restricted Payment” means any Restricted Payment not prohibited hereunder the aggregate consideration for which exceeds $750,000,000.

“Maturity Date” means (a) with respect to the Initial Revolving Facility, the Initial Revolving Credit Maturity Date, (b) with respect to the ~~Initial Term Loans, the Initial Term Loan Maturity Date, (c) with respect to the~~ First Incremental Term Loans, the First Incremental Term Loan Maturity Date, (c) with respect to the Third Amendment Revolving Facility, the Third Amendment Revolving Credit Maturity Date, (d) with respect to the ~~Second Incremental~~Third Amendment Term Loans, the ~~Second Incremental~~Third Amendment Term Loan Maturity Date, (e) with respect to any Replacement Term Loans or Replacement Revolving Facility, the final maturity date for such Replacement Term Loans or Replacement Revolving Facility, as the case may be, as set forth in the applicable Refinancing Amendment, (f) with respect to any Incremental Facility, the final maturity date set forth in the applicable Incremental Facility Amendment and (g) with respect to any Extended Revolving Credit Commitment or Extended Term Loans, the final maturity date set forth in the applicable Extension Amendment.

“Maximum Rate” has the meaning assigned to such term in Section 10.19.

“MFN Provision” has the meaning assigned to such term in Section 2.22(a)(v).

“Milestone Payments” means payments made under contractual arrangements existing during the period of twelve months ending on the Closing Date or contractual arrangements arising thereafter, in each case in connection with any Permitted Acquisition or similar Investment to sellers (or licensors) of the assets or Capital Stock acquired (or licensed) therein based on the achievement of specified revenue, profit or other performance targets (financial or otherwise).

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.23(b)(iii).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, debenture, hypothecation, deed of trust, deed to secure debt or other agreement which conveys or evidences a Lien in favor of the Collateral Agent, for the benefit of the Collateral Agent and the relevant Secured Parties, on any Material Real Estate Asset constituting Collateral.

“Mortgage Policy” has the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement”.

“MSSF” means Morgan Stanley Senior Funding, Inc.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA, that is subject to the provisions of Title IV of ERISA, and in respect of which the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate, makes or is obligated to make contributions or with respect to which any of them has any ongoing obligation or liability.

“Narrative Report” means, with respect to the financial statements with respect to which it is delivered, a management discussion and narrative report describing the operations of the Borrower and its Restricted Subsidiaries for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of the period to which the relevant financial statements relate.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any Cash payments or proceeds (including Cash Equivalents) received by the Borrower or any of its Restricted Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder of any assets of the Borrower or any of its Restricted Subsidiaries or (ii) as a result of the taking of any assets of the Borrower or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation, expropriation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) in respect of the Loan Parties or any of their respective subsidiaries, Affiliates or direct or indirect equityholders (i) any actual out-of-pocket costs and expenses incurred in connection with the adjustment, settlement or collection of any claims in respect thereof, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on any Indebtedness (other than the Loans, any Indebtedness secured by a Lien on the Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing the Obligations and any unsecured Indebtedness incurred by a Loan Party) that is required to be repaid or otherwise comes due or would be in default under the terms thereof as a result of such loss, taking or sale, (iii) in the case of a taking, the reasonable out-of-pocket costs of putting any affected property in a safe and secure position, (iv) any selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, deed or mortgage recording taxes, relocation expenses, currency hedging expenses, other expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and transfer and similar Taxes and the Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or that are or would be imposed on intercompany distributions of such proceeds)) in connection with any sale or taking of such assets as described in clause (a) of this definition, (v) any amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustments associated with any sale or taking of such assets as referred to in clause (a) of this definition (provided that to the extent and at the time any such amounts are released from such reserve, other than to make a payment for which such amount was reserved, such amounts shall constitute Net Insurance/Condemnation Proceeds) and (vi) in the case of any covered loss or taking from any non-Wholly-Owned Subsidiary, the pro rata portion thereof (calculated without regard to this clause (vi)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly-Owned Subsidiary as a result thereof.

“Net Proceeds” means (a) with respect to any Disposition (including any Prepayment Asset Sale), the Cash proceeds (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of (with respect to any Loan Party or its subsidiaries, Affiliates or direct or indirect equity owners) (i) selling costs and out-of-pocket expenses (including broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, deed or mortgage recording Taxes, relocation expenses incurred as a result thereof, foreign currency hedging expenses, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and transfer and similar Taxes and the Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or that are or would be imposed on intercompany distributions of such proceeds) in connection with such Disposition and the Borrower’s good faith estimate of payments to be made in respect of incentive equity, synthetic equity or similar incentive awards in connection with such Disposition), (ii) amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Disposition (provided that to the extent and at the time any such amounts are released from such reserve, other than to make a payment for which such amount was reserved, such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than the Loans, any other Indebtedness that is secured by a Lien on the Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing the Obligations and any unsecured Indebtedness incurred by a Loan Party) that is required to be repaid or otherwise comes due or would be in default and is repaid or which is required to be paid in order to obtain a necessary consent to such Disposition or by applicable law (other than any such Indebtedness that is assumed by the purchaser of such asset), (iv) Cash escrows (until released from escrow to the Borrower or any of its Restricted Subsidiaries) from the sale price for such Disposition ~~and~~, (v) in the case of any Disposition by any non-Wholly-Owned Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (v)) attributable to any minority interest and not available for distribution to or for the account of the Borrower or a Wholly-Owned Subsidiary as a result thereof and (vi) in the case of any Disposition of a Permitted Bond Hedge Transaction, any cash amount owing to holders of Convertible Indebtedness in connection with a related conversion or repayment thereof; and (b) with respect to any issuance or incurrence of Indebtedness or Capital Stock, the Cash proceeds thereof, net of all Taxes and fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith (including, in respect of any incurrence of Convertible Indebtedness, the cost of any Permitted Bond Hedge Transaction, net of the proceeds of any concurrent Permitted Warrant Transaction).

“Net Short Lender” has the meaning assigned to such term in Section 10.02(e).

“Netted Amounts” has the meaning assigned to such term in the definition of “Consolidated Total Debt.”

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.19(b)(iv).

“Non-Finance Lease Obligation” of any Person means a lease obligation of such Person that is not an obligation in respect of a Finance Lease.

“Obligation Currency” has the meaning assigned to such term in Section 10.20(a).

“Obligations” means all Loan Document Obligations, together with (a) all Banking Services Obligations and (b) all Secured Hedging Obligations; provided that Banking Services Obligations and Secured Hedging Obligations shall cease to constitute Obligations on and after the ~~earlier of (x) the Investment Grade Trigger Date and (y) the~~ Termination Date.

“Obligee Guarantor” has the meaning assigned to such term in Section 7.07.

“Organizational Documents” means (a) with respect to any corporation, its certificate, memorandum or articles of incorporation, association, amalgamation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement or limited liability company agreement and (e) with respect to any other form of entity, such other organizational documents required by local Requirements of Law or customary under the jurisdiction in which such entity is organized to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.11(b)(i).

“Other Connection Taxes” means, with respect to any Lender or ~~any~~the Administrative Agent, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Outstanding Amount” means the Dollar Equivalent of (a) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date, (b) with respect to any Letter of Credit, the aggregate amount available to be drawn under such Letter of Credit after giving effect to any changes in the aggregate amount available to be drawn under such Letter of Credit or the issuance or expiry of such Letter of Credit, including as a result of any LC Disbursement and (c) with respect to any LC Disbursement on any date, the aggregate outstanding amount of such LC Disbursement on such date after giving effect to any disbursements with respect to any Letter of Credit occurring on such date and any other changes in the aggregate amount of such LC Disbursement as of such date, including as a result of any reimbursements by the Borrower of such unreimbursed LC Disbursement.

“Packaged Rights” means warrants, options or other rights or obligations to acquire shares of any class of the Capital Stock of the Borrower or a Restricted Subsidiary (whether settled in Capital Stock, cash or any combination thereof), regardless of the issuer of such warrants, options or other rights, that are initially issued as a unit with Capital Stock or Indebtedness of the Borrower or any Restricted Subsidiary (which may be guaranteed by the Guarantors, the Borrower or any Restricted Subsidiary) permitted to be incurred hereunder, even if such Capital Stock or Indebtedness is separable from such warrants, options or other rights by a holder thereof.

“Parallel Debt” means in relation to an Underlying Debt an obligation to pay to the Collateral Agent an amount equal to (and in the same currency as) the amount of the Underlying Debt.

“Parent” means Bausch Health Companies Inc., a corporation continued under the laws of the province of British Columbia.

“Participant” has the meaning assigned to such term in Section 10.05(c).

“Participant Register” has the meaning assigned to such term in Section 10.05(c).

“Patent” means patents and patent applications, together with all inventions, designs or improvement described or claimed therein, and all reissues, reexaminations, divisions, continuations, renewals, extensions and continuations in part thereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and that the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate, maintains or contributes to or has an obligation to contribute to, or otherwise has any liability for.

“Perfection Certificate” means the Perfection Certificate in the form ~~agreed between the Borrower and the Administrative Agents and~~ delivered on the Closing Date.

“Perfection Requirements” means (a) with respect to any Loan Party organized within the United States (i) the filing of appropriate financing statements with the office of the Secretary of State or other appropriate office in the state of organization of each Loan Party, (ii) the filing of Intellectual Property Security Agreements or other appropriate assignments or notices with the U.S. Patent and Trademark Office and/or the U.S. Copyright Office, as applicable, (iii) the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Material Real Estate Asset constituting Collateral, in each case in favor of the Collateral Agent for the benefit of the Secured Parties, (iv) the delivery to the Collateral Agent of any stock certificate or promissory note to the extent required to be delivered by the applicable Loan Documents, (v) the filing of Intellectual Property Security Agreements with the Canadian Intellectual Property Office and (vi) other filings, recordings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent or to enforce the rights of the Collateral Agent, the Administrative ~~Agents~~Agent and the Secured Parties under the Loan Documents, (b) with respect to any Loan Party organized within Canada (i) the filing of appropriate PPSA financing statements in all applicable jurisdictions and applications for registration at the applicable Quebec Registers, (ii) the filing of Intellectual Property Security Agreements with the Canadian Intellectual Property Office, (iii) the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Material Real Estate Asset located in Canada constituting Collateral, in each case in favor of the Collateral Agent for the benefit of the Secured Parties, (iv) the delivery to the Collateral Agent of any stock certificate or promissory note to the extent required to be delivered by the applicable Loan Documents, (v) the filing of Intellectual Property Security Agreements or other appropriate assignments or notices with the U.S. Patent and Trademark Office and/or the U.S. Copyright Office, as applicable and (vi) other filings, recordings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent or to enforce the rights of the Collateral Agent, the Administrative ~~Agents~~Agent and the Secured Parties under the Loan Documents and (c) subject to the Agreed Security Principles and the other provisions of the Loan Documents, with respect to any Loan Party that is not organized within the United States or Canada, (i) the filing of Intellectual Property Security Agreements or other appropriate assignments or notices with the U.S. Patent and Trademark Office and/or the U.S. Copyright Office, as applicable, (ii) the filing of Intellectual Property Security Agreements with the Canadian Intellectual Property Office and (iii) the taking of any actions required under applicable foreign Requirements of Law to validly create or perfect the Liens on the Collateral granted by such Loan Party in favor of the Collateral Agent.

“Permitted Acquisition” means (a) any acquisition by the Borrower or any of its Restricted Subsidiaries, whether by purchase, merger, amalgamation or otherwise, of all or a substantial portion of the assets of, or any division, line of business, business unit or Product Line (including research and development and related assets in respect of any Product Line, product or facility) of, any Person or of a majority of the outstanding Capital Stock of any Person (and, in any event, including any Investment in (x) any Restricted Subsidiary which serves to increase the Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (y) any Joint Venture for the purpose of increasing the Borrower’s or its relevant Restricted Subsidiary’s ownership interest in such Joint Venture) or (b) any Exclusive License of a Product Line of a Person, in each case if (1) such Person is or becomes a Restricted Subsidiary or (2) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers, conveys or Exclusive Licenses all or a substantial portion of its assets (or such division, line of business, business unit, Product Line or facility) to, or is liquidated into, the Borrower and/or any Restricted Subsidiary as a result of such transaction; provided that (i) the target Person, assets, business or division in respect of such acquisition is a business permitted under Section 5.16 and (ii) at the applicable time elected by the Borrower in accordance with Section 1.04(e), with respect to such acquisition, no Specified Event of Default shall be continuing.

“Permitted Bond Hedge Transaction” means any bond hedge or call or capped call option (or similar transaction) on or linked to the Borrower’s Capital Stock and purchased in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received from the sale of such Convertible Indebtedness.

“Permitted Earlier Maturity Indebtedness Exception” means, with respect to any Incremental Term Facility, Incremental Equivalent Debt, Refinancing Indebtedness or Replacement Term Loan permitted to be incurred hereunder, that up to the greater of $~~375,000,000~~495,500,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period in aggregate principal amount of such Indebtedness outstanding at such time (the “Specified Debt”) may have a final maturity date that is earlier than, and a Weighted Average Life to Maturity that is shorter than the remaining Weighted Average Life to Maturity of, the Indebtedness with respect to which the Specified Debt is otherwise required to have a later final maturity date or Weighted Average Life.

“Permitted Equity” means (a) common equity, (b) Qualified Capital Stock and (c) other preferred Capital Stock or other instruments having terms reasonably acceptable to the ~~Revolving Facility~~ Administrative Agent.

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Permitted Payee” means any future, current or former director, officer, member of management, manager, employee, independent contractor or consultant (or any Affiliate or transferee of any of the foregoing) of the Borrower (or any Restricted Subsidiary).

“Permitted Reorganization” means any transaction or undertaking, including Investments, in connection with internal reorganizations and or restructurings (including in connection with tax planning and corporate reorganizations), so long as, after giving effect thereto, (a) the Loan Parties shall comply with the Collateral and Guarantee Requirements and Section 5.12 and (b) the security interest of the Secured Parties in the Collateral, taken as a whole, is not materially impaired (including by a material portion of the assets that constitute Collateral immediately prior to such Permitted Reorganization no longer constituting Collateral) as a result of such Permitted Reorganization; provided that the Borrower shall have delivered to the Administrate Agent an officer’s certificate executed by a Responsible Officer of the Borrower certifying as to the best of such officer’s knowledge compliance with the requirements set forth in clauses (a) and (b) above.

“Permitted Treasury Arrangements” means Banking Services entered into in the ordinary course of business and any transactions between or among the Borrower and its Subsidiaries that are entered into in the ordinary course of business in connection with such Banking Services.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or similar transaction), on or linked to the Borrower’s or a Restricted Subsidiary’s Capital Stock, regardless of the issuer or seller thereof, issued substantially concurrently with any purchase of a related Permitted Bond Hedge Transaction.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Plan of Arrangement” means the plan of arrangement appended to that certain Arrangement Agreement (together with all schedules, exhibits and annexes thereto (including as such may be executed or effected)) entered into between, among others, the Parent and the Borrower, as it may be amended from time to time in accordance with its terms and those of the Arrangement Agreement.

“PPSA” means the Personal Property Security Act (Ontario); provided, however, if the validity, attachment, perfection (or opposability), effect of perfection or of non-perfection or priority of the Collateral Agent’s security interest in any Collateral are governed by the personal property security laws or laws relating to personal or movable property of any jurisdiction other than Ontario (including without limitation pursuant to the Civil Code of Quebec), “PPSA” shall also include those personal property security laws or laws relating to movable property in such other jurisdiction for the purpose of the provisions hereof relating to such validity, attachment, perfection (or opposability), effect of perfection or of non-perfection or priority and for the definitions related to such provisions.

“Preferred Capital Stock” means any Capital Stock with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Prepayment Asset Sale” means any Disposition by the Borrower or its Restricted Subsidiaries made pursuant to Section 6.07(h).

“Primary Obligor” has the meaning assigned to such term in the definition of “Guarantee”.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the ~~Applicable~~ Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the ~~Applicable~~ Administrative Agent).

“Pro Forma Basis” or “pro forma effect” means, with respect to any determination of the Consolidated Leverage Ratio, the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio, Consolidated Adjusted EBITDA, Consolidated Net Income or Consolidated Total Assets (including component definitions thereof), that each Subject Transaction shall be deemed to have occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets (or with respect to any determination pertaining to the balance sheet, including the acquisition of Cash and Cash Equivalents in connection with an acquisition of a Person, business line, unit, division or Product Line), as of the last day of such Test Period) with respect to any test or covenant for which such calculation is being made and that:

(a) (i) in the case of (A) any Disposition of all or substantially all of the Capital Stock of any Restricted Subsidiary or any division and/or Product Line of the Borrower or any Restricted Subsidiary or (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction, shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any Permitted Acquisition, Investment and/or designation of an Unrestricted Subsidiary as a Restricted Subsidiary described in the definition of the term “Subject Transaction”, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that any pro forma adjustment may be applied to any such test or covenant solely to the extent that such adjustment is consistent with, subject to the limitations set forth in and without duplication with respect to the application of, the definition of “Consolidated Adjusted EBITDA”,

(b) any Expected Cost Savings as a result of any Cost Saving Initiative shall be calculated on a pro forma basis as though such Expected Cost Savings had been realized on the first day of the applicable Test Period and as if such Expected Cost Savings were realized in full during the entirety of such period; provided that any pro forma adjustment may be applied to any such test or covenant solely to the extent that such adjustment is consistent with, subject to the limitations set forth in and without duplication with respect to the application of, the definition of “Consolidated Adjusted EBITDA”,

(c) any retirement or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes) shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made,

(d) any Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligation with respect to any Finance Lease shall be deemed to accrue at an interest rate determined by a Responsible Officer of the Borrower in good faith to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower, and

(e) the acquisition of any assets (including Cash and Cash Equivalents) included in calculating Consolidated Total Assets, whether pursuant to any Subject Transaction or any Person becoming a subsidiary or merging, amalgamating or consolidating with or into the Borrower or any of its subsidiaries, or the Disposition of any assets (including Cash and Cash Equivalents) included in calculating Consolidated Total Assets described in the definition of “Subject Transaction” shall be deemed to have occurred as of the last day of the applicable Test Period with respect to any test or covenant for which such calculation is being made.

For purposes of determining pro forma compliance with Section  ~~6.13~~6.15 prior to the last day of the first Fiscal Quarter after the Closing Date, the applicable level shall be the level cited in Section 6.15. Notwithstanding anything to the contrary set forth in the immediately preceding paragraph, for the avoidance of doubt, when calculating the First Lien Leverage Ratio or Consolidated Leverage Ratio, as applicable, for purposes of the definitions of “Applicable Rate”, “Required Excess Cash Flow Percentage” and “Required Net Proceeds Percentage” and for purposes of Section 6.15 (other than for the purpose of determining pro forma compliance with Section 6.15 as a condition to taking any action under this Agreement), the events described in the immediately preceding paragraph that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

“Product Line” means any product line (including rights in respect of any drug or pharmaceutical, surgical or aesthetic product) of any Person.

“Projections” means the projections of the Borrower and its Subsidiaries provided to the Arrangers on or about December 10, 2021.

“Promissory Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit G hereto or any other form approved by the Administrative Agent and the Borrower, evidencing the aggregate outstanding principal amount of Loans of such Borrower owed to such Lender resulting from the Loans made by such Lender.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means Charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, any similar Requirement of Law under any other applicable jurisdiction), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance, listing fees and all executive, legal and professional fees and costs related to the foregoing.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualified Receivables Facility” means any Receivables Facility that meets the following conditions: (a) the Borrower shall have determined in good faith that such Receivables Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and its Restricted Subsidiaries; (b) all sales or contributions (as applicable) of Receivables Facility Assets and related assets by the Borrower or any Restricted Subsidiary to the Receivables Subsidiary or any other Person are made for a price that is not materially less than fair market value (as determined in good faith by the Borrower); (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Borrower at the time of entry into such transaction or, if earlier, the establishment of such terms) and may include Standard Securitization Undertakings; and (d) the obligations under such Receivables Facility are non-recourse (except for (i) customary representations, warranties, covenants and indemnities made in connection with such facilities, (ii) as otherwise customary for similar transactions in the applicable jurisdiction, (iii) Standard Securitization Undertakings, (iv) performance guarantees and/or (v) recourse to the equity interests issued by any Receivables Subsidiary) to the Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary).

“Qualified Supply Chain Financing” means any agreement under which any bank or other financial institution may, from time to time, provide to the Borrower or any Restricted Subsidiary, letters of credit, guarantees or other credit support or financial accommodation in respect of trade payables of the Borrower or any Restricted Subsidiary (including the acquisition of receivables corresponding to such trade payables pursuant to “supply chain” or other similar financing) so long as (i) except for Qualified Supply Chain Financings in an aggregate principal amount outstanding of up to the greater of (x) $248,000,000 and (y) 25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period calculated on a Pro Forma Basis (which amount may be secured as a Banking Services Obligation or otherwise pursuant to Section 6.02 hereof), such Indebtedness is unsecured and (ii) such Indebtedness represents principal amounts not in excess of those amounts which the Borrower or any Restricted Subsidiary would otherwise have been obligated to pay to its vendor or supplier in respect of the applicable trade payables were such Qualified Supply Chain Financing not in place.

“Qualifying Bid” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Qualifying Lender” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Quebec Registers” means the Register of Personal and Movable Real Rights and the Land Registry Office of Quebec.

“Ratio Interest Expense” means, with respect to any Person for any period, (a) consolidated total cash interest expense of such Person and its Restricted Subsidiaries for such period, (i) including the interest component of any payment under any Finance Lease (regardless of whether accounted for as interest expense under GAAP) and (ii) excluding (A) amortization, accretion or accrual of deferred financing fees, original issue discount, debt issuance costs, discounted liabilities, commissions, fees and expenses, (B) any expense arising from any bridge, commitment, structuring and/or other financing fee (including fees and expenses associated with the Transactions and agency and trustee fees), (C) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization accounting or, if applicable, acquisition accounting, (D) fees and expenses associated with any Dispositions, acquisitions, Investments, issuances of Capital Stock or Indebtedness (in each case, whether or not consummated), (E) costs associated with obtaining, or breakage costs in respect of, any Hedge Agreement or any other derivative instrument other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness, (F) penalties and interest relating to Taxes, (G) any “additional interest” or “liquidated damages” for failure to timely comply with registration rights obligations, (H) [reserved], (I) any payments with respect to make-whole, prepayment or repayment premiums or other breakage costs of any Indebtedness, (J) any interest expense attributable to the exercise of appraisal rights or other rights of dissenting shareholders and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto in connection with any acquisition or Investment permitted hereunder, (K) any lease, rental or other expense in connection with a Non-Finance Lease Obligation and (L) for the avoidance of doubt, any non-cash interest expense attributable to any movement in the mark to market valuation of any obligation under any Hedge Agreement or any other derivative instrument and/or any payment obligation arising under any Hedge Agreement or derivative instrument other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness minus (b) cash interest income for such period. For purposes of this definition, (x) interest in respect of any Finance Lease shall be deemed to accrue at an interest rate determined by such Person in good faith to be the rate of interest implicit in such Finance Lease in accordance with GAAP and (y) for the avoidance of doubt, unless already included in the calculation of interest expense, interest expense shall be calculated after giving effect to any payments made or received under any Hedge Agreement or any other derivative instrument with respect to Indebtedness.

“Real Estate Asset” means, at any time of determination, all right, title and interest of any Loan Party in and to all real property owned by such Loan Party and all real property leased or subleased by such Loan Party (in each case including, but not limited to, land, improvements and fixtures thereon).

“Receivables Facility” means any transaction or series of transactions that may be entered into by the Borrower or any of its Restricted Subsidiaries pursuant to which the Borrower or such Restricted Subsidiary may sell, convey, grant a security interest in or otherwise transfer any Receivables Facility Assets (whether now existing or arising in the future) to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn may sell, convey, grant a security interest in or otherwise transfer Receivables Facility Assets to a Person that is not a Restricted Subsidiary (or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person).

“Receivables Facility Asset” means (i) any and all receivables customarily transferred or in respect of which security interests are customarily granted in connection with receivables facilities and/or asset securitization transactions involving accounts receivable (as determined by the Borrower in good faith) by the Borrower or any of its Restricted Subsidiaries pursuant to documents relating to any Receivables Facility, (ii) all rights arising under the documentation governing or related to receivables (including rights in respect of Liens securing such receivables and other credit support in respect of such receivables), any proceeds of such receivables and any lockboxes or accounts in which such proceeds are deposited or received, spread accounts and other similar accounts (and any amounts on deposit therein) established in connection with a Receivables Facility, any warranty, indemnity, dilution and other intercompany claim arising out of the documents relating to such Receivables Facility, and all other assets, rights or interests which are customarily transferred or in respect of which security interests are customarily granted in connection with receivables facilities and/or asset securitizations involving accounts receivable (as determined by the Borrower in good faith, and including, for the avoidance of doubt, equity interests in any Receivables Subsidiary) and (iii) all collections (including recoveries) and other proceeds of the assets described in the foregoing clauses (i) and (ii).

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any Receivables Facility Asset or participation interest therein issued or sold in connection with, and other fees and expenses paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means a Restricted Subsidiary created in connection with the transactions contemplated by a Receivables Facility, which Person engages in no activities and holds no assets other than those incidental or reasonably related to such Receivables Facility (including Receivables Facility Assets).

“Reclassifiable Item” has the meaning assigned to such term in Section 1.03(b).

“Refinancing” has the meaning assigned to such term in the recitals.

“Refinancing Amendment” means an amendment to this Agreement that is reasonably satisfactory to the ~~Applicable~~ Administrative Agent and the Borrower executed by (a) the Borrower, (b) the ~~Applicable~~ Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Replacement Term Loans or the Replacement Revolving Facility, as applicable, being incurred pursuant thereto and in accordance with Section 10.02(c).

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(p).

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Register” has the meaning assigned to such term in Section 10.05(b).

“Regulated Bank” means an Approved Commercial Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvestment Period” has the meaning assigned to such term in Section 2.11(b)(ii)(A).

“Related Funds” means with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, managers, officers, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment.

“relevant transaction” has the meaning assigned to such term in Section 1.08(a).

“Repayment” means the payment by the Borrower to the Parent of cash consideration as (i) repayment of a promissory note issued by the Borrower and payable to Parent in connection with the Separation Transactions and (ii) a return of share capital in an amount not to exceed $300,000,000.

“Replaced Revolving Facility” has the meaning assigned to such term in Section 10.02(c).

“Replaced Term Loans” has the meaning assigned to such term in Section 10.02(c).

“Replacement Debt” means any Refinancing Indebtedness (whether borrowed in the form of secured or unsecured loans, issued in a public offering, Rule 144A under the Securities Act or other private placement or bridge financing in lieu of the foregoing or otherwise) incurred in respect of Indebtedness permitted under Section 6.01(a) (and any subsequent refinancing of such Replacement Debt).

“Replacement Revolving Facility” has the meaning assigned to such term in Section 10.02(c).

“Replacement Term Loans” has the meaning assigned to such term in Section 10.02(c).

“Reply Amount” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Reply Price” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Representatives” has the meaning assigned to such term in Section 10.13.

“Repricing Transaction” means each of (in each case, as applicable) (a) the optional prepayment (or mandatory prepayment pursuant to Section 2.11(b)(iv)), repayment, refinancing, substitution or replacement of all or a portion of the ~~Initial~~Third Amendment Term Loans ~~or First Incremental Term Loans, as applicable,~~ substantially concurrently with the incurrence by any Loan Party of any floating rate broadly syndicated Dollar denominated long-term term “B” loans secured on a pari passu basis with the ~~Initial~~Third Amendment Term Loans ~~or the First Incremental Term Loans, as applicable,~~ (including any first-lien secured Replacement Term Loans) having an Effective Yield that is less than the Effective Yield applicable to the ~~Initial~~Third Amendment Term Loans ~~or First Incremental Term Loans, as applicable,~~ so prepaid, repaid, refinanced, substituted or replaced and (b) any amendment, waiver or other modification to this Agreement that would have the effect of reducing the Effective Yield applicable to the ~~Initial~~Third Amendment Term Loans ~~or First Incremental Term Loans, as applicable~~; provided that the ~~primary~~sole purpose (as determined by the Borrower in good faith) of such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification was to reduce the Effective Yield applicable to the ~~Initial~~Third Amendment Term Loans ~~or First Incremental Term Loans, as applicable;~~; provided, further, that in no event shall any such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification in connection with a Change of Control, Material Acquisition, Material Disposition, Material Restricted Payment (including any dividend recapitalization) or Transformative Transaction, or a transaction that would, if consummated, constitute any of the foregoing, constitute a Repricing Transaction. Any determination by the ~~Term Facility~~ Administrative Agent ~~or the Incremental Term Facilities Administrative Agent, as applicable,~~ of the Effective Yield for purposes of the definition shall be conclusive and binding on all Lenders, and the ~~Term Facility~~ Administrative Agent ~~or the Incremental Term Facilities Administrative Agent, as applicable,~~ shall have no liability to any Person with respect to such determination absent bad faith, gross negligence or willful misconduct.

“Required Excess Cash Flow Percentage” means, as of any date of determination, (a) if the First Lien Leverage Ratio is greater than ~~2.65~~3.50:1.00, 50%, (b) if the First Lien Leverage Ratio is less than or equal to ~~2.65~~3.50:1.00 and greater than ~~2.40~~3.00:1.00, 25% and (c) if the First Lien Leverage Ratio is less than or equal to ~~2.40~~3.00:1.00, 0%; it being understood and agreed that, for purposes of this definition as it applies to the determination of the amount of Excess Cash Flow that is required to be applied to prepay Subject Loans under Section 2.11(b)(i) for any Excess Cash Flow Period, the First Lien Leverage Ratio shall be determined on the scheduled date of prepayment (after giving pro forma effect to such prepayment and to any other repayment or prepayment at or prior to the time such Excess Cash Flow prepayment is due).

“Required Lenders” means, at any time, Lenders having Loans or unused Commitments representing more than 50% of the sum of the total Loans and such unused Commitments at such time.

“Required Net Proceeds Percentage” means, as of any date of determination, (a) if the First Lien Leverage Ratio is greater than ~~2.65~~3.50:1.00, 100%, (b) if the First Lien Leverage Ratio is less than or equal to ~~2.65~~3.50:1.00 and greater than ~~2.40~~3.00:1.00, 50% and (c) if the First Lien Leverage Ratio is less than or equal to ~~2.40~~3.00:1.00, 0%; it being understood and agreed that, for purposes of this definition as it applies to the determination of the amount of Net Proceeds or Net Insurance/Condemnation Proceeds that are required to be applied to prepay Subject Loans under Section 2.11(b)(ii) for any payment, the First Lien Leverage Ratio shall be determined on the date on which such proceeds are received by the Borrower or applicable Restricted Subsidiary (giving pro forma effect to the subject Dispositions and/or casualty events and the application of the relevant proceeds thereof).

“Required Revolving Lenders” means, at any time, Lenders having Revolving Loans and unused Revolving Credit Commitments representing more than 50% of the sum of the total Revolving Loans and such unused Revolving Credit Commitments at such time.

~~“Required Second Incremental Term Lenders” means, at any time, Lenders having Second Incremental Term Loans representing more than 50% of the sum of the total Second Incremental Term Loans at such time.~~

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, Canadian federal, provincial or municipal or other foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person means the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any vice president or the chief operating officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of a Loan Party and, solely for purposes of notices given pursuant to Article 2, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a written notice to the Administrative ~~Agents~~Agent (including, for the avoidance of doubt, by electronic means). Any document delivered hereunder that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Responsible Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Responsible Officer of the Borrower that such financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial condition of the Persons covered by such financial statements as at the dates indicated and their consolidated income and cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and, in the case of quarterly financial statements, the absence of footnotes.

“Restricted Amount” has the meaning assigned to such term in Section 2.11(b)(v).

“Restricted Debt” means any Junior Indebtedness to the extent the outstanding principal amount thereof is equal to or greater than the Threshold Amount.

“Restricted Debt Payments” has the meaning assigned to such term in Section 6.04(b).

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of the Borrower (or any direct or indirect parent of the Borrower), except a dividend payable solely in shares of Qualified Capital Stock (or in options, warrants or other rights to purchase such Qualified Capital Stock) to the holders of such class, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of the Borrower and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of the Borrower now or hereafter outstanding (other than Convertible Indebtedness or Packaged Rights). The amount of any Restricted Payment (other than Cash) shall be the fair market value, as determined in good faith by the Borrower on the applicable date set forth in Section 1.04(e), of the assets or securities proposed to be transferred or issued by the Borrower pursuant to such Restricted Payment. For the avoidance of doubt, any payment on account of any Indebtedness convertible into or exchangeable for Capital Stock or on account of Packaged Rights shall be deemed not to be a Restricted Payment.

“Restricted Subsidiary” means, ~~prior to the Investment Grade Trigger Date,~~ as to any Person, any subsidiary of such Person that is not an Unrestricted Subsidiary. Unless otherwise specified, “Restricted Subsidiary” shall mean any Restricted Subsidiary of the Borrower.

“Retained Asset Sale Proceeds” means, at any date of determination, an amount determined on a cumulative basis, that is equal to the aggregate cumulative sum of (a) all Net Proceeds and Net Insurance/Condemnation Proceeds received by the Borrower or any of its Restricted Subsidiaries that are not or were not required to be applied to prepay Term Loans pursuant to Section 2.11(b)(ii) and (b) all Excluded Proceeds (as defined in Section 2.11(b)(ii)).

“Return Bid” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Revaluation Date” means (a) with respect to any Revolving Loan denominated in an Alternate Currency, each of the following: (i) each date of any Borrowing of such Revolving Loan, (ii) each date of any conversion or continuation of such Revolving Loan pursuant to the terms of this Agreement, (iii) the last day of each Fiscal Quarter and (iv) the date of any voluntary reduction of a Revolving Credit Commitment pursuant to Section 2.09(b); (b) with respect to any Letter of Credit denominated in any Alternate Currency, each of the following: (i) each date of issuance of such a Letter of Credit, (ii) each date of an amendment of such a Letter of Credit that would have the effect of increasing the face amount thereof and (iii) the last day of each Fiscal Quarter; (c) with respect to the unused Revolving Credit Commitment of any Lender pursuant to Section 2.12(a), such additional dates as the ~~Revolving Facility~~ Administrative Agent or the Required Revolving Lenders shall reasonably require and (d) any additional date as the ~~Revolving Facility~~ Administrative Agent shall determine or the Required Revolving Lenders shall require, in each case under this clause (d), at any time when an Event of Default has occurred and is continuing.

“Revolving Credit Commitment” means any Initial Revolving Credit Commitment and any Additional Revolving Credit Commitment (including, for the avoidance of doubt, the Third Amendment Revolving Credit Commitments).

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of such Lender’s Initial Revolving Credit Exposure, Third Amendment Revolving Credit Exposure and Additional Revolving Credit Exposure.

“Revolving Facility” means the Initial Revolving Facility, any Incremental Revolving Facility, any facility governing any Extended Revolving Credit Commitment or Extended Revolving Loans and any Replacement Revolving Facility (including, for the avoidance of doubt, the Third Amendment Revolving Facility).

~~“Revolving Facility Administrative Agent” has the meaning assigned to such term in the preamble to this Credit and Guaranty Agreement.~~

“Revolving Facility Test Condition” means, as of any date of determination, without duplication, that the aggregate Outstanding Amount of all Revolving Loans (including Swingline Loans) ~~(excluding the amount of Revolving Loans borrowed (i) on the Closing Date and (ii) to pay amounts due in connection with the Transactions (including any Transaction Costs))~~, in each case as of such date, exceeds an amount equal to ~~40~~35% of the Total Revolving Credit Commitment.

“Revolving Lender” means any Initial Revolving Lender and any Additional Revolving Lender (including, for the avoidance of doubt, any Third Amendment Revolving Lender). Unless the context otherwise requires, the term “Revolving Lenders” shall include the Swingline Lender.

“Revolving Loans” means any Initial Revolving Loans and any Additional Revolving Loans (including, for the avoidance of doubt, any Third Amendment Revolving Loans).

“RFR Business Day” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London and (b) any other ~~Alternative~~Alternate Currency (to the extent such Loans denominated in such currency will bear interest at a daily rate), any day other than those identified at the time such ~~Alternative~~Alternate Currency is approved by the ~~Applicable~~ Administrative Agent and the relevant Lenders pursuant to Section 1.10(a).

“S-1 Registration Statement” means that certain Registration Statement on Form S-1 ~~filed by the Borrower with the U.S. Securities and Exchange Commission, which is in form and substance reasonably satisfactory to the Goldman Sachs and MSSF, in their respective capacities as Arrangers (it being acknowledged and agreed that the draft thereof most recently delivered to such Arrangers prior to the date hereof and filed with~~initially filed by Bausch + Lomb Corporation on January 13, 2022 which was declared effective by the U.S. Securities and Exchange Commission on ~~January 13~~May 5, 2022~~, as amended on March 31, 2022, and as further amended on April, 28, 2022, along with any replacement or supplements thereto that are not materially adverse to the Lenders solely in their capacities as such, is reasonably satisfactory to such Arrangers).~~.

“S&P” means S&P Global Ratings.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.08(b).

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Syria, the so-called People’s Republic of Luhansk and the so-called People’s Republic of Donetsk and the non-Ukrainian government-controlled areas of the Zaporizhzhia and Kherson regions of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, ~~Her~~His Majesty’s Treasury or Global Affairs Canada, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, ~~Her~~His Majesty’s Treasury or the Government of Canada.

“Scheduled Consideration” has the meaning assigned to such term in Section 2.11(b)(i)(7).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Second Incremental Amendment” means that Second Incremental Amendment, dated as of the Second Incremental Amendment Date, among the Borrower, the other Loan Parties party thereto, the Lenders party thereto and the ~~Incremental Term Facilities~~ Administrative Agent.

“Second Incremental Amendment Date” means November 1, 2024.

“Second Incremental Amendment Refinancing” means the repayment by the Borrower on the Second Incremental Amendment Date of at least $350,000,000 of principal amount of outstanding Revolving Loans under this Credit and Guaranty Agreement, together with accrued interest thereon.

“Second Incremental Arrangers” means JPM and Goldman Sachs, each in their capacity as a joint lead arranger and bookrunner for the Second Incremental Term Loans.

“Second Incremental Fee Letter” means the Agent Fee Letter, dated as of November 1, 2024, by and between the Borrower and the ~~Incremental Term Facilities~~ Administrative Agent.

~~“Second Incremental Loan Installment Date” has the meaning assigned to such term in Section 2.10(a)(iii).~~

~~“Second Incremental Term Lender” means any Person with a commitment to make Second Incremental Term Loans or an outstanding Second Incremental Term Loan.~~

~~“Second Incremental Term Loan Maturity Date” means May 10, 2027.~~

“Second Incremental Term Loans” means the Term Loans funded pursuant to the Second Incremental Amendment on the Second Incremental Amendment Date.

“Second Incremental Transactions” means the entering into of the Second Incremental Amendment, the incurrence of the Second Incremental Term Loans and the consummation of the Second Incremental Amendment Refinancing.

“Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligations) under each Hedge Agreement that (a) is in effect on the Closing Date between the Borrower or any Restricted Subsidiary of the Borrower and a counterparty that is ~~an~~the Administrative Agent, a Lender, an Arranger or any Affiliate of ~~an~~the Administrative Agent, a Lender or an Arranger as of the Closing Date or any other Person that is reasonably acceptable to the Administrative ~~Agents~~Agent or (b) is entered into after the Closing Date between the Borrower or any Restricted Subsidiary of the Borrower and any counterparty that is (or is an Affiliate of) ~~an~~the Administrative Agent, any Lender or any Arranger at the time such Hedge Agreement is entered into or any other Person that is reasonably acceptable to the Administrative ~~Agents~~Agent, for which such Loan Party agrees to provide or procure security, it being understood that each counterparty thereto shall be deemed (A) to appoint the Collateral Agent and the Administrative ~~Agents~~Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 9, Sections 10.03 and 10.10 and each Acceptable Intercreditor Agreement as if it were a Lender.

“Secured Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Secured Debt as of such date to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended or the Test Period otherwise specified where the term “Secured Leverage Ratio” is used in this Agreement, in each case for the Borrower and its Restricted Subsidiaries.

“Secured Parties” means (i) the Lenders, the Swingline Lender and each Issuing Bank, (ii)  ~~each~~the Administrative Agent and the Collateral Agent, (iii) each counterparty to a Hedge Agreement the obligations under which constitute Secured Hedging Obligations, (iv) each provider of Banking Services the obligations under which constitute Banking Services Obligations, (v) the Agent and the Arrangers and (vi) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.

“Secured Party Claim” means any amount which the Borrower or any other Loan Party owes to a Secured Party under or in connection with the Loan Documents.

“Securities” means any stock, shares, units, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that the term “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Separation Agreements” means the agreements pursuant to which the separation of the SpinCo Business will be effected, including the Master Separation Agreement (together with all schedules, exhibits and annexes thereto (including as such may be executed or effected)) entered into between the Parent and the Borrower and any other Persons party thereto (including as they may be amended from time to time).

“Separation Transactions” means the (i) contribution to the Borrower by the Parent and certain of its Subsidiaries of the SpinCo Business (and other transactions reasonably related thereto or in facilitation thereof), (ii) the SpinCo IPO, (iii) the payment by the Borrower to the Parent of the Repayment in connection with the transactions contemplated by the Separation Agreements and (iv) consummation of the transactions under the Separation Agreements (including the agreements and arrangements referred to in the Master Separation Agreement, and including any transition services agreements and similar arrangements).

“Shared Incremental Amount” means, as of any date of determination, (a) the greater of $~~753,000,000~~991,000,000 and 100% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period calculated on a Pro Forma Basis minus (b) the aggregate principal amount of all Incremental Facilities and/or Incremental Equivalent Debt originally ~~incurred or issued~~established solely after the Third Amendment Effective Date in reliance on the Shared Incremental Amount outstanding on such date of determination (it being understood and agreed that, for the avoidance of doubt, from and after the Third Amendment Effective Date, the First Incremental Term Loans, the Second Incremental Term Loans, the Third Amendment Term Loans, the Third Amendment Revolving Facility (including all Third Amendment Revolving Loans and Letters of Credit issued thereunder), the 2023 Secured Notes and the 2025 Secured Notes shall be deemed not to constitute a utilization of the Shared Incremental Amount), in each case after giving effect to any reclassification of any such Indebtedness as having been incurred under clause (e) of the definition of “Incremental Cap” hereunder.

“Shared RP Amount” means the amount of Restricted Payments that may be made at the time of determination pursuant to Sections 6.04(a)(ii)(A), (a)(vii) and (a)(x) ~~minus the aggregate amount of the Shared RP Amount utilized by the Borrower or any Restricted Subsidiary to (a) make Investments pursuant to Section 6.06(q)(ii) or (b) make Restricted Debt Payments pursuant to Section 6.04(b)(iv)~~.

“Significant Acquisition” means any Acquisition (the “Subject Acquisition”) that has an Annualized Acquisition Cash Flow Value (as defined below) for the period ended on the last day of the fiscal quarter most recently ended that is greater than five percent (5%) of the Annualized EBITDA of the Borrower and its Subsidiaries, on a consolidated basis, for the same period. The “Annualized Acquisition Cash Flow Value” is an amount equal to (a) the Annualized EBITDA of the assets comprising the Subject Acquisition less (b) the Annualized EBITDA of any assets disposed of by the Borrower or any Subsidiary (other than to the Borrower or any Subsidiary) in connection with the Subject Acquisition.

“Similar Business” means any Person the majority of the revenues of which are derived from a business that would be permitted by Section 5.16 if the references to “Restricted Subsidiaries” in Section 5.16 were read to refer to such Person.

“SOFR” means, with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day published by the SOFR Administrator on the website of the SOFR Administrator, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time) on the immediately succeeding U.S. Government Securities Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

~~“SONIA Adjustment” means 0.0326%.~~

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SPC” has the meaning assigned to such term in Section 10.05(e).

“Specified Event of Default” means an Event of Default pursuant to Section 8.01(a) or, with respect to the Borrower, Section 8.01(f) or (g).

“Specified Foreign Subsidiary” means a Foreign Subsidiary that is a CFC with respect to which a U.S. Subsidiary that is a corporation for U.S. federal income tax purposes owns (within the meaning of section 958(a) of the Code) more than ~~50~~10% of the equity by vote or value.

“Specified Person” has the meaning assigned to such term in Section 8.01(f).

“SpinCo Business” means all or substantially all of Parent’s eye health and certain related consumer products business, as further defined in the Master Separation Agreement (or other applicable Separation Agreement).

“SpinCo IPO” means the initial public offering of common shares of ~~the Borrower materially in accordance with~~Bausch + Lomb Corporation pursuant to the S-1 Registration Statement ~~and the corresponding Canadian Prospectus~~.

“Spot Rate” means, for any currency, on any Revaluation Date or other relevant date of determination, the rate determined by the ~~Applicable~~ Administrative Agent to be the rate quoted by the ~~Applicable~~ Administrative Agent as the spot rate for the purchase by the ~~Applicable~~ Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date that is two Business Days prior to the date as of which the foreign exchange computation is made (or on such other day and time as may be mutually agreed by the Borrower and the ~~Applicable~~ Administrative Agent); provided that the ~~Applicable~~ Administrative Agent may obtain such spot rate from another financial institution designated by the ~~Applicable~~ Administrative Agent if the ~~Applicable~~ Administrative Agent does not have as of the date of determination a spot buying rate for any such currency.

“Standard Securitization Undertakings” means all representations, warranties, covenants, indemnities, performance guarantees, servicing obligations and repurchase obligations (including guarantees thereof), entered into by the Borrower or any Subsidiary which are customary in connection with any Receivables Facility (as determined by the Borrower in good faith).

“Standby Letter of Credit” means any Letter of Credit other than any Commercial Letter of Credit.

“Stated Amount” means, with respect to any Letter of Credit, at any time, the maximum amount available to be drawn thereunder, in each case determined (x) as if any future automatic increases in the maximum available amount provided for in any such Letter of Credit had in fact occurred at such time and (y) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subject Loans” means, as of any date of determination, (a) ~~Initial~~First Incremental Term Loans, (b) Third Amendment Term Loans and (~~b~~c) any other Additional Term Loans that are subject to ratable prepayment requirements in accordance with Section 2.11(b)(vii) on such date ~~(which shall include, for the avoidance of doubt, the First Incremental Term Loans and the Second Incremental Term Loans)~~.

“Subject Person” has the meaning assigned to such term in the definition of “Consolidated Net Income”.

“Subject Proceeds” has the meaning assigned to such term in Section 2.11(b)(ii).

“Subject Transaction” means, with respect to any Test Period, (a) the Transactions, (b) any Permitted Acquisition or any other acquisition or similar Investment, whether by purchase, merger, amalgamation or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or any facility, or of a majority of the outstanding Capital Stock of any Person (and in any event including any Investment in (x) any Restricted Subsidiary the effect of which is to increase the Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (y) any Joint Venture for the purpose of increasing the Borrower’s or its relevant Restricted Subsidiary’s ownership interest in such Joint Venture), in each case that is permitted by this Agreement, (c) any Disposition of all or substantially all of the assets or Capital Stock of a subsidiary (or any business unit, line of business or division of the Borrower or a Restricted Subsidiary) not prohibited by this Agreement, (d) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 5.10 hereof, (e) any incurrence or repayment of Indebtedness (other than revolving Indebtedness), (f) any Cost Saving Initiative and/or (g) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “subsidiary” shall mean any subsidiary of the Borrower.

“Subsidiary Guarantor” means (x) on the Closing Date, each subsidiary of the Borrower (other than any subsidiary that is an Excluded Subsidiary on the Closing Date) listed on Schedule 1.01(f) as of the Closing Date and (y) thereafter, each subsidiary of the Borrower that becomes a guarantor of the Obligations pursuant to the terms of this Agreement, in each case, until such time as the relevant subsidiary is released from its obligations under the Loan Guarantee in accordance with the terms and provisions hereof. Notwithstanding the foregoing, the Borrower may from time to time, upon notice to the Administrative ~~Agents~~Agent , elect to cause any subsidiary that would otherwise be an Excluded Subsidiary to become a Subsidiary Guarantor hereunder (but shall have no obligation to do so), subject to the satisfaction of guarantee and collateral requirements consistent with the Collateral and Guarantee Requirements or otherwise reasonably acceptable to the Borrower and the Administrative ~~Agents~~Agent (which shall include, in the case of a Foreign Subsidiary, guarantee and collateral requirements customary under local law, including customary local limitations). For the avoidance of doubt, in no event shall an Excluded Subsidiary be a Subsidiary Guarantor unless the Borrower makes such an election with respect to the Excluded Subsidiary.

“Substitute Affiliate Lender” has the meaning assigned to such term in Section 1.12(e).

“Substitute Facility Office” has the meaning assigned to such term in Section 1.12(e).

“Successor Borrower” means:

a “Successor Borrower” ~~has the meaning assigned to such term~~as referenced in Section  6.07(a)(i)(B)~~.~~; and/or any Person appointed by the Borrower as a “Successor Borrower” pursuant to a Permitted Reorganization, provided that such “Successor Borrower” shall (x) expressly assume the applicable Loan Document Obligations of the applicable Borrower, in a manner reasonably satisfactory to the Administrative Agent, and (y) be an entity organized or existing under the laws of the U.S., any state thereof, the District of Columbia, Canada or any province or territory thereof, or a political subdivision thereof, the Republic of Ireland or a political subdivision thereof or, subject to the consent of the Required Revolving Lenders (so long as the Revolving Facility remains in effect), the Grand Duchy of Luxembourg or a political subdivision thereof or the Netherlands or a political subdivision thereof, and subject to the following conditions:

delivery of customary “know your customer” information reasonably requested by the Administrative Agent (including, if such Person qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certificate as to such Successor Borrower);

except as the Administrative Agent may otherwise agree, each Guarantor (unless it is the Person appointed as such Successor Borrower) shall have executed and delivered a reaffirmation agreement with respect to its obligations under the Loan Guarantee and the other applicable Loan Documents; and

the Borrower shall have delivered a certificate to the Administrative Agent stating that at the time of (and immediately after) giving effect to the appointment of such Successor Borrower, no Event of Default shall have occurred that is continuing.

“Swap Obligations” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Exposure” means, at any time, the aggregate principal amount of Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be equal to its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means ~~Citibank~~JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder, or any successor lender of Swingline Loans hereunder.

“Swingline Loan” means any Loan made pursuant to Section 2.04.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the ~~Applicable~~ Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Term Commitment” means any Initial Term Loan Commitment and, if applicable, any Additional Term Loan Commitment (including, for the avoidance of doubt, the Third Amendment Term Loan Commitments).

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“ Term CORRA” means, for any calculation with respect to a Term CORRA Loan, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day; provided, further, that if Term CORRA shall ever be less than zero, then Term CORRA shall be deemed to be zero.

“Term CORRA Borrowing” means a Borrowing comprised of Term CORRA Loans.

“Term CORRA Loan” means a Loan made pursuant to Section 2.01 that bears interest at a rate based on Term CORRA.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term Facility” means the Term Loans provided to or for the benefit of the Borrower pursuant to the terms of this Agreement.

~~“Term Facility Administrative Agent” has the meaning assigned to such term in the preamble to this Credit and Guaranty Agreement.~~

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan” means the Initial Term Loans and, if applicable, any Additional Term Loans (including, for the avoidance of doubt, the First Incremental Term Loans and the Third Amendment Term Loans).

“Term SOFR” means,

(a) for any calculation with respect to a Eurocurrency Rate Loan denominated in Dollars, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan denominated in Dollars on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the ~~Applicable~~ Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the rate per annum determined by the ~~Applicable~~ Administrative Agent as the forward-looking term rate based on SOFR.

“Termination Date” has the meaning assigned to such term in the lead-in to Article 5.

“Test Period” means, as of any date, (a) for purposes of determining actual compliance with Section 6.15, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 5.01(a) or Section 5.01(b), as applicable, have been delivered (or are required to have been delivered) and (b) for any other purpose, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 5.01(a) or Section 5.01(b), as applicable, have been delivered (or are required to have been delivered) or, at the Borrower’s election, are internally available; it being understood and agreed that prior to the first delivery (or required delivery) of financial statements under Section 5.01(a) or Section 5.01(b), “Test Period” means the period of four consecutive Fiscal Quarters most recently ended for which financial statements of the Borrower and its consolidated subsidiaries are available.

“ Third Amendment” has the meaning assigned to such term in the preamble to this Agreement.

“ Third Amendment Arrangers” means JPM, Barclays, Citigroup Global Markets Inc., Goldman Sachs Bank USA, HSBC Securities (USA) Inc., Wells Fargo Securities LLC, Deutsch Bank Securities Inc., DNB Markets Inc., RBC Capital Markets, LLC and Truist Securities, Inc., each in their capacity as a joint lead arranger and bookrunner for the Third Amendment Term Loans.

“ Third Amendment Effective Date” has the meaning assigned to such term in the preamble to this Agreement.

“ Third Amendment Fee Letter” means the Agent Fee Letter, dated as of June 13, 2025, by and between the Borrower and the Administrative Agent.

“ Third Amendment Revolving Credit Commitment” means, with respect to each Third Amendment Revolving Lender, the commitment of such Lender to make Third Amendment Revolving Loans (and acquire participations in Letters of Credit and Swingline Loans) hereunder as set forth on the Commitment Schedule to the Third Amendment, or in the Assignment Agreement pursuant to which such

Lender assumed its Third Amendment Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 or 2.19, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.05 or (c) increased pursuant to Section 2.22. The aggregate amount of the Third Amendment Revolving Credit Commitments as of the Third Amendment Effective Date is $800,000,000.

“ Third Amendment Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Third Amendment Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure and Swingline Exposure, in each case, attributable to its Third Amendment Revolving Credit Commitment.

“ Third Amendment Revolving Credit Maturity Date” means the earlier of (i) June 26, 2030 and (ii) the date that is 91 calendar days prior to the earliest of (w) the final stated maturity date of the First Incremental Term Loans, (x) the final stated maturity date of the 2023 Secured Notes and (y) the final stated maturity date of any Five Year Notes that have a final stated maturity date earlier than September 25, 2030 (or, in each case, the maturity date of any Indebtedness that refinances or replaces such Indebtedness (as such date may be extended in respect thereof) to the extent such maturity date is not later than September 25, 2030) (such earliest date, the “Springing Maturity Date”); provided that the Springing Maturity Date shall only be applicable if on any applicable date of determination the outstanding principal amount of such Indebtedness described in clauses (w) and (x) (taken together) or (y) then exceeds $415,000,000 and, in each case, has a maturity date of earlier than September 25, 2030, as of such date.

“Third Amendment Revolving Facility” means the Third Amendment Revolving Credit Commitments and the Third Amendment Revolving Loans and other extensions of credit thereunder.

“Third Amendment Revolving Lender” means any Lender with a Third Amendment Revolving Credit Commitment or any Third Amendment Revolving Credit Exposure.

“Third Amendment Revolving Loan” means any revolving loan made by the Third Amendment Revolving Lenders to the Borrowers pursuant to Section 2.01(a)(ii).

“Third Amendment Term Lender” means each “2025 Refinancing Term Loan Lender” as such term is defined in Third Amendment.

“Third Amendment Term Loan Commitment” means the commitments of the Lenders to make Third Amendment Term Loans (including by cashless roll), as set forth herein and in the Third Amendment (including Schedule I thereto under the title “2025 Refinancing Term Loan Commitments”). The aggregate amount of the Third Amendment Term Loan Commitments as of the Third Amendment Effective Date is $2,325,000,000.

“Third Amendment Term Loan Installment Date” has the meaning assigned to such term in Section 2.10(a)(ii).

“ Third Amendment Term Loan Maturity Date” means January 15, 2031.

“ Third Amendment Term Loan Soft Call Termination Date” has the meaning assigned to such term in Section 2.12(f).

“ Third Amendment Term Loans” means the “2025 Refinancing Term Loans” as such term is defined in Third Amendment.

“Third Amendment Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by the Borrower and/or its subsidiaries in connection with the Third Amendment Transactions and the transactions contemplated thereby.

“ Third Amendment Transactions” means the entering into the Third Amendment, the incurrence of the Third Amendment Term Loans, the establishment of the Third Amendment Revolving Credit Commitment, the refinancing of the Initial Term Loans, the Second Incremental Term Loans and the Initial Revolving Facility and the payment of all fees, expenses and other costs incurred in connection with the foregoing.

“Threshold Amount” means the greater of $100,000,000 and 13.33% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period.

“Total Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Total Debt outstanding as of such date to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended or the Test Period otherwise specified where the term “Total Leverage Ratio” is used in this Agreement in each case for the Borrower and its Restricted Subsidiaries.

“Total Revolving Credit Commitment” means, at any time, the aggregate amount of the Revolving Credit Commitments as in effect at such time. The Total Revolving Credit Commitment as of the ~~Closing~~Third Amendment Effective Date is $~~500,000,000~~800,000,000 .

“ Trade Date” means the date on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and/or obligations under this Agreement.

“Trademark” means all trademarks, trade names, trade dress and logos, registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing, and all renewals of the foregoing.

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by the Borrower and/or its subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the Borrowing of Loans hereunder, (b) the Repayment and (c) the payment of the Transaction Costs.

“Transformative Transaction” means any transaction by the Borrower or any Restricted Subsidiary that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such transaction or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such transaction, would not provide the Borrower and its Restricted Subsidiaries with a durable capital structure following such consummation, as determined by the Borrower acting in good faith.

“Treasury Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Treasury Regulations” means the U.S. federal income tax regulations promulgated under the Code.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurocurrency Rate, the Alternate Base Rate, the Alternative Currency Daily Rate, the Canadian Prime Rate ~~or the BA Rate~~, Term CORRA or Daily Compounded CORRA.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Underlying Debt” means in relation to the Borrower or any other Loan Party and at any time, each obligation (whether present or future, actual or contingent) owing by the Borrower or such Loan Party to a Secured Party under this Agreement or the other Loan Documents (including for the avoidance of doubt any change or increase in those obligations pursuant to or in connection with any amendment or supplement or restatement or novation of this Agreement or any other Loan Document, in each case whether or not anticipated as of the date of this Agreement) excluding the Borrower’s or such Loan Party’s parallel debt obligations under Article 11 hereof.

“Unrestricted Cash Amount” means, as to any Person on any date of determination, the amount of (a) unrestricted Cash and Cash Equivalents of such Person and its Restricted Subsidiaries and (b) Cash and Cash Equivalents of such Person and its Restricted Subsidiaries that are restricted in favor of the Credit Facilities and/or other permitted pari passu, senior or junior secured Indebtedness (which may also include Cash and Cash Equivalents securing other Indebtedness that is secured by a Lien on Collateral along with the Credit Facilities and/or any other permitted pari passu, senior or junior secured Indebtedness), in each case as determined in accordance with GAAP.

“Unrestricted Escrow Subsidiary” has the meaning assigned to such term in Section 1.13.

“Unrestricted Subsidiary” means~~, until the Investment Grade Trigger Date,~~ any subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary on the Closing Date (and listed on Schedule 5.10 hereto) or after the Closing Date pursuant to Section 5.10, and any subsidiary of an Unrestricted Subsidiary.

“Unused Revolving Credit Commitment” of any Lender, at any time, means the remainder of the Revolving Credit Commitment of such Lender at such time, if any, less the sum of (a) the aggregate Outstanding Amount of Revolving Loans made by such Lender, (b) such Lender’s LC Exposure at such time and (c) except for purposes of Section 2.12(a), such Lender’s Applicable Percentage of the aggregate Outstanding Amount of Swingline Loans.

“Upfront Payments” means any upfront or similar payments made during the period of twelve months ending on the Closing Date or arising thereafter in connection with any drug or pharmaceutical product research and development or collaboration arrangements or the closing of any Drug Acquisition.

“U.S.” or “United States” means the United States of America.

“U.S. Borrower” means any Additional Borrower that is a U.S. Person.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Security Agreement” means the Pledge and Security Agreement, dated as of or about the date hereof, among the Collateral Agent and the Loan Parties party thereto, as same may be amended, restated, supplemented or otherwise modified from time to time.

“U.S. Subsidiary” means any Restricted Subsidiary incorporated or organized under the laws of the U.S., any state thereof or the District of Columbia.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(iii)(B)(3).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that the effect of (x) any prepayment made in respect of such Indebtedness shall be disregarded in making such calculation and (y) any “AHYDO catch-up” payment that may be required to be made in respect of such Indebtedness shall be disregarded in making such calculation.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by Requirements of Law to be owned by a resident of the relevant jurisdiction) are owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“WURA” means the Winding-Up and Restructuring Act (Canada).

(b) Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Eurocurrency Rate Loan”) or by Class and Type (e.g., a “Eurocurrency Rate Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Loan Borrowing”) or by Type (e.g., a “Eurocurrency Rate Borrowing”) or by Class and Type (e.g., a “Eurocurrency Rate Term Loan Borrowing”).

(c) Terms Generally.

(a) ~~. (a)~~ The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “ordinary course of business” or “ordinary course” shall, with respect to any Person, be deemed to refer to items or actions that are consistent with practice in or norms of the industry in which such Person operates or such Person’s past practice (it being understood that the sale of accounts receivable (and related assets) pursuant to supply-chain, factoring or reverse factoring arrangements entered into by the Borrower and its Restricted Subsidiaries shall be deemed to be in the ordinary course of business so long as such accounts receivable (and related assets) are sold for Cash in an amount not less than 95% of the face amount thereof) (but, for the avoidance of doubt, this shall not preclude any sale for less than a price to be determined to be in the ordinary course so long as it is in the ordinary course of business) (in each case, as determined by the Borrower in good faith). Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document (including any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (ii) any reference to any Requirement of Law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, superseding or interpreting such Requirement of Law, (iii) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (iv) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (v) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan

Document, (vi) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”, (vii) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights, (viii) the words “permitted” shall be construed to also refer to actions or undertakings that are “not prohibited”, (ix) any references to “open market purchases” (or words of similar effect) shall include privately negotiated transactions at, below or above par, for cash, securities and/or any other consideration, with one (or more) Lender(s) that may or may not be made available for participation of all Lenders or all Lenders of any particular Class or tranche, and, in each case shall not require any quote or open process or activity on any market or exchange, (x) any reference to the end date for any fiscal quarter, Fiscal Quarter, fiscal year or Fiscal Year shall mean the date on or around such specified date on which the applicable period actually ends (as determined by the Borrower in good faith) and (~~x~~xi ) the fair market value of any asset or property shall be determined by the Borrower in good faith. The foregoing shall apply to this Agreement and all other Loan Documents.

(b) ~~(a)~~ For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.04, 6.06 and 6.07, in the event that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment or Disposition or portion thereof, as applicable, at any time meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01 (other than Section 6.01(a) (in the case of Indebtedness incurred on the Closing Date)), 6.02 (other than Sections 6.02(a) and (t)), 6.04, 6.06 and/or 6.07 (each of the foregoing, a “Reclassifiable Item”), the Borrower, in its sole discretion, may, from time to time, divide, classify or reclassify such Reclassifiable Item (or portion thereof) under one or more clauses of each such Section and will only be required to include such Reclassifiable Item (or portion thereof) in any one category; provided that, upon delivery of any financial statements pursuant to Section 5.01(a) or (b) following the initial incurrence or making of any such Reclassifiable Item, if such Reclassifiable Item could, based on such financial statements, have been incurred or made in reliance on Section 6.01(z) (in the case of Indebtedness and Liens) or any “ratio-based” basket or exception (in the case of all other Reclassifiable Items), such Reclassifiable Item shall automatically be reclassified as having been incurred or made under the applicable provisions of Section 6.01(z) or such “ratio-based” basket or exception, as applicable (in each case, subject to any other applicable provision of Section 6.01(z) or such “ratio-based” basket or exception, as applicable). It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or Affiliate transaction under Sections 6.01, 6.02, 6.04, 6.06, 6.07 or 6.09, respectively, but may instead be permitted in part under any combination thereof or under any other available exception.

(c) Notwithstanding anything to the contrary herein, the incurrence, consummation or existence of any Indebtedness, Lien, negative pledge or other restrictive agreement, Restricted Payment, Restricted Debt Payment, Investment, Disposition (including any Sale and Lease-Back Transaction), transaction with any Affiliate, Defined Benefit Plan or any other action or transaction, in each case, that was consummated on or prior to, or in

Existence on, the Third Amendment Effective Date and that was permitted pursuant to the terms of the Existing Credit Agreement on or prior to the Third Amendment Effective Date (each of the foregoing, a “Prior Transaction”) shall be deemed not to be a utilization of any dollar-based basket (including any EBITDA-based “grower” component thereof) hereunder (including the “Incremental Cap” and/or “Shared Incremental Amount”) from and after the Third Amendment Effective Date (and thus shall be deemed separately permitted hereunder), all of which such dollar-based baskets (including any EBITDA-based “grower” components thereof) hereunder shall accordingly be deemed unutilized and fully available (in accordance with their terms immediately upon the effectiveness of the Third Amendment).

(d) ~~(b)~~ For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim” and a “resolutory clause,” (f) all references to filing, registering or recording under the Code or the PPSA shall be deemed to include publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to an “opposable” or “set up” Liens as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary,” (k) “construction liens” shall be deemed to include “legal hypothecs”, (l) “joint and several” shall be deemed to include “solidary” and “jointly and severally” shall be deemed to include “solidarily” (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall be deemed to include “ownership”, (o) “easement” shall be deemed to include “servitude”, (p) “priority” shall be deemed to include “rank” or “prior claim”, as applicable, (q) “survey” shall be deemed to include “certificate of location and plan”, (r) “fee simple title” shall be deemed to include “absolute ownership”, (s) “leasehold interest” shall be deemed to include “rights resulting from a lease” and (t) “lease” shall be deemed to include a “contract of leasing (crédit-bail)”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any applicable law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement (sauf si une autre langue est requise en vertu d’une loi applicable).

(e) It is understood and acknowledged, that it is the intention of the parties, that (i) Citi will resign as Collateral Agent under this Agreement and the other Loan Documents in accordance with Third Amendment, (ii) JPM will be appointed as Collateral Agent under this Agreement and the other Loan Documents in accordance with the Third Amendment, and (iii) Citi will act as sub-agent and bailee of JPM in accordance with the Third Amendment, in each case of clauses (i), (ii) and (iii) as of and following the Agency Replacement Time. In furtherance of the foregoing, it is understood and acknowledged that (i) until the Agency Replacement Time shall have occurred, Citi is and shall continue to be the “Collateral Agent” under and in accordance with the terms of the Loan Documents and (ii) from and after the Agency Replacement Time shall have occurred, JPM shall be the “Collateral Agent” under and in accordance with the terms of the Loan Documents, and Citi shall act as sub-agent and bailee of JPM in accordance with the Third Amendment.

(d) Accounting Terms; GAAP.

(i) (i) All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting or financial nature that are used in calculating the Consolidated Leverage Ratio, the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio, Consolidated Adjusted EBITDA, Consolidated Net Income or Consolidated Total Assets shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided that (A) if any change to GAAP or in the application thereof or any change as a result of the adoption or modification of accounting policies (including (x) the conversion to IFRS as described below and (y) the impact of Accounting Standards Update 2016-12, Revenue from Contracts with Customers (Topic 606) or similar revenue recognition policies or any change in the methodology of calculating reserves for returns, rebates and other chargebacks) is implemented or takes effect after the date of delivery of the financial statements described in Section 3.04(a) and/or there is any change in the functional currency reflected in the financial statements or (B) if the Borrower elects or is required to report under IFRS, the Borrower or the Required Lenders may request to amend the relevant affected provisions hereof (whether or not the request for such amendment is delivered before or after the relevant change or election) to eliminate the effect of such change or election, as the case may be, on the operation of such provisions and (x) the Borrower and the Administrative ~~Agents~~Agent shall negotiate in good faith to enter into an amendment of the relevant affected provisions (it being understood that no amendment or similar fee shall be payable to ~~any~~the Administrative Agent or any Lender in connection therewith) to preserve the original intent thereof in light of the applicable change or election, as the case may be and (y) the relevant affected provisions shall be interpreted on the basis of GAAP and the currency, in each case, as in effect and applied immediately prior to the applicable change or election, as the case may be, until the request for amendment has been withdrawn by the Borrower or the Required Lenders, as applicable, or this Agreement has been amended as contemplated hereby. Any consent required from ~~any~~the Administrative Agent or any Required Lender with respect to the foregoing shall not be unreasonably withheld, conditioned or delayed.

(ii) All terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any subsidiary at “fair value,” as defined therein, (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) the application of Accounting Standards Codification

480, 815, 805 and 718 (to the extent these pronouncements under Accounting Standards Codification 718 result in recording an equity award as a liability on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity). If the Borrower notifies the Administrative ~~Agents~~Agent that the Borrower is required to report under IFRS or has elected to do so through an early adoption policy, “GAAP” shall mean international financial reporting standards pursuant to IFRS (provided thereafter, the Borrower cannot elect to report under GAAP); provided, that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the application of IFRS will remain as previously calculated or determined in accordance with GAAP.

(ii) Notwithstanding anything to the contrary herein, but subject to Sections 1.04(d), (e) and (g), all financial ratios and tests (including the Consolidated Leverage Ratio, the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio and the amount of Consolidated Total Assets, Consolidated Net Income and Consolidated Adjusted EBITDA) (other than, for the avoidance of doubt, for purposes of calculating Excess Cash Flow) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio, test or amount (x) any Subject Transaction has occurred or (y) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period has consummated any Subject Transaction, then, in each case, any applicable financial ratio, test or amount shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period (or, in the case of Consolidated Total Assets (or with respect to any determination pertaining to the balance sheet, including the acquisition of Cash and Cash Equivalents), as of the last day of such Test Period), it being understood, for the avoidance of doubt, that solely for purposes of calculating (x) quarterly compliance with Section 6.15 ~~or Section 6.21, as applicable,~~ and (y) the Consolidated Leverage Ratio for purposes of the definition of “Applicable Rate”, the date of the required calculation shall be the last day of the Test Period, and no Subject Transaction occurring thereafter shall be taken into account.

(iii) Notwithstanding anything to the contrary contained in paragraph (a) above or in the definition of “Finance Lease”, unless the Borrower elects otherwise, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases (and not be treated as financing or capital lease obligations or Indebtedness) for purposes of all financial definitions, calculations and deliverables under this Agreement or any other Loan Document (including the calculation of Consolidated Net Income and Consolidated Adjusted EBITDA) (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU or any other change in accounting treatment or otherwise (on a prospective or retroactive basis or otherwise) to be treated as or to be recharacterized as financing or capital lease obligations or otherwise accounted for as liabilities in financial statements.

(iv) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or financial test (including Section 6.15 ~~hereof, Section 6.21~~ hereof, any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) and/or the amount of Consolidated Adjusted EBITDA, Consolidated Net Income or Consolidated Total Assets, such financial ratio, financial test or amount shall, subject to clause (e) below, be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio, financial test or amount occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(v) Notwithstanding anything to the contrary herein (including in connection with any calculation made on a Pro Forma Basis), to the extent that the terms of this Agreement require (i) compliance with any financial ratio or financial test (including, without limitation, Section 6.15 hereof, ~~Section 6.21 hereof,~~ any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) and/or any cap expressed as a percentage of Consolidated Total Assets, Consolidated Net Income or Consolidated Adjusted EBITDA, (ii) accuracy of any representation or warranty and/or the absence of a Default or Event of Default (or any type of default or event of default) or (iii) compliance with any basket or other condition, as a condition to (A) the consummation of any transaction (including in connection with any acquisition, consolidation, business combination or similar Investment or the assumption or incurrence of Indebtedness), (B) the making of any Restricted Payment and/or (C) the making of any Restricted Debt Payment, the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, (1) in the case of any acquisition, consolidation, business combination or similar Investment, any Disposition, any incurrence of Indebtedness or any transaction relating thereto, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such acquisition, consolidation, business combination, similar Investment or Disposition (or, solely in connection with an acquisition, consolidation or business combination to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 Announcement” of a firm intention to make an offer is made) or the establishment of a commitment with respect to such Indebtedness or (y) the consummation of such acquisition, consolidation, business combination, Investment or Disposition or the incurrence of such Indebtedness, (2) in the case of any Restricted Payment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) the declaration of such Restricted Payment or (y) the making of such Restricted Payment and (3) in the case of any Restricted Debt Payment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) delivery of notice with respect to such Restricted Debt Payment or (y) the making of such Restricted Debt Payment, in each case, after giving effect on a Pro Forma Basis to the relevant acquisition, consolidation, business combination or similar Investment, Restricted Payment and/or Restricted Debt Payment, incurrence of Indebtedness or other transaction (including the intended use of proceeds of any Indebtedness to be incurred in connection therewith) and, at the election of the Borrower, any other acquisition, consolidation, business combination or similar Investment, Restricted Payment, Restricted Debt Payment, incurrence of Indebtedness or other transaction that has not been consummated but with respect to which ~~definitive agreements have been executed~~the Borrower has elected to test any applicable condition prior to the date of consummation in accordance with this Section 1.04(e), and no Default or Event of Default shall be deemed to have occurred solely as a result of an adverse change in such ratio, test or condition occurring after the time such election is made (but any subsequent improvement in the applicable ratio, test or amount may be utilized by the Borrower or any Restricted Subsidiary). For the avoidance of doubt, if the Borrower shall have elected the option set forth in clause (x) of any of the preceding clauses (1), (2) or (3) in respect of any transaction, then the Borrower or its applicable Restricted Subsidiary shall be permitted to consummate such transaction even if any applicable test or condition shall cease to be satisfied subsequent to the Borrower’s election of such option. The provisions of this paragraph (e) shall also apply in respect of the incurrence of any Incremental Facility.

(vi) [Reserved].

(vii) Notwithstanding anything to the contrary herein, unless the Borrower otherwise ~~notifies the Administrative Agents~~elects in its sole discretion, with respect to any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement (other than a non-concurrent borrowing under the Revolving Facility) that does not require compliance with a financial ratio or financial test (including Section 6.15 hereof, any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amount, including any concurrent drawing under the Revolving Facility, and any cap expressed as a percentage of Consolidated Total Assets, Consolidated Net Income or Consolidated Adjusted EBITDA, a “Fixed Amount”) substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or financial test (including Section 6.15 hereof, any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amount, an “Incurrence-Based Amount”), it is understood and agreed that (i) the incurrence or other utilization of the Incurrence-Based Amount shall be calculated first without giving effect to any Fixed Amount but giving full pro forma effect to the use of proceeds of such Fixed Amount and the related transactions and (ii) the incurrence or other utilization of the Fixed Amount shall be calculated thereafter. Unless it elects otherwise, the Borrower shall be deemed to have used amounts under an Incurrence-Based Amount then available to the Borrower prior to utilization of any amount under a Fixed Amount then available to the Borrower. In calculating any Incurrence Based Amount, any amounts concurrently-incurred under the Revolving Facility shall not be given effect.

(viii) The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

(ix) Any increase in any amount of Indebtedness or any increase in any amount secured by any Lien by virtue of the accrual of interest, the accretion of accreted value, the payment of interest or a dividend in the form of additional Indebtedness, amortization of original issue discount and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency shall be deemed to be permitted Indebtedness for purposes of Section 6.01 and will be deemed not to be the granting of a Lien for purposes of Section 6.02.

(x) For purposes of determining compliance with Section 6.01 or Section 6.02, if any Indebtedness or Lien is incurred in reliance on a basket measured by reference to a percentage of Consolidated Adjusted EBITDA, and any refinancing or replacement thereof would cause the percentage of Consolidated Adjusted EBITDA to be exceeded if calculated based on the Consolidated Adjusted EBITDA on the date of such refinancing or replacement, such percentage of Consolidated Adjusted EBITDA will be deemed not to be exceeded so long as the principal amount of such refinancing or replacement Indebtedness or other obligation does not exceed an amount sufficient to repay the principal amount of such Indebtedness or other obligation being refinanced or replaced, except by an amount equal to (x) unpaid accrued dividends, interest, penalties and premiums (including tender, prepayment or repayment premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payment) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01.

(xi) Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(e) Representations and Warranties. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires. Notwithstanding anything herein or in any other Loan Document to the contrary, no officer, director or other representative of the Borrower or any Subsidiary shall have any personal liability in connection with any representation, warranty or other certification in, or made pursuant to, this Agreement or any other Loan Document.

(f) Timing of Payment and Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(g) Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

(h) Currency Equivalents Generally.

(i) Notwithstanding anything to the contrary in clause (b) below, for purposes of any determination under Article 5, Article 6 (other than Section 6.15 ~~or Section 6.21~~ and the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article 7 with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Sale and Lease-Back Transaction, affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement (any of the foregoing, a “relevant transaction”), in a currency other than Dollars, (i) the Dollar equivalent amount of a relevant transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the ~~Applicable~~ Administrative Agent and the Borrower) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such relevant transaction (which, in the case of any Restricted Payment, Restricted Debt Payment, Investment, Disposition or incurrence of Indebtedness, shall be determined as set forth in Section 1.04(e)); provided, that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payment) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01 ~~or Section 6.17~~, as applicable, and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any relevant transaction so long as such relevant transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of Section 6.15~~, Section 6.21~~ and the calculation of compliance with any financial ratio for purposes of taking any action hereunder (including for purposes of calculating availability under the Incremental Cap) on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Sections 5.01(a) or (b) (or, prior to the first such delivery, the financial statements referred to in Section 3.04), as applicable, for the relevant Test Period. Notwithstanding the foregoing or anything to the contrary herein, to the extent that the Borrower would not be in compliance with Section 6.15 ~~(but not Section 6.21)~~, if any Indebtedness denominated in a currency other than Dollars were to be translated into Dollars on the basis of the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Section 5.01(a) or (b), as applicable, for the relevant Test Period, but would be in compliance with Section 6.15 if such Indebtedness that is denominated in a currency other than in Dollars were instead translated into Dollars on the basis of the average relevant currency exchange rates over such Test Period (taking into account the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar equivalent amount of such Indebtedness), then, solely for purposes of compliance with Section 6.15, the First Lien Leverage Ratio as of the last day of such Test Period shall be calculated on the basis of such average relevant currency exchange rates.

(ii) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative ~~Agents~~Agent may from time to time specify with the Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

(iii) The ~~Revolving Facility~~ Administrative Agent shall determine the Spot Rate as of each Revaluation Date to be used for calculating the Dollar Equivalent amount of any Revolving Loan and/or Letter of Credit that is denominated in any Alternate Currency. The Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amount between any Alternate Currency and Dollars until the next occurring Revaluation Date.

(i) Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Loans, Replacement Term Loans, Loans in connection with any Replacement Revolving Facility, Extended Term Loans, Extended Revolving Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender (or other cashless settlement mechanism approved by the Borrower and such Lender), such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

(j) Additional Alternate Currencies.

(i) The Borrower may from time to time request that Alternative Currency Loans be made to the Borrower and/or Letters of Credit be issued to the Borrower in a currency other than Dollars and those specifically listed in the definition of “Alternate Currencies”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Alternative Currency Loans, such request shall be subject to the approval of the ~~Revolving Facility~~ Administrative Agent and the Revolving Lenders of the applicable Class that will provide such Loans, and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the ~~Revolving Facility~~ Administrative Agent and the applicable Issuing Banks, in each case as set forth in Section 10.02(b)(ii)(E).

(ii) Any such request shall be made to the ~~Revolving Facility~~ Administrative Agent not later than 11:00 a.m., ten Business Days prior to the requested date of the making of such Revolving Loan or issuance of such Letter of Credit (or such other time or date as may be agreed by the ~~Revolving Facility~~ Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Banks, in its or their sole discretion). In the case of any such request pertaining to Alternative Currency Loans, the ~~Revolving Facility~~ Administrative Agent shall promptly notify each Revolving Lender thereof; and in the case of any such request pertaining to Letters of Credit, the ~~Revolving Facility~~ Administrative Agent shall promptly notify the applicable Issuing Bank thereof. Each applicable Revolving Lender (in the case of any such request pertaining to Revolving Loans) or each applicable Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the ~~Revolving Facility~~ Administrative Agent, not later than 11:00 a.m., five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Alternative Currency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(iii) Any failure by a Revolving Lender or Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding paragraph shall be deemed to be a refusal by such Revolving Lender or Issuing Bank, as the case may be, to permit Alternative Currency Loans to be made or Letters of Credit to be issued in such requested currency. If the ~~Revolving Facility~~ Administrative Agent and all the applicable Revolving Lenders consent to making Alternative Currency Loans or issuance of Letters of Credit in such requested currency, the ~~Revolving Facility~~ Administrative Agent shall so notify the Borrower, and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Borrowing of Revolving Loans or issuance of Letters of Credit in such currency, as applicable, in which case the Borrower and the Revolving Lenders shall be permitted (but not required) to amend this Agreement and the other Loan Documents as necessary to accommodate such Borrowings and/or Letters of Credit (as applicable), in accordance with Section 10.02(b)(ii)(E). If the ~~Revolving Facility~~ Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.10, the ~~Revolving Facility~~ Administrative Agent shall promptly so notify the Borrower. Except to the extent otherwise expressly provided, to the extent that the Alternative Currency Daily Rate, the Eurocurrency Rate and/or the Alternate Base Rate is not applicable to or available with respect to any Revolving Loan denominated in any Alternate Currency, the components of the interest rate applicable to such Revolving Loan shall be separately agreed by the Borrower and the ~~Revolving Facility~~ Administrative Agent.

(k) Security Principles. The Collateral Documents, guarantee provisions hereof (including as applied to any Counterpart Agreement), and each other guaranty and security document delivered or to be delivered under this Agreement and any obligation to enter into such document or obligation in each case by any Subsidiary shall be granted in accordance with the Agreed Security Principles set forth in Schedule 1.01(d).

(l) Additional Borrowers.

(i) From time to time on or after the Closing Date, and with three Business Days’ notice to the ~~Revolving Facility~~ Administrative Agent (or such shorter period as the ~~Revolving Facility~~ Administrative Agent may agree), subject to completion of customary “know your customer” procedures and delivery of related information reasonably requested by the Administrative Agent (including, if such Additional Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certificate as to such Additional Borrower), the Borrower may designate any Restricted Subsidiary ~~Guarantor~~ as an additional Borrower (each such person, an “Additional Borrower”) ~~under the Revolving Facility, an Incremental Revolving Facility, an Additional Revolving Facility or a Replacement Revolving Facility~~hereunder in respect of any specified Class or Classes of Obligations, provided that such person prior to or contemporaneously with becoming an Additional Borrower (i) is incorporated in an Approved Jurisdiction and (ii) ~~in the case of~~shall have expressly assumed the Obligations of a Borrower in a manner and pursuant to documentation reasonably satisfactory to the Administrative Agent (it being understood that an Additional Borrower ~~under any Incremental Revolving Facility or Additional Revolving Facility, is approved by the relevant Incremental Revolving Facility Lenders or~~may be designated as such pursuant to the terms of any Incremental Facility Amendment, Refinancing Amendment or Extension Amendment) (any such documentation, an “Additional Borrower Agreement”). Upon satisfaction of such requirements, the Additional ~~Revolving Lenders, as applicable.~~

~~(b)~~ Borrower ~~Once a person has become an Additional Borrower in accordance with clause (a) above, it~~ shall be a “Borrower”~~in respect of the applicable Facility~~hereunder and will have the right to request Term Loans, Revolving Loans or Letters of Credit, as the case may be, in each case of the applicable Class, in accordance with Article 2 hereof until the earlier to occur of the applicable Maturity Date or the date on which such Additional Borrower resigns as an Additional Borrower in accordance with clause (c) below.

[Reserved].

(ii) An Additional Borrower pursuant to any Revolving Facility may elect to resign as an Additional Borrower; provided that: (i) no Default or Event of Default is continuing or would result from the resignation of such Additional Borrower, (ii) such resigning Additional Borrower has delivered to the ~~Revolving Facility~~ Administrative Agent a written notice of resignation, (iii) all outstanding Revolving Loans, together with all accrued and unpaid interest, unpaid fees and other unpaid amounts with respect to such Revolving Loans, extended to it hereunder as a Borrower (in each case, solely if any) shall be deemed to be assigned to Bausch + Lomb Corporation (or a Successor Borrower thereof), and Bausch + Lomb Corporation (or a Successor Borrower thereof) shall be deemed to have assumed such unpaid Revolving Loans, and unpaid interest, unpaid fees and other unpaid amounts with respect to such Revolving Loans (in each case, if any), as its primary obligations as Borrower, and (iv) either (A) its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect after giving effect to such resignation or (B) such resigning Additional Borrower is released from its obligations as a Subsidiary Guarantor pursuant to Section 10.22 substantially concurrently with such resignation pursuant to the Loan Documents. Upon satisfaction of the requirements in sub-clauses (i), (ii), (iii) and (iv) of this clause (c), the relevant Additional Borrower shall cease to be an Additional Borrower and a Borrower~~.~~ (but in the case of a resignation pursuant to clause (A) above shall continue to be a Guarantor (unless such Person thereafter shall become an Excluded Subsidiary)) and at the request of the Borrower any Promissory Note in respect of such Additional Borrower shall be returned by the holder thereof to such Additional Borrower for cancellation.

(iii) Each Additional Borrower hereby designates the Borrower as its agent and representative. The Borrower may act as the agent of any Additional Borrower for the purposes of (i) delivering Borrowing Requests, continuation or conversion notices and other notices pursuant to Article 2 hereof (and for the purpose of giving instructions with respect to the disbursement of the proceeds of any such Loans or the issuance of any Letters of Credit), (ii) delivering and receiving all other notices, consents, certificates and similar instruments contemplated hereunder or under any of the other Loan Documents and (iii) taking all other actions (including in respect of compliance with covenants and certifications) on behalf of any Additional Borrower under any Loan Document. The Borrower hereby accepts such appointment.

(iv) In respect of a Loan or Loans to a particular Additional Borrower (“Designated Loans”), any Lender (a “Designating Lender”) may at any time and from time to time designate (by written notice to the ~~Revolving Facility~~ Administrative Agent and the Borrower): (i) a substitute lending office from which it will make Designated Loans (a “Substitute Facility Office”) or (ii) nominate an Affiliate to act as the Lender of Designated Loans (a “Substitute Affiliate Lender”). A notice to nominate a Substitute Affiliate Lender must be in the form set out in Exhibit O and be countersigned by the relevant Substitute Affiliate Lender confirming it will be bound as a Lender under this Agreement in respect of the Designated Loans in respect of which it acts as Substitute Affiliate Lender. The Designating Lender will act as the representative of any Substitute Affiliate Lender it nominates for all administrative purposes under this Agreement. The Borrower, the ~~Revolving Facility~~ Administrative Agent and the other Loan Parties will be entitled to deal only with the Designating Lender, except that payments will be made in respect of Designated Loans to the lending office of the Substitute Affiliate Lender. In particular the Loans, Commitments, LC Exposure and Swingline Exposure of the Designating Lender will not be treated as reduced by the introduction of the Substitute Affiliate Lender for voting purposes under this Agreement or the other Loan Documents and the Substitute Affiliate Lender will be treated as having no Loans, Commitments, LC Exposure or Swingline Exposure for such voting purposes. Save as mentioned in the immediately preceding sentence, a Substitute Affiliate Lender will be treated as a Lender for all purposes under the Loan Documents and having a Loan, Commitment, LC Exposure or Swingline Exposure equal to the principal amount of all Designated Loans in which it is participating if and for so long as it continues to be a Substitute Affiliate Lender under this Agreement. A Designating Lender may revoke its designation of an Affiliate as a Substitute Affiliate Lender by notice in writing to the ~~Revolving Facility~~ Administrative Agent and provided that such notice may only take effect when there are no Designated Loans outstanding to the Substitute Affiliate Lender. Upon such Substitute Affiliate Lender ceasing to be a Substitute Affiliate Lender the Designating Lender will automatically assume (and be deemed to assume without further action by any party) all rights and obligations previously vested in the Substitute Affiliate Lender. If a Designating Lender designates a Substitute Facility Office or Substitute Affiliate Lender in accordance with this clause (e): (i) any Substitute Affiliate Lender shall be treated for the purposes of Section 2.17 as having become a Lender on the date of this Agreement and (ii) the provisions of Section 10.05 shall not apply to or in respect of any Substitute Facility Office or Substitute Affiliate Lender.

Escrow Funding. Any Indebtedness permitted to be incurred under this Agreement (including any Incremental Facilities) may be incurred, at the option of the Borrower, by a newly created and newly designated Unrestricted Subsidiary (an “Unrestricted Escrow Subsidiary”) (i) with no assets other than the cash proceeds of such incurred Indebtedness, any Cash and Cash Equivalents contributed to such Unrestricted Escrow Subsidiary as deposit of interest expenses, premium and fees, customary cash collateral or similar items in respect of such Indebtedness and (ii) which is formed, established and/or designated for the purpose of incurring Indebtedness the proceeds of which will be subject to an escrow or other similar arrangement, and such Unrestricted Escrow Subsidiary shall, in each case, be subject to passivity restrictions reasonably satisfactory to the Administrative Agent. Such Unrestricted Escrow Subsidiary shall be permitted to merge with and into any Borrower or any of the Restricted Subsidiaries with such Borrower or such Restricted Subsidiary surviving the merger, amalgamation or other consolidation or combination and assuming all obligations of the Unrestricted Escrow Subsidiary. So long as such Indebtedness would have been permitted to be incurred directly by any Borrower or any Restricted Subsidiary upon the incurrence of such Indebtedness by the Unrestricted Escrow Subsidiary in the case of clause (i) or upon the receipt of the applicable financing in the case of clause (ii) or, at the option of the Borrower, upon the merger, amalgamation or other consolidation or combination of such Unrestricted Escrow Subsidiary with any Borrower or any Restricted Subsidiary, the assumption of such Indebtedness by the applicable Borrower and the applicable Restricted Subsidiary shall be deemed to be permitted under Section 6.01 at such time and such merger, amalgamation or other consolidation or combination shall be deemed to be permitted under Section 6.07, regardless of whether or not any Default or Event of Default shall have occurred and be continuing at such time (unless, subject to Section 1.04(e), the relevant incurrence test that is being tested to incur such Indebtedness requires that no Default or Event of Default (or subset thereof) shall have occurred and be continuing at such time).

THE CREDITS

(a) Commitments.

(i) Subject to the terms and conditions set forth herein (and, in the case of clause (iii) below, the in the Third Amendment) (i) each Initial Term Lender severally, and not jointly, agrees to make Initial Term Loans to the Borrower on the Closing Date in Dollars in a principal amount not to exceed its Initial Term Loan Commitment ~~and~~, (ii) each Revolving Lender severally, and not jointly, agrees to make ~~Initial~~Third Amendment Revolving Loans to the Borrower in Dollars or any Alternate Currency at any time and from time to time on and after the ~~Closing~~Third Amendment Effective Date, and until the earlier of the ~~Initial~~Third Amendment Revolving Credit Maturity Date and the termination of the ~~Initial~~Third Amendment Revolving Credit Commitment of such ~~Initial~~Third Amendment Revolving Lender in accordance with the terms hereof; provided that, after giving effect to any Borrowing of ~~Initial~~Third Amendment Revolving Loans, (x) the Outstanding Amount of such ~~Initial~~Third Amendment Revolving Lender’s ~~Initial~~Third Amendment Revolving Credit Exposure shall not exceed such ~~Initial~~Third Amendment Revolving Lender’s ~~Initial~~Third Amendment Revolving Credit Commitment and (y) the aggregate ~~Initial~~Third Amendment Revolving Credit Exposure of all ~~Initial~~Third Amendment Revolving Lenders shall not exceed the aggregate ~~Initial~~Third Amendment Revolving Credit Commitment of all ~~Initial~~Third Amendment Revolving Lenders and (iii)(A) each Additional 2025 Refinancing Term Loan Lender, severally and not jointly, agrees to make Third Amendment Term Loans denominated in Dollars to the Borrower on the Third Amendment Effective Date in a principal amount not to exceed its Third Amendment Term Loan Commitment as of the Third Amendment Effective Date and (B) each Cashless Option Initial Lender severally agrees to convert its existing Initial Term Loans into a like principal amount of Third Amendment Term Loans (or such lesser amount as was allocated to such Cashless Option Initial Lender by JPM) on the Third Amendment Effective Date. Within the foregoing limits and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and re-borrow Revolving Loans. Amounts paid or prepaid in respect of the Initial Term Loans, First Incremental Term Loans, Second Incremental Term Loans and Third Amendment Term Loans may not be re-borrowed.

(ii) Subject to the terms and conditions of this Agreement and any applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment, each Lender with an Additional Commitment of a given Class, severally and not jointly, agrees to make Additional Loans of such Class to the Borrower, which Loans shall not exceed for any such Lender at the time of any incurrence thereof the Additional Commitment of such Class of such Lender as set forth in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment.

(b) Loans and Borrowings.

(i) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Each Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04.

(ii) Subject to Section 2.01 and Section 2.14, (i) each Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or Eurocurrency Rate Loans as the Borrower may request in accordance herewith, (ii) each Borrowing denominated in Canadian Dollars shall be comprised entirely of Canadian Prime Rate Loans or ~~BA Rate~~CORRA Loans as the Borrower may request in accordance herewith, (iii) each Borrowing denominated in Sterling shall be comprised of Alternative Currency Daily Rate Loans and (iv) each Borrowing denominated in Euros shall be comprised of Eurocurrency Rate Loans; provided that each Swingline Loan shall be an ABR Loan denominated in Dollars. Each Lender at its option may make any Eurocurrency Rate Loan or Alternative Currency Daily Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) such Eurocurrency Rate Loan or Alternative Currency Daily Rate Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrower to repay such Eurocurrency Rate Loan or Alternative Currency Daily Rate Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (iii) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply); provided, further, that any such domestic or foreign branch or Affiliate of such Lender shall not be entitled to any greater indemnification under Section 2.17 with respect to such Eurocurrency Rate Loan or Alternative Currency Daily Rate Loan than that to which the applicable Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of a Change in Law after the date on which such Loan was made).

(iii) At the commencement of each Interest Period for any Eurocurrency Rate Borrowing, such Borrowing shall comprise an aggregate principal amount that is an integral multiple of $100,000 and not less than $500,000 (or the Dollar Equivalent thereof). Each ABR Borrowing when made shall be in a minimum principal amount of $100,000; provided that an ABR Revolving Loan Borrowing may be made in a lesser aggregate amount that is (x) equal to the entire aggregate Unused Revolving Credit Commitments or (y) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Alternative Currency Daily Rate Loan Borrowing when made shall comprise an aggregate principal amount that is an integral multiple of the Dollar Equivalent of $100,000 and not less than the Dollar Equivalent of $500,000; provided that an Alternative Currency Daily Rate Loan Borrowing may be made in a lesser aggregate amount that is (x) equal to the entire aggregate Unused Revolving Credit Commitments or (y) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). At the commencement of each Interest Period for any ~~BA Rate~~CORRA Borrowing, such Borrowing shall comprise an aggregate principal amount that is an integral multiple of C$100,000 and not less than C$500,000. Each Canadian Prime Rate Borrowing when made shall be in a minimum principal amount of C$100,000; provided that a Canadian Prime Rate Revolving Borrowing may be made in a lesser aggregate amount that is (x) equal to the entire aggregate Unused Revolving Credit Commitments or (y) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) different Interest Periods in effect for Eurocurrency Rate Borrowings and ~~BA Rate~~CORRA Borrowings at any time outstanding (or such greater number of different Interest Periods as the ~~Applicable~~ Administrative Agent may agree from time to time).

(iv) Notwithstanding any other provision of this Agreement, the Borrower shall not, nor shall the Borrower be entitled to, request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to such Loans.

(c) Requests for Borrowings. Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans, Alternative Currency Daily Rate Loans or ~~BA Rate~~CORRA Loans shall be made upon ~~irrevocable~~ notice by the Borrower to the ~~Applicable~~ Administrative Agent (provided that notices in respect of any Borrowings to be made in connection with any acquisition, Investment or irrevocable repayment, redemption or refinancing of Indebtedness may be conditioned on the closing of such acquisition, Investment or ~~irrevocable~~ repayment, redemption or refinancing of such Indebtedness). Each such notice must be in writing and must be received by the ~~Applicable~~ Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) not later than 1:00 p.m. (i) three Business Days prior to the requested day of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or ~~BA Rate~~CORRA Loans (or one Business Day in the case of any Borrowing of Eurocurrency Rate Loans or ~~BA Rate~~CORRA Loans to be made on the Closing Date ~~or~~, on the Second Incremental Amendment Date or on the Third Amendment Effective Date), (ii) five Business Days prior to the requested date of any Borrowing of Alternative Currency Daily Rate Loans and (iii) on the requested date of any Borrowing of or conversion to ABR Loans (other than Swingline Loans) or Canadian Prime Rate Loans (or, in each case, such later time as shall be reasonably acceptable to the ~~Applicable~~ Administrative Agent); provided, however, that if the Borrower wishes to request Eurocurrency Rate Loans or ~~BA Rate~~CORRA Loans having an Interest Period of other than one, three or (other than with respect to ~~BA Rate~~CORRA Loans) six months in duration as provided in the definition of “Interest Period,” (A) the applicable notice from the Borrower must be received by the ~~Applicable~~ Administrative Agent not later than 1:00 p.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation (or such later time as is reasonably acceptable to the ~~Applicable~~ Administrative Agent), whereupon the ~~Applicable~~ Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is available to them and (B) not later than 10:00 a.m. three Business Days before the requested date of such Borrowing, conversion or continuation, the ~~Applicable~~ Administrative Agent shall notify the Borrower whether or not the requested Interest Period is available to the appropriate Lenders. Each written notice with respect to a Borrowing by the Borrower pursuant to this Section 2.03 shall be delivered to the ~~Applicable~~ Administrative Agent in the form of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

the Borrower requesting such Borrowing;

the Class of such Borrowing;

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing, a Eurocurrency Rate Borrowing, an Alternative Currency Daily Rate Borrowing, a Canadian Prime Rate Borrowing ~~or a BA Rate~~, a Term CORRA Borrowing or a Daily Compounded CORRA Borrowing;

(iv) in the case of a Eurocurrency Rate Borrowing or a ~~BA Rate~~CORRA Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account or any other designated account(s) to which funds are to be disbursed (the “Funding Account”).

If, with respect to a Borrowing denominated in Dollars, no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If, with respect to a Borrowing denominated in Canadian Dollars, no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Canadian Prime Rate Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Rate Borrowing or ~~BA Rate~~CORRA Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the ~~Applicable~~ Administrative Agent shall advise each Lender of the details thereof and of the amount (and currency) of such Lender’s Loan to be made as part of the requested Borrowing.

(d) Swingline Loans.

(i) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding not to exceed $~~50,000,000~~75,000,000; provided that (x) the Swingline Lender shall not be required to make any Swingline Loan to refinance an outstanding Swingline Loans and (y) after giving effect to any Swingline Loan, the aggregate Outstanding Amount of all Revolving Loans, Swingline Loans and LC Exposure shall not exceed the Total Revolving Credit Commitments. Each Swingline Loan shall be in a minimum principal amount of not less than $100,000 or such lesser amount as may be agreed by the Swingline Lender; provided that, notwithstanding the foregoing, a Swingline Loan may be in an aggregate amount that is (x) equal to the entire unused balance of the aggregate Unused Revolving Credit Commitments or (y) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Within the foregoing limits and subject to the terms and conditions set forth herein, Swingline Loans may be borrowed, prepaid and reborrowed. To request a Swingline Loan, the Borrower shall notify the Swingline Lender (with a copy to the ~~Revolving Facility~~ Administrative Agent) of such request in writing, not later than 2:00 p.m. on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Swingline Lender shall make each Swingline Loan available to the Borrower on the same Business Day by means of a credit to the Funding Account or otherwise in accordance with the instructions of the Borrower (including, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(ii) The Swingline Lender may by written notice given to the ~~Revolving Facility~~ Administrative Agent not later than 12:00 p.m. on any Business Day require the Revolving Lenders to acquire participations on the second Business Day following receipt of such notice in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the ~~Revolving Facility~~ Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the ~~Revolving Facility~~ Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this Section 2.04(b)), and the ~~Revolving Facility~~ Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders. The ~~Revolving Facility~~ Administrative Agent shall notify the Borrower of any participation in any Swingline Loan acquired pursuant to this Section 2.04(b), and thereafter payments in respect of such Swingline Loan shall be made to the ~~Revolving Facility~~ Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of any Swingline Loan after receipt by the Swingline Lender of the proceeds of any sale of participations therein shall be promptly remitted by the Swingline Lender to the ~~Revolving Facility~~ Administrative Agent and any such amounts received by the ~~Revolving Facility~~ Administrative Agent shall be promptly remitted by the ~~Revolving Facility~~ Administrative Agent to the Revolving Lenders that have made their payments pursuant to this Section 2.04(b) and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or the ~~Revolving Facility~~ Administrative Agent, as the case may be, and thereafter to the Borrower, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in any Swingline Loan pursuant to this Section 2.04(b) shall not relieve the Borrower of any default in the payment thereof.

(iii) If any Revolving Lender fails to make available to the ~~Revolving Facility~~ Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04 by the time specified in Section 2.04(b), the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through the ~~Revolving Facility~~ Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by the ~~Revolving Facility~~ Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the Swingline Lender submitted to any Revolving Lender (through the ~~Revolving Facility~~ Administrative Agent) with respect to any amounts owing under this clause (c) shall be conclusive absent manifest error.

(e) Letters of Credit.

(i) General. Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in each case in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.05, (A) from time to time on any Business Day during the period from the Closing Date to the fifth Business Day prior to the Latest Revolving Loan Maturity Date, upon the request of the Borrower, to issue Letters of Credit denominated in Dollars or any Alternate Currency issued on sight basis only for the account of the Borrower (or any Restricted Subsidiary; provided that the Borrower will be the applicant) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.05(b) and (B) to honor drafts under the Letters of Credit and (ii) the Revolving Lenders severally agree to participate in the Letters of Credit issued pursuant to Section 2.05(d); provided, further, that after giving effect to the issuance, amendment, renewal or extension of any Letter of Credit, (w) the aggregate LC Exposure shall not exceed the Total Revolving Credit Commitments, (x) the LC Exposure of each Revolving Lender shall not exceed such Revolving Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of the LC Exposure shall not exceed the Letter of Credit Sublimit and (z) the Outstanding Amount of the Letters of Credit issued by any Issuing Bank shall not exceed such Issuing Bank’s Letter of Credit Commitment. Notwithstanding anything to the contrary contained in this Agreement, no Issuing Bank shall be required to issue Commercial Letters of Credit, bank guarantees, bankers’ acceptances or similar documents or instruments (in each case, other than Standby Letters of Credit) or other Letter of Credit with an expiry date that is more than one year after the date on which such Letter of Credit is issued, without its consent.

(i) No Issuing Bank shall have an obligation to issue any Letter of Credit if (x) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, (y) customary “know your customer” requirements of such Issuing Bank with respect to the beneficiary of such Letter of Credit would be violated or (z) any law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or direct that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular.

Unless otherwise agreed by the Issuing Bank thereof, each Letter of Credit shall be subject to, in the case of Commercial Letters of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time), in the case of Standby Letters of Credit, the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) and, for all Letters of Credit, to the extent not consistent or inconsistent with the aforementioned rules, the laws of the State of New York.

(ii) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit, the Borrower shall deliver to the applicable Issuing Bank and the ~~Revolving Facility~~ Administrative Agent, at least three Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank or, in the case of any issuance to be made on the Closing Date, one Business Day prior to the Closing Date), a request to issue a Letter of Credit, which shall specify that it is being issued under this Agreement, in the form of Exhibit K attached hereto or any other form approved by the applicable Issuing Bank and the Borrower. To request an amendment, extension or renewal of a Letter of Credit (other than any automatic extension of a Letter of Credit permitted under Section 2.05(c)), the Borrower shall submit such a request to the applicable Issuing Bank selected by the Borrower (with a copy to the ~~Revolving Facility~~ Administrative Agent) at least three Business Days in advance of the requested date of amendment, extension or renewal (or such shorter period as is acceptable to the applicable Issuing Bank), identifying the Letter of Credit to be amended, extended or renewed, and specifying the proposed date (which shall be a Business Day) and other details of the amendment, extension or renewal. Requests for the issuance, amendment, extension or renewal of any Letter of Credit must be accompanied by such other information required by the applicable Issuing Bank as shall be necessary to issue, amend, extend or renew such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. No Letter of Credit, letter of credit application or other document entered into by the Borrower with any Issuing Bank relating to any Letter of Credit shall contain any representations or warranties, covenants or events of default not set forth in this Agreement (and to the extent inconsistent herewith shall be rendered null and void or reformed automatically without further action by any Person to conform to the terms of this Agreement), and all representations and warranties, covenants and events of default set forth therein shall contain standards, qualifications, thresholds and exceptions for materiality or otherwise consistent with those set forth in this Agreement (and, to the extent inconsistent herewith, shall be deemed to automatically incorporate the applicable standards, qualifications, thresholds and exceptions set forth herein without action by any Person). A Letter of Credit may be issued, amended, extended or renewed only if (and on the issuance, amendment, extension or renewal of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension or renewal, (w) the aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitments, (x) the LC Exposure of each Revolving Lender shall not exceed such Revolving Lender’s Revolving Credit Commitment, (y) the aggregate amount of the LC Exposure shall not exceed the Letter of Credit Sublimit and (z) the Outstanding Amount of the Letters of Credit issued by any Issuing Bank shall not exceed such Issuing Bank’s Letter of Credit Commitment. In addition, no Issuing Bank shall be required to issue, amend, extend or renew any Letter of Credit if the expiration date of such Letter of Credit extends beyond the Maturity Date applicable to the Revolving Credit Commitments of any Class unless (1) the aggregate amount of the LC Exposure attributable to Letters of Credit expiring after such Maturity Date does not exceed the aggregate amount of the Revolving Credit Commitments then in effect that are scheduled to remain in effect after such Maturity Date, (2) all Revolving Lenders and such Issuing Bank shall have consented to such expiry date, (3) the Borrower shall have caused such Letter of Credit to be backstopped by a “back to back” letter of credit reasonably satisfactory to such Issuing Bank or (4) the Borrower shall have caused such Letter of Credit to be Cash collateralized in accordance with Section 2.05(j), in the case of clause (3) or (4) on or before the date that such Letter of Credit is issued, amended, extended or renewed beyond such date. Promptly after the delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower and the ~~Revolving Facility~~ Administrative Agent a true and complete copy of such Letter of Credit or amendment. Upon receipt of such Letter of Credit or amendment, the ~~Revolving Facility~~ Administrative Agent shall notify the Revolving Lenders, in writing, of such Letter of Credit or amendment, and if so requested by a Revolving Lender, the ~~Revolving Facility~~ Administrative Agent will provide such Revolving Lender with copies of such Letter of Credit or amendment.

(iii) Expiration Date.

(i) Except as set forth in Section 2.05(b), no Standby Letter of Credit shall expire later than the earlier of (A) the date that is ~~one year~~two years after the date of the issuance of such Standby Letter of Credit (or such later date to which the relevant Issuing Bank may agree) and (B) five (5) Business Days prior to the Latest Revolving Loan Maturity Date; provided that, any Standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration (none of which, in any event, shall extend beyond the date referred to in the preceding clause (B) unless 100% of the then-available face amount thereof is Cash collateralized or backstopped on or before the date that such Letter of Credit is extended beyond the date referred to in clause (B) above pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank).

(ii) Except as set forth in Section 2.05(b), no Commercial Letter of Credit shall expire later than the earlier to occur of (A) ~~one year~~two years after the issuance thereof (or such later date to which the relevant Issuing Bank may agree) and (B) five (5) Business Days prior to the Latest Revolving Loan Maturity Date; provided that any Commercial Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration (none of which, in any event, shall extend beyond the date referred to in the preceding clause (B) unless 100% of the then-available face amount thereof is Cash collateralized or backstopped on or before the date that such Letter of Credit is extended beyond the date referred to in clause (B) above pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank).

(iv) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit (in respect of any Letter of Credit issued in any Alternate Currency, expressed in the Dollar Equivalent thereof). In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the ~~Revolving Facility~~ Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(v) Reimbursement.

(i) If the applicable Issuing Bank makes any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the ~~Revolving Facility~~ Administrative Agent (or, in the case of Commercial Letters of Credit, the applicable Issuing Bank) an amount equal to such LC Disbursement not later than 1:00 p.m. on the Business Day immediately following the date on which the Borrower receives notice under paragraph (g) of this Section of such LC Disbursement (or, if such notice is received less than two hours prior to the deadline for requesting ABR Borrowings pursuant to Section 2.03, on the second Business Day immediately following the date on which the Borrower receives such notice); provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Loan or a Swingline Loan and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the ~~Revolving Facility~~ Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the ~~Revolving Facility~~ Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the ~~Revolving Facility~~ Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the ~~Revolving Facility~~ Administrative Agent of any payment from the Borrower pursuant to this paragraph, the ~~Revolving Facility~~ Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.

(ii) If any Revolving Lender fails to make available to the ~~Revolving Facility~~ Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.05(e) by the time specified therein, such Issuing Bank shall be entitled to recover from such Revolving Lender (acting through the ~~Revolving Facility~~ Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate (or, in the case of any Letter of Credit denominated in any Alternate Currency, the ~~Revolving Facility~~ Administrative Agent’s customary rate for interbank advances in such Alternate Currency) from time to time in effect and a rate determined by the ~~Revolving Facility~~ Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the applicable Issuing Bank submitted to any Revolving Lender (through the ~~Revolving Facility~~ Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.

(vi) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the ~~Revolving Facility~~ Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(vii) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the ~~Revolving Facility~~ Administrative Agent and the Borrower in writing of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that no failure to give or delay in giving such notice shall relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(viii) Interim Interest. If any Issuing Bank makes any LC Disbursement, then, unless the Borrower reimburses such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement (or the date on which such LC Disbursement is reimbursed with the proceeds of Loans, as applicable), at the rate per annum then applicable to (x) in the case of any Letter of Credit denominated in Dollars, Revolving Loans that are ABR Loans, (y) in the case of any Letter of Credit denominated in Canadian Dollars, Revolving Loans that are Canadian Prime Rate Loans and (z) in the case of any Letter of Credit denominated in any other Alternate Currency, Revolving Loans that are Eurocurrency Rate Loans with an Interest Period of one month or Alternative Currency Daily Rate Loans (as applicable); provided that if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(ix) Replacement of an Issuing Bank or Addition of New Issuing Banks. Any Issuing Bank may be replaced with the consent of the ~~Revolving Facility~~ Administrative Agent (not to be unreasonably withheld or delayed), the Borrower and the successor Issuing Bank at any time by written agreement among the Borrower, the ~~Revolving Facility~~ Administrative Agent and the successor Issuing Bank. The ~~Revolving Facility~~ Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement becomes effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b)(ii). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit after such replacement. The Borrower may, at any time and from time to time with the consent of the ~~Revolving Facility~~ Administrative Agent (which consent shall not be unreasonably withheld or delayed) and the relevant Revolving Lender, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement. Any Revolving Lender designated as an issuing bank pursuant to this paragraph (i) shall be deemed to be an “Issuing Bank” (in addition to being a Revolving Lender) in respect of Letters of Credit issued or to be issued by such Revolving Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Revolving Lender.

(x) Cash Collateralization.

(i) If any Event of Default exists and the Revolving Loans have been declared due and payable in accordance with Article 7 hereof, then on the Business Day that the Borrower receives notice from the ~~Revolving Facility~~ Administrative Agent at the direction of the Required Lenders demanding the deposit of Cash collateral pursuant to this paragraph (j), upon such demand, the Borrower shall deposit, in an interest-bearing account with the ~~Revolving Facility~~ Administrative Agent, in the name of the ~~Revolving Facility~~ Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in Cash equal to 100% of the LC Exposure as of such date (minus the amount then on deposit in the LC Collateral Account); provided that the obligation to deposit such Cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.01(f) or (g).

(ii) Any such deposit under clause (i) above shall be held by the ~~Revolving Facility~~ Administrative Agent as collateral for the payment and performance of the Obligations in accordance with the provisions of this paragraph (j). The ~~Revolving Facility~~ Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account, and the Borrower hereby grants the ~~Revolving Facility~~ Administrative Agent, for the benefit of the Secured Parties, a First Priority security interest in the LC Collateral Account. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the ~~Revolving Facility~~ Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Revolving Lenders) be applied to satisfy other Obligations. If the Borrower is required to provide an amount of Cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned to the Borrower promptly but in no event later than three Business Days after such Event of Default has been cured or waived.

(xi) Existing Letters of Credit. Each Existing Letter of Credit shall be deemed a Letter of Credit issued hereunder for all purposes under this Agreement without need for any further action by the Borrower or any other Person.

(xii) Reporting. Not later than the third Business Day following the last day of each month and on the date of any issuance of any Letter of Credit (or at such other intervals as the ~~Revolving Facility~~ Administrative Agent and the applicable Issuing Bank shall agree), each Issuing Bank shall provide to the

~~Revolving Facility~~ Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the ~~Revolving Facility~~ Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by the Borrower to such Issuing Bank during such month.

(f) [Reserved].

(g) Funding of Borrowings.

(i) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m. to the account of the ~~Applicable~~ Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.04. The ~~Applicable~~ Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account or as otherwise directed by the Borrower; provided that Revolving Loans made to finance the reimbursement of any LC Disbursement as provided in Section 2.05(e) shall be remitted by the ~~Applicable~~ Administrative Agent to the applicable Issuing Bank.

(ii) Unless the ~~Applicable~~ Administrative Agent has received notice from any Lender prior to the proposed date of any Borrowing that such Lender will not make available to the ~~Applicable~~ Administrative Agent such Lender’s share of such Borrowing, the ~~Applicable~~ Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if any Lender has not in fact made its share of the applicable Borrowing available to the ~~Applicable~~ Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the ~~Applicable~~ Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the ~~Applicable~~ Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate (or, with respect to any amount denominated in any Alternate Currency, the rate of interest per annum at which overnight deposits in the applicable Alternate Currency, in an amount that is approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by the ~~Applicable~~ Administrative Agent in the applicable offshore interbank market for such currency) and a rate determined by the ~~Applicable~~ Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Loans comprising such Borrowing at such time. If such Lender pays such amount to the ~~Applicable~~ Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the Borrower’s obligation to repay the ~~Applicable~~ Administrative Agent such corresponding amount pursuant to this Section 2.07(b) shall cease. If the Borrower pays such amount to the ~~Applicable~~ Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the ~~Applicable~~ Administrative Agent or the Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

(h) Type; Interest Elections.

(i) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Rate Borrowing or ~~BA Rate~~CORRA Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert any Borrowing to a Borrowing of a different Type available in such currency or to continue any Borrowing and, in the case of a Eurocurrency Rate Borrowing or ~~BA Rate~~CORRA Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders based upon their Applicable Percentages and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.

(ii) To make an election pursuant to this Section, the Borrower shall deliver an Interest Election Request (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)), appropriately completed and signed by a Responsible Officer of the Borrower, of the applicable election to the ~~Applicable~~ Administrative Agent by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. If any such Interest Election Request requests a Eurocurrency Rate Borrowing or a ~~BA Rate~~CORRA Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(iii) Promptly following receipt of an Interest Election Request, the ~~Applicable~~ Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(iv) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Rate Borrowing or ~~BA Rate~~Term CORRA Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, such Borrowing shall be converted at the end of such Interest Period to a Eurocurrency Rate Borrowing or ~~BA Rate~~Term CORRA Borrowing, as applicable, with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default exists and the ~~Applicable~~ Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default exists (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Rate Borrowing and (ii) unless repaid, each Eurocurrency Rate Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.

(v) It is understood and agreed that (i) only a Borrowing denominated in Dollars may be made as, or converted to, an ABR Loan, (ii) only a Borrowing denominated in Canadian Dollars may be made as, or converted to, a Canadian Prime Rate Loan or a ~~BA Rate~~CORRA Loan, (iii) a Borrowing denominated in Sterling may only be made as, or converted to, or continued as, an Alternative Currency Daily Rate Loan (or such other type of Revolving Loan as may be agreed by the ~~Revolving Facility~~ Administrative Agent and the Borrower pursuant to Section 1.10) and (iv) a Borrowing in Euros may only be made as, or converted to, or continued as, a Eurocurrency Rate Loan (or such other type of Revolving Loan as may be agreed by the ~~Revolving Facility~~ Administrative Agent and the Borrower pursuant to Section 1.10).

(i) Termination and Reduction of Commitments.

(i) Unless previously terminated, (i) the Initial Term Loan Commitments on the Closing Date shall automatically terminate upon the making of the Initial Term Loans on the Closing Date, (ii) the ~~Initial~~Third Amendment Term Loan Commitments on the Third Amendment Effective Date shall automatically terminate upon the making of all Third Amendment Term Loans (including by conversion) on the Third Amendment Effective Date, (iii) the Initial Revolving Credit Commitments shall be terminated on the Third Amendment Effective Date pursuant to the terms of the Third Amendment, (iv) the Third Amendment Revolving Credit Commitments shall automatically terminate on the ~~Initial~~Third Amendment Revolving Credit Maturity Date, (~~iii~~v) the Additional Term Loan Commitments of any Class shall automatically terminate upon the making of the Additional Term Loans of such Class and, if any such Additional Term Loan Commitment is not drawn on the date that such Additional Term Loan Commitment is required to be drawn pursuant to the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment, the undrawn amount thereof shall terminate unless otherwise provided in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment and (~~iv~~vi ) the Additional Revolving Credit Commitments of any Class shall automatically terminate on the Maturity Date specified therefor in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment.

(ii) Upon delivering the notice required by Section 2.09(c), the Borrower may at any time terminate or from time to time reduce the Revolving Credit Commitments of any Class; provided that (i) each reduction of the Revolving Credit Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments of any Class if, after giving effect to such termination or reduction, as applicable, and any concurrent prepayment of Revolving Loans and Swingline Loans, the aggregate amount of the Revolving Credit Exposure attributable to the Revolving Credit Commitments of such Class would exceed the aggregate amount of the Revolving Credit Commitments of such Class; provided that, after the establishment of any Additional Revolving Credit Commitment, any such termination or reduction of the Revolving Credit Commitments of any Class shall be subject to the provisions set forth in Section 2.22, 2.23 and/or 10.02, as applicable.

(iii) The Borrower shall notify the ~~Revolving Facility~~ Administrative Agent of any election to terminate or reduce any Class or Classes of Revolving Credit Commitments under paragraph (b) of this Section (as selected by the Borrower) not later than 1:00 p.m. on or prior to the effective date of such termination or reduction (or not later than 1:00 p.m., three Business Days prior to the effective date of such termination or reduction, in the case of a termination or reduction involving a prepayment of Eurocurrency Rate Borrowings, Alternative Currency Daily Rate Borrowings or ~~BA Rate~~CORRA Borrowings (or such later date to which the ~~Revolving Facility~~ Administrative Agent may agree)), specifying such election and the effective date thereof. Promptly following receipt of any such notice, the ~~Revolving Facility~~ Administrative Agent shall advise the Revolving Lenders of each applicable Class or Classes of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that any such notice may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the ~~Revolving Facility~~ Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of any Revolving Credit Commitment pursuant to this Section 2.09 shall be permanent. Upon any reduction of any Revolving Credit Commitment, the Revolving Credit Commitment of each Revolving Lender of the relevant Class shall be reduced by such Revolving Lender’s Applicable Percentage of such reduction amount.

(j) Repayment of Loans; Evidence of Debt.

(i) The Borrower hereby unconditionally promises to repay (i) the outstanding principal amount of the ~~Initial Term Loans to the Term Facility Administrative Agent for the account of each applicable Initial Term Lender commencing on September 30, 2022, on the last Business Day of each March, June, September and December prior to the Initial Term Loan Maturity Date (each such date being referred to as an “Initial Loan Installment Date”), in each case in an amount equal to 0.25% of the original principal amount of the Initial Term Loans (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 and purchases or assignments in accordance with Section 10.05(g) or increased as a result of any increase in the amount of such Initial Term Loans pursuant to Section 2.22(a)), (ii) the outstanding principal amount of the~~ First Incremental Term Loans to the ~~Incremental Term Facilities~~ Administrative Agent for the account of each applicable First Incremental Term Lender commencing on December 31, 2023, on the last Business Day of each March, June, September and December prior to the First Incremental Term Loan Maturity Date (each such date being referred to as a “First Incremental Loan Installment Date”) in each case in an amount equal to 0.25% of the original principal amount of the First Incremental Term Loans (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 and purchases or assignments in accordance with Section 10.05(g) or increased as a result of any increase in the amount of such First Incremental Term Loans pursuant to Section 2.22(a)), (~~iii~~ii) the outstanding principal amount of the ~~Second Incremental~~Third Amendment Term Loans to the ~~Incremental Term Facilities~~ Administrative Agent for the account of each applicable ~~Second Incremental~~Third Amendment Term Lender commencing on ~~March 31~~September 30, 2025, on the last Business Day of each March, June, September and December prior to the ~~Second Incremental~~Third Amendment Term Loan Maturity Date (each such date being referred to as a “~~Second Incremental~~Third Amendment Term Loan Installment Date” and, together with each ~~Initial Loan Installment Date and the~~ First Incremental Loan Installment Date, a “Loan Installment Date”)~~)~~, in each case in an amount equal to ~~(x) for the first eight Second Incremental Loan Installment Dates following the Second Incremental Amendment Date, 0.625~~0.25% of the original principal amount of the ~~Second Incremental Term Loans and (y) for each Second Incremental Loan Installment Date thereafter, 1.875% of the original principal amount of the Second Incremental~~Third Amendment Term Loans (~~in each case of clauses (x) and (y),~~ as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 and purchases or assignments in accordance with Section 10.05(g) or increased as a result of any increase in the amount of such ~~Second Incremental~~Third Amendment Term Loans pursuant to Section 2.22(a)), (~~iv) on the Initial Term Loan Maturity Date, in an amount equal to the remainder of the principal amount of the Initial Term Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment, (v~~iii) on the First Incremental Term Loan Maturity Date, in an amount equal to the remainder of the principal amount of the First Incremental Term Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment and (~~vi~~iv ) on the ~~Second Incremental~~Third Amendment Term Loan Maturity Date, in an amount equal to the remainder of the principal amount of the ~~Second Incremental~~Third Amendment Term Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. The Borrower shall repay ~~the~~any other Additional Term Loans of any Class in such scheduled amortization installments and on such date or dates as shall be specified therefor in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 and purchases or assignments in accordance with Section 10.05(g) or increased as a result of any increase in the amount of such other Additional Term Loans pursuant to Section 2.22(a)).

(ii) The Borrower hereby unconditionally promises to pay (i) to the ~~Revolving Facility~~ Administrative Agent for the account of each ~~Initial~~Third Amendment Revolving Lender, the then-unpaid principal amount of the ~~Initial~~Third Amendment Revolving Loans of such Lender made to such Borrower on the ~~Initial~~Third Amendment Revolving Credit Maturity Date, (ii) to the ~~Revolving Facility~~ Administrative Agent for the account of each Additional Revolving Lender, the then-unpaid principal amount of each Additional Revolving Loan of such Additional Revolving Lender made to such Borrower on the Maturity Date applicable thereto and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to such Borrower on the earlier of (x) the 10th Business Day following the incurrence of such Swingline Loan and (y) the Latest Revolving Loan Maturity Date. On the ~~Initial~~Third Amendment Revolving Credit Maturity Date, the Borrower shall make payment in full in Cash of all accrued and unpaid fees and all reimbursable expenses and other Loan Document Obligations with respect to the ~~Initial~~Third Amendment Revolving Facility then due, together with accrued and unpaid interest (if any) thereon attributable to such Borrower.

(iii) If the Maturity Date in respect of any Class of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if one or more other Classes of Revolving Credit Commitments in respect of which the Maturity Date shall not have so occurred are then in effect (or will automatically be in effect upon the occurrence of such Maturity Date), such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 2.05(d) and Section 2.05(e)) under (and ratably participated in by Revolving Lenders pursuant to) the non-terminating or new Classes of Revolving Credit Commitments up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments continuing at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) (in each case, after giving effect to any repayments of Revolving Loans) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i) and unless provisions reasonably satisfactory to the applicable Issuing Bank for the treatment of such Letter of Credit as a letter of credit under a successor credit facility have been agreed upon, the Borrower shall, on or prior to the applicable Maturity Date, (x) cause such Letter of Credit to be replaced and returned to the applicable Issuing Bank undrawn and marked “cancelled”, (y) cause such Letter of Credit to be backstopped by a “back to back” letter of credit reasonably satisfactory to the applicable Issuing Bank or (z) Cash collateralize such Letter of Credit in accordance with Section 2.05(j). Commencing with the Maturity Date of any Class of Revolving Credit Commitments, the Letter of Credit Sublimit shall be in an amount agreed solely with the applicable Issuing Bank; provided that, at the request of the Borrower, the Letter of Credit Sublimit immediately following such Maturity Date shall be no less than the Letter of Credit Sublimit immediately prior to such Maturity Date multiplied by a fraction, the numerator of which is the aggregate amount of the Revolving Credit Commitments immediately following such Maturity Date and the denominator of which is the aggregate amount of the Revolving Credit Commitments immediately prior to such Maturity Date.

(iv) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(v) The ~~Applicable~~ Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the ~~Applicable~~ Administrative Agent hereunder for the account of the Lenders or the Issuing Banks and each Lender’s or the Issuing Bank’s share thereof.

(vi) The entries made in the accounts maintained pursuant to paragraph (d) or (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or ~~any~~the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by ~~any~~the Administrative Agent pursuant to paragraph (e) of this Section and any Lender’s records, the accounts of such Administrative Agent shall govern.

(vii) Any Lender may request that Loans made by it be evidenced by a Promissory Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Promissory Note payable to such Lender and its registered permitted assigns; it being understood and agreed that such Lender (and/or its applicable permitted assign) shall be required to return such Promissory Note to the Borrower in accordance with Section 10.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable). If any Lender loses the original copy of its Promissory Note, it shall execute an affidavit of loss containing a customary indemnification provision that is reasonably satisfactory to the Borrower. The obligation of each Lender to execute an affidavit of loss containing a customary indemnification provision that is reasonably satisfactory to the Borrower shall survive the Termination Date.

(k) Prepayment of Loans.

(i) Optional Prepayments.

(i) Upon prior notice in accordance with paragraph (a)(iii) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Borrowing of Term Loans of one or more Classes (such Class or Classes to be selected by the Borrower in its sole discretion) in whole or in part without premium or penalty (but subject to (A) in the case of ~~Initial~~Third Amendment Term Loans only, Section 2.12(f)~~(i),~~ and (B~~) in the case of First Incremental Term Loans only, Section 2.12(f)(ii) and (C~~) if applicable, Section 2.16). Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages of the relevant Class.

(ii) Upon prior notice in accordance with paragraph (a)(iii) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Borrowing of Revolving Loans of any Class or any Borrowing of Swingline Loans, including any Additional Revolving Loans, in whole or in part without premium or penalty (but subject to Section 2.16). Prepayments made pursuant to this Section 2.11(a)(ii), first, shall be applied ratably to the Swingline Loans and to outstanding LC Disbursements and second, shall be applied ratably to the outstanding Revolving Loans, including any Additional Revolving Loans of the relevant Class.

(iii) The Borrower shall notify the ~~Applicable~~ Administrative Agent (and, in the case of a prepayment of a Swingline Loan, the Swingline Lender) in writing of any prepayment under this Section 2.11(a) (A) in the case of a prepayment of a Eurocurrency Rate Borrowing or a ~~BA Rate~~CORRA Borrowing, not later than 1:00 p.m. three Business Days before the date of prepayment, (B) in the case of an Alternative Currency Daily Rate Borrowing, not later than 1:00 p.m. five Business Days before the date of prepayment, (C)

in the case of a prepayment of an ABR Borrowing or a Canadian Prime Rate Borrowing, not later than 1:00 p.m. (or, solely in the case of the First Incremental Term Loans and ~~Second Incremental~~Third Amendment Term Loans, 11:00 a.m.) on the date of prepayment or (D) in the case of a prepayment of a Swingline Loan, not later than 1:00 p.m. on the date of prepayment (or, in each case, such later date or time to which the ~~Applicable~~ Administrative Agent may reasonably agree). Each such notice shall be irrevocable (except as set forth in the proviso to this sentence) and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other transactions or other conditional events, in which case such notice may be revoked or its effectiveness deferred by the Borrower (by notice to the ~~Applicable~~ Administrative Agent on or prior to the specified effective date) if such condition is not satisfied and/or the Borrower may delay or rescind such notice until such condition is satisfied. Promptly following receipt of any such notice relating to any Borrowing, the ~~Applicable~~ Administrative Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount at least equal to the amount that would be permitted in the case of a Borrowing of the same Type and Class as provided in Section 2.02(c) or such lesser amount that is then outstanding with respect to such Borrowing being repaid. Each prepayment of Term Loans shall be applied to the Class or Classes of Term Loans specified by the Borrower in the applicable prepayment notice, and each prepayment of Term Loans of such Class or Classes made pursuant to this Section 2.11(a) shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans of such Class or Classes in the manner specified by the Borrower or, if not so specified on or prior to the date of such optional prepayment, in direct order of maturity.

(ii) Mandatory Prepayments.

(i) No later than the fifth Business Day after the date on which the financial statements with respect to each Fiscal Year of the Borrower are delivered pursuant to Section 5.01(b), commencing with the Fiscal Year ending December 31, 2023, the Borrower shall prepay Subject Loans in accordance with clause (vii) below in an aggregate principal amount (the “ECF Prepayment Amount”) equal to (A) the Required Excess Cash Flow Percentage of Excess Cash Flow of the Borrower and its Restricted Subsidiaries for the Excess Cash Flow Period then most recently ended (this clause (A), the “Base ECF Prepayment Amount”) minus (B) at the option of the Borrower, to the extent occurring during such Excess Cash Flow Period (or occurring after such Excess Cash Flow Period and prior to the date of the applicable Excess Cash Flow payment), and without duplication (including duplication of any amounts deducted in any prior Excess Cash Flow Period), the following (collectively, the “ECF Deductions”):

the aggregate principal amount of any Term Loans and Revolving Loans prepaid pursuant to Section 2.11(a);

the aggregate principal amount of any Incremental Equivalent Debt, Replacement Debt and/or any other Indebtedness permitted to be incurred pursuant to Section 6.01 to the extent secured by Liens on the Collateral that are pari passu with the Liens on the Collateral securing the Credit Facilities (without regard to the control of remedies), voluntarily prepaid, repurchased, redeemed or otherwise retired (or contractually committed to be prepaid, repurchased, redeemed or otherwise retired);

the amount of any reduction in the outstanding amount of any Term Loans, Incremental Equivalent Debt, Replacement Debt and/or any other Indebtedness permitted to be incurred pursuant to Section 6.01 to the extent secured by Liens on the Collateral that are pari passu with the Liens on the Collateral securing the Credit Facilities, resulting from any purchase or assignment made in accordance with Section 10.05(g) of this Agreement (including in connection with any Dutch Auction) (with respect to Term Loans) and any equivalent provisions with respect to any Incremental Equivalent Debt, Replacement Debt and/or such other Indebtedness;

all Cash payments in respect of Capital Expenditures and all Cash payments made to acquire IP Rights;

Cash payments by the Borrower and its Restricted Subsidiaries made (or committed or budgeted) in respect of long-term liabilities (including for purposes of clarity, the current portion of such long-term liabilities) of the Borrower and its Restricted Subsidiaries other than Indebtedness, except to the extent such Cash payments were deducted in the calculation of Consolidated Net Income or Consolidated Adjusted EBITDA for such period;

Cash payments in respect of any Investment (including acquisitions) permitted by Section 6.06 or otherwise consented to by the Required Lenders (other than Investments (x) in Cash or Cash Equivalents or (y) in the Borrower or any Loan Party) and/or any Restricted Payment permitted by Section 6.04(a) ~~(other than Restricted Payments set forth in Sections 6.04(a)(iii), 6.04(a)(vi) and 6.04(a)(xiii))~~ or otherwise consented to by the Required Lenders;

the aggregate consideration (i) required to be paid in Cash by the Borrower or its Restricted Subsidiaries pursuant to binding contracts entered into prior to or during such period relating to Capital Expenditures, the acquisition of IP rights, acquisitions or other Investments permitted by Section 6.06 or otherwise consented to by the Required Lenders and/or Restricted Payments described in clause (6) above and/or (ii) otherwise planned, committed or budgeted to be made in connection with Capital Expenditures, the acquisition of IP rights, acquisitions or other Investments and/or Restricted Payments described in clause (6) above (clauses (i) and (ii) of this clause (7), the “Scheduled Consideration”) (other than Investments in (x) Cash and Cash Equivalents or (y) the Borrower or any Loan Party) to be consummated or made during the period of four consecutive Fiscal Quarters of the Borrower following the end of such period; provided that to the extent the aggregate amount actually utilized to finance such Capital Expenditures, the acquisition of IP rights, acquisitions, Investments or Restricted Payments during such subsequent period of four consecutive Fiscal Quarters is less than the Scheduled Consideration, the amount of the resulting shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period of four consecutive Fiscal Quarters;

Cash expenditures in respect of any Hedge Agreement to the extent not otherwise deducted in the calculation of Consolidated Net Income or Consolidated Adjusted EBITDA; and

the aggregate amount of expenditures actually made by the Borrower and/or any Restricted Subsidiary in Cash (including any expenditure for the payment of fees or other Charges (or any amortization thereof for such period) in connection with any Disposition, incurrence or repayment of Indebtedness, issuance of Capital Stock, refinancing transaction, amendment or modification of any debt instrument, including this Agreement, and including, in each case, any such transaction consummated prior to, on or after the Closing Date, and Charges incurred in connection therewith, whether or not such transaction was successful), in each case to the extent that such expenditures were not expensed;

in the case of each of clauses (1)-(9), (I) excluding any such payments, prepayments and expenditures made during such Fiscal Year that reduced the amount required to be prepaid pursuant to this Section 2.11(b)(i) in the prior Fiscal Year, (II) in the case of any prepayment of revolving Indebtedness, to the extent accompanied by a permanent reduction in the relevant commitment, (III) to the extent that such payments, prepayments and expenditures were not financed with the proceeds of other long-term funded Indebtedness (other than revolving Indebtedness) of the Borrower or its Restricted Subsidiaries and (IV) in each case under clause (3) above, based upon the actual amount of cash paid in connection with any relevant purchase or assignment; provided that (x) no prepayment under this Section 2.11(b)(i) shall be required unless the principal amount of Subject Loans required to be prepaid exceeds the greater of $~~25,000,000~~50,000,000 and 5% of Consolidated Adjusted EBITDA as of the most recently ended Test Period (and, in such case, only such amount in excess of the greater of $~~25,000,000~~50,000,000 and 5% of Consolidated Adjusted EBITDA as of the most recently ended Test Period shall be required to be prepaid)~~;~~ and (y) to the extent the aggregate ECF Deductions for any Excess Cash Flow Period exceeds the Base ECF Prepayment Amount for such period, the Borrowers may carry forward such excess as additional ECF Deductions to any subsequent Excess Cash Flow Period; provided, further, that if at the time that any such prepayment would be required, the Borrower (or any Restricted Subsidiary) is also required to prepay, repurchase or offer to prepay or repurchase any Indebtedness that is secured on a pari passu basis (without regard to the control of remedies) with any Obligation pursuant to the terms of the documentation governing such Indebtedness (such Indebtedness required to be so prepaid or repurchased or offered to be so prepaid or repurchased, “Other Applicable Indebtedness”) with any portion of the ECF Prepayment Amount, then the Borrower may apply such portion of the ECF Prepayment Amount on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Subject Loans and the relevant Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time) to the prepayment of the Subject Loans and to the prepayment of the relevant Other Applicable Indebtedness, and the amount of prepayment of the Subject Loans that would have otherwise been required pursuant to this Section 2.11(b)(i) shall be reduced accordingly; it being understood that (1) the portion of such ECF Prepayment Amount allocated to the Other Applicable Indebtedness shall not exceed the portion of such ECF Prepayment Amount required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such ECF Prepayment Amount shall be allocated to the Subject Loans in accordance with the terms hereof and (2) to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Subject Loans in accordance with the terms hereof.

(ii) No later than the fifth Business Day following the receipt of Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds that are Material Insurance/Condemnation Proceeds, in each case, in excess of (x) the greater of $~~100,000,000~~37,500,000 and 3.8% of Consolidated Adjusted EBITDA as of the most recently ended Test Period in any single transaction series of related transactions and (y) for all such Net Proceeds not excluded from the requirements of this clause (ii) by the preceding clause (x), the greater of $175,000,000 and 17.5% of Consolidated Adjusted EBITDA as of the most recently ended Test Period in any Fiscal Year (disregarding Net Proceeds of up to the greater of $~~75,000,000~~112,500,000 and 11.5% of Consolidated Adjusted EBITDA as of the most recently ended Test Period received in respect of Exclusive Licenses in such Fiscal Year), the Borrower shall apply an amount equal to the Required Net Proceeds Percentage of such Net Proceeds or Net Insurance/Condemnation Proceeds received with respect thereto in excess of such thresholds (collectively, the “Subject Proceeds”; and any Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds that do not constitute Subject Proceeds, the “Excluded Proceeds”) to prepay the outstanding principal amount of Subject Loans in accordance with clause (vii) below; provided that application of such thresholds shall be at the option of the Borrower; provided further that (A) the Borrower shall not be required to make a mandatory prepayment under this clause (ii) in respect of the Subject Proceeds to the extent (x) the Subject Proceeds are ~~so~~ reinvested in the business of the Borrower or any of its subsidiaries (including pursuant to any Permitted Acquisition, other permitted investments, Capital Expenditures, capitalized software expenses and/or acquisition of IP Rights) within ~~12~~18 months following receipt thereof (the “Reinvestment Period”) or (y) the Borrower or any of its subsidiaries has contractually committed to so reinvest the Subject Proceeds during such Reinvestment Period and the Subject Proceeds are so reinvested within six months after the expiration of such Reinvestment Period; provided, however, that if the Subject Proceeds have not been so reinvested prior to the expiration of the applicable period, the Borrower shall promptly prepay the outstanding principal amount of Subject Loans with the Subject Proceeds not so reinvested as set forth above (without regard to the immediately preceding proviso) (provided that the Borrower may elect to deem certain expenditures (including Investments) that would otherwise be permissible reinvestments but that occurred prior to the receipt of the applicable Net Proceeds or Net Insurance/Condemnation Proceeds (as applicable) as having been reinvested in accordance with the provisions of this Section 2.11(b)(ii), but only to the extent such deemed expenditure (or Investment) shall have been made no earlier than (x) in the case of Net Proceeds, the earliest of the execution of a definitive agreement with respect to such Prepayment Asset Sale, the provision of notice with respect to such Prepayment Asset Sale or the consummation of the applicable Disposition and (y) in the case of Net Insurance/Condemnation Proceeds, the occurrence of the event in respect of which such Net Insurance/Condemnation Proceeds were received) and (B) if, at the time that any such prepayment would be required hereunder, the Borrower or any of its Restricted Subsidiaries is required to prepay, repay or repurchase (or offer to prepay, repay or repurchase) any Other Applicable Indebtedness, then the relevant Person may apply the Subject Proceeds on a pro rata basis to the prepayment of the Subject Loans and to the prepayment, repurchase or repayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Subject Loans and the Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time); it being understood that (1) the portion of the Subject Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of the Subject Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof (and the remaining amount, if any, of the Subject Proceeds shall be allocated to the Subject Loans in accordance with the terms hereof), and the amount of the prepayment of the Subject Loans that would have otherwise been required pursuant to this Section 2.11(b)(ii) shall be reduced accordingly and (2) to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Subject Loans in accordance with the terms hereof.

~~(iii) In the event that the Borrower or any of its Restricted Subsidiaries receives Net Proceeds from any issuances or incurrences of equity or hybrid-equity securities, debt securities or third-party Indebtedness for borrowed money (other than (x) the incurrence of Indebtedness, the proceeds of which would otherwise be subject to mandatory prepayment pursuant to clause (iv) below and (y) deferred purchase obligations, intercompany debt, intercompany issuances of equity or hybrid-equity securities, capital leases, factoring arrangements or other receivables financing, seller lending financing activities, purchase money financings, equipment financings and similar obligations, hedging and cash management obligations, borrowings under working capital, liquidity, letter of credit or overdraft facilities, Indebtedness under any facility to obtain or support bid, appeal and similar bonds and local credit facilities, in each case, incurred in the ordinary course of business, drawings under the Revolving Facility and other Indebtedness in an aggregate principal amount up to $60,000,000), the Borrower shall, substantially concurrently with (and in any event not later than five Business Days after) the receipt of such Net Proceeds by the Borrower or its applicable Subsidiary, apply an amount equal to 100% of such Net Proceeds to prepay an equal amount of outstanding principal of the Second Incremental Term Loans.~~

[Reserved].

(iii) In the event that the Borrower or any of its Restricted Subsidiaries receives Net Proceeds from the issuance or incurrence of Indebtedness by the Borrower or any of its Restricted Subsidiaries (other than with respect to Indebtedness permitted under Section 6.01, except to the extent the relevant Indebtedness constitutes Refinancing Indebtedness incurred to refinance all or a portion of the ~~Initial Term Loans,~~ First Incremental Term Loans or ~~Second Incremental~~Third Amendment Term Loans pursuant to Section 6.01(p) or Replacement Term Loans incurred to refinance ~~Initial Term Loans,~~ First Incremental Term Loans or ~~Second Incremental~~Third Amendment Term Loans in accordance with the requirements of Section 10.02(c)), the Borrower shall, substantially simultaneously with (and in any event not later than two Business Days thereafter) the receipt of such Net Proceeds by the Borrower or its applicable Restricted Subsidiary, apply an amount equal to 100% of such Net Proceeds to prepay the outstanding principal amount of the relevant Subject Loans in accordance with clause (vii) below~~;~~.

(iv) Notwithstanding anything in this Section 2.11(b) to the contrary, (A) the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Sections 2.11(b)(i) or (ii) above to the extent that the relevant Excess Cash Flow is generated by any Foreign Subsidiary, the relevant Prepayment Asset Sale is consummated by any Foreign Subsidiary or the relevant Net Insurance/Condemnation Proceeds are received by any Foreign Subsidiary, as the case may be, for so long as the Borrower determines in good faith that the repatriation to the Borrower of any such amount would be prohibited or delayed (beyond the time period during which such prepayment is otherwise required to be made pursuant to Section 2.11(b)(i) or (ii) above) under any Requirement of Law or conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or result in, or could reasonably be expected to result in, a ~~material~~non-de minimis risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Foreign Subsidiary (including on account of financial assistance, corporate benefit, thin capitalization, capital maintenance or similar considerations); it being understood and agreed that (i) solely within 365 days following the end of the applicable Excess Cash Flow Period or the event giving rise to the relevant Subject Proceeds, the Borrower shall take all commercially reasonable actions required by applicable Requirements of Law to permit such repatriation and (ii) if the repatriation of the relevant affected Excess Cash Flow or Subject Proceeds, as the case may be, is permitted under the applicable Requirement of Law and, to the extent applicable, would no longer conflict with the fiduciary duties of such director, or result in, or be reasonably expected to result in, a material risk of personal or criminal liability for the Persons described above, in either case, within 365 days following the end of the applicable Excess Cash Flow Period or the event giving rise to the relevant Subject Proceeds, the relevant Foreign Subsidiary will promptly repatriate the relevant Excess Cash Flow or Subject Proceeds, as the case may be, and the repatriated Excess Cash Flow or Subject Proceeds, as the case may be, will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional Taxes payable or reserved against such Excess Cash Flow or such Subject Proceeds, as a result thereof, in each case by any Loan Party, such Loan Party’s subsidiaries, and any Affiliates or indirect or direct equity owners of the foregoing) to the repayment of Subject Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (v)), (B) the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Sections 2.11(b)(i) or (ii) to the extent that the relevant Excess Cash Flow is generated by any Joint Venture (including any Subsidiary that is not a Wholly-Owned Subsidiary) or the relevant Subject Proceeds are received by any Joint Venture (including any Subsidiary that is not a Wholly-Owned Subsidiary) for so long as the Borrower determines in good faith that the distribution to the Borrower of such Excess Cash Flow or Subject Proceeds would be prohibited under any applicable (I) Organizational Documents (or any relevant shareholders’ or similar agreement) governing such Joint Venture, (II) agreement or instrument (including a financing arrangement) entered into with a Person other than the Borrower or a Restricted Subsidiary not prohibited by Section 6.03 or (III) judgment, decree, order, statute or governmental rule or regulation; it being understood that if the relevant prohibition ceases to exist within the 365-day period following the end of the applicable Excess Cash Flow Period, the event giving rise to the relevant Subject Proceeds, the relevant Joint Venture will promptly distribute the relevant Excess Cash Flow or the relevant Subject Proceeds, as the case may be, and the distributed Excess Cash Flow or Subject Proceeds, as the case may be, will be promptly (and in any event not later than ten Business Days after such distribution) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of Subject Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (v)) and (C) if the Borrower determines in good faith that the repatriation (or other intercompany distribution) to the Borrower of any amounts required to mandatorily prepay the Subject Loans pursuant to Section 2.11(b)(i) or (ii) above would result in material and adverse tax consequences for any Loan Party or any of such Loan Party’s subsidiaries, Affiliates or indirect or direct equity owners, taking into account any foreign tax credit or benefit actually realized in connection with such repatriation (such amount, a “Restricted Amount”), as determined by the Borrower in good faith, the amount the Borrower shall be required to mandatorily prepay pursuant to Section 2.11(b)(i) or (ii) above, as applicable, shall be reduced by the Restricted Amount; provided that to the extent that the repatriation (or other intercompany distribution) of any Subject Proceeds or Excess Cash Flow from the relevant Foreign Subsidiary would no longer have a material and adverse tax consequence within the 365-day period following the event giving rise to the relevant Subject Proceeds or the end of the applicable Excess Cash Flow Period, as the case may be, an amount equal to the Subject Proceeds or Excess Cash Flow, as applicable, not previously applied pursuant to this clause (C), shall be promptly applied to the repayment of Subject Loans pursuant to Section 2.11(b) as otherwise required above (without regard to this clause (v))~~;~~.

(v) ~~Each~~If the Borrower determines to give the applicable Lenders such an election, each Lender may elect, by notice to the ~~Term Facility~~ Administrative Agent ~~or the Incremental Term Facilities Administrative Agent, as applicable,~~ at or prior to the time and in the manner specified by the ~~Term Facility Administrative Agent or the Incremental Term Facilities~~ Administrative Agent, ~~as applicable,~~ prior to any prepayment of ~~Initial Term Loans,~~ First Incremental Term Loans, ~~Second Incremental~~Third Amendment Term Loans and Additional Term Loans required to be made by the Borrower pursuant to this Section 2.11(b), to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”), which Declined Proceeds may be retained by the Borrower and used for any legal purpose permitted (or not prohibited) hereunder, including to increase the Available Amount; provided further that, for the avoidance of doubt, no Lender may reject any prepayment made under Section 2.11(b)(iii) above or, to the extent that such prepayment is made with the Net Proceeds of (w) Refinancing Indebtedness (including Replacement Debt) incurred to refinance all or a portion of the ~~Initial~~First Incremental Term Loans, Third Amendment Term Loans or Additional Term Loans pursuant to Section 6.01(p), (x) Incremental Term Loans incurred to refinance all or a portion of the Term Loans pursuant to Section 2.22, (y) Replacement Term Loans incurred to refinance all or a portion of the Term Loans in accordance with the requirements of Section 10.02(c) and/or (z) Incremental Equivalent Debt incurred to refinance all or a portion of the Term Loans in accordance with the requirements of Section 6.01(z), Section 2.11(b)(iv) above. If any Lender fails to deliver a notice to the ~~Term Facility~~ Administrative Agent ~~or the Incremental Term Facilities Administrative Agent, as applicable,~~ of its election to decline receipt of its Applicable Percentage of any mandatory prepayment within the time frame specified by the ~~Term Facility~~ Administrative Agent ~~or the Incremental Term Facilities Administrative Agent, as applicable,~~ such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage of the total amount of such mandatory prepayment of ~~Initial Term Loans,~~ First Incremental Term Loans, ~~Second Incremental~~Third Amendment Term Loans and Additional Term Loans.

(vi) Except as set forth in Section 2.11(b)(iii) or as may otherwise be set forth in any amendment to this Agreement in connection with any Additional Term Loan, (A) each prepayment of ~~Initial~~First Incremental Term Loans, Third Amendment Term Loans and other Additional Term Loans pursuant to this Section 2.11(b) shall be applied ratably to each Class of Term Loans (based upon the then outstanding principal amounts of the respective Classes of Term Loans) (provided that any prepayment constituting (w) Refinancing Indebtedness (including Replacement Debt) incurred to refinance all or a portion of ~~Initial~~First Incremental Term Loans, Third Amendment Term Loans or other Additional Term Loans pursuant to Section 6.01(p), (x) Incremental Loans incurred to refinance all or a portion of the Term Loans pursuant to Section 2.22, (y) Replacement Term Loans incurred to refinance all or a portion of the Term Loans in accordance with the requirements of Section 10.02(c) and/or (z) Incremental Equivalent Debt incurred to refinance all or a portion of the Term Loans in accordance with the requirements of Section 6.01(z) shall, in each case be applied solely to each applicable Class of refinanced or replaced Term Loans), (B) with respect to each Class of ~~Initial~~First Incremental Term Loans, Third Amendment Term Loans and other Additional Term Loans, all accepted prepayments under Section 2.11(b)(i), (ii) or (iv) shall be applied against the remaining scheduled installments of principal due in respect of the ~~Initial~~First Incremental Term Loans, Third Amendment Term Loans and other Additional Term Loans as directed by the Borrower (or, in the absence of direction from the Borrower, to the remaining scheduled amortization payments in respect of the ~~Initial~~First Incremental Term Loans, Third Amendment Term Loans and other Additional Term Loans in direct order of maturity)~~,~~ and (C~~) with respect to the Second Incremental Term Loans, all prepayments under Section 2.11(b)(iii) shall be applied against the remaining scheduled installments of principal due in respect of the Second Incremental Term Loans as directed by the Borrower (or, in the absence of direction from the Borrower, to the remaining scheduled amortization payments in respect of the Second Incremental Term Loans in direct order of maturity) and (D~~) each such prepayment shall be paid to the Term Lenders in accordance with their respective Applicable Percentages. The amount of such mandatory prepayments shall be applied on a pro rata basis to the then outstanding ~~Initial~~First Incremental Term Loans, Third Amendment Term Loans and other Additional Term Loans being prepaid (as applicable) irrespective of whether such outstanding Loans are ABR Loans, Eurocurrency Rate Loans, Alternative Currency Daily Rate Loans or Loans of any other Type. Any prepayment of ~~Initial~~Third Amendment Term Loans ~~or First Incremental Term Loans, respectively,~~ made on or prior to the ~~Initial~~Third Amendment Term Loan Soft Call Termination Date ~~or First Incremental Term Loan Soft Call Termination Date, respectively,~~ pursuant to Section 2.11(b)(iv) as part of a Repricing Transaction shall be accompanied by the fee set forth in Section 2.12(f) (if applicable).

(vii) In the event that on any Revaluation Date (after giving effect to the determination of the Outstanding Amount of each Revolving Loan, Letter of Credit and LC Disbursement) the Revolving Credit Exposure of any Class exceeds the amount of the Revolving Credit Commitment of such Class then in effect, the Borrower shall, within five Business Days of receipt of notice from the ~~Revolving Facility~~ Administrative Agent, prepay the Revolving Loans or Swingline Loans and/or reduce LC Exposure in an aggregate amount sufficient to reduce such Revolving Credit Exposure as of the date of such payment to an amount not to exceed the Revolving Credit Commitment of such Class then in effect by taking any of the following actions as it shall determine at its sole discretion: (A) prepaying Revolving Loans or Swingline Loans or (B) with respect to any excess LC Exposure, depositing Cash in the LC Collateral Account or “backstopping” or replacing the relevant Letters of Credit, in each case, in an amount equal to 100% of such excess LC Exposure (minus any amount then on deposit in the LC Collateral Account).

(viii) At the time of each prepayment required under Section 2.11(b)(i), (ii), (iii) or (iv), the Borrower shall deliver to each ~~Applicable~~ Administrative Agent a certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment in the form ~~attached as Exhibit M hereto~~approved by the Administrative Agent and separately provided to the Borrower. Each such certificate shall specify the Borrowings being prepaid, the principal amount of each Borrowing (or portion thereof) to be prepaid and the ~~Applicable~~ Administrative Agent with respect to each such Borrowing (or portion thereof) to be prepaid. Prepayments shall be accompanied by accrued interest as required by Section 2.13. All prepayments of Borrowings under this Section 2.11(b) shall be subject to Section 2.16 and, except as set forth in the last sentence of clause (vii) above, shall otherwise be without premium or penalty.

(l) Fees.

(i) The Borrower agrees to pay to the ~~Revolving Facility~~ Administrative Agent for the account of each Third Amendment Revolving Lender ~~of any Class~~ (other than any Defaulting Lender) ~~a fee, which shall accrue at a rate equal to the (x) prior to the Investment Grade Trigger Date,~~ a commitment fee (the “Commitment Fee”), which shall accrue at a rate equal to 0.25% per annum on the daily amount of the unused amount of Third Amendment Revolving Credit Commitment of such Lender at all times during the period from and including the ~~Closing Date to but excluding the earlier of (i) the Investment Grade Trigger Date and (ii) the date on which such Commitment terminates and (y) on and after the Investment Grade Trigger Date, a facility fee (the “Facility Fee”), which shall accrue at the rate set forth under the heading “Facility Fee” under the definition of Applicable Rate on the daily amount of the Revolving Credit Commitment of such Lender (whether used or unused) during the period from and including the Investment Grade Trigger~~Third Amendment Effective Date to but excluding the date on which such Third Amendment Revolving Credit Commitment terminates. Accrued Commitment Fees ~~and Facility Fees (as applicable)~~ shall be payable in arrears ~~on~~fifteen days after the last ~~Business Day~~day of each March, June, September and December for the quarterly period then ended (commencing ~~on~~with the quarterly period ending September 30, ~~2022~~2025, but in the case of the payment made on such date, for the period from the ~~Closing~~Third Amendment Effective Date to such date) and on the date on which the Revolving Credit Commitments of the applicable Class terminate. For purposes of calculating the Commitment Fees ~~and Facility Fees~~ only, no portion of the Third Amendment Revolving Credit Commitments shall be deemed utilized as a result of outstanding Swingline Loans.

(ii) The Borrower agrees to pay (i) to the ~~Revolving Facility~~ Administrative Agent for the account of each Revolving Lender of any Class (other than any Defaulting Lender) a participation fee with respect to its participation in each Letter of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurocurrency Rate Revolving Loans on the daily face amount of such Lender’s LC Exposure attributable to its Revolving Credit Commitment of such Class in respect of such Letter of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements), during the period from and including the ~~Closing~~Third Amendment Effective Date to the later of the date on which such Revolving Lender’s Revolving Credit Commitment of such Class terminates and the date on which such Revolving Lender ceases to have any LC Exposure related to its Revolving Credit Commitment of such Class in respect of such Letter of Credit (including any such LC Exposure that may exist following the termination of such Revolving Credit Commitments) and (ii) to each Issuing Bank, for its own account, a fronting fee, in respect of each Letter of Credit issued by such Issuing Bank for the period from the date of issuance of such Letter of Credit to the expiration date of such Letter of Credit (or if terminated on an earlier date, to the termination date of such Letter of Credit), computed at a rate equal to the rate agreed by such Issuing Bank and the Borrower (but in any event not to exceed 0.125% per annum) of the daily face amount of such Letter of Credit, as well as such Issuing Bank’s reasonable and customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued to but excluding the last Business Day of each March, June, September and December shall be payable in arrears fifteen days after the last day of each March, June, September and December for the quarterly period then ended (or, in the case of the payment made on September 30, 2022, for the period from the Closing Date to such date) on the last Business Day of such calendar quarter; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments of the applicable Class terminate, and any such fees accruing after the date on which the Revolving Credit Commitments of the applicable Class terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after receipt of a written demand (accompanied by reasonable back-up documentation) therefor.

(iii) [Reserved].

(iv) The Borrower agrees to pay to ~~each~~the Administrative Agent and the Collateral Agent, for its own account, the fees in the amounts and at the times separately agreed upon by the Borrower and such Administrative Agent or the Collateral Agent, as applicable, in writing.

(v) All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the ~~Applicable~~ Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of Commitment Fees~~, Facility Fees~~ and participation fees, to the Revolving Lenders. Fees paid shall not be refundable under any circumstances except as otherwise provided in the Fee Letter, First Incremental Fee Letter ~~or~~, Second Incremental Fee Letter or Third Amendment Fee Letter, as applicable. Fees payable hereunder shall accrue through and including the last day of the month immediately preceding the applicable fee payment date.

~~(f) (i) In the event that, on or prior to the date that is six months after the Closing Date (the “Initial Term Loan Soft Call Termination Date”), the Borrower (x) prepays, repays, refinances, substitutes or replaces any Initial Term Loans in connection with a Repricing Transaction (including, for the avoidance of doubt, any prepayment made pursuant to Section 2.11(b)(iv) that constitutes a Repricing Transaction) with respect to Initial Term Loans or (y) effects any amendment, modification or waiver of, or consent under, this Agreement resulting in a Repricing Transaction with respect to the Initial Term Loans, the Borrower shall pay to the Term Facility Administrative Agent, for the ratable account of each of the applicable Initial Term Lenders, (I) in the case of clause (x), a premium of 1.00% of the aggregate principal amount of the Initial Term Loans so prepaid, repaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the Initial Term Loans that are the subject of such Repricing Transaction outstanding immediately prior to such amendment. If, on or prior to the Initial Term Loan Soft Call Termination Date, all or any portion of the Initial Term Loans held by any Term Lender are prepaid, repaid, refinanced, substituted or replaced pursuant to Section 2.19(b)(iv) as a result of, or in connection with, such Term Lender not agreeing or otherwise consenting to any waiver, consent, modification or amendment referred to in clause (y) above (or otherwise in connection with a Repricing Transaction), such prepayment, repayment, refinancing, substitution or replacement will be made at 101% of the principal amount so prepaid, repaid, refinanced, substituted or replaced. All such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction. For the avoidance of doubt, the Initial Term Loan Soft Call Termination Date has occurred.~~

~~(ii)~~ In the event that, on or prior to the date that is six months after the ~~First Incremental~~Third Amendment Effective Date (the “~~First Incremental~~Third Amendment Term Loan Soft Call Termination Date”), the Borrower (x) prepays, repays, refinances, substitutes or replaces any ~~First Incremental~~Third Amendment Term Loans ~~in connection with~~pursuant to a Repricing Transaction (including, for the avoidance of doubt, any prepayment made pursuant to Section 2.11(b)(iv) that constitutes a Repricing Transaction) with respect to ~~First Incremental~~Third Amendment Term Loans or (y) effects any amendment, modification or waiver of, or consent under, this Agreement resulting in a Repricing Transaction with respect to the ~~First Incremental~~Third Amendment Term Loans, the Borrower shall pay to the ~~Incremental Term~~ Facilities Administrative Agent, for the ratable account of each of the applicable ~~First Incremental~~Third Amendment Term Lenders, (I) in the case of clause (x), a premium of 1.00% of the aggregate principal amount of the ~~First Incremental~~Third Amendment Term Loans so prepaid, repaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the ~~First Incremental~~Third Amendment Term Loans that are the direct subject of such Repricing Transaction outstanding immediately prior to such amendment. If, on or prior to the ~~First Incremental~~Third Amendment Term Loan Soft Call Termination Date, all or any portion of the ~~First Incremental~~Third Amendment Term Loans held by any Term Lender are actually prepaid, repaid, refinanced, substituted or replaced pursuant to Section 2.19(b)(iv) as a result of, or in connection with, such Term Lender not agreeing or otherwise consenting to any waiver, consent, modification or amendment referred to in clause (y) above (or otherwise in connection with a Repricing Transaction with respect to such ~~First Incremental~~Third Amendment Term Loans), such actual prepayment, repayment, refinancing, substitution or replacement of ~~First Incremental~~Third Amendment Term Loans will be made at 101% of the principal amount of ~~First Incremental~~Third Amendment Term Loans actually so prepaid, repaid, refinanced, substituted or replaced. All such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction with respect to such ~~First Incremental~~Third Amendment Term Loans.

~~(g)~~ Unless otherwise indicated herein, all computations of fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). Each determination by the ~~Applicable~~ Administrative Agent of the amount of any fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(m) Interest.

(i) The Loans comprising each ABR Borrowing (including Swingline Loans) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(ii) The Loans comprising each Eurocurrency Rate Borrowing shall bear interest at the Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(iii) The Loans comprising (i) each Canadian Prime Rate Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Rate ~~and~~, (ii) each ~~BA Rate~~Term CORRA Borrowing shall bear interest at ~~the BA Rate~~Term CORRA for the Interest Period in effect for such Borrowing plus the Applicable Rate and (iii) each Daily Compounded CORRA Borrowing shall bear interest at Daily Compounded CORRA for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(iv) The Loans comprising each Alternative Currency Daily Rate Borrowing shall bear interest at the Alternative Currency Daily Rate for such Borrowing plus the Applicable Rate.

(v) Notwithstanding the foregoing, during the existence and continuance of any Event of Default under Section 8.01(a), if any principal of or interest on any Loan or any LC Disbursement or any fee payable by the Borrower hereunder is not, in each case, paid or reimbursed when due, whether at stated maturity, upon acceleration or otherwise, the relevant overdue amount shall bear interest, to the fullest extent permitted by applicable Requirements of Law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest of any Loan or unreimbursed LC Disbursement, 2.00% plus the rate otherwise applicable to such Loan or LC Disbursement as provided in the preceding paragraphs of this Section or Section 2.05(h) or (ii) in the case of any other amount, 2.00% plus the rate applicable to Revolving Loans that are ABR Loans as provided in paragraph (a) of this Section; provided that no amount shall be payable pursuant to this Section 2.13(e) to any Defaulting Lender so long as such Lender is a Defaulting Lender; provided further that no amounts shall accrue pursuant to this Section 2.13(e) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender is a Defaulting Lender.

(vi) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date applicable to such Loan or, in the case of any Revolving Loan, upon the termination of the Revolving Credit Commitments of the applicable Class, as applicable; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan, Alternative Currency Daily Rate Loan or Canadian Prime Rate Revolving Loan prior to the termination of the relevant revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Rate Loan or ~~BA Rate~~CORRA Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Accrued interest for any Class of Additional Loans shall be payable as set forth in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment.

(vii) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed for ABR Loans based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), (ii) interest computed for Canadian Prime Rate Revolving Loans and ~~BA Rate~~CORRA Revolving Loans shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day), (iii) for Borrowings denominated in Sterling shall be computed on the basis of a year of 365 days, and in each case, shall be payable for the actual number of days elapsed (including the first day but excluding the last day) and (iv) in the case of interest in respect of Loans denominated in Alternate Currencies (other than Canadian Dollars or Sterling) as to which market practice differs from the foregoing, shall be computed in accordance with such market practice. The applicable Alternate Base Rate, Eurocurrency Rate, Alternative Currency Daily Rate, Canadian Prime Rate ~~or BA Rate~~, Term CORRA or Daily Compounded CORRA shall be determined by the ~~Applicable~~ Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue on each Loan from the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

(viii) For purposes of the Interest Act (Canada), whenever any interest or fee under this Agreement or any other Loan Document is calculated using a rate based on a number of days less than a full year, such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360, 365 or 366 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by the number of days based on which such rate is calculated. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement or any other Loan Document. The rates of interest stipulated in this Agreement and the other Loan Documents are intended to be nominal rates and not effective rates or yields.

(n) Alternate Rate of Interest ~~. If at least two Business Days prior to the commencement of any Interest Period for a Eurocurrency Rate Borrowing or for a BA Rate Borrowing or prior to the extension of, or conversion to, an Alternative Currency Daily Rate Borrowing:~~

. Subject to Section 2.24, if:

(i) the ~~Applicable~~ Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate, the Alternative Currency Daily Rate ~~or the BA Rate~~, Term CORRA, Daily Compounded CORRA or Daily Simple SOFR or that the Eurocurrency Rate, the Alternative Currency Daily Rate, Term CORRA or Daily Compounded CORRA cannot be determined pursuant to the definition thereof, as applicable, for such Interest Period;

(ii) the ~~Applicable~~ Administrative Agent is advised by the Required Lenders that the Eurocurrency Rate ~~or the BA Rate~~, Term CORRA or Daily Compounded CORRA, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; or

(iii) during a Benchmark Unavailability Period;

then the ~~Applicable~~ Administrative Agent shall promptly give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the ~~Applicable~~ Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, which the ~~Applicable~~ Administrative Agent agrees promptly to do, (i) any Borrowing Notice or Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as~~,~~ (x) a Eurocurrency Rate Borrowing~~, Alternative Currency~~ or Daily ~~Rate~~Simple SOFR Borrowing ~~or a BA Rate Borrowing, as applicable~~denominated in Dollars, shall be ineffective and any such existing Borrowing shall be converted to an ABR Borrowing ~~or, solely in the case of a Borrowing denominated in Canadian Dollars, a Canadian Prime Rate Borrowing~~ on the last day of the Interest Period applicable thereto ~~or, in the case of an~~, (y) a Borrowing denominated in an Alternative Currency, shall be ineffective and on the last day of the Interest Period (or with respect to Alternative Currency Daily Rate ~~Borrowing, immediately, and (ii) if any Borrowing Request requests a Eurocurrency Rate Borrowing, an Alternative Currency Daily Rate Borrowing or a BA Rate Borrowing, as applicable, such Borrowing shall be made as an ABR Borrowing or, solely in the case of a Borrowing~~Borrowings or Daily Compounded CORRA Borrowings, immediately) applicable to such Loan bear interest at the Central Bank Rate plus the CBR Spread (or with respect to Loans denominated in Canadian Dollars, ~~a~~the Canadian Prime Rate ~~Borrowing.~~); provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or Canadian Prime Rate) for the applicable Alternative Currency cannot be determined, any outstanding affected Loans denominated in any Alternative Currency shall, at the Borrower’s election prior to such day, (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Loan, such Loan denominated in any Alternative Currency shall be deemed to be an ABR Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to ABR Loans denominated in Dollars at such time.

(o) Increased Costs

(i) If any Change in Law:

(i) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurocurrency Rate, Alternative Currency Daily Rate ~~or the BA Rate~~, Term CORRA or Daily Compounded CORRA) or Issuing Bank;

(ii) subjects any Lender or Issuing Bank or ~~any~~the Administrative Agent to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (~~d~~f) of the definition of Excluded Taxes and (C) Connection Income Taxes) in respect of its loans, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) imposes on any Lender or Issuing Bank or the London interbank market any other condition (other than Taxes) affecting this Agreement or Eurocurrency Rate Loans, Alternative Currency Daily Rate Loans or ~~BA Rate~~CORRA Loans made by any Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to the relevant Lender of making or maintaining any Eurocurrency Rate Loan, Alternative Currency Daily Rate Loan or ~~BA Rate~~CORRA Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise) in respect of any Eurocurrency Rate Loan, Alternative Currency Daily Rate Loan, ~~BA Rate~~CORRA Loan or Letter of Credit in an amount deemed by such Lender or Issuing Bank to be material, then, within 30 days after the Borrower’s receipt of the certificate contemplated by paragraph (c) of this Section, the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered; provided that the Borrower shall not be liable for such compensation if (x) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto, (y) such Lender invokes Section 2.20 or (z) in the case of requests for reimbursement under clause (iii) above resulting from a market disruption, (A) the relevant circumstances do not generally affect the banking market or (B) the applicable request has not been made by Lenders constituting Required Lenders.

(ii) If any Lender or Issuing Bank determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law other than due to Taxes (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then within 30 days of receipt by the Borrower of the certificate contemplated by paragraph (c) of this Section the Borrower will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(iii) Any Lender or Issuing Bank requesting compensation under this Section 2.15 shall be required to deliver a certificate to the Borrower that (i) sets forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section, (ii) sets forth in reasonable detail the manner in which such amount or amounts were determined and (iii) certifies that such Lender or Issuing Bank is generally charging such amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error.

(iv) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(p) Break Funding Payments . ~~In~~Solely with respect to First Incremental Term Loans and Revolving Facility Loans, in the event of (a) the conversion or prepayment of any principal of any Eurocurrency Rate Loan (other than any Eurocurrency Rate Loan denominated in Dollars) or ~~BA Rate~~CORRA Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), (b) the failure to borrow, convert, continue or prepay any Eurocurrency Rate Loan (other than any Eurocurrency Rate Loan denominated in Dollars) or ~~BA Rate~~CORRA Loan on the date or in the amount specified in any notice delivered pursuant hereto or (c) the assignment of any Eurocurrency Rate Loan (other than any Eurocurrency Rate Loan denominated in Dollars) or ~~BA Rate~~CORRA Loan of any Lender other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense incurred by such Lender that is attributable to such event (other than loss of profit). In the case of a Eurocurrency Rate Loan (other than any Eurocurrency Rate Loan denominated in Dollars) or ~~BA Rate~~CORRA Loan, the loss, cost or expense of any Lender shall be the amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurocurrency Rate or ~~BA Rate~~CORRA that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Eurodollar or applicable interbank market; it being understood that such loss, cost or expense shall in any case exclude any interest rate floor and all administrative, processing or similar fees. Any Lender requesting compensation under this Section 2.16 shall be required to deliver a certificate to the Borrower (i) setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined and (ii) certifying that such Lender is generally charging the relevant amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof. For the avoidance of doubt, this Section 2.16 shall not apply with respect to any Third Amendment Term Loan.

(q) Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirement of Law requires the deduction or withholding of any Tax from any such payment by any applicable withholding agent, then (i) if such Tax is an Indemnified Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after required deductions (including deductions applicable to additional sums payable under this Section 2.17) having been made by the applicable withholding agent, each Lender and each Issuing Bank (as applicable) (or, where ~~any~~the Administrative Agent receives a payment for its own account, such Administrative Agent), receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) such withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(ii) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(iii) Each Loan Party shall indemnify ~~each~~the Administrative Agent, each Lender and each Issuing Bank within 30 days after receipt of the certificate described in the succeeding sentence, for the full amount of any Indemnified Taxes payable or paid by such Administrative Agent, such Lender or Issuing Bank (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section), as applicable, and any reasonable expenses arising therefrom or with respect thereto; provided that if such Loan Party reasonably believes that such Taxes were not correctly or legally asserted, such Administrative Agent or such Lender or Issuing Bank, as applicable, will use reasonable efforts to cooperate with such Loan Party to obtain a refund of such Taxes (which shall be repaid to such Loan Party in accordance with Section 2.17(g)) so long as such efforts would not, in the sole determination of such Administrative Agent or such Lender or Issuing Bank, result in any additional out-of-pocket costs or expenses not reimbursed by such Loan Party or be otherwise materially disadvantageous to such Administrative Agent or such Lender or Issuing Bank, as applicable. In connection with any request for reimbursement under this Section 2.17(c), the relevant Lender, Issuing Bank or Administrative Agent, as applicable, shall deliver a certificate to the Borrower setting forth, in reasonable detail, the basis and calculation of the amount of the relevant payment or liability. Notwithstanding anything to the contrary contained in this Section 2.17(c), the Borrower shall not be required to indemnify ~~any~~the Administrative Agent, any Lender or any Issuing Bank pursuant to this Section 2.17(c) for any incremental interest or penalties resulting from a failure of such Administrative Agent, such Lender or Issuing Bank, as applicable, to notify the Borrower of the relevant possible indemnification claim within 180 days after such Administrative Agent or such Lender or Issuing Bank receives written notice from the applicable taxing authority of the specific tax assessment giving rise to such indemnification claim.

(iv) [reserved]

(v) As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative ~~Agents~~Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative ~~Agents~~Agent .

(vi) Status of Lenders and Issuing Banks.

(i) Any Lender and any Issuing Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the ~~Applicable~~ Administrative Agent, at the time or times reasonably requested by the Borrower or the ~~Applicable~~ Administrative Agent, such properly completed and executed documentation as the Borrower or the ~~Applicable~~ Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender and any Issuing Bank, if reasonably requested by the Borrower or the ~~Applicable~~ Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the ~~Applicable~~ Administrative Agent as will enable the Borrower or the ~~Applicable~~ Administrative Agent to determine whether or not such Lender or Issuing Bank is subject to backup withholding or information reporting requirements. Each Lender and each Issuing Bank hereby authorizes ~~each~~the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided to such Administrative Agent pursuant to this Section 2.17(f).

(ii) Each Lender and each Issuing Bank agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the ~~Applicable~~ Administrative Agent in writing of its legal ineligibility to do so.

(iii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Borrower,

any Lender or Issuing Bank that is a U.S. Person (a “U.S. Lender/Issuing Bank”) shall deliver to the Borrower and the ~~Applicable~~ Administrative Agent on or about the date on which such U.S. Lender/Issuing Bank becomes a Lender or the Issuing Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the ~~Applicable~~ Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

any Lender that is not a U.S. Lender/Issuing Bank (a “Non-U.S. Lender/Issuing Bank”) shall, to the extent it is legally eligible to do so, deliver to the Borrower and the ~~Applicable~~ Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Non-U.S. Lender/Issuing Bank becomes a Lender or Issuing Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the ~~Applicable~~ Administrative Agent), whichever of the following is applicable:

in the case of a Non-U.S. Lender/Issuing Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

executed copies of IRS Form W-8ECI;

in the case of a Non-U.S. Lender/Issuing Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and no payments in connection with the Agreement are effectively connected with such Non-U.S. Lender/Issuing Bank’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

to the extent a Non-U.S. Lender/Issuing Bank is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender/Issuing Bank is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Non-U.S. Lender/Issuing Bank are claiming the portfolio interest exemption, such Non-U.S. Lender/Issuing Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner;

any Lender or Issuing Bank shall, to the extent it is legally eligible to do so, deliver to the Borrower and the ~~Applicable~~ Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Lender or Issuing Bank becomes a Lender or Issuing Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the ~~Applicable~~ Administrative Agent), executed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the ~~Applicable~~ Administrative Agent to determine the withholding or deduction required to be made; and

if a payment made to a Lender or Issuing Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or Issuing Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuing Bank shall deliver to the Borrower and the ~~Applicable~~ Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the ~~Applicable~~ Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the ~~Applicable~~ Administrative Agent as may be necessary for the Borrower and the ~~Applicable~~ Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender or Issuing Bank has complied with such Lender’s or Issuing Bank’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv) Notwithstanding anything to the contrary, a Lender or Issuing Bank shall not be required to deliver any documentation under this Section 2.17(e) to the extent it is legally ineligible to deliver.

(vii) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes (whether received in cash or applied by the taxing authority granting the refund to offset other Taxes otherwise owed) as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such indemnifying party under this Section 2.17 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes imposed with respect to such refund) of such indemnified party, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such indemnifying party, upon the request of the indemnified party, agrees to repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event the indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to any indemnifying party pursuant to this paragraph (g) to the extent that the payment thereof would place the indemnified party in a less favorable net after-Tax position than the position that the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require the indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

~~(h) Minimum Interest. As part of entering into this Agreement, the parties hereto have assumed that the interest payable at the rates set forth in this Agreement is not and will not become subject to Swiss Federal Withholding Tax. Notwithstanding the foregoing, the parties hereto agree that in the event that (A) Swiss Federal Withholding Tax is due on interest payments or other payments by any Loan Party under this Agreement and (B) Section 2.17(a) is unenforceable for any reason, where payment of an additional amount would otherwise be required by the terms of Section 2.17(a):~~

~~(x) the applicable interest rate in relation to that interest payment shall be (i) the interest rate which would have applied to that interest payment divided by (ii) 1 minus the rate at which the relevant Swiss Federal Withholding Tax deduction is required to be made under Swiss domestic tax law and/or applicable double taxation treaties (where the rate at which the relevant Swiss Federal Withholding Tax deduction is required to be made is for this purpose expressed as a fraction of 1); and~~

~~(y) the Loan Party shall (i) pay the relevant interest at the adjusted rate in accordance with paragraph (x) above, (ii) make the Swiss Federal Withholding Tax deduction on the interest so recalculated and (iii) all references to a rate of interest under the Agreement shall be construed accordingly.~~

~~To the extent that interest payable by any Loan Party under this Agreement becomes subject to Swiss Federal Withholding Tax, the parties shall promptly cooperate in completing any procedural formalities (including submitting forms and documents required by the Swiss or foreign tax authorities) to the extent possible and necessary (i) for the Loan Party to obtain the authorization from the Swiss Federal Tax Administration to make interest payments without them being subject to Swiss Federal Withholding Tax or being subject to Swiss Federal Withholding Tax at a reduced rate under applicable double taxation treaties and (ii) to ensure that any person entitled to a full or partial refund under any applicable double taxation treaty is so refunded.~~

~~Section 2.17(g) equally applies to this Section 2.17(h).~~

~~(i)~~ Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of ~~any~~the Administrative Agent or any assignment of rights by, or the replacement of, any Lender or Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

~~(j)~~ For purposes of this Section 2.17, the term “Requirements of Law” includes FATCA.

(r) Payments Generally; Allocation of Proceeds; Sharing of Payments.

(i) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements or of amounts payable under Section 2.15, 2.16 or 2.17 or otherwise) prior to the time expressed hereunder or under such Loan Document (or, if no time is expressly required, by 2:00 p.m.) on the date when due, in immediately available funds, without set-off (except as otherwise provided in Section 2.17) or counterclaim. Any amounts received after such time on any date may, in the discretion of the ~~Applicable~~ Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the ~~Applicable~~ Administrative Agent to the applicable account designated to the Borrower by the ~~Applicable~~ Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto. The ~~Applicable~~ Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the ~~Applicable~~ Administrative Agent may, in its discretion, round such Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount. Except as set forth in any amendment entered into pursuant to Section 10.02(b)(ii)(E) with respect to the making of Revolving Loans or Letters of Credit denominated in a currency other than Dollars, all payments (including accrued interest) hereunder shall be made in Dollars. Any payment required to be made by the ~~Applicable~~ Administrative Agent hereunder shall be deemed to have been made by the time required if the ~~Applicable~~ Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the ~~Applicable~~ Administrative Agent to make such payment.

(ii) Subject in all respects to the provisions of any applicable Acceptable Intercreditor Agreement, all proceeds of Collateral received by the Collateral Agent at any time when an Event of Default exists and all or any portion of the Loans have been accelerated hereunder pursuant to Section 8.01 shall, upon election by the Collateral Agent or at the direction of the Required Lenders, be applied, first, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Collateral Agent, ~~any~~the

Administrative Agent or any Issuing Bank from the Borrower constituting Loan Document Obligations, second, on a pro rata basis, to pay any fees or expense reimbursements then due to the Lenders from the Borrower constituting Loan Document Obligations, third, to pay interest due and payable in respect of any Loans, on a pro rata basis, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements, all Banking Services Obligations and all Secured Hedging Obligations on a pro rata basis among the Secured Parties, fifth, to pay an amount to the ~~Revolving Facility~~ Administrative Agent equal to 100% of the LC Exposure (minus the amount then on deposit in the LC Collateral Account) on such date, to be held in the LC Collateral Account as Cash collateral for such Loan Document Obligations, on a pro rata basis; provided that if any Letter of Credit expires undrawn, then any Cash collateral held to secure the related LC Exposure shall be applied in accordance with this Section 2.18(b), beginning with clause first above, sixth, to the payment of any other Obligation due to ~~any~~the Administrative Agent, any Lender or any other Secured Party by the Borrower on a pro rata basis, seventh, as provided for under any applicable Acceptable Intercreditor Agreement and eighth, to the Borrower or as the Borrower shall direct.

(iii) If any Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any of its Loans of any Class or participations in LC Disbursements or Swingline Loans held by it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class and participations in LC Disbursements or Swingline Loans and accrued interest thereon than the proportion received by any other Lender with Loans of such Class and participations in LC Disbursements or Swingline Loans, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans and sub-participations in LC Disbursements or Swingline Loans of other Lenders of such Class at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class and participations in LC Disbursements or Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans to any permitted assignee or participant, including any payment made or deemed made in connection with Sections 2.22, 2.23, 10.02(c) and/or Section 10.05. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation. The ~~Applicable~~ Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.18(c) and will, in each case, notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.18(c) shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Loan Document Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Loan Document Obligations purchased.

(iv) Unless the ~~Applicable~~ Administrative Agent has received notice from the Borrower prior to the date on which any payment is due to the ~~Applicable~~ Administrative Agent for the account of any Lender or any Issuing Bank hereunder that such Borrower will not make such payment, the ~~Applicable~~ Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender or Issuing Bank the amount due. In such event, if such Borrower has not in fact made such payment, then each Lender or the applicable Issuing Bank severally agrees to repay to the ~~Applicable~~ Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the ~~Applicable~~ Administrative Agent, at the greater of the Federal Funds Effective Rate (or, with respect to any such amounts denominated in an Alternate Currency, the ~~Applicable~~ Administrative Agent’s customary rate for interbank advances in such Alternate Currency) and a rate determined by the ~~Applicable~~ Administrative Agent in accordance with banking industry rules on interbank compensation.

(v) If any Lender fails to make any payment required to be made by it pursuant to Section 2.07(b) or Section 2.18(d), then the ~~Applicable~~ Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the ~~Applicable~~ Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(s) Mitigation Obligations; Replacement of Lenders.

(i) If any Lender requests compensation under Section 2.15 or such Lender determines it can no longer make or maintain Eurocurrency Rate Loans, Alternative Currency Daily Rate Loans ~~or BA Rate~~, Term CORRA Loans or Daily Compounded CORRA Loans pursuant to Section 2.20, or any Loan Party is required to pay any additional amount to or indemnify any Lender, Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.17, then such Lender or Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future or mitigate the impact of Section 2.20, as the case may be, and (ii) would not subject such Lender or Issuing Bank to any material unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Bank in any material respect. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender or Issuing Bank in connection with any such designation or assignment.

(ii) If (i) any Lender requests compensation under Section 2.15 or such Lender determines it can no longer make or maintain Eurocurrency Rate Loans, Alternative Currency Daily Rate Loan ~~or BA Rate~~, Term CORRA Loans or Daily Compounded CORRA Loans pursuant to Section 2.20, (ii) any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender is a Defaulting Lender or (iv) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender”, “each Revolving Lender” or “each Lender directly affected thereby” (or any other Class or group of Lenders other than the Required Lenders) with respect to which Required Lender or Required Revolving Lender consent (or the consent of Lenders holding loans or commitments of such Class or lesser group representing more than 50% of the sum of the total loans and unused commitments of such Class or lesser group at such time) has been obtained, as applicable, any Lender is a non-consenting Lender (each such Lender, a “Non-Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the ~~Applicable~~ Administrative Agent, (x) terminate the applicable Commitments and/or Additional Commitments of such Lender, and procure the repayment of all Loan Document Obligations of the Borrower owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date under one or more Credit Facilities or Additional Credit Facilities as the Borrower may elect or (y) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 10.05), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if any Lender accepts such assignment); provided that (A) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans and, if applicable, participations in LC Disbursements and Swingline Loans, in each case of such Class of Loans, Commitments and/or Additional Commitments, accrued interest thereon, accrued fees and all other amounts payable to it hereunder with respect to such Class of Loans, Commitments and/or Additional Commitments, (B) in the case of any assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments ~~and~~, (C) such assignment does not conflict with applicable law and (D) in the case of any assignment of Loans held by a Non-Consenting Lender, such Eligible Assignee shall have agreed to the applicable amendment, waiver or consent. No action by or consent of a Defaulting Lender or a Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of the amounts described in clause (A) of the immediately preceding sentence. No Lender (other than a Defaulting Lender) shall be required to make any such assignment and delegation, and the Borrower may not repay the Loan Document Obligations of such Lender and the Borrower may not terminate its Commitments or Additional Commitments, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees that if it is replaced pursuant to this Section 2.19, it shall execute and deliver to the ~~Applicable~~ Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the ~~Applicable~~ Administrative Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by one or more Promissory Notes) subject to such Assignment and Assumption (provided that the failure of any Lender replaced pursuant to this Section 2.19 to execute an Assignment and Assumption or deliver any such Promissory Note shall not render such sale and purchase (and the corresponding assignment) invalid), such assignment shall be recorded in the Register and any such Promissory Note shall be deemed cancelled. Each Lender hereby irrevocably appoints the ~~Applicable~~ Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the ~~Applicable~~ Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the ~~Applicable~~ Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (b). To the extent that any Lender is replaced pursuant to Section 2.19(b)(iv) in connection with a Repricing Transaction requiring payment of a fee pursuant to Section 2.12(f), the Borrower shall pay to each Lender being replaced as a result of such Repricing Transaction the fee set forth in Section 2.12(f).

(t) Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate, Alternative Currency Daily Rate ~~or BA Rate~~, Term CORRA or Daily Compounded CORRA (whether denominated in Dollars or an Alternate Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, Alternative Currency Daily Rate ~~or the BA Rate~~, Term CORRA or Daily Compounded CORRA, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or an Alternate Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the ~~Applicable~~ Administrative Agent, (i) any obligation of such Lender to (A) make or continue Eurocurrency Rate Loans, Alternative Currency Daily Rate Loans ~~or BA Rate~~, Term CORRA Loans or Daily

Compounded CORRA Loans in Dollars or such Alternate Currency, (B) in the case of Dollars, to convert ABR Loans to Eurocurrency Rate Loans or (C) in the case of Canadian Dollars, to convert Canadian Prime Rate Loans to ~~BA Rate~~Term CORRA Loans or Daily Compounded CORRA Loans, shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans denominated in Dollars the interest rate on which is determined by reference to the Eurocurrency Rate component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the ~~Applicable~~ Administrative Agent without reference to the Eurocurrency Rate component of the Alternate Base Rate, in each case until such Lender notifies the ~~Applicable~~ Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly). Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the ~~Applicable~~ Administrative Agent), prepay or (A) if applicable and such Loans are denominated in Dollars, convert all of such Lender’s Eurocurrency Rate Loans and Alternative Currency Daily Rate Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality), be determined by the ~~Applicable~~ Administrative Agent without reference to the Eurocurrency Rate component of the Alternate Base Rate or (B) if applicable and such Loans are denominated in Canadian Dollars, convert all of such Lender’s ~~BA Rate~~CORRA Loans to Canadian Prime Rate Loans, in each case, either (1) on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans, ~~or BA Rate~~Term CORRA Loans or Daily Compounded CORRA Loans, as applicable, to such day, or (2) immediately, in the case of any Alternative Currency Daily Rate Loans or if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans or BA Rate Loans, as applicable (in which case the Borrower shall not be required to make payments pursuant to Section 2.16 in connection with such payment), (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate the ~~Applicable~~ Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the ~~Applicable~~ Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate and (z) if such notice asserts the illegality of such Lender determining or charging interest rates based upon ~~the BA Rate, the Applicable~~CORRA, Term CORRA or Daily Compounded CORRA, the Administrative Agent shall during the period of such suspension compute the Canadian Prime Rate applicable to such Lender without reference to the ~~BA Rate~~CORRA component thereof until the ~~Applicable~~ Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon ~~the BA Rate~~CORRA, Term CORRA or Daily Compounded CORRA, as applicable. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be materially disadvantageous to such Lender.

(u) Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) Commitment Fees ~~and Facility Fees~~ shall cease to accrue on the otherwise applicable portion of any Commitment of such Defaulting Lender pursuant to Section 2.12(a) and, subject to clause (d)(iv) below, on the participation of such Defaulting Lender in Letters of Credit pursuant to Section 2.12(b) and pursuant to any other provisions of this Agreement or other Loan Document.

(ii) The Commitments, Loans and LC Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, each affected Lender, the Required Lenders, the Required Revolving Lenders or such other number of Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any waiver, amendment or modification pursuant to Section 10.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately and adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(iii) Any payment of principal, interest, fees or other amounts received by the ~~Applicable~~ Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.11, Section 2.15, Section 2.16, Section 2.17, Section 2.18, Article 8, Section 10.05 or otherwise, and including any amounts made available to the ~~Applicable~~ Administrative Agent by such Defaulting Lender pursuant to Section 10.09), shall be applied at such time or times as may be determined by the ~~Applicable~~ Administrative Agent and, where relevant, the Borrower as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Collateral Agent and the Administrative ~~Agents~~Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any applicable Issuing Bank and/or Swingline Lender hereunder; third, if so reasonably determined by the ~~Applicable~~ Administrative Agent or reasonably requested by the applicable Issuing Bank, to be held as Cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Letter of Credit; fourth, so long as no Default or Event of Default exists, as the Borrower may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the ~~Applicable~~ Administrative Agent or the Borrower, to be held in a deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the non-Defaulting Lenders, Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Lender, any Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loan or LC Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loan or LC Exposure was made or created, as applicable, at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Exposure owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Exposure owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to any Defaulting Lender that are applied (or held) to pay amounts owed by any Defaulting Lender or to post Cash collateral pursuant to this Section 2.21(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iv) If any Swingline Loans or LC Exposure exists at the time any Revolving Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Loans and LC Exposure shall be reallocated among the non-Defaulting Revolving Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures does not exceed the total of all non-Defaulting Revolving Lenders’

Revolving Credit Commitments; provided that, subject to Section 10.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from such Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any other right or remedy available to it hereunder or under applicable Requirements of Law, within two Business Days following notice by the ~~Revolving Facility~~ Administrative Agent, Cash collateralize 100% of such Defaulting Lender’s LC Exposure and any obligations of such Defaulting Lender to fund participations in any Swingline Loan (after giving effect to any partial reallocation pursuant to paragraph (i) above and any Cash collateral provided by such Defaulting Lender or pursuant to Section 2.21(c) above) or make other arrangements reasonably satisfactory to the ~~Revolving Facility~~ Administrative Agent and to the applicable Issuing Bank and/or Swingline Lender with respect to such LC Exposure and/or Swingline Loans and obligations to fund participations. Cash collateral (or the appropriate portion thereof) provided to reduce LC Exposure or other obligations shall be released promptly following (A) the elimination of the applicable LC Exposure or other obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 2.19)) or (B) the ~~Revolving Facility~~ Administrative Agent’s good faith determination that there exists excess Cash collateral (including as a result of any subsequent reallocation of Swingline Loans and LC Exposure among non-Defaulting Lenders described in clause (i) above);

(iii) (A) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.21(d), then the fees payable to the Revolving Lenders pursuant to Section 2.12(a) and (b), as the case may be, shall be adjusted to give effect to such reallocation and (B) if the LC Exposure of any Defaulting Lender is Cash collateralized pursuant to this Section 2.21(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank, any Lender or the Borrower hereunder, no letter of credit fees shall be payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure; and

(iv) if any Defaulting Lender’s LC Exposure is not Cash collateralized, prepaid or reallocated pursuant to this Section 2.21(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Revolving Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such Defaulting Lender’s LC Exposure is Cash collateralized or reallocated.

(v) So long as any Revolving Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan, and no Issuing Bank shall be required to issue, extend, create, incur, amend or increase any Letter of Credit unless it is reasonably satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders, Cash collateral provided pursuant to Section 2.21(c) and/or Cash collateral provided by the Borrower in accordance with Section 2.21(d), and participating interests in any such or newly issued, extended or created Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Revolving Lenders in a manner consistent with Section 2.21(d)(i) (it being understood that Defaulting Lenders shall not participate therein).

(vi) In the event that the ~~Revolving Facility~~ Administrative Agent and the Borrower agree that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Applicable Percentage of Swingline Loans and LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment, and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders (other than Swingline Loans) or participations in Revolving Loans as the ~~Revolving Facility~~ Administrative Agent shall determine as are necessary in order for such Revolving Lender to hold such Revolving Loans or participations in accordance with its Applicable Percentage of the applicable Class. Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (x) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender and (y) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(v) Incremental Credit Extensions.

(i) The Borrower (or Subsidiary ~~Guarantors~~Guarantor that will become ~~Borrowers~~a Borrower) may, at any time, on one or more occasions pursuant to an Incremental Facility Amendment (i) add one or more new Classes of term facilities and/or increase the principal amount of the Term Loans of any existing Class by requesting new term loan commitments to be added to such Loans (any such new Class or increase, an “Incremental Term Facility” and any loans made pursuant to an Incremental Term Facility, “Incremental Term Loans”) and/or (ii) add one or more new Classes of revolving commitments and/or increase the aggregate amount of the Revolving Credit Commitments of any existing Class (any such new Class or increase, an “Incremental Revolving Facility” and, together with any Incremental Term Facility, “Incremental Facilities”, or either or any thereof, an “Incremental Facility”; and the loans thereunder, “Incremental Revolving Loans” and, together with any Incremental Term Loans, “Incremental Loans”) in an aggregate outstanding principal amount not to exceed the Incremental Cap; provided that:

(i) no Incremental Commitment in respect of any Incremental Term Facility may be in an amount that is less than $5,000,000 (or such lesser amount to which the ~~Applicable~~ Administrative Agent with respect to the applicable Term Facility may reasonably agree),

(ii) except as separately agreed from time to time between the Borrower and any Lender, no Lender shall be obligated to provide any Incremental Commitment, and the determination to provide such commitments shall be within the sole and absolute discretion of such Lender (it being agreed that the Borrower shall not be obligated to offer the opportunity to any Lender to participate in any Incremental Facility),

(iii) no Incremental Facility or Incremental Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender other than in its capacity, if any, as a lender providing all or part of such Incremental Facility or Incremental Loan,

(iv) any such Incremental Revolving Facility shall either (A) be subject to the same terms and conditions as any then-existing Revolving Facility (and be deemed added to, and made a part of, such Revolving Facility) (it being understood that, if required to consummate an Incremental Revolving Facility, the Borrower may increase the pricing, interest rate margins, rate floors and undrawn fees on the applicable Revolving Facility being increased for all lenders under such Revolving Facility, but additional upfront or similar fees or closing payments may be payable to the lenders participating in such Incremental Revolving Facility without any requirement to pay such amounts to any existing Revolving Lenders) or (B) mature no earlier than, and require no scheduled mandatory commitment reduction prior to, the Initial Revolving Credit Maturity Date and all other material terms (other than pricing, maturity, upfront, arrangement, structuring, underwriting, ticking, consent, amendment and other fees, participation in mandatory prepayments or commitment reductions and immaterial terms, which shall be determined by the Borrower) shall be (x) substantially consistent with the ~~Initial~~Third Amendment Revolving Loans or (y) reasonably satisfactory to the ~~Revolving Facility~~ Administrative Agent (it being understood that if any financial maintenance covenant or other more favorable provision is added for the benefit of any Incremental Revolving Facility, no consent shall be required from the ~~Revolving Facility~~ Administrative Agent or any Lender to the extent that such financial maintenance covenant or other provision is (1) also added for the benefit of any then-existing Revolving Facility or (2) only applicable after the applicable Latest Revolving Loan Maturity Date),

(v) the Effective Yield (and the components thereof) applicable to any Incremental Facility may be determined by the Borrower and the lender or lenders providing such Incremental Facility; provided that, in the case of any floating rate broadly syndicated Dollar-denominated term “B” loan Incremental Term Facility that is secured on a pari passu basis with the ~~Initial~~Third Amendment Term Loans ~~or the First Incremental Term Loans (as applicable)~~, the Effective Yield applicable thereto may not be more than ~~0.50~~0.75% per annum higher than the Effective Yield applicable to the ~~Initial~~Third Amendment Term Loans ~~or the First Incremental Term Loans (each, as applicable)~~ unless the Applicable Rate (and/or, as provided in the proviso below, the Alternate Base Rate floor or Eurocurrency Rate floor) with respect to the ~~Initial~~Third Amendment Term Loans ~~and/or the First Incremental Term Loans, as applicable,~~ is adjusted such that the Effective Yield on the ~~Initial~~Third Amendment Term Loans ~~and the First Incremental Term Loans (each, as applicable)~~ is not more than ~~0.50~~0.75% per annum less than the Effective Yield with respect to such Incremental Facility (this proviso, the “MFN Provision”); provided further that any increase in Effective Yield applicable to any ~~Initial~~Third Amendment Term Loan ~~and/or First Incremental Term Loan (as applicable)~~ due to the application or imposition of an Alternate Base Rate floor or Eurocurrency Rate floor on any Incremental Term Loan may, at the election of the Borrower, be effected through an increase in (or implementation of, as applicable) any Alternate Base Rate floor or Eurocurrency Rate floor applicable to such ~~Initial~~Third Amendment Term Loans or ~~First Incremental Term Loans, as applicable, or~~ an increase in the interest rate margin applicable to such Incremental Loans; provided further that the MFN Provision shall not apply to (or in connection with) (1) (A) ~~with respect to the Initial Term Loans,~~ Incremental Term Facilities having an aggregate initial principal amount not exceeding the greater of (x) $~~375,000,000 and (y) 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period and (B) with respect to the First Incremental Term Loans, Incremental Term Facilities having an aggregate initial principal amount not exceeding the greater of (x) $375,000,000~~495,500,000 and (y) 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, (2) any Incremental Term Facility scheduled to mature on or after the date that is one year after the ~~Initial~~Third Amendment Term Loan Maturity Date, (3) ~~(x) with respect to the Initial Term Loans,~~ any Incremental Term Facility

incurred more than ~~18~~12 months after the ~~Closing Date and (y) with respect to the First Incremental Term Loans, any Incremental Term Facility incurred more than 18 months after the First Incremental~~Third Amendment Effective Date, (4) ~~solely with respect to the First Incremental Term Loans,~~ any Incremental Term Facility incurred in connection with a Permitted Acquisition or other Investment permitted hereby or to refinance Indebtedness incurred in connection with a Permitted Acquisition or other Investment permitted hereby, (5) Customary Term A Loans and (6) customary bridge loans with a maturity date of no longer than one year ~~that are convertible or exchangeable into, or are intended to be refinanced with, any Indebtedness other than broadly syndicated Dollar-denominated term loans that are pari passu with the Initial Term Loans in right of payment and with respect to security,~~.

(vi) subject to the Permitted Earlier Maturity Indebtedness Exception, the final maturity date with respect to any Incremental Term Loans shall be no earlier than the ~~Initial Term Loan Maturity Date, the~~ First Incremental Term Loan Maturity Date or the ~~Second Incremental~~Third Amendment Term Loan Maturity Date at the time of the incurrence thereof; provided, that the foregoing limitation shall not apply to (A) customary bridge loans with a maturity date not longer than one year; provided, that any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans shall be subject to the requirements of this clause (vi), (B) Customary Term A Loans ~~or~~, (C) 364-day bridge loans, (D) Five Year Notes or (E) convertible notes or other convertible debt securities,

(vii) subject to the Permitted Earlier Maturity Indebtedness Exception, the Weighted Average Life to Maturity of any Incremental Term Facility shall be no shorter than the remaining Weighted Average Life to Maturity of the ~~Initial Term Loans, the~~ First Incremental Term Loans or the ~~Second Incremental~~Third Amendment Term Loans; provided, that the foregoing limitation shall not apply to (A) customary bridge loans with a maturity date of not longer than one year; provided, that any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans shall be subject to the requirements of this clause (vii), (B) Customary Term A Loans ~~or~~, (C) 364-day bridge loans, (D) Five Year Notes or (E) convertible notes or other convertible debt securities,

(viii) subject to clauses (vi) and (vii) above, any Incremental Term Facility may otherwise have an amortization schedule as determined by the Borrower and the lenders providing such Incremental Term Facility,

(ix) subject to clause (v) above, to the extent applicable, any fees payable in connection with any Incremental Facility shall be determined by the Borrower and the arrangers and/or lenders providing such Incremental Facility,

(x) (A) each Incremental Facility shall rank pari passu with the ~~Initial Term Loans, the~~ First Incremental Term Loans and the ~~Second Incremental~~Third Amendment Term Loans (in the case of any Incremental Term Facility) and pari passu with the ~~Initial~~Third Amendment Revolving Loans (in the case of Incremental Revolving Loans), in each case in right of payment and, if secured, security and (B) no Incremental Facility may be (x) guaranteed by any Person which is not a Loan Party or (y) secured by Liens on any assets other than the Collateral,

(xi) any Incremental Term Facility may provide for the ability to participate (A) on a pro rata basis or non-pro rata basis in any voluntary prepayment of Term Loans made pursuant to Section 2.11(a) and (B) on a pro rata or less than pro rata basis (but not on a greater than pro rata basis, other than in the case of prepayment with proceeds of Indebtedness refinancing such Incremental Term Loans) in any mandatory prepayment of Term Loans required pursuant to Section 2.11(b),

(xii) no Specified Event of Default shall exist immediately prior to or after giving effect to the effectiveness of such Incremental Facility (except in connection with any acquisition or other Investment or ~~irrevocable~~ repayment or redemption of Indebtedness, where no such Specified Event of Default shall exist at the time as elected by the Borrower pursuant to Section 1.04(e)),

(xiii) except as otherwise required or permitted in clauses (iv) through (xi) above, all other terms of any Incremental Term Facility shall be as agreed between the Borrower and the lenders providing such Incremental Term Facility,

(xiv) the proceeds of any Incremental Facility may be used for working capital, Capital Expenditures and other general corporate purposes of the Borrower and its subsidiaries (including permitted Restricted Payments, Investments, Permitted Acquisitions, Restricted Debt Payments and any other purpose not prohibited by the terms of the Loan Documents), and

(xv) on the date of the making of any Incremental Term Loans that will be added to any Class of then existing Term Loans, and notwithstanding anything to the contrary set forth in Sections 2.08 or 2.13, such Incremental Term Loans shall be added to (and constitute a part of, be of the same Type as and, at the election of the Borrower, have the same Interest Period as) each Borrowing of outstanding Term Loans of such Class on a pro rata basis (based on the relative sizes of such Borrowings), so that each Term Lender providing such Incremental Term Loans will participate proportionately in each then-outstanding Borrowing of Term Loans of such Class; it being acknowledged that the application of this clause may result in new Incremental Term Loans having Interest Periods (the duration of which may be less than one month) that begin during an Interest Period then applicable to outstanding Eurocurrency Rate Loans or ~~BA Rate~~CORRA Loans of the relevant Class and which end on the last day of such Interest Period.

(ii) Incremental Commitments may be provided by any existing Lender or by any other Eligible Assignee (any such other Eligible Assignee being called an “Additional Lender”); provided that the ~~Applicable~~ Administrative Agent (and, in the case of any Incremental Revolving Facility, the Swingline Lender and any Issuing Bank) shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Additional Lender’s provision of Incremental Commitments if such consent would be required under Section 10.05(b) for an assignment of Loans to such Additional Lender; provided further, that any Additional Lender that is an Affiliated Lender shall be subject to the provisions of Section 10.05(g), mutatis mutandis, to the same extent as if the relevant Incremental Commitments and related Loan Document Obligations had been obtained by such Lender by way of assignment.

(iii) Each Lender or Additional Lender providing a portion of any Incremental Commitment shall execute and deliver to the ~~Applicable~~ Administrative Agent and the Borrower all such documentation (including the relevant Incremental Facility Amendment) as may be reasonably required by the ~~Applicable~~ Administrative Agent to evidence and effectuate such Incremental Commitment. On the effective date of such Incremental Commitment, each Additional Lender shall become a Lender for all purposes in connection with this Agreement.

(iv) As a condition precedent to the effectiveness of any Incremental Facility or the making of any Incremental Loans, (i) upon its request, the ~~Applicable~~ Administrative Agent shall have received customary written opinions of counsel, as well as such reaffirmation agreements, supplements and/or amendments as it shall reasonably require, (ii) the ~~Applicable~~ Administrative Agent shall have received, from each Additional Lender, an administrative questionnaire in the form provided to such Additional Lender by the ~~Applicable~~ Administrative Agent (the “Administrative Questionnaire”) and such other documents as it shall reasonably require from such Additional Lender, (iii) the ~~Applicable~~ Administrative Agent and applicable Additional Lenders shall have received all fees required to be paid in respect of such Incremental Facility or Incremental Loans and (iv) upon its request, the ~~Applicable~~ Administrative Agent shall have received a certificate of Borrower signed by a Responsible Officer thereof:

certifying and attaching a copy of the resolutions adopted by the governing body of the Borrower approving or consenting to such Incremental Facility or Incremental Loans, and to the extent applicable, certifying that the condition set forth in clause (a)(xii) above has been satisfied.

(v) Upon the implementation of any Incremental Revolving Facility pursuant to this Section 2.22:

(i) if such Incremental Revolving Facility establishes Revolving Credit Commitments of the same Class as any then-existing Class of Revolving Credit Commitments, (i) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each relevant Incremental Revolving Facility Lender, and each relevant Incremental Revolving Facility Lender will automatically and without further act be deemed to have assumed a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each deemed assignment and assumption of participations, all of the Revolving Lenders’ (including each Incremental Revolving Facility Lender’s) (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans shall be held on a pro rata basis on the basis of their respective Revolving Credit Commitments (after giving effect to any increase in the Revolving Credit Commitment pursuant to this Section 2.22) and (ii) the existing Revolving Lenders of the applicable Class shall assign Revolving Loans to certain other Revolving Lenders of such Class (including the Revolving Lenders providing the relevant Incremental Revolving Facility), and such other Revolving Lenders (including the Revolving Lenders providing the relevant Incremental Revolving Facility) shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Revolving Lenders of such Class participate in each outstanding borrowing of Revolving Loans pro rata on the basis of their respective Revolving Credit Commitments of such Class (after giving effect to any increase in the Revolving Credit Commitment pursuant to this Section 2.22); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (i); and

(ii) if such Incremental Revolving Facility establishes Revolving Credit Commitments of a new Class, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on any Revolving Facility, (B) repayments required upon the Maturity Date of any Revolving Facility and (C) repayments made in connection with any permanent repayment and termination of any Revolving Credit Commitments (subject to clause (3) below)) of Incremental Revolving Loans after the effective date of such Incremental Revolving Facility Commitments shall be made on a pro rata basis with any then-existing Revolving Facility, (2) all swingline loans and/or letters of credit made or issued, as applicable, under such Incremental Revolving Facility shall be participated on a pro rata basis by all Revolving Lenders and (3) any permanent repayment of Revolving Loans with respect to, and reduction or termination of Revolving Credit Commitments under, any Revolving Facility after the effective date of any Incremental Revolving Facility shall be made on a pro rata basis or less than pro rata basis with all other Revolving Facilities, except that the Borrower shall be permitted to permanently repay Revolving Loans and terminate Revolving Credit Commitments of any Revolving Facility on a greater than pro rata basis (I) as compared to any other Revolving Facilities with a later Maturity Date than such Revolving Facility or (II) to the extent refinanced or replaced with a Replacement Revolving Facility or Replacement Debt.

(vi) On the date of effectiveness of any Incremental Revolving Facility, the maximum amount of LC Exposure and/or Swingline Loans, as applicable, permitted hereunder shall increase by an amount, if any, agreed upon by the ~~Revolving Facility~~ Administrative Agent, the Borrower and the relevant Issuing Bank and/or the Swingline Lender, as applicable.

(vii) The Lenders hereby irrevocably authorize ~~each~~the Administrative Agent to enter into any Incremental Facility Amendment and/or any amendment to any other Loan Document with the Borrower as may be necessary in order to establish new or any increase in any Classes or sub-Classes in respect of Loans or commitments pursuant to this Section 2.22 (including, for instance, to increase the amortization of any existing Class of Term Loans (or to provide for any existing Class of Term Loans to have (or to again have) amortization) in order to have such existing Class of Term Loans be ~~“fungible” with~~treated as the same Class as any Incremental Term Facility that is to be added to such Loans) and such technical amendments as may be necessary or appropriate in the reasonable opinion of ~~any~~the Administrative Agent and the Borrower in connection with the establishment or increase, as applicable, of such Classes or sub-Classes, in each case on terms consistent with this Section 2.22 (including with respect to the appointment of a Subsidiary Guarantor as a Borrower in respect of such Incremental Facility).

(viii) Notwithstanding anything to the contrary in this Section 2.22 (including Section 2.22(d)) or in any other provision of any Loan Document, if the proceeds of any Incremental Facility are intended to be applied to finance an acquisition or other Investment and the lenders providing such Incremental Facility so agree, the availability thereof shall be subject to customary “SunGard” or “certain funds” conditionality (including the making and accuracy of customary specified representations in connection with such acquisition or other Investment).

(ix) This Section 2.22 shall supersede any provision in Section 2.18 or 10.02 to the contrary.

(w) Extensions of Loans and Revolving Credit Commitments.

(i) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Loans of any Class or Commitments of any Class, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans or Commitments of such Class) and on the same terms to each such Lender, the Borrower is hereby permitted from time to time to consummate transactions with any individual Lender who accepts the terms contained in the relevant Extension Offer to extend the Maturity Date of all or a portion of such Lender’s Loans and/or Commitments of such Class and otherwise modify the terms of all or a portion of such Loans and/or Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Loans and/or Commitments (and related outstandings) and/or modifying the amortization schedule, if any, in respect of such Loans) (each, an “Extension”); it being understood that (x) any Extended Term Loans shall constitute a separate Class of Loans from the Class of Loans from which they were converted and any Extended Revolving Credit Commitments shall constitute a separate Class of Revolving Credit Commitments from the Class of Revolving Credit Commitments from which they were converted and (y) no Lender shall have any obligation to accept any applicable Extension Offer, so long as the following terms are satisfied:

(i) except as to (x) interest rates, fees and final maturity (which shall, subject to clause (iii)(y) below, be determined by the Borrower and set forth in the relevant Extension Offer), (y) terms applicable to such Extended Revolving Credit Commitments or Extended Revolving Loans that are more favorable to the lenders or the agent of such Extended Revolving Credit Commitments or Extended Revolving Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents on or prior to the effectiveness of such Extension for the benefit of the Revolving Lenders or, as applicable, the ~~Revolving Facility~~ Administrative Agent pursuant to the applicable Extension Amendment and (z) any terms or other provisions applicable only to periods after the Latest Revolving Loan Maturity Date (in each case, as of the date of such Extension), the commitment of any Revolving Lender that agrees to an Extension (an “Extended Revolving Credit Commitment”; and the Loans thereunder, “Extended Revolving Loans”), and the related outstandings, shall be a revolving commitment (or related outstandings, as the case may be) with substantially consistent terms (or terms not less favorable to existing Revolving Lenders) as the Class of Revolving Credit Commitments subject to the relevant Extension Offer (and related outstandings) provided hereunder; provided that to the extent more than one Revolving Facility exists after giving effect to any such Extension, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on any Revolving Facility (and related outstandings), (B) repayments required upon the Maturity Date of any Revolving Facility and (C) repayments made in connection with any permanent repayment and termination of any Revolving Credit Commitments (subject to clause (3) below)) of Extended Revolving Loans after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Facilities, (2) all swingline loans and/or letters of credit made or issued, as applicable, under any Extended Revolving Credit Commitment shall be participated on a pro rata basis by all Revolving Lenders of the applicable Class and (3) any permanent repayment of Revolving Loans with respect to, and reduction or termination of Revolving Credit Commitments under, any Revolving Facility after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis or less than pro rata basis with all other Revolving Facilities, except that the Borrower shall be permitted to permanently repay Revolving Loans and terminate Revolving Credit Commitments of any Revolving Facility on a greater than pro rata basis (I) as compared to any other Revolving Facilities with a later Maturity Date than such Revolving Facility or (II) to the extent refinanced or replaced with a Replacement Revolving Facility or Replacement Debt;

(ii) except as to (x) interest rates, fees, amortization, final maturity date, premiums, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii)(x), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), (y) terms applicable to such Extended Term Loans that are more favorable to the lenders or the agent of such Extended Term Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents on or prior to the effectiveness of such Extension for the benefit of the Term Lenders or, as applicable, the ~~Term Facility Administrative Agent and/or the Incremental Term Facilities~~ Administrative Agent pursuant to the applicable Extension Amendment and (z) any terms or other provisions applicable only to periods after the Latest Term Loan Maturity Date (in each case, as of the date of such Extension), the Term Loans of any Lender extended pursuant to any Extension (any such extended Term Loans, the “Extended Term Loans”) shall have substantially consistent terms (or terms not less favorable to existing Lenders) as the tranche of Term Loans subject to the relevant Extension Offer;

(iii) (x) the final maturity date of any Extended Term Loans shall be no earlier than the then applicable Latest Term Loan Maturity Date at the time of extension and (y) no Extended Revolving Credit Commitments or Extended Revolving Loans shall have a final maturity date earlier than (or require commitment reductions prior to) the then applicable Latest Revolving Loan Maturity Date;

(iv) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of any then-existing Term Loans;

(v) subject to clauses (iii) and (iv) above, any Extended Term Loans may otherwise have an amortization schedule as determined by the Borrower and the Lenders providing such Extended Term Loans;

(vi) any Extended Term Loans may provide for the ability to participate (A) on a pro rata basis or non-pro rata basis in any voluntary prepayment of Term Loans made pursuant to Section 2.11(a) and (B) on a pro rata or less than pro rata basis (but not on a greater than pro rata basis other than in the case of prepayment with proceeds of Indebtedness refinancing such Extended Term Loans) in any mandatory prepayment of Term Loans required pursuant to Section 2.11(b);

(vii) if the aggregate principal amount of Loans or commitments, as the case may be, in respect of which Lenders shall have accepted the relevant Extension Offer exceeds the maximum aggregate principal amount of Loans or commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Loans or commitments, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) held by Lenders that have accepted such Extension Offer;

(viii) unless the ~~Applicable~~ Administrative Agent otherwise agrees, each Extension shall be in a minimum amount of $5,000,000;

(ix) any applicable Minimum Extension Condition shall be satisfied or waived by the Borrower; and

(x) all documentation in respect of such Extension shall be consistent with the foregoing.

(ii) With respect to any Extension consummated pursuant to this Section 2.23, (i) no such Extension shall constitute a voluntary or mandatory prepayment for purposes of Section 2.11, (ii) the scheduled amortization payments (in so far as such schedule affects payments due to Lenders participating in the relevant Class) set forth in Section 2.10 shall be adjusted to give effect to such Extension of the relevant Class and (iii) except as set forth in clause (a)(viii) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may, at its election, specify as a condition (a “Minimum Extension Condition”) to consummating such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and which may be waived by the Borrower in its sole discretion) of Loans or commitments (as applicable) of any or all applicable Classes be tendered. The Administrative ~~Agents~~Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, any payment of any interest, fees or premium in respect of any tranche of Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.10, 2.11 or 2.18) or any other Loan Document that may otherwise prohibit any Extension or any other transaction contemplated by this Section.

(iii) No consent of any Lender or ~~any~~the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Loans and/or commitments under any Class (or a portion thereof), (B) with respect to any Extension of the Revolving Credit Commitments, the consent of each Issuing Bank to the extent the commitment to provide Letters of Credit is to be extended and (C) with respect to any Extension of the Revolving Credit Commitments, the consent of the Swingline Lender to the extent the swingline facility is to be extended (in each case which consent shall not be unreasonably withheld or delayed). All Extended Term Loans and Extended Revolving Credit Commitments and all obligations in respect thereof shall constitute Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize ~~each~~(and direct) the Administrative Agent to enter into any Extension Amendment and such other amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new Classes or sub-Classes in respect of Loans or commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of ~~any~~the Administrative Agent and the Borrower in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section 2.23.

(iv) In connection with any Extension, the Borrower shall provide the ~~Applicable~~ Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the ~~Applicable~~ Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the ~~Applicable~~ Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.23.

(x) Benchmark Replacement.

(i) (i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred for a currency prior to the Reference Time in respect of any setting of a then-current Benchmark, then (x) if a Benchmark

Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any such Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the ~~Applicable~~ Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii) In connection with the implementation of any Benchmark Replacement, the ~~Applicable~~ Administrative Agent will have the right, in consultation with the Borrower, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. ~~In the case of the First Incremental Term Loans and the Second Incremental Term Loans, if~~If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(iii) The ~~Applicable~~ Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement Date and the related Benchmark Replacement, (~~ii~~iii) the effectiveness of any Benchmark Replacement Conforming Changes, (~~iii~~iv ) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (~~iv~~v ) the commencement of any Benchmark Unavailability Period. For the avoidance of doubt, any notice required to be delivered by the ~~Applicable~~ Administrative Agent as set forth in this Section 2.24 may be provided, at the option of the ~~Applicable~~ Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the ~~Applicable~~ Administrative Agent or, if Applicable, any Lender (or group of Lenders) pursuant to this Section 2.24, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.24.

(iv) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR, the EURIBO Screen Rate or Term CORRA) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the ~~Applicable~~ Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the ~~Applicable~~ Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the ~~Applicable~~ Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) ~~Upon~~Subject to Section 2.14, upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurocurrency Rate Borrowing, Alternative Currency Daily Rate Borrowing ~~or BA Rate~~, Term CORRA Borrowing or Daily Compounded CORRA Borrowing, as applicable, of, conversion to or continuation of Eurocurrency Rate Loans, Alternative Currency Daily Rate Loans ~~or BA Rate~~, Term CORRA Loans or Daily Compounded CORRA Loans, as applicable, to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans for Borrowings made in Dollars or Canadian Prime Rate Loans for Borrowings made in Canadian Dollars.

(vi) The ~~Applicable~~interest rate on a Loan denominated in Dollars or an Alternate Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related ~~to~~any interest rate used in this Agreement (including the Alternate Base Rate, Term SOFR, the EURIBO Screen Rate, SONIA, the ~~BA~~Canadian Prime Rate, Term CORRA, Daily Compounded CORRA, the Alternative Currency Daily Rate or the Eurocurrency Rate) or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, the interest rate being replaced or have the same volume or liquidity as~~,~~ did any existing interest rate (including, in each case the Alternate Base Rate, Term SOFR, the EURIBO Screen Rate, SONIA, the ~~BA~~Canadian Prime Rate, Term CORRA, Daily Compounded CORRA, the Alternative Currency Daily Rate or the Eurocurrency Rate or any other Benchmark) prior to its discontinuance or unavailability or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The ~~Applicable~~ Administrative Agent and its affiliates or other related entities may engage in transactions consistent with such Person’s general practice that affect the calculation of any interest rate used in this Agreement (including the Alternate Base Rate, Term SOFR, the EURIBO Screen Rate, SONIA, the ~~BA~~Canadian Prime Rate, Term CORRA, Daily Compounded CORRA, the Alternative Currency Daily Rate or the Eurocurrency Rate) or any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto. The ~~Applicable~~ Administrative Agent may select information sources or services in its reasonable discretion to ascertain the interest rates used in this Agreement, any component thereof, or rates referenced in the definition therein (including the Alternate Base Rate, Term SOFR, the EURIBO Screen Rate, SONIA, the ~~BA~~Canadian Prime Rate, Term CORRA, Daily Compounded CORRA, the Alternative Currency Daily Rate or the Eurocurrency Rate or any other Benchmark), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender, any Issuing Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity) resulting from any error in the calculation of any such rate (or component thereof) as provided by any such information source or service.

(vii) As used in this Section 2.24, the following terms shall have the meanings specified below:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of this Section 2.24.

“Benchmark” means, initially, with respect to (i) Eurocurrency Rate Loans denominated in Dollars, the Term SOFR, (ii) Eurocurrency Rate Loans denominated in Euros, the EURIBO Screen Rate, (iii) Alternative Currency Daily Rate Loans denominated in Sterling, SONIA or (iv) ~~BA Rate~~CORRA Loans, the ~~BA Rate~~Term CORRA Reference Rate or Daily Compounded CORRA, as the case may be; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of this Section 2.24.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth below and (where applicable) in the order set forth below for the currency that can be determined by the ~~Applicable~~ Administrative Agent for the applicable Benchmark Replacement Date; provided that, for any Loans denominated in ~~a currency~~an Alternate Currency other than Canadian Dollars, “Benchmark Replacement” shall mean the alternative set forth in (2) below:

(1)

the sum of: (a)(x) in the case of any Loans denominated in Dollars, Daily Simple SOFR, and (y) in the case of any Loans denominated in Canadian Dollars, Daily Simple CORRA and (b) the related Benchmark Replacement Adjustment;

(2)

the sum of: (a) the alternate benchmark rate that has been selected by the ~~Applicable~~ Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable currency at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clauses (1) or (2), above would be less than the Floor for the applicable Benchmark, the Benchmark Replacement will be deemed to be the Floor applicable to such Benchmark for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

•

(1) for purposes of clause (1) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the ~~Applicable~~ Administrative Agent: (a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark

Replacement for the applicable Corresponding Tenor or (b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

•

(2) for purposes of clause (2) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the ~~Applicable~~ Administrative Agent and the Borrower for the applicable Corresponding Tenor and currency giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities in the U.S. syndicated loan market denominated in the applicable currency; provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the ~~Applicable~~ Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Canadian Prime Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “Benchmark Replacement”, the formula, methodology or convention for applying the successor Floor to the successor Benchmark Replacement and other technical, administrative or operational matters) that the ~~Applicable~~ Administrative Agent decides in its reasonable discretion (and in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the ~~Applicable~~ Administrative Agent in a manner substantially consistent with market practice (or, if the ~~Applicable~~ Administrative Agent decides in its reasonable discretion (and in consultation with the Borrower) that adoption of any portion of such market practice is not administratively feasible or if the ~~Applicable~~ Administrative Agent determines in its reasonable discretion (and in consultation with the Borrower) that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the ~~Applicable~~ Administrative Agent decides is reasonably necessary (and in consultation with the Borrower) in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

•

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

•	(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to the then-current Benchmark:

•

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

•

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board or the Federal Reserve Bank of New York, the Term SOFR Administrator, the Term CORRA Administrator, the central bank for the currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

•

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer representative, or as of a specified date will no longer be representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 2.24 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 2.24.

“CORRA Administrator” means the Bank of Canada (or any successor administrator).

“Corresponding Tenor” with respect to any Available Tenor, means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple CORRA” means, for any day (a “CORRA Rate Day”), a rate per annum equal to CORRA for the day (such day “CORRA Determination Date”) that is five (5) RFR Business Days prior to (i) if such CORRA Rate Day is an RFR Business Day, such CORRA Rate Day or (ii) if such CORRA Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such CORRA Rate Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s website. Any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to the Borrower. If by 5:00 p.m. (Toronto time) on any given CORRA Determination Date, CORRA in respect of such CORRA Determination Date has not been published on the CORRA Administrator’s website and a Benchmark Replacement Date with respect to the Daily Simple CORRA has not occurred, then CORRA for such CORRA Determination Date will be CORRA as published in respect of the first preceding RFR Business Day for which such CORRA was published on the CORRA Administrator’s website, so long as such first preceding RFR Business Day is not more than five (5) Business Days prior to such CORRA Determination Date.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day “i”) that is five U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor. If by 5:00 pm (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website, then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (or, in the case of other Loans incurred subsequent to the date of this Agreement, any other benchmark rate floor agreed to therefor) (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to any applicable Benchmark. For the avoidance of doubt, the initial Floor for each of Term SOFR, the EURIBO Screen Rate, SONIA, Term CORRA and Daily Compounded CORRA shall be zero.

“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Reference Time” with respect to any setting of the then-current Benchmark shall mean (1) is such Benchmark is Term SOFR, 5:00 a.m. (Chicago time) on the day that is two (2) Business Days preceding the date of such setting, (2) if such Benchmark is the EURIBO Screen Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if such Benchmark is SONIA, then four Business Days prior to such setting ~~or~~, (4) if such Benchmark is the Term CORRA Rate, 1:00 p.m. Toronto local time on the day that is two Business Day preceding the date of such setting, or if such Benchmark is none of the foregoing, the time determined by the ~~Applicable~~ Administrative Agent in its reasonable discretion~~, otherwise, the time determined by the Applicable Administrative Agent in its reasonable discretion in accordance with the terms of this Agreement~~.

“Relevant Governmental Body” shall mean (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Board, the Federal Reserve Bank of New York or the Term SOFR Administrator, or a committee officially endorsed or convened by the Board or the Federal Reserve Bank of New York, or any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, ~~and~~ (iv) with respect to a Benchmark Replacement in respect of Loans denominated in Canadian dollars, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada or, in each case, any successor thereto and (v) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Notwithstanding any provision of this Section 2.24 to the contrary, with respect to First Incremental Term Loans, the provisions of Section 2.24 of the Existing Credit Agreement shall continue to apply, unchanged by the provisions of the Third Amendment.

~~Section 2.25. Sustainability Adjustments.~~

~~(a) ESG Amendment. After the Investment Grade Trigger Date, the Borrower, in consultation with an institution reasonably selected by the Borrower and the Revolving Administrative Agent to serve as the sustainability coordinator hereunder (the “Sustainability Coordinator”) and the Revolving Administrative Agent, shall be entitled to establish specified key performance indicators (“KPIs”) with respect to certain environmental, social and governance (“ESG”) targets of the Borrower and its Subsidiaries. The Sustainability Coordinator, the Revolving Administrative Agent and the Borrower may amend this Agreement (such amendment, the “ESG Amendment”) solely for the purpose of incorporating the KPIs and other related provisions (the “ESG Pricing Provisions”) into this Agreement, and any such amendment shall become effective at 5:00 p.m., New York City time, on the tenth Business Day after the Revolving Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Revolving Administrative Agent (who shall promptly notify the Borrower) written notice that such Required Lenders object to such ESG Amendment. In the event that Required Lenders deliver a written notice objecting to any such ESG Amendment, an alternative ESG Amendment may be effectuated with the consent of the Required Lenders, the Borrower and the Sustainability Coordinator. Upon the effectiveness of any such ESG Amendment, based on the Borrower’s and/or its Subsidiaries’ performance against the KPIs, certain adjustments (increase, decrease or no adjustment) to the otherwise applicable facility fee, Applicable Rate for ABR Loans, Canadian Prime Rate Loans, BA Rate Loans, Swingline Loans, Eurocurrency Rate Loans, Alternative Currency Daily Rate Loans and Letter of Credit Fees will be made; provided that the amount of such adjustments shall not exceed (i) in the case of the Facility Fee, an increase and/or decrease of 0.01% and (ii) in the case of the Applicable Rate for Eurocurrency Rate Loans, BA Rate Loans, Alternative Currency Daily Rate Loans and Letter of Credit Fees, an increase and/or decrease of 0.04%, and the adjustments to the Applicable Rate for ABR Loans, Canadian Prime Rate Loans and Swingline Loans shall be the same amount, in basis points, as the adjustments to the Applicable Rate for Eurocurrency Loans, BA Rate Loans, Alternative Currency Daily Rate Loans and Letter of Credit Fees, provided that in no event shall the Applicable Rate for ABR Loans, Canadian Prime Rate Loans and Swingline Loans be less than zero. The pricing adjustments pursuant to the KPIs will require, among other things, reporting and validation of the measurement of the KPIs in a manner that is aligned with the Sustainability Linked Loan Principles and is to be agreed between the Borrower and the Sustainability Coordinator (each acting reasonably). Following the effectiveness of the ESG Amendment:~~

~~(i) any modification to the ESG Pricing Provisions which has the effect of (x) reducing the facility fee, Applicable Rate for ABR Loans, Canadian Prime Rate Loans and Swingline Loans, or Applicable Rate for Eurocurrency Rate Loans, BA Rate Loans, Alternative Currency Daily Rate Loans and Letter of Credit Fees to a level not otherwise permitted by this Section 2.25(a) or (y) increasing the facility fee, Applicable Rate for ABR Loans, Canadian Prime Rate Loans and Swingline Loans, or Applicable Rate for Eurocurrency Rate Loans, BA Rate Loans, Alternative Currency Daily Rate Loans and Letter of Credit Fees that is not accompanied by a corresponding reduction of the facility fee, Applicable Rate for ABR Loans, Canadian Prime Rate Loans and Swingline Loans, or Applicable Rate for Eurocurrency Rate Loans, BA Rate Loans, Alternative Currency Daily Rate Loans and Letter of Credit Fees by a percentage equivalent to such increase, shall (in each case) be subject to the consent of all Lenders; and~~

~~(ii) any other modification to the ESG Pricing Provisions (other than as provided for in Section 2.25(a)(i) above) shall be subject only to the consent of the Required Lenders.~~

~~(b) Sustainability Coordinator. The Sustainability Coordinator will (i) assist the Borrower in determining the ESG Pricing Provisions in connection with the ESG Amendment and (ii) assist the Borrower in preparing informational materials focused on ESG to be used in connection with the ESG Amendment.~~

~~(c) Conflicting Provisions. This Section shall supersede any provisions in Section 10.02 to the contrary.~~

REPRESENTATIONS AND WARRANTIES

On the dates and to the extent required pursuant to Section ~~4.01 or Section 4.02 (other than, on and following the Investment Grade Trigger Date, the representations and warranties set forth in Sections 3.13, 3.14 and 3.15), as applicable~~4.02, the Borrower and each other Loan Party hereby represent and warrant to the Lenders that:

(a) Organization; Powers. The Borrower and each of their Restricted Subsidiaries (a) is (i) duly organized and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of organization, (b) has all requisite organizational power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where its ownership, lease or operation of properties or conduct of its business requires such qualification; except, in each case referred to in this Section 3.01 (other than clause (a)(i) and (b), in each case with respect to the Borrower) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) Authorization; Enforceability. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party are within such Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to the Legal Reservations.

(c) Governmental Approvals; No Conflicts. The execution and delivery of each Loan Document by each Loan Party party thereto and the performance by such Loan Party thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect (except to the extent not required to be obtained or made pursuant to the Collateral and Guarantee Requirement), (ii) in connection with the Perfection Requirements and (iii) such consents, approvals, registrations, filings or other actions the failure to obtain or make which would not be reasonably expected to have a Material Adverse Effect, (b) will not violate any (i) of such Loan Party’s Organizational Documents or (ii) Requirements of Law applicable to such Loan Party which, in the case of this clause (b)(ii), would reasonably be expected to have a Material Adverse Effect and (c) will not violate or result in a default under any material Contractual Obligation in respect of Indebtedness having an aggregate principal amount exceeding the Threshold Amount to which such Loan Party is a party which, in the case of this clause (c), would reasonably be expected to result in a Material Adverse Effect.

(d) Financial Condition; No Material Adverse Effect.

(i) After the Closing Date, the financial statements most recently provided pursuant to Section 5.01(a) or (b), as applicable, present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower on a consolidated basis as of such dates and for such periods in accordance with GAAP, (x) except as otherwise expressly noted therein, (y) subject, in the case of quarterly financial statements, to the absence of footnotes and normal year-end audit adjustments and (z) except as may be necessary to reflect any differing entity and/or organizational structure prior to giving effect to the Transactions.

(ii) Since the Closing Date, there have been no events, developments or circumstances that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) Properties.

(i) As of the Closing Date, Schedule 3.05 sets forth the address of each Material Real Estate Asset that is owned in fee simple by any Loan Party.

(ii) The Borrower and each of their Restricted Subsidiaries have good and valid fee simple title to or rights to purchase, or valid leasehold interests in, or easements or other limited property interests in, all of their respective Real Estate Assets and have good title to their personal property and assets, in each case material to the business, except (i) for Permitted Liens, (ii) for defects in title that do not materially interfere with their ability to conduct their business as currently conducted or to utilize such properties and assets for their intended purposes, or (iii) where the failure to have such title or interest would not reasonably be expected to have a Material Adverse Effect.

(iii) The Borrower and each of their Restricted Subsidiaries owns or otherwise has a license or right to use all Patents, Trademarks, Copyrights, and other intellectual property rights (“IP Rights”) necessary for the conduct of its respective business as presently conducted, and, to the knowledge of the Borrower, such IP Rights do not infringe or violate the IP Rights of any third party, except to the extent such failure to own or license or have rights to use would not, or where such infringement or violations would not, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) Litigation and Environmental Matters. Except as set forth on Schedule 3.06:

(i) there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of its Restricted Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(ii) except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) neither the Borrower nor any of its Restricted Subsidiaries has received any Environmental Claim nor, to the knowledge of the Borrower, is any Environmental Claim threatened and (ii) neither the Borrower nor any of its Restricted Subsidiaries is in violation of any Environmental Law or knows of any basis for any liability under Environmental Laws; and

(iii) neither the Borrower nor any of its Restricted Subsidiaries have treated, stored, transported, Released or disposed of any Hazardous Material at or from any currently or formerly owned, leased or operated real estate or facility in a manner that would reasonably be expected to have a Material Adverse Effect.

(g) Compliance with Laws. The Borrower and each of their Restricted Subsidiaries are in compliance with all Requirements of Law applicable to it or its property, except, in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, it being understood and agreed that this Section 3.07 shall not apply to any law specifically referenced in Section 3.17.

(h) Investment Company Status. No Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940.

(i) [Reserved].

(j) ERISA.

(i) Each Employee Benefit Plan is in compliance with its terms and with ERISA and the Code and all other applicable laws and regulations, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect.

(ii) In the five-year period prior to the date on which this representation is made or deemed made, no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

(k) Disclosure.

(a) As of the Closing Date, to the knowledge of the Borrower, all written factual information (other than forward-looking or projected information, pro forma information and information of a general economic or general industry nature (including any reports or memoranda prepared by third party consultants)) concerning the Borrower and its Restricted Subsidiaries and the Transactions and that was prepared by or on behalf of the Borrower or its Restricted Subsidiaries or their respective representatives and made available to any Initial Lender or any Administrative Agent in connection with the Transactions on or before the Closing Date (the “Information”), when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

(b) The Projections have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time furnished (it being recognized that such Projections are not to be viewed as a guarantee of financial performance or as facts and are subject to significant uncertainties and contingencies many of which are beyond the Borrower’s control, that no assurance can be given that any particular financial projections (including the Projections) will be realized, that actual results may differ from projected results and that such differences may be material).

(c) As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

(l) Solvency. As of the Closing Date, immediately after the consummation of the Transactions to occur on the Closing Date and the incurrence of indebtedness and obligations on the Closing Date in connection with this Agreement and the Transactions, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Restricted Subsidiaries, taken as a whole, does not exceed the fair value of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the capital of the Borrower and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Restricted Subsidiaries, taken as a whole, contemplated as of the Closing Date and (iii) the Borrower and its Restricted Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts (taking into account any refinancing thereof) as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liability meets the criteria for accrual under Statement of Financial Accounting Standards No. 5).

(m) ~~Capitalization and Subsidiaries~~[Reserved]~~. The Perfection Certificate sets forth, in each case as of the Closing Date, (a) a correct and complete list of the name of each subsidiary of the Borrower and the ownership interest therein held by the Borrower or its applicable subsidiaries and (b) the type of entity of the Borrower and each of their subsidiaries.~~.

(n) Security Interest in Collateral. Subject to the Legal Reservations and the Perfection Requirements (including the Agreed Security Principles), the provisions, limitations and/or exceptions set forth in this Agreement and/or the other relevant Loan Documents (including any Acceptable Intercreditor Agreement), the Collateral Documents create legal, valid and enforceable Liens on all of the Collateral described therein in favor of the Collateral Agent, for the benefit of itself and the other Secured Parties, and upon the satisfaction of the applicable Perfection Requirements (as limited by the Agreed Security Principles), such Liens constitute perfected Liens (with the priority such Liens are expressed to have within the relevant Collateral Documents) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents) securing the Obligations, in each case as and to the extent set forth therein. For the avoidance of doubt, notwithstanding anything herein or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty (other than any representation or warranty expressly made in such Loan Document) as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Capital Stock of any Subsidiary, or as to the rights and remedies of the Collateral Agent, ~~any~~the Administrative Agent or any Lender with respect thereto, under foreign Requirements of Law (except to the extent a pledge of Capital Stock has been duly executed under the laws of the jurisdiction of the issuer thereof), (B) the enforcement of any security interest or right or remedy with respect to any Collateral that may be limited or restricted by, or require any consent, authorization, approval or license under, any Requirement of Law, (C) on the Closing Date and until required pursuant to Section 5.12, as applicable, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent the same is not required on the Closing Date ~~pursuant to Section 4.01~~ or (D) any Excluded Asset.

(o) Labor Disputes. As of the Closing Date, except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against the Borrower or any of their Restricted Subsidiaries pending or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, threatened in writing and (b) the hours worked by and payments made to employees of the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters.

(p) Federal Reserve Regulations. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that results in a violation of the provisions of Regulation U and Regulation X.

(q) USA PATRIOT Act, Sanctions and Anti-Corruption Laws.

(i) (i) Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any director or officer of any of the Borrower or any of its Subsidiaries, or any agent or employee of the Borrower or any of its Subsidiaries that will act in any capacity in connection with this Agreement, is a Sanctioned Person; and (ii) the Borrower will not directly or, to its knowledge, indirectly, use the proceeds of the Loans or otherwise make available such proceeds to any Sanctioned Person, for the purpose of financing the activities of any Sanctioned Person, or in any Sanctioned Country, in each case in any manner that would result in the violation of applicable Sanctions by any Person party to this Agreement.

(ii) Each Loan Party is in compliance with the USA PATRIOT Act and applicable Sanctions and anti-corruption laws in all material respects.

(iii) No part of the proceeds of any Loan or any Letter of Credit will be used, directly or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or any other person or entity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption law.

The representations and warranties set forth in this Section made by or on behalf of any Foreign Subsidiary are subject to and limited by any Requirements of Law applicable to such Foreign Subsidiary; it being understood and agreed that to the extent that any Foreign Subsidiary is unable to make any representation or warranty set forth in this Section as a result of the application of this sentence, such Foreign Subsidiary shall be deemed to have represented and warranted that it is in compliance, in all material respects, with any equivalent Requirements of Law relating to anti-corruption or Sanctions that are applicable to such Foreign Subsidiary in its relevant local jurisdiction of organization. Without limiting the foregoing sentence, the representations and warranties set forth in this Section made in respect of any Subsidiary resident in Germany (Inländer) within the meaning of section 2 paragraph 15 of the German Foreign Trade Act (Außenwirtschaftsgesetz) are only made to the extent such representation and/or warranty does not result in a violation of or conflict with section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung).

(r) Canadian Employee Benefit Plans.

(i) Except as could not reasonably be expected to have a Material Adverse Effect and except as set forth on Schedule 3.18, the Canadian Employee Benefit Plans are, and have been, established, registered, amended, funded, invested and administered in compliance with the terms of such Canadian Employee Benefit Plans (including the terms of any documents in respect of such Canadian Employee Benefit Plans), all Applicable Laws and any applicable collective agreements. There is no investigation by a Governmental Authority or claim (other than routine claims for payment of benefits) pending or, to the knowledge of a Canadian Loan Party, threatened involving any Canadian Employee Benefit Plan or its assets, and no facts exist which could reasonably be expected to give rise to any such investigation or claim (other than routine claims for payment of benefits) which if determined adversely, could reasonably be expected to have a Material Adverse Effect.

(ii) All employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each Canadian Pension Plan have been paid or remitted in accordance with its terms and all applicable laws.

(iii) No Canadian Pension Plan Termination Events have occurred that individually or in the aggregate, would result in a Canadian Loan Party owing an amount that could reasonably be expected to have a Material Adverse Effect.

(iv) Except as set forth on Schedule 3.18, no Loan Party has any liability (contingent, matured or otherwise) in respect of a Defined Benefit Plan.

None of the Canadian Employee Benefit Plans, other than the Canadian Pension Plans, provide benefits beyond retirement or other termination of service to employees or former employees of a Canadian Loan Party, or to the beneficiaries or dependents of such employees.

CONDITIONS

(a) ~~Closing Date~~[Reserved].

~~. The obligations of (i) each Lender to make Loans and (ii) any Issuing Bank to issue Letters of Credit shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):~~

~~(a) Credit Agreement and Loan Documents. The Administrative Agents (or their counsel) shall have received from each Loan Party party thereto (i) a counterpart signed by each such Loan Party (or written evidence reasonably satisfactory to the Administrative Agents (which may include a copy transmitted by facsimile or other electronic method) that such party has signed a counterpart) of (A) each Closing Date Collateral Document and (B) any Promissory Note requested by a Lender at least three Business Days prior to the Closing Date and (ii) a Borrowing Request as required by Section 2.03.~~

~~(b) Legal Opinions. The Administrative Agents (or their counsel) shall have received, on behalf of each Administrative Agent, the Lenders and each Issuing Bank on the Closing Date, a customary written opinion of (i) Davis Polk & Wardwell LLP, in its capacity as special New York counsel to the Loan Parties and (ii) Norton Rose Fullbright Canada LLP, in its capacity as special Canadian counsel to the Canadian Loan Parties, in each case, dated the Closing Date and addressed to each Administrative Agent, the Collateral Agent, the Lenders and each Issuing Bank.~~

~~(c) Solvency. The Administrative Agents shall have received a solvency certificate, in the form attached hereto as Exhibit I, dated as of the Closing Date from the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower in the form attached as Exhibit I hereto.~~

~~(d) Secretary’s Certificates; Certified Charters; Good Standing Certificates. The Administrative Agents (or their counsel) shall have received (i) a certificate of each Loan Party (or of the Borrower, on behalf of such Loan Party) dated the Closing Date and executed by a secretary, assistant secretary, director or other senior officer (as the case may be) of such Loan Party (or of the Borrower, on behalf of such Loan Party), which shall, as to such Loan Party (A) certify that attached thereto is a true and complete copy of the resolutions or written consents of its shareholders, board of directors, board of managers, members or other governing body authorizing the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, the borrowings and issuance of Promissory Notes (if any) hereunder, and that such resolutions or written consents have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect (provided that if the Organizational Documents of a Loan Party authorize the execution, delivery and performance of the Loan Documents to which it is a party without any such resolution or written consent, such resolution or written consent need not be attached to such certificate), (B) identify by name and title and bear the signatures of (x) the officers, managers, directors or authorized signatories of such Loan Party authorized to sign the Loan Documents to which it is a party on the Closing Date or (y) the individuals to whom such officers, managers, directors or authorized signatories of such Loan Party have granted powers of attorney to sign the Loan Documents to which such Loan Party is a party and (C) certify (x) that attached thereto is a true and complete copy of the certificate or articles of incorporation or organization (or memorandum of association, constitution or other equivalent thereof) of such Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management, partnership or similar agreement and (y) that such documents or agreements have not been amended (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date), (ii) a good standing (or equivalent) certificate (if applicable) as of a recent date for such Loan Party from the relevant authority of its jurisdiction of organization and (iii) such other documents as the Administrative Agents may reasonably request.~~

~~(e) Closing Certificate. The Administrative Agents (or their counsel) shall have received a certificate of each Loan Party (or by the Borrower on behalf of each Loan Party), dated the Closing Date and executed by a secretary, assistant secretary or other senior officer (as the case may be) thereof, which shall certify the matters set forth in Sections 4.02(b) and (c).~~

~~(f) Fees. Prior to or substantially concurrently with the funding of the Initial Term Loans hereunder, the Administrative Agents shall have received:~~

~~(i) all fees required to be paid by the Borrower on the Closing Date pursuant to (x) the Fee Letter and (y) the engagement letter or any other letter agreement entered into between certain Arrangers and the Borrower with respect to the Credit Facilities; and~~

~~(ii) all expenses required to be paid by the Borrower for which invoices have been presented at least three Business Days prior to the Closing Date (including the reasonable fees and expenses of legal counsel for the Administrative Agents that are payable under the engagement letter entered into between the Arrangers and the Borrower with respect to the Credit Facilities), in each case on or before the Closing Date, which amounts may be offset against the proceeds of the Loans or may be paid from the proceeds of the Initial Term Loans.~~

~~(g) Lien Searches; Perfection Certificate. The Administrative Agents (or their counsel) shall have received (x) results of customary lien searches, which are reasonably satisfactory to it and (y) a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of each Loan Party (or by the Borrower on behalf of each Loan Party), together with all attachments contemplated thereby.~~

~~(h) Filings, Registrations and Recordings. Each document (including any UCC financing statement, PPSA financing statements, application for registration at the applicable Quebec Register or equivalent filings) required by any Closing Date Collateral Document or under law to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered pursuant to such Closing Date Collateral Document, shall be in proper form for filing, registration or recordation.~~

~~(i) USA PATRIOT Act. (i) No later than three Business Days in advance of the Closing Date, the Administrative Agents shall have received all documentation and other information reasonably requested in writing by the Administrative Agents with respect to any Loan Party at least ten Business Days in advance of the Closing Date, which documentation or other information is required by (x) U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (y) Canadian AML and Sanctions Legislation and (ii) at least three days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver a Beneficial Ownership Certification.~~

~~(j) The Separation Transactions~~. ~~That portion of the Separation Transactions intended by the S-1 Registration Statement and the Separation Agreements to occur prior to or contemporaneously with the initial public offering of the Borrower shall have been consummated, in all material respects, in accordance with the S-1 Registration Statement and the Separation Agreements (it being understood that, other than any transfers of Capital Stock of the Borrower to be made pursuant to such initial public offering, transfers of Capital Stock of the Borrower contemplated by the Separation Agreements and the Plan of Arrangement may occur following the Closing Date).~~

~~(k) Parent Credit Agreement. The Administrative Agents shall have received evidence reasonably satisfactory to it (or its counsel) that (x) each of the Borrower and the other Loan Parties have been released from its guarantee obligations under and (y) the release of all of the Liens and security interests granted by the Borrower and the other Loan Parties (including any Liens and security interests of the Capital Stock of the Borrower’s Subsidiaries) securing the obligations under that certain Fourth Amended and Restated Credit and Guaranty Agreement, dated as of June 1, 2018 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among the Parent, Bausch Health Americas, Inc., certain subsidiaries of the Parent from time to time party thereto as guarantors, the lenders from time to time party thereto and Barclays Bank PLC, as administrative agent, and the other Loan Documents (as defined therein) related thereto.~~

~~For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, by funding the Loans hereunder, each Administrative Agent, the Collateral Agent and each Lender that has executed the Credit Agreement on the Closing Date shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to such Administrative Agent, the Collateral Agent or such Lender, as the case may be.~~

~~Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the parties hereto acknowledge and agree that (i) the delivery of any document or instrument, and the taking of any action, set forth on Schedule 5.17 hereto shall not be a condition precedent to the Closing Date but shall be required to be satisfied after the Closing Date in accordance with Section 5.17 hereto, and (ii) all conditions precedent and representations, warranties, covenants, Events of Default and other provisions contained in this Agreement and the other Loan Documents shall be deemed modified as set forth on Schedule 5.17 hereto (and to permit the taking of the actions described therein within the time periods required therein, rather than as elsewhere provided in the Loan Documents).~~

(b) Each Credit Extension. The obligation of each Lender to make a Credit Extension (which, for the avoidance of doubt (including for purposes of the last paragraph of this Section 4.02 but not clause (a) of this Section 4.02), shall not include (A) any Incremental Loans advanced in connection with any acquisition, other Investment or irrevocable repayment or redemption of Indebtedness and/or (B) any Credit Extension under any Incremental Facility Amendment, Refinancing Amendment and/or Extension Amendment, in each case to the extent not otherwise required by the lenders in respect of thereof) is subject solely to the satisfaction of the following conditions:

(i) (i) In the case of a Borrowing, the ~~Applicable~~ Administrative Agent shall have received a Borrowing Request as required by Section 2.03, (ii) in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the ~~Revolving Facility~~ Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b) or (iii) in the case of a Borrowing of Swingline Loans, the Swingline Lender and the ~~Revolving Facility~~ Administrative Agent shall have received a request as required by Section 2.04(a).

(ii) The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of any such Credit Extension with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension and excluding, after the Closing Date, the representations and warranties set forth in Section 3.11(b); provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period.

(iii) At the time of and immediately after giving effect to the applicable Credit Extension, no Event of Default or Default shall have occurred and be continuing.

Each Credit Extension shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section.

AFFIRMATIVE COVENANTS

From the Closing Date until the date on which all Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other Loan Document Obligations payable under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in Cash and all Letters of Credit have expired or have been terminated (or have been (x) collateralized or back-stopped by a letter of credit or otherwise in a manner reasonably satisfactory to the ~~Revolving Facility~~ Administrative Agent and the relevant Issuing Bank or (y) deemed reissued under another agreement in a manner reasonably satisfactory to the ~~Revolving Facility~~ Administrative Agent and the relevant Issuing Bank) and all LC Disbursements have been reimbursed (such date, the “Termination Date”), the Borrower and each other Loan Party hereby covenant and agree with the Lenders that:

(a) Financial Statements and Other Reports. The Borrower will deliver to the Administrative ~~Agents~~Agent , for delivery by the ~~Applicable~~ Administrative Agent to each Lender:

(i) Quarterly Financial Statements. Within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending June 30, 2022, (i) the unaudited consolidated balance sheet of the Borrower as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of the Borrower for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and setting forth, in reasonable detail, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year (which shall be based on historical combined financial statements for periods ending prior to the completion of the Separation Transactions), all in reasonable detail, together with a Responsible Officer Certification (which may be included in the applicable Compliance Certificate) with respect thereto and (ii) a Narrative Report, provided that such financial statements shall not be required to reflect any purchase accounting adjustments relating to any acquisition consummated after the Closing Date until the last day of the Fiscal Year following the Fiscal Year in which the relevant acquisition was consummated;

(ii) Annual Financial Statements. Within 90 days after the end of each Fiscal Year ending after the Closing Date, (i) the consolidated balance sheet of the Borrower as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower for such Fiscal Year and setting forth, in reasonable detail, in comparative form the corresponding figures for the previous Fiscal Year (which shall be based on historical combined financial statements for periods ending prior to the completion of the Separation Transactions) and (ii) with respect to such consolidated financial statements, (A) a report thereon of an independent certified public accountant (or accountants) of recognized national standing or another accounting firm reasonably acceptable to the Administrative ~~Agents~~Agent (which report shall not be subject to a “going concern” or scope of audit qualification (except for any such qualification pertaining to, or disclosure of an exception or qualification resulting from, (x) the maturity (or impending maturity) of any Credit Facility or any other Indebtedness, (y) any breach or anticipated breach of any financial covenant or (z) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary) but may include a “going concern” or “emphasis of matter” explanatory paragraph or like statement), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower as at the dates indicated and its income and cash flows for the periods indicated in conformity with GAAP and (B) a Narrative Report;

(iii) Compliance Certificate; Unrestricted Subsidiaries. (i) Within 5 Business Days after the delivery of financial statements pursuant to Section 5.01(a) or 5.01(b) with respect to any Fiscal Quarter or Fiscal Year, as applicable, a duly executed and completed Compliance Certificate and (ii) within 5 Business Days after the delivery of financial statements of the Borrower pursuant to Section 5.01(b), (A) a summary (which may be in footnote form) of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements and (B) a list identifying each subsidiary of the Borrower as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such financial statements or confirming that there is no change in such information since the later of the Closing Date and the most recent prior delivery of such information;

(iv) Financial Plan. ~~Prior to the Investment Grade Trigger Date, as~~As soon as practicable and in any event no later than 90 days subsequent to the beginning of each Fiscal Year (beginning with the Fiscal Year ending December 31, 2023), a consolidated plan and financial forecast for such Fiscal Year, including forecasted consolidated statements of income of Borrower for each Fiscal Quarter of such Fiscal Year (it being understood that the forecasted financial information is not to be viewed as facts and that actual results during the period or periods covered by the Financial Plan may differ from such forecasted financial information and that such differences may be material)~~.~~;

(v) Notice of Default or Event of Default. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) any Default or Event of Default or (ii) the occurrence of any event or change that has caused or evidences or would reasonably be expected to cause or evidence, either individually or in the aggregate, a Material Adverse Effect, a reasonably detailed notice specifying the nature and period of existence of such condition, event or change and what action the Borrower has taken, is taking and proposes to take with respect thereto;

(vi) Notice of Litigation. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of the institution of any Adverse Proceeding not previously disclosed in writing by the Borrower to the Administrative ~~Agents~~Agent that would reasonably be expected to have a Material Adverse Effect, written notice thereof by the Borrower together with such other non-privileged information as may be reasonably available to the Loan Parties to enable the Lenders to evaluate such matters;

(vii) ERISA. Promptly upon any Responsible Officer of the Borrower becoming aware of the occurrence of any ERISA Event that would reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof;

(viii) [Reserved];

(ix) Information Regarding Collateral. ~~At all times prior to the Investment Grade Trigger Date, promptly~~Promptly (and, in any event, within 90 days of the relevant change or such later date as the Collateral Agent may agree) written notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s type of organization, (iii) in any Loan Party’s jurisdiction of organization or (iv) in any Loan Party’s organizational identification number, in each case to the extent such information is necessary to enable the Collateral Agent to perfect or maintain the perfection and priority of its security interest in the Collateral of the relevant Loan Party;

(x) Certain Reports. Promptly upon their becoming publicly available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Loan Document, copies of (i) all financial statements, material reports, material notices and proxy statements sent or made available generally by the Borrower to its security holders acting in such capacity and (ii) all material regular and periodic reports and all material registration statements and prospectuses, if any, filed by the Borrower or any of its Restricted Subsidiaries with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8 or a similar form); provided that no such delivery shall be required hereunder with respect to any of the foregoing to the extent that such are publicly available via EDGAR; ~~and~~

(xi) Canadian Employee Benefit Plans. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of: (1) a Canadian Pension Plan Termination Event; (2) the failure to make a required contribution to or payment under any Canadian Pension Plan when due; (3) the occurrence of any event which is reasonably likely to result in a Canadian Loan Party incurring any liability, fine or penalty with respect to any Canadian Employee Benefit Plan that could reasonably be expected to result in a Material Adverse Effect; (4) the establishment of any material new Canadian Employee Benefit Plans or (5) any change to an existing Canadian Employee Benefit Plan that could reasonably be expected to result in a Material Adverse Effect; in the notice to the Administrative ~~Agents~~Agent of the foregoing, copies of all documentation relating thereto as Administrative ~~Agents~~Agent shall reasonably request shall be provided; and

(xii) Other Information. Such other ~~certificates,~~ reports and information (financial or otherwise) as the Administrative ~~Agents~~Agent may reasonably request from time to time regarding the financial condition or business of the Borrower and its Restricted Subsidiaries or compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws; provided, however, that neither the Borrower nor any Restricted Subsidiary shall be required to disclose or provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower or any of its subsidiaries or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to ~~any~~the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by any applicable Requirement of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which the Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into solely in contemplation of the requirements of this Section 5.01(l)); provided, further, that in the event the Borrower does not provide any certificate, report or information requested pursuant to this Section 5.01(l) in reliance on the preceding proviso, the Borrower shall provide notice to the ~~Applicable~~ Administrative Agent that such certificate, report or information is being withheld and the Borrower shall use commercially reasonable efforts to describe, to the extent both feasible and permitted under applicable Requirements of Law or confidentiality obligations, or without waiving such privilege, as applicable, the applicable certificate, report or information.

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (v) on which the Borrower (or a representative thereof) (x) posts such documents or (y) provides a link thereto at the website address listed on Schedule 10.01 (as updated from time to time); provided that, other than with respect to items required to be delivered pursuant to Section 5.01(j) above, the Borrower shall promptly notify (which notice may be by facsimile or electronic mail) the Administrative ~~Agents~~Agent of the posting of any such documents or a link thereto on such website and provide to the Administrative ~~Agents~~Agent by electronic mail electronic versions (i.e., soft copies) of such documents; (vi) on which such documents are delivered by the Borrower to the Administrative ~~Agents~~Agent for posting on behalf of the Borrower on IntraLinks, SyndTrak or another relevant secure website, if any, to which each Lender and the Administrative ~~Agents~~Agent have access (whether a commercial, third-party website or whether sponsored by ~~any~~the Administrative Agent); (vii) on which such documents are faxed to the Administrative ~~Agents~~Agent (or electronically mailed to addresses provided by the Administrative ~~Agents~~Agent); or (viii) in respect of the items required to be delivered pursuant to Section 5.01(j) above in respect of information filed by the Borrower or any of its Restricted Subsidiaries with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities (other than Form 10-Q Reports and Form 10-K Reports), on which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange.

Notwithstanding the foregoing, the obligations in paragraphs (a), (b) and (h) of this Section 5.01 may be satisfied with respect to any financial statements of the Borrower (including with respect to delivery of a Narrative Report) by furnishing Form 10-K or 10-Q, as applicable, filed with the SEC or any securities exchange, in each case, within the time periods specified in such paragraphs.

Further, notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may instead be satisfied with respect to any financial statements of the Borrower by furnishing the applicable financial statements any parent company of the Borrower (other than, for the avoidance of doubt, Parent or any of its “restricted” Subsidiaries) or any parent company’s, as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC or any securities exchange, in each case, within the time periods specified in such paragraphs; provided that, with respect to each of clauses (A) and (B), (i) if (1) such financial statements relate to any parent company and (2) either (I) such parent company (or any other parent company that is a subsidiary of such parent company) has any material third party Indebtedness and/or material operations (as determined by the Borrower in good faith and other than any operations that are attributable solely to such parent company’s ownership of the Borrower and its subsidiaries) or (II) there are material differences between the financial statements of such parent company and its consolidated subsidiaries, on the one hand, and the Borrower and its consolidated subsidiaries, on the other hand, such financial statements or the Form 10-K or Form 10-Q, as applicable, shall be accompanied by consolidating information (which need not be audited) that summarizes in reasonable detail the differences between the information relating to such parent company, on the one hand, and the information relating to the Borrower and its consolidated subsidiaries on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Borrower as having been fairly presented in all material respects and (ii) to the extent such statements are in lieu of statements required to be provided under Section 5.01(b), such statements shall be accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing or another accounting firm reasonably acceptable to the Administrative Agent, which report and opinion shall satisfy the applicable requirements set forth in Section 5.01(b) as if the references to “the Borrower” therein were references to such parent company.

No financial statement required to be delivered pursuant to Section 5.01(a) or (b) shall be required to include acquisition or purchase accounting adjustments relating to any Permitted Acquisition or other Investment to the extent it is not practicable to include any such adjustments in such financial statement.

(b) Existence. Except as otherwise permitted under Section 6.07 or as a result of the consummation of a Permitted Reorganization, the Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect their existence and all rights, franchises, licenses and permits material to their business except, other than with respect to the preservation of the existence of the Borrower, to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that neither the Borrower nor any of the Borrower’s Restricted Subsidiaries shall be required to preserve any such existence (other than with respect to the preservation of existence of the Borrower, except as otherwise permitted under Section 6.07 or as a result of the consummation of a Permitted Reorganization), right, franchise, license or permit if a Responsible Officer of such Person or such Person’s board of directors (or similar governing body) determines that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.

(c) Payment of Taxes. The Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises before any penalty or fine accrues thereon; provided that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserves or other appropriate provisions, as are required in conformity with GAAP, have been made therefor and (ii) in the case of a Tax which has or may become a Lien against a material portion of the Collateral, such contest proceedings conclusively operate to stay the sale of such portion of the Collateral to satisfy such Tax or (b) failure to pay or discharge the same would not reasonably be expected to result in a Material Adverse Effect.

(d) Maintenance of Properties. The Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all material tangible property reasonably necessary to the normal conduct of business of the Borrower and its Restricted Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof and use commercially reasonable efforts to prosecute, renew and maintain in full force and effect all material IP Rights, in each case, except as expressly permitted by this Agreement or where the failure to maintain such tangible properties, make such repairs, renewals or replacements or prosecute, renew and maintain such material IP Rights would not reasonably be expected to have a Material Adverse Effect.

(e) Insurance. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Borrower will maintain or cause to be maintained, in each case, as determined by the Borrower in good faith, with financially sound and reputable insurers, such insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons, including, but only if required by applicable law or regulation, flood insurance with respect to each Flood Hazard Property, in each case in compliance with applicable Flood Insurance Laws. ~~Prior to the occurrence of the Investment Grade Trigger Date, each~~Each such policy of insurance shall, to the extent available from the relevant insurance carrier, (i) name the Collateral Agent on behalf of the Secured Parties as a loss payee, mortgagee and/or an additional insured, as applicable, thereunder as its interests may appear and (ii) in the case of each casualty insurance policy (excluding any business interruption insurance policy, any workers’ compensation policy, any employee liability policy and/or any representation and warranty insurance policy), contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder and, to the extent available, provide for at least 30 days’ prior written notice to the Collateral Agent of any modification or cancellation of such policy (or 10 days’ prior written notice in the case of the failure to pay any premiums thereunder); provided that the Borrower shall have 120 days after the Closing Date (or such later date as agreed by the Collateral Agent) to comply with the requirements of the foregoing clauses (i) and (ii) with respect to policies in effect on the Closing Date.

(f) Inspections. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any authorized representative designated by the Administrative ~~Agents~~Agent to visit and inspect any of the properties of the Borrower and any of its Restricted Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its and their respective financial and accounting records, and to discuss its and their respective affairs, finances and accounts with its and their Responsible Officers and independent public accountants (subject to such accountants’ customary policies and procedures) (provided that the Borrower (or any of its subsidiaries) may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at reasonable times during normal business hours; provided that (x) only the Administrative ~~Agents~~Agent on behalf of the Lenders may exercise the rights of the Administrative ~~Agents~~Agent and the Lenders under this Section 5.06, (y) the Administrative ~~Agents, collectively,~~Agent shall not exercise such rights more often than one time during any calendar year and (z) only one such time per calendar year shall be at the expense of the Borrower; provided, further, that when an Event of Default exists, ~~any~~the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice; provided, further that notwithstanding anything to the contrary herein, neither the Borrower nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower and its subsidiaries and/or any of its customers and/or suppliers, (ii) in respect of which disclosure to ~~any~~the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which the Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into solely in contemplation of the requirements of this Section 5.06); provided, further, that in the event any of the circumstances described in the preceding proviso exist, the Borrower shall provide notice to the Administrative ~~Agents~~Agent thereof and shall use commercially reasonable efforts to describe, to the extent both feasible and permitted under applicable Requirements of Law or confidentiality obligations, or without waiving such privilege, as applicable, the applicable document, information or other matter.

(g) Maintenance of Book and Records. The Borrower will, and will cause its Restricted Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of the Borrower and its Restricted Subsidiaries that are full, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.

(h) Compliance with Laws. The Borrower will comply, and will cause each of its Restricted Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including ERISA and all Environmental Laws), except to the extent the failure of the Borrower or the relevant Restricted Subsidiary to comply would not reasonably be expected to have a Material Adverse Effect; provided that the requirements set forth in this Section 5.08, as they pertain to compliance by any Foreign Subsidiary with Sanctions and anti-corruption laws are subject to and limited by any Requirement of Law applicable to such Foreign Subsidiary in its relevant local jurisdiction.

(i) Hazardous Materials Activity.

(i) ~~At all times prior to the Investment Grade Trigger Date, the~~The Borrower will deliver to the Administrative ~~Agents~~Agent:

(i) reasonably promptly following Borrower becoming aware of the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported by the Borrower or any of its Restricted Subsidiaries to any federal, state or local governmental or regulatory agency under any applicable Environmental Law, (B) any remedial action taken by or on behalf of the Borrower or any of its Restricted Subsidiaries in response to any Hazardous Materials Activity or Environmental Claim, or (C) any pending or threatened Environmental Claim, that in the case of each of clauses (A), (B) and (C) above, would reasonably be expected to have a Material Adverse Effect; and

(ii) reasonably promptly following the sending or receipt thereof by the Borrower or any of its Restricted Subsidiaries, a copy of any and all written communications with respect to any Release required to be reported by the Borrower or any of its Restricted Subsidiaries to any federal, state or local governmental or regulatory agency or any Release required to be remediated pursuant to any Environmental Law, that in each case would reasonably be expected to have a Material Adverse Effect.

(ii) ~~At all times prior to the Investment Grade Trigger Date, the~~The Borrower shall reasonably promptly take, and shall cause each of its Restricted Subsidiaries reasonably promptly to take, any and all actions reasonably necessary to (i) cure any violation of Environmental Law by the Borrower or any of its Restricted Subsidiaries, and, to the extent required by Environmental Law, address with appropriate corrective or remedial action any Release or threatened Release of any Hazardous Material at or from any Facility, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against the Borrower or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder, where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that it shall not be deemed to be a violation of this Section 5.09 if the Borrower or its Restricted Subsidiaries are in good faith contesting such violation, liability for such Release or threatened Release or such Environmental Claim in accordance with applicable Environmental Law.

(j) Designation of Subsidiaries. The Borrower may, at any time after the Closing Date ~~but prior to the Investment Grade Trigger Date~~, designate (or re-designate) any subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that as of the date of designation (or re-designation) of any subsidiary as an Unrestricted Subsidiary (a) no Event of Default shall have occurred and be continuing, (b) unless otherwise waived in writing by the Required Revolving Lenders (so long as the Revolving Facility remains in effect), the Borrower shall be compliant, on a Pro Forma Basis, with the Financial Covenant, (c) no Unrestricted Subsidiary shall own any Capital Stock in any Restricted Subsidiary of the Borrower (unless such Restricted Subsidiary is also designated as an Unrestricted Subsidiary simultaneously with the aforementioned designation in accordance with the terms of this Section 5.10) or hold any Indebtedness of or any Lien on any property of the Borrower or its Restricted Subsidiaries (unless the Borrower or such Restricted Subsidiary is permitted (or not prohibited) hereunder to incur such Indebtedness or grant such Lien in favor of such Unrestricted Subsidiary (as a third party)) and (d) no Subsidiary shall be designated as an Unrestricted Subsidiary if such Subsidiary owns Material Intellectual Property at the time of such designation. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such subsidiary attributable to the Borrower’s equity interest therein as estimated by the Borrower in good faith (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.06);

provided that if any subsidiary (a “Subject Subsidiary”) being designated as an Unrestricted Subsidiary has a subsidiary that was previously designated as an Unrestricted Subsidiary (the “Previously Designated Unrestricted Subsidiary”) in compliance with the provisions of this Agreement, the Investment of such Subject Subsidiary in such Previously Designated Unrestricted Subsidiary shall not be taken into account, and shall be excluded, in determining whether the Subject Subsidiary may be designated as an Unrestricted Subsidiary hereunder. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the making, incurrence or granting, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such subsidiary, as applicable; provided that upon a re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have an Investment in the resulting Restricted Subsidiary in an amount (if positive) equal to (a) the Borrower’s “Investment” in such Restricted Subsidiary at the time of such re-designation less (b) the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Borrower’s equity therein at the time of such re-designation. As of the Closing Date, the subsidiaries listed on Schedule 5.10 hereto have been designated as Unrestricted Subsidiaries.

(k) Use of Proceeds. The Borrower shall use the proceeds of the Revolving Loans on and after the Closing Date, to finance the working capital needs and other general corporate purposes of the Borrower and its subsidiaries (including for capital expenditures, acquisitions, working capital and/or purchase price adjustments, the payment of transaction fees and expenses, other Investments, Restricted Payments, Restricted Debt Payments and any other purpose not prohibited by the terms of the Loan Documents). The Borrower shall use the proceeds of the Swingline Loans made after the Closing Date to finance the working capital needs and other general corporate purposes of the Borrower and its subsidiaries and any other purpose not prohibited by the terms of the Loan Documents. The Borrower shall use the proceeds of the ~~Initial Term Loans (i) to finance the Repayment, (ii) to finance all or a portion of the Transactions (including the payment of Transaction Costs) and (iii) for general corporate purposes. The Borrower shall use the proceeds of the~~ First Incremental Term Loans (i) to finance (in part) the Acquisition, (ii) to finance all or a portion of the First Incremental Transactions and (iii) for general corporate purposes or other actions or purposes permitted (or not prohibited) hereunder. The Borrower shall use the proceeds of the ~~Second Incremental~~Third Amendment Term Loans (i) to consummate ~~the Second Incremental~~ all or a portion of the Third Amendment Transactions, (ii) to pay fees and expenses in connection with the foregoing and (iii) for general corporate purposes or other actions or purposes permitted (or not prohibited) hereunder. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulation U. The Borrower shall use the proceeds of the Incremental Term Loans for working capital, capital expenditures and other general corporate purposes of the Borrower and its subsidiaries (including for Restricted Payments, Investments, Permitted Acquisitions and any other purpose not prohibited by the terms of the Loan Documents).

(l) Covenant to Guarantee Loan Document Obligations and Give Security. Subject in all respects to the Agreed Security Principles~~, at all times prior to the Investment Grade Trigger Date~~:

(i) Upon (i) the formation or acquisition after the Closing Date of any Restricted Subsidiary (subject to Section 6.06(hh)) that is not an Excluded Subsidiary, (ii) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary that is not an Excluded Subsidiary or (iii) any Restricted Subsidiary (including any Immaterial Subsidiary) ceasing to be an Excluded Subsidiary, (x) if the event giving rise to the obligation under this Section 5.12(a) occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the later of (I) 60 days following the relevant formation, acquisition, designation or cessation and (II) the date on which financial statements are required to be delivered pursuant to Section 5.01(a) for the Fiscal Quarter in which such formation, acquisition, designation or cessation occurred or (y) if the event giving rise to the obligation under this Section 5.12(a) occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the date that is 90 days after the end of such Fiscal Quarter (or, in the cases of clauses (x) and (y), such longer period as the Administrative ~~Agents~~Agent may reasonably agree), the Borrower shall (A) cause such Restricted Subsidiary (other than any Excluded Subsidiary) to comply with the requirements set forth in clause (a) of the definition of “Collateral and Guarantee Requirement” and (B) upon the reasonable request of ~~any~~the Administrative Agent, cause the relevant Restricted Subsidiary (other than any Excluded Subsidiary) to deliver to the Administrative ~~Agents~~Agent a signed copy of a customary opinion of counsel for such Restricted Subsidiary, addressed to the Administrative ~~Agents~~Agent , the Collateral Agent and the other relevant Secured Parties.

(ii) Within 120 days (or such longer period as the Collateral Agent may reasonably agree) after the acquisition by any Loan Party of any Material Real Estate Asset other than any Excluded Asset, the Borrower shall cause such Loan Party to comply with the requirements set forth in clause (b) of the definition of “Collateral and Guarantee Requirement”; it being understood and agreed that, with respect to any Material Real Estate Asset (other than any Excluded Asset) owned by any Restricted Subsidiary at the time such Restricted Subsidiary is required to become a Loan Party under Section 5.12(a) above, such Material Real Estate Asset shall be deemed to have been acquired by such Restricted Subsidiary on the first day of the time period within which such Restricted Subsidiary is required to become a Loan Party under Section 5.12(a).

(iii) Upon the formation or acquisition by any Loan Party of any new directly-held Restricted Subsidiary after the Closing Date (other than any Restricted Subsidiary that is an Immaterial Subsidiary or to the extent the Capital Stock of such Restricted Subsidiary constitutes Excluded Securities), subject to the Agreed Security Principles, (x) if the event giving rise to the obligation under this Section 5.12(c) occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the later of (I) 60 days following the relevant formation or acquisition and (II) the date on which financial statements are required to be delivered pursuant to Section 5.01(a) for the Fiscal Quarter in which such formation or acquisition occurred or (y) if the event giving rise to the obligation under this Section 5.12(c) occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the date that is 90 days after the end of such Fiscal Quarter (or, in the cases of clauses (x) and (y), such longer period as the Collateral Agent may reasonably agree), the Borrower shall (A) cause such Loan Party to execute and deliver to the Collateral Agent such Collateral Documents as the Collateral Agent deems reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected First Priority security interest in the Capital Stock of such new Restricted Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 65% of the issued and outstanding voting Capital Stock of any Specified Foreign Subsidiary or Disregarded U.S. Subsidiary be required to be so pledged) and (B) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, as the case may be, and take such other action as may be reasonably necessary or, in the opinion of the Collateral Agent, desirable to perfect the Collateral Agent’s security interest therein.

Notwithstanding anything to the contrary herein or in any other Loan Document, (i) the Collateral Agent and/or the Administrative ~~Agents~~Agent may grant extensions of time (including after the expiration of any relevant period, which apply retroactively), including if any applicable Loan Party is unable, after exercising commercially reasonable efforts, to perform its obligations due to circumstances existing in connection with the COVID-19 disease outbreak, in each case for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of any Loan Guarantee by any Restricted Subsidiary, and each Lender hereby consents to any such extension of time, (ii) any Lien required to be granted from time to time pursuant to the definition of “Collateral and Guarantee Requirement” shall be subject to the exceptions and limitations set forth in the Collateral Documents and the Agreed Security Principles, (iii) perfection by control shall not be required with respect to assets requiring perfection through control agreements or other control arrangements, including deposit accounts, securities accounts and commodities accounts (other than control of pledged Capital Stock and/or Material Debt Instruments, in each case, that constitute Collateral) and no blocked account agreement, account control agreement or similar agreement shall be required, in each case unless otherwise required pursuant to the applicable Collateral Documents (subject to the Agreed Security Principles to the extent applicable), (iv) no Loan Party shall be required to seek any landlord waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement, (v) no Loan Party will be required to (1) take any action or grant or perfect any security interest in any asset located outside of its jurisdiction of organization (other than with respect to (x) Capital Stock in the United States, Canada, Ireland or the Netherlands (provided that, so long as 9079-8851 Québec, Inc. is dormant and holds no assets, no Canadian-law governed share pledge shall be required with respect to its Capital Stock) or (y) intellectual property filings in the United States or Canada), (2) execute any guarantee, security agreement, pledge agreement, mortgage, deed or charge or governed under laws other than the laws of its jurisdiction of organization (other than with respect to (x) Capital Stock in the United States, Canada, Ireland or the Netherlands (provided that, so long as 9079-8851 Québec, Inc. is dormant and holds no assets, no Canadian-law governed share pledge shall be required with respect to its Capital Stock) or (y) intellectual property filings in the United States or Canada) or (3) make any foreign or multinational intellectual property filing, conduct any foreign or multinational intellectual property search or prepare any foreign or multinational schedule with respect to any assets of any Loan Party (in each case outside of its jurisdiction of organization, other than with respect to intellectual property filings in Canada or the United States) or enter into any source code escrow arrangement or register any intellectual property, (vi) in no event will the Collateral include any Excluded Assets (unless the relevant Loan Party shall agree in its discretion to pledge such asset in favor of the Secured Parties), (vii) no action shall be required to perfect any Lien with respect to (x) any vehicle or other asset subject to a certificate of title, or any retention of title, extended retention of title rights, or similar rights and/or (y) Letter-of-Credit Rights, in each case to the extent that a security interest therein cannot be perfected by filing a financing statement under the UCC or PPSA (or similar filings in foreign jurisdictions) without the requirement to list any VIN, serial or other number and (viii) ~~no~~neither the Administrative Agent nor the Collateral Agent shall require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) outweighs the benefit to the Lenders of the security afforded thereby as determined in good faith by the Borrower and the Administrative ~~Agents~~Agent .

Additionally, (i) no action shall be required to create or perfect a Lien in any asset in respect of which the creation or perfection of a security interest therein would (1) be prohibited by enforceable anti-assignment provisions set forth in any contract directly relating to such asset (at the time of acquisition thereof and not incurred in contemplation thereof (except if contemplated in connection with any licensing arrangement permitted hereunder)) that is permitted or otherwise not prohibited by the terms of this Agreement, (2) violate the terms of any contract directly relating to such asset (at the time of acquisition thereof and not incurred in contemplation thereof (except if contemplated in connection with any licensing arrangement permitted hereunder)) that is permitted or otherwise not prohibited by the terms of this Agreement, in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law or (3) trigger termination of any contract directly relating to such asset (at the time of acquisition thereof and not incurred in contemplation thereof (except if contemplated in connection with any licensing arrangement permitted hereunder)) that is permitted or otherwise not prohibited by the terms of this Agreement pursuant to any “change of control” or similar provision (in each case after giving effect to any applicable anti-assignment provisions of the UCC, the PPSA or other applicable law), it being understood that the Collateral shall include any proceeds and/or receivables arising out of any contract described in this clause (other than Excluded Assets) to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC, the PPSA or other applicable Requirements of Law notwithstanding the relevant prohibition, violation or termination right, (ii) no Loan Party shall be required to create or perfect a security interest in any asset to the extent the creation or perfection of a security interest in such asset would (A) be prohibited under any applicable Requirement of Law, after giving effect to any applicable anti-assignment provision of the UCC or other applicable law and other than proceeds thereof to the extent that the assignment of such proceeds is effective under the UCC, the PPSA or other applicable Requirements of Law notwithstanding such Requirement of Law, (B) require any governmental consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), after giving effect to any applicable anti-assignment provision of the UCC, the PPSA or other applicable law and other than proceeds thereof to the extent that the assignment of such proceeds is effective under the UCC, the PPSA or other applicable Requirements of Law notwithstanding such consent or restriction and/or (C) result in material adverse tax consequences or adverse regulatory consequences to any Loan Party or any of its subsidiaries as determined by the Borrower in good faith in writing (which may be by email) following consultation with the Administrative ~~Agents~~Agent, provided that this clause (C) shall not apply to any asset or property that is owned by the Borrower or any of its Subsidiaries on the Closing Date and that is not an Excluded Asset on the Closing Date (determined without regard to this clause (C) and clause (12) of the Excluded Assets), (iii) any joinder or supplement to any Loan Guarantee, any Collateral Document and/or any other Loan Document executed by any Restricted Subsidiary that is required to become a Loan Party pursuant to Section 5.12(a) above may, with the consent of the Collateral Agent (not to be unreasonably withheld or delayed), include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other Loan Document and (iv) (A) no Loan Party will be required to take any action required under the Federal Assignment of Claims Act or any similar law and (B) no Secured Party will be permitted to exercise any right of setoff in respect of any account maintained solely for the purpose of receiving and holding government receivables.

(m) [Reserved].

(n) ~~Guarantors~~[Reserved] ~~. Any time on or after the Investment Grade Trigger Date, the Borrower may cause any of its Subsidiaries to guarantee its Obligations hereunder by delivering to the Revolving Facility Administrative Agent (i) a Counterpart Agreement and (ii) documents with respect to such Guarantor corresponding to the documents delivered pursuant to Section 4.01(b) and (d) (or in any other form reasonably acceptable to the Revolving Facility Administrative Agent). If, at any time on or after the Investment Grade Trigger Date, a Guarantor ceases to be a Subsidiary or a wholly-owned Subsidiary, in each case as a result of a transaction not otherwise prohibited hereunder, then such Guarantor’s guarantee of the Obligations under Article 7 hereof shall be automatically released and such Guarantor shall be automatically released from its obligations under Article 7 hereof. In addition, if, on or after the Investment Grade Trigger Date, the Borrower elects by notice in writing to the Revolving Facility Administrative Agent to cause such Guarantor to be released from its guarantee of the Obligations, and a Responsible Officer of the~~

~~Borrower certifies in writing that immediately after giving effect to such release, no Default or Event of Default shall have occurred and be continuing, then immediately upon the delivery of such notice and certification to the Revolving Facility Administrative Agent such Guarantor’s guarantee of the Obligations shall be automatically released and such Guarantor shall be automatically released from its obligations under the Guarantee Agreement. The Revolving Facility Administrative Agent shall, at the Borrower’s sole expense, execute such documents as the Borrower shall reasonably request to evidence the release contemplated by this Section 5.14. Notwithstanding anything to the contrary herein, the provisions of this Section 5.14 shall only be applicable on and after the Investment Grade Trigger Date.~~

.

(o) Further Assurances. ~~At all times prior to the Investment Grade Trigger Date, promptly~~Promptly upon the reasonable request of the Collateral Agent and subject to the limitations described in Section 5.12 (but only to the extent required pursuant to the Collateral and Guarantee Requirement, and in all cases subject to the Agreed Security Principles):

(i) the Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, financing change statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements, financing change statements, fixture filings, Mortgages and/or amendments thereto and other documents), that may be required under any applicable law and which the Collateral Agent may reasonably request to ensure the perfection and priority of the Liens created or intended to be created under the Collateral Documents, all at the expense of the relevant Loan Parties.

(ii) the Borrower will, and will cause each other Loan Party to, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, certificates, assurances and other instruments as the Collateral Agent may reasonably request from time to time in order to ensure the creation and perfection of the Liens created under the Collateral Documents.

(p) Conduct of Business. ~~At all times prior to the Investment Grade Trigger Date, the~~The Borrower and its Restricted Subsidiaries shall engage only in those material lines of business that consist of (a) the businesses engaged (or proposed to be engaged) in by the Borrower or any Restricted Subsidiary on the Closing Date, reasonably related, similar, incidental, complementary, ancillary, corollary, synergistic or related businesses, and/or a reasonable extension, development or expansion of such businesses and (b) such other lines of business to which the Administrative ~~Agents~~Agent may consent.

(q) Post-Closing Actions. The Borrower shall take the actions set forth on Schedule 5.17 within the applicable time periods specified thereon (or by such later time as the Administrative ~~Agents~~Agent may reasonably agree). Each Secured Party authorizes the Collateral Agent to enter into amendments to (or, if necessary, replacements of) the Collateral Documents in effect immediately prior to the Closing Date to effectuate such post-closing items.

(r) Annual Lender Call. ~~Prior to the Investment Grade Trigger Date, upon~~Upon the request of the Administrative ~~Agents~~Agent following each delivery of financial statements pursuant to Section 5.01(b) (commencing with respect to the financial statements delivered for the Fiscal Year ending on December 31, 2022), the Borrower shall participate in a conference call with Lenders arranged by the Administrative ~~Agents~~Agent to provide discussion and analysis with respect to the financial condition and results of operations of the Borrower and its Restricted Subsidiaries at a time at which the Borrower and the Administrative ~~Agents~~Agent mutually agree (it being agreed that the Borrower’s quarterly and annual “earnings” calls are deemed to satisfy this requirement).

(s) Canadian Employee Benefit Plan. Each Canadian Loan Party shall:

(i) with respect to each Canadian Pension Plan, pay all contributions, premiums and payments when due in accordance with its terms and applicable law; and

(ii) promptly deliver to the Administrative ~~Agents~~Agent copies of: (A) annual information returns, actuarial valuations and any other reports which have been filed with a Governmental Authority with respect to each Canadian Pension Plan; and (B) any direction, order, notice, ruling, or opinion that a Canadian Loan Party may receive from a Governmental Authority with respect to any Canadian Employee Benefit Plan.

~~Section 5.20. [Reserved].~~

NEGATIVE COVENANTS

From the Closing Date (but subject to Section 1.03(c)) and until the Termination Date has occurred, the Borrower and each other Loan Party covenant and agree with the Lenders that:

~~PART A: At all times prior to the Investment Grade Trigger Date (but for the avoidance of doubt, this Part A shall not apply thereafter):~~

(a) Indebtedness. The Borrower and each other Loan Party shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(i) the Obligations (including any Additional Term Loans and any Additional Revolving Loans);

(ii) Indebtedness of the Borrower or any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that all such Indebtedness of any Loan Party to any Restricted Subsidiary that is not a Loan Party must be expressly subordinated to the Loan Document Obligations of such Loan Party pursuant to the Intercompany Note (which, with respect to such Indebtedness in existence on the Closing Date or incurred within 120 days thereafter, may be delivered within 120 days of the Closing Date (or such later date approved by the Administrative ~~Agents~~Agent )) or on other terms that are reasonably acceptable to the Administrative ~~Agents~~Agent;

(iii) Indebtedness of any Joint Venture or Indebtedness of the Borrower or any Restricted Subsidiary incurred on behalf of any Joint Venture or any guarantees by the Borrower or any Restricted Subsidiary of Indebtedness of any Joint Venture in an aggregate outstanding principal amount for all such Indebtedness not to exceed at any time the greater of $~~110,000,000~~200,000,000 and ~~14~~20 % of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(iv) Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out or similar obligations), or payment obligations in respect of any non-compete, consulting or similar arrangements, in each case incurred in connection with any Disposition permitted hereunder, any acquisition or other Investment permitted hereunder or consummated prior to the Closing Date or any other purchase of assets or Capital Stock, and Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of the Borrower or any such Restricted Subsidiary pursuant to any such agreement;

(v) Indebtedness of the Borrower and/or any Restricted Subsidiary (i) pursuant to tenders, statutory obligations (including health, safety and environmental obligations), bids, leases, governmental contracts, trade contracts, surety, indemnity, stay, customs, judgment, appeal, performance, completion and/or return of money bonds or guaranties or other similar obligations incurred in the ordinary course of business (which shall be deemed to include any judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith and not constituting an Event of Default under Section 8.01(h)) and (ii) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

Indebtedness in respect of (i) Permitted Treasury Arrangements and all other netting services, overdraft protections, treasury, depository, pooling and other cash management arrangements, including, in all cases, incentive, supplier finance or similar programs and in connection with deposit accounts and (ii) Qualified Supply Chain Financings;

(vi) (i) Guarantees by the Borrower and/or any Restricted Subsidiary of the obligations of suppliers, customers, franchisees, licensees, sublicensees and cross-licensees in the ordinary course of business, (ii) Indebtedness (A) incurred in the ordinary course of business in respect of obligations of the Borrower and/or any Restricted Subsidiary to pay the deferred purchase price of property or services or progress payments in connection with such property and services or (B) consisting of obligations under deferred purchase price or other similar arrangements incurred in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(vii) Guarantees (including any co-issuance) by the Borrower and/or any Restricted Subsidiary of Indebtedness or other obligations of the Borrower, and/or any Restricted Subsidiary with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or other obligations not prohibited by this Agreement; provided that in the case of any such Guarantee by any Loan Party of the obligations of any non-Loan Party, the related Investment is permitted under Section 6.06;

(viii) Indebtedness of the Borrower and/or any Restricted Subsidiary existing, or pursuant to commitments existing (or anticipated), on the ~~Closing~~Third Amendment Effective Date and, with respect to any such item of Indebtedness in an aggregate committed or principal amount in excess of $5,000,000, described on Schedule 6.01;

(ix) Indebtedness of Restricted Subsidiaries that are not Loan Parties; provided that the aggregate outstanding principal amount of such Indebtedness incurred pursuant to this clause shall not exceed the greater of $~~185,000,000~~248,000,000 and 25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(x) Indebtedness of the Borrower and/or any Restricted Subsidiary consisting of obligations owing under incentive, supply, license, sublicense or similar agreements entered into in the ordinary course of business;

(xi) Indebtedness of the Borrower and/or any Restricted Subsidiary consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(xii) Indebtedness of the Borrower and/or any Restricted Subsidiary with respect to Finance Leases (including Finance Leases entered into in connection with any Sale and Lease-Back Transaction) and purchase money Indebtedness (including mortgage financing, industrial revenue bond, industrial development bond or similar financings) or Indebtedness to finance the construction, purchase, repair, replacement, lease, installation, maintenance or improvement of property (real or personal) or any fixed or capital asset (whether through direct purchase of assets or the Capital Stock of a Person owning such assets), in an aggregate outstanding principal amount not to exceed the greater of $~~115,000,000~~347,000,000 and ~~15~~35 % of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(xiii) Indebtedness of any Person that becomes a Restricted Subsidiary or Indebtedness assumed in connection with an acquisition or other Investment permitted hereunder after the Closing Date; provided that (i) such Indebtedness (A) existed at the time such Person became a Restricted Subsidiary or the assets subject to such Indebtedness were acquired and (B) was not created or incurred in anticipation thereof and (ii) either (A) the Borrower is in compliance with the applicable ratio set forth in clause (e) of the definition of Incremental Cap based on whether such Indebtedness is secured by a Lien or a junior Lien on the Collateral or is unsecured or secured by Liens on assets not constituting Collateral (and for the purpose of this clause (n), such Indebtedness shall be deemed to have been incurred to finance an acquisition or other Investment permitted hereunder), calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period or (B) the aggregate outstanding principal amount of such Indebtedness does not exceed the greater of $~~65,000,000~~149,000,000 and ~~8~~15% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(xiv) [reserved];

(xv) the Borrower and its Restricted Subsidiaries may become and remain liable for any Indebtedness extending, refinancing, refunding or replacing any Indebtedness permitted under clauses (a), (c), (i), (j), (m), (n), (r), (t), (u), (v), (w), (y), (z), (dd), ~~and~~ (ll) and (mm) of this Section 6.01 (in any case, including any extending, refinancing, refunding or replacing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided that (i) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being extended, refinanced, refunded or replaced, except by (A) an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant extension, refinancing, refunding or replacement, (B) an amount equal to any existing commitments unutilized thereunder and (C) additional amounts permitted to be incurred pursuant to this Section 6.01 (provided that (1) any additional Indebtedness referred to in this clause (C) satisfies the other applicable requirements of this Section 6.01(p) (with additional amounts incurred in reliance on this clause (C) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) and (2) if such additional Indebtedness is secured, the Liens securing such Indebtedness are permitted under of Section 6.02), (ii) in the case of Refinancing Indebtedness with respect to clauses (a) and (z) (subject to the Permitted Earlier Maturity Indebtedness Exception and other than (~~x~~v) customary bridge loans with a maturity date of no longer than one year; provided that any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans (which may include, by automatic extension) shall be subject to the requirements of this clause (ii), (~~y~~w) Customary Term A Loans, ~~and~~ (~~z~~x) 364-day bridge loans, (y) Five Year Notes and (z) convertible notes or other convertible debt securities), such Refinancing Indebtedness has (A) a final maturity on or later than (and, in the case of revolving Indebtedness, does not require mandatory commitment reductions, if any, prior to) the earlier of (x) the Latest Term Loan Maturity Date at the time of the incurrence of such Refinancing Indebtedness and (y) the final maturity of the Indebtedness being extended, refinanced, refunded or replaced and (B) other than with respect to revolving Indebtedness, a Weighted Average Life to Maturity equal to or greater than (x) the remaining Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, refunded or replaced or (y) the remaining Weighted Average Life to Maturity of the outstanding Term Loans at the time of the incurrence of such Refinancing Indebtedness, (iii) with respect to any Refinancing Indebtedness with an original principal amount in excess of the Threshold Amount (other than Indebtedness of the type described in Section 6.01(m)) the terms thereof (excluding pricing, fees, premiums, rate floors, optional prepayment or redemption terms (and, if applicable, subordination terms) and, with respect to Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) above and clause (z) below, security) are not, taken as a whole (as determined by the Borrower in good faith), materially more favorable to the lenders providing such Indebtedness than those applicable to the Indebtedness being extended, refinanced, refunded or replaced (other than any covenants or any other terms or provisions (X) applicable only to periods after the maturity date of the Indebtedness being extended, refinanced, refunded or replaced at the time of the incurrence of such Refinancing Indebtedness, (Y) that are then-current market terms (as determined by the Borrower in good faith at the time of incurrence or issuance (or the obtaining of a commitment with respect thereto)) for the applicable type of Indebtedness or (Z) solely in the case of Refinancing Indebtedness in respect of Indebtedness incurred in reliance on clauses (a) and/or (z) of this Section 6.01, terms or other provisions which are conformed (or added) to the Loan Documents for the benefit of the Lenders or, as applicable, the Administrative ~~Agents~~Agent and/or the Collateral Agent, pursuant to an amendment to this Agreement effectuated in reliance on Section 10.02(d)(ii)), (iv) the incurrence thereof shall be without duplication of any amounts outstanding in reliance on the relevant clause of this Section 6.01 pursuant to which the Indebtedness being extended, refinanced, refunded or replaced was incurred (i.e., the incurrence of such Refinancing Indebtedness shall not create availability under such relevant clause), (v) except in the case of Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) of this Section 6.01, (A) such Indebtedness, if secured, is secured only by Permitted Liens at the time of such extension, refinancing, refunding or replacement (it being understood that secured Indebtedness may be refinanced with unsecured Indebtedness), (B) such Indebtedness is not incurred by the Borrower or a Restricted Subsidiary that was not an obligor in respect of the Indebtedness being extended, refinanced, refunded or replaced, except to the extent otherwise permitted pursuant to Section 6.01 and (C) if the Indebtedness being extended, refinanced, refunded or replaced was contractually subordinated to the Loan Document Obligations in right of payment (or the Liens securing such Indebtedness were contractually subordinated to the Liens on the Collateral securing the Obligations), such Indebtedness is contractually subordinated to the Loan Document Obligations in right of payment (or the Liens securing such Indebtedness are subordinated to the Liens on the relevant Collateral securing the Obligations) either (x) on terms not materially less favorable, taken as a whole, to the Lenders than those applicable to the Indebtedness (or Liens, as applicable) being extended, refinanced, refunded or replaced, taken as a whole (as determined by the Borrower in good faith) or (y)

pursuant to an Acceptable Intercreditor Agreement, (vi) except in the case of Refinancing Indebtedness with respect to clause (a) of this Section 6.01, as of the date of the incurrence of such Indebtedness and after giving effect thereto, there shall exist no Specified Event of Default and (vii) in the case of Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) of this Section 6.01, (A) such Refinancing Indebtedness is pari passu or junior in right of payment and secured by the Collateral on a pari passu or junior basis with respect to the remaining Loan Document Obligations hereunder, or is unsecured; provided that any such Refinancing Indebtedness that is pari passu or junior with respect to the Collateral shall be subject to an Acceptable Intercreditor Agreement, (B) if such Refinancing Indebtedness is secured, it is not secured by any assets other than the Collateral, (C) if such Refinancing Indebtedness is guaranteed, it shall not be guaranteed by any Person other than a Loan Party and (D) such Refinancing Indebtedness shall be incurred under (and pursuant to) documentation other than this Agreement;

(xvi) endorsement of instruments or other payment items for collection or deposit in the ordinary course of business;

(xvii) Indebtedness in respect of any Additional Letter of Credit Facility in an aggregate principal or face amount at any time outstanding not to exceed the greater of $~~50,000,000~~149,000,000 and ~~6~~15% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(xviii) Indebtedness of the Borrower and/or any Restricted Subsidiary under any Derivative Transaction not entered into for speculative purposes;

(xix) ~~[reserved];~~Indebtedness in respect of the 2023 Secured Notes and the 2025 Secured Notes, in each case, in an aggregate outstanding principal amount outstanding as of the Third Amendment Effective Date (including, for the avoidance of doubt, amounts incurred or issued on the Third Amendment Effective Date);

(xx) Indebtedness of the Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount at any time outstanding not to exceed the greater of $~~310,000,000~~595,000,000 and ~~40~~60 % of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(xxi) Indebtedness of the Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed 100% of the amount of any capital contributions or other proceeds received by the Borrower or any Restricted Subsidiary (i) from the issuance or sale of its Qualified Capital Stock or (ii) in the form of any cash contribution, plus the fair market value, as determined by the Borrower in good faith, of Cash Equivalents, marketable securities or other property received by the Borrower or any Restricted Subsidiary from the issuance and sale of its Qualified Capital Stock or a contribution to the Qualified Capital Stock of the Borrower or any Restricted Subsidiary (including through consolidation, amalgamation or merger), in each case after the Closing Date, and in each case other than (A) any proceeds received from the sale of Capital Stock to, or contributions from, the Borrower or any of its Restricted Subsidiaries, (B) to the extent the relevant proceeds have otherwise been applied to make Investments, Restricted Payments or Restricted Debt Payments hereunder, (C) any Available Excluded Contribution Amount and (D) any Cure Amount;

(xxii) ~~[reserved];~~Indebtedness arising under a Qualified Receivables Facility in an aggregate principal amount at any time outstanding not to exceed the greater of $600,000,000 and 60% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(xxiii) [reserved];

(xxiv) Indebtedness of the Borrower and/or any Restricted Subsidiary incurred in connection with Sale and Lease-Back Transactions permitted pursuant to Section 6.08;

(xxv) Incremental Equivalent Debt; provided that no Specified Event of Default shall exist immediately prior to or after giving effect to such Incremental Equivalent Debt (except in connection with any acquisition or other Investment or ~~irrevocable~~ repayment or redemption of Indebtedness, where no such Specified Event of Default shall exist at the time as elected by the Borrower pursuant to Section 1.04(e)); provided, further, that the aggregate principal amount of Incremental Equivalent Debt outstanding in respect of any Restricted Subsidiaries that are not Loan Parties shall not exceed the greater of $~~161,250,000~~248,000,000 and ~~21.5~~25 % of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(xxvi) Indebtedness (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred by the Borrower and/or any Restricted Subsidiary in respect of workers’ compensation claims (or other Indebtedness in respect of reimbursement type obligations regarding workers’ compensation claims), unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(xxvii) Indebtedness of the Borrower and/or any Restricted Subsidiary representing (i) deferred compensation to Permitted Payees in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with any Permitted Acquisition or any other Investment permitted hereby;

(xxviii) Indebtedness of the Borrower and/or any Restricted Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any issuing bank or swingline lender to support any defaulting lender’s participation in letters of credit issued, or swingline loans made, hereunder or under any Additional Letter of Credit Facilities;

(xxix) Indebtedness of the Borrower or any Restricted Subsidiary supported by any letter of credit issued hereunder or under any Additional Letter of Credit Facility or any other letters of credit or bank guarantees permitted hereunder;

(xxx) unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Borrower and/or any Restricted Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 8.01(i) or Section 8.01(m);

(xxxi) without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of the Borrower and/or any Restricted Subsidiary hereunder;

(xxxii) [reserved];

(xxxiii) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(xxxiv) [reserved];

(xxxv) [reserved];

(xxxvi) (i) Indebtedness in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s-length commercial terms and (ii) the incurrence of Indebtedness attributable to the exercise of appraisal rights or the settlement of any claims or actions (whether actual, contingent or potential) with respect to any acquisition (by merger, consolidation or amalgamation or otherwise) in accordance with the terms hereof; ~~and~~

(xxxvii) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States~~.~~; and

Indebtedness of Restricted Subsidiaries that are not Loan Parties incurred to fund working capital requirements in an aggregate principal amount at any time outstanding not to exceed the greater of $99,000,000 and 10% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period.

Notwithstanding anything to the contrary set forth herein, the accrual of interest or dividends, the accretion of accreted value, the accretion of amortization of original issue discount and the payment or accrual of interest or dividends in the form of additional Indebtedness shall not constitute the creation, incurrence, assumption of Indebtedness under this Section 6.01.

(b) Liens. The Borrower and each other Loan Party shall not, nor shall it permit any Restricted Subsidiary to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(i) Liens created pursuant to the Loan Documents securing the Obligations (including Cash collateralization of Letters of Credit as set forth in Section 2.05);

(ii) Liens for Taxes or other governmental charges which are not overdue for a period of more than 60 days or, if more than 60 days overdue (i) are not at such time required to be paid pursuant to Section 5.03, (ii) are being contested in accordance with Section 5.03 or (iii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(iii) statutory or common law Liens (and rights of set-off) of landlords, sub landlords, construction contractors, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by applicable Requirements of Law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 60 days, (ii) for amounts that are overdue by more than 60 days (A) that are being contested in good faith by appropriate proceedings, so long as any reserves or other appropriate provisions required by GAAP have been made for any such contested amounts or (B) with respect to which no filing or other action has been taken to enforce such Lien or (iii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(iv) Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance, health, disability or employee benefits and other types of social security laws and regulations, or otherwise securing obligations incurred under Section 6.01(aa), (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, warranties, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts (including customer contracts), indemnitees, performance, completion and return-of-money bonds and other similar obligations (including those to secure (x) obligations incurred under Section 6.01(e), (y) health, safety and environmental obligations and (y) letters of credit and bank guarantees required or requested by any Governmental Authority in connection with any contract or Requirement of Law) (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement (including in respect of deductibles, self-insurance retention amounts and premiums and adjustments related thereto), premium or indemnification (including obligations in respect of letters of credit, bank guarantees or similar documents or instruments for the benefit of) obligations of insurance brokers or carriers providing property, casualty, liability or other insurance or self-insurance to the Borrower and its subsidiaries (including deductibles, self-insurance, co-payment, co-insurance and retentions) or (y) leases, sub-leases, licenses or sub-licenses of property otherwise permitted by this Agreement and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(v) Liens consisting of easements, covenants, conditions, site plan agreements, development agreements, operating agreements, cross-easement agreements, reciprocal easement agreements and encumbrances, applicable laws and municipal ordinances, rights-of-way, rights, waivers, reservations, restrictions, encroachments, servitudes for railways, sewers, drains, gas and oil and other pipelines, gas and water mains, electric light and power and telecommunication, telephone or telegraph or cable television conduits, poles, wires and cables and other similar protrusions or encumbrances, agreements and other similar matters of fact or record and matters that would be disclosed by a survey or inspection of any real property and other minor defects or irregularities in title, in each case (x) which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Borrower and/or its Restricted Subsidiaries, taken as a whole, or materially interfere with the use of the affected property for its intended purpose or (y) where the failure to have such title or having such Lien would not reasonably be expected to have a Material Adverse Effect;

(vi) Liens consisting of any (i) interest or title of a lessor, sub-lessor, licensor or sub-licensor under any lease, sub-lease, license, sub-license or similar arrangement of real estate or other property (including any technology or intellectual property) permitted hereunder, (ii) landlord lien arising by law or permitted by the terms of any lease, sub-lease, license, sub-license or similar arrangement, (iii) restriction or encumbrance to which the interest or title of such lessor, sub-lessor, licensor or sub-licensor may be subject, (iv) subordination of the interest of the lessee, sub-lessee, licensee or sub-licensee under such lease, sub-lease, license, sub-license or similar arrangement to any restriction or encumbrance referred to in the preceding clause (iii) or (v) deposit of cash with the owner or lessor of premises leased and operated by the Borrower or any Restricted Subsidiary in the ordinary course of business to secure the performance of obligations under the terms of the lease for such premises;

(vii) Liens (i) solely on any Cash (or Cash Equivalent) earnest money deposits (including as part of any escrow arrangement) made by the Borrower and/or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder (or to secure letters of credit, bank guarantees or similar instruments posted in respect thereof), (ii) on advances of Cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.06~~(b), (c), (e), (f), (n), (q), (r), (x), (y) or (kk)~~ to be applied against the purchase price for such Investment or (iii) consisting of (A) an agreement to Dispose of any property in a Disposition permitted under Section 6.07 and/or (B) the pledge of Cash or Cash Equivalents as part of an escrow or similar arrangement required in any Disposition permitted under Section 6.07;

(viii) precautionary or purported Liens evidenced by the filing of UCC financing statements, PPSA financing statements, applications for registration at the applicable Quebec Register or similar financing statements under applicable Requirements of Law relating solely to (i) operating leases or consignment or bailee arrangements entered into in the ordinary course of business ~~and/or~~, (ii) the sale of accounts receivable in the ordinary course of business for which a UCC financing statement, PPSA financing statement, hypothec registration form at the applicable Quebec Register or similar financing statement under applicable Requirements of Law is required and/or (iii) the sale of Receivables Facility Assets and related assets in connection with any Qualified Receivables Facility;

(ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x) Liens in connection with any zoning, building or similar Requirement of Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any dimensions of real property or any structure thereon, including Liens in connection with any condemnation, expropriation or eminent domain proceeding or compulsory purchase order;

(xi) Liens securing Indebtedness permitted pursuant to Section 6.01(p) (solely with respect to the permitted extension, refinancing, refunding or replacement of Indebtedness permitted pursuant to Sections 6.01(a), (c), (f), (i), (j), (m), (n), (r), (u), (t), (v), (w), (y), (z) and (dd)); provided that (i) no such Lien extends to any asset not covered or required to be covered by the Lien securing the Indebtedness that is being refinanced other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that such extensions, refinancings, refundings or replacements of individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (ii) if the Indebtedness being refinanced was subject to intercreditor arrangements in respect of Liens on Collateral, then any refinancing Indebtedness in respect thereof secured by Liens on Collateral shall be subject to intercreditor arrangements not materially less favorable to the Secured Parties, taken as a whole, than the intercreditor arrangements governing the Indebtedness that is refinanced or the intercreditor arrangements governing the relevant refinancing Indebtedness shall be set forth in an Acceptable Intercreditor Agreement;

(xii) Liens existing on, or contractually committed or contemplated as of, the ~~Closing~~Third Amendment Effective Date and, with respect to each such Lien securing Indebtedness in an aggregate committed or principal amount in excess of $5,000,000, described on Schedule 6.02 and in each case any modification, replacement, refinancing, renewal or extension thereof; provided that (i) no such Lien extends to any additional property other than property required to be covered thereby or (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (ii) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is permitted by Section 6.01;

(xiii) Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.08;

(xiv) Liens securing Indebtedness permitted pursuant to Section 6.01(m); provided that any such Lien shall encumber only the assets (including Capital Stock) acquired, constructed, repaired, replaced or improved with the proceeds of such Indebtedness, or the assets subject to the Sale and Lease-Back Transaction, as applicable, and proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon and customary security deposits with respect thereto (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(xv) Liens securing Indebtedness permitted pursuant to Section 6.01(n) on the relevant acquired assets or on the Capital Stock and assets of the relevant Restricted Subsidiary; provided that no such Lien (x) extends to or covers any other assets (other than the proceeds or products thereof, replacements, accessions or additions thereto and improvements thereon, it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) or (y) was created in contemplation of the applicable acquisition of assets or Capital Stock;

(xvi) (i) Liens that are contractual rights of set-off or netting or pledge relating to (A) the establishment of depositary relations with banks or other financial institutions not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Borrower and/or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and/or any Restricted Subsidiary, (C) purchase orders and other agreements entered into with customers of the Borrower and/or any Restricted Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to Deposit Accounts or similar accounts, (iv) Liens of a collection bank arising under Section 4-208 or Section 4-210 of the UCC (or any similar Requirement of Law of any jurisdiction) on items in the ordinary course of business, (v) Liens (including rights of set-off) in favor of banking or other financial institutions arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions and (vi) Liens on the proceeds of any Indebtedness permitted hereunder incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction or on Cash or Cash Equivalents set aside at the time of the incurrence of such Indebtedness to the extent such Cash or Cash Equivalents prefund the payment of interest or fees on such Indebtedness and are held in escrow pending application for such purpose;

(xvii) Liens on assets and Capital Stock of Restricted Subsidiaries that are not Loan Parties (including Capital Stock owned by such Persons) securing Indebtedness or other obligations of Restricted Subsidiaries that are not Loan Parties permitted pursuant to Section 6.01 (or not prohibited under this Agreement);

(xviii) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and/or their Restricted Subsidiaries;

(xix) Liens disclosed in any Mortgage Policy delivered pursuant to Sections 5.12, 5.15 or 5.17 (as applicable) with respect to any Material Real Estate Asset, and any replacement, extension or renewal of any such Lien; provided that no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and additions thereto, improvements thereon and the proceeds thereof);

(xx) Liens securing Indebtedness incurred pursuant to Section 6.01(z); provided that if any such Lien is on Collateral, the holders of such Indebtedness (or a representative thereof) shall be party to an Acceptable Intercreditor Agreement;

(xxi) ~~other~~ Liens on assets securing Indebtedness or other obligations in an aggregate principal amount outstanding at the time of incurrence not to exceed the greater of $~~110,000,000~~397,000,000 and ~~14~~40 % of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period; provided that, at the election of the Borrower with respect to any such Liens on Collateral, the holders of such Indebtedness or other obligations (or a representative thereof) shall be party to an Acceptable Intercreditor Agreement;

(xxii) (i) Liens on assets securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation (including appeal bonds) being contested in good faith not constituting an Event of Default under Section 8.01(h) and (ii) any cash deposits securing any settlement of litigation;

(xxiii) (i) leases, licenses, subleases, sub-licenses or cross-licenses granted to others, (ii) assignments of IP Rights granted to a customer of the Borrower or any Restricted Subsidiary in the ordinary course of business which do not secure any Indebtedness or (iii) the rights reserved or vested in any Person (including any Governmental Authority) by the terms of any lease, sub-lease, license, sub-license, franchise, grant or permit held by the Borrower or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, sub-lease, license, sub-license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(xxiv) Liens on Securities or other assets that are the subject of repurchase agreements constituting Investments permitted under Section 6.06 arising out of such repurchase transaction;

(xxv) Liens securing obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 6.01(d), (e), (g), (aa), (cc) and (dd);

(xxvi) Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property and bailee arrangements in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (or any similar Requirement of Law of any jurisdiction);

(xxvii) Liens (i) in favor of any Loan Party and/or (ii) granted by any non-Loan Party in favor of any Restricted Subsidiary that is not a Loan Party, in the case of each of clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 6.01 or Section 6.06 or securing other intercompany obligations not prohibited hereunder;

(xxviii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xxix) Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(xxx) Liens securing (i) obligations under Hedge Agreements in connection with any Derivative Transaction of the type described in Section 6.01(s), (ii) obligations of the type described in Section 6.01(f) ~~and/or~~(i) (other than Qualified Supply Chain Financings), (iii) obligations of the type described in Section 6.01(f)(ii) (for the avoidance of doubt, subject to the cap set forth in the definition of Qualified Supply Chain Financings) and/or (iv) obligations of the type described in Section 6.01(r), which Liens (A) in each case under this Section 6.02(dd), may be (but are not required to be) secured by all of the Collateral so long as the Lien on the Collateral is subject to an Acceptable Intercreditor Agreement and (B) in the case of clause (ii) or (iii) (to the extent not secured as provided in clause (A) and, in the case of clause (iii), other than Qualified Supply Chain Financings), may consist of pledges of Cash collateral in an amount not to exceed the greater of $~~50,000,000~~100,000,000 and ~~6~~10% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(xxxi) (i) Liens on Capital Stock of Joint Ventures or Unrestricted Subsidiaries securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(xxxii) Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(xxxiii) ~~[reserved]~~Liens on the Collateral securing obligations in respect of the 2023 Secured Notes and the 2025 Secured Notes, in each case, outstanding under Section 6.01(t) (and any cash collateral deposited with respect thereto);

(xxxiv) Liens on assets not constituting Collateral (x) securing obligations in an aggregate outstanding principal amount not to exceed the greater of $~~185,000,000~~248,000,000 and 25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period or (y) so long as the Loan Document Obligations in respect of the Credit Facilities are secured on a ratable basis (without regard to the control of remedies) with or are secured prior to the obligations so secured for so long as such obligations are so secured (which Liens, in the case of this clause (y), shall be subject to an Acceptable Intercreditor Agreement);

(xxxv) ~~[reserved];~~(i) Liens on Receivables Facility Assets, and any other assets of any Receivables Subsidiary, incurred in connection with a Qualified Receivables Facility and (ii) Liens that may otherwise arise from (or in connection with) a Qualified Receivables Facility, including Liens existing under or by reason of Indebtedness or other contractual requirements of a Receivables Subsidiary or any Standard Securitization Undertaking, in each case in respect of this clause (ii) in connection with a Qualified Receivables Facility;

(xxxvi) undetermined or inchoate Liens, rights of distress and charges incidental to current operations that have not at such time been filed or exercised, or which relate to obligations not due or payable or, if due, the validity of such Liens are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(xxxvii) with respect to any Foreign Subsidiary, Liens and privileges arising mandatorily by any Requirement of Law; provided such Liens and privileges extend only to the assets or Capital Stock of such Foreign Subsidiary and do not secure Indebtedness for borrowed money;

(xxxviii) ground leases or subleases in respect of real property on which facilities owned or leased by the Borrower or any of their Restricted Subsidiaries are located;

(xxxix) Liens that are customary in the business of the Borrower and its Restricted Subsidiaries and that do not secure debt for borrowed money;

(xl) security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;

(xli) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds;

(xlii) Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act or similar provision of any applicable law;

(xliii) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xliv) Liens granted pursuant to a security agreement between the Borrower or any Restricted Subsidiary and a licensee of IP Rights to secure the damages, if any, incurred by such licensee resulting from the rejection of the license of such licensee in a bankruptcy, reorganization or similar proceeding with respect to the Borrower or such Restricted Subsidiary;

(xlv) Liens arising solely in connection with rights of dissenting equity holders pursuant to any Requirement of Law in respect of any Permitted Acquisition or other similar Investment;

(xlvi) Liens granted by any Loan Party organized under the laws of Canada or a province thereof to a landlord to secure the payment of rent and other obligations under a lease with such landlord for premises situated in the Province of Québec; provided that such Lien (i) is limited to the tangible assets located at or about such leased premises and (ii) is incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts; and

(xlvii) Liens in connection with Permitted Treasury Arrangements.

Notwithstanding anything to the contrary set forth herein, the accrual of interest or dividends, the accretion of accreted value, the accretion of amortization of original issue discount and payment or accrual of interest or dividends in the form of additional secured Indebtedness shall not constitute the creation, incurrence, assumption or sufferance of any Lien on assets securing such Indebtedness, whether now owned or hereafter acquired, under this Section 6.02.

(c) No Further Negative Pledges. The Borrower and each other Loan Party shall not, nor shall it permit any Restricted Subsidiary that is a Loan Party to, enter into any agreement prohibiting in any material respect the creation or assumption of any Lien upon any of its properties (other than Excluded Assets), whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Loan Document Obligations, except with respect to:

(i) restrictions relating to any asset (or all of the assets) of and/or the Capital Stock of the Borrower and/or any Restricted Subsidiary which are imposed pursuant to an agreement entered into in connection with any Disposition or other transfer, lease, sub-lease, license or sublicense of such asset (or assets) and/or all or a portion of the Capital Stock of the relevant Person that is permitted or not restricted by this Agreement;

(ii) restrictions contained in the Loan Documents, any Incremental Equivalent Debt, any Qualified Receivables Facility, any Indebtedness permitted by Section 6.01(t) or any Additional Letter of Credit Facility (and in any Indebtedness permitted under Section 6.01(p) to the extent relating to any extension, refinancing, refunding or replacement of any of the foregoing);

(iii) restrictions contained in any documentation governing any Indebtedness permitted by Section 6.01 (or related Lien permitted under Section 6.02) to the extent that such restrictions (w) only apply to the Persons obligated under such Indebtedness and their Restricted Subsidiaries or the assets intended to secure such Indebtedness, (x) are, taken as a whole, in the good-faith judgment of the Borrower, not materially more restrictive as concerning the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type, (y) are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement (as determined by the Borrower in good faith) or (z) will not materially impair the Borrower’s obligation or ability to make any payments required hereunder (as determined by the Borrower in good faith);

(iv) restrictions by reason of customary provisions restricting assignments, subletting, licensing, sublicensing or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses, joint venture agreements, asset sale agreements, trading, netting, operating, construction, service, supply, purchase, sale or other agreements entered into in the ordinary course of business (each of the foregoing, a “Covered Agreement”) (provided that such restrictions are limited to the relevant Covered Agreement and/or the property or assets secured by such Liens or the property or assets subject to such Covered Agreement);

(v) Permitted Liens and restrictions in the agreements relating thereto that limit the right of the Borrower or any of their Restricted Subsidiaries to Dispose of or encumber the assets subject to such Liens;

(vi) provisions limiting the Disposition, distribution or encumbrance of assets or property in joint venture agreements, sale and lease-back agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements (or the Persons the Capital Stock of which is the subject of such agreement (or any “shell company” parent with respect thereto));

(vii) any encumbrance or restriction assumed in connection with an acquisition of the property or Capital Stock of any Person, so long as such encumbrance or restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired (or to the Person or Persons (and its or their subsidiaries) bound thereby) and was not created in contemplation of such acquisition;

(viii) restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements (i) relating to the transfer of the assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or any similar Person (or any “shell company” parent with respect thereto), (ii) relating to such joint venture or its members and/or (iii) otherwise entered into in the ordinary course of business;

(ix) restrictions on Cash or other deposits permitted under Section 6.02 and/or 6.06 and any net worth or similar requirements, including such restrictions or requirements imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such Cash or other deposits or net worth requirements exist;

(x) restrictions (i) set forth in documents which exist on the Closing Date or (ii) which are contemplated as of the Closing Date and, in the case of this clause (ii), set forth on Schedule 6.03;

(xi) restrictions contained in documents governing Indebtedness of any Restricted Subsidiary that is not a Loan Party permitted hereunder (solely to the extent relating to the assets or Capital Stock of such Restricted Subsidiary);

(xii) [reserved];

(xiii) provisions restricting the granting of a security interest in IP Rights contained in licenses, sublicenses or cross-licenses by the Borrower and its Restricted Subsidiaries of such IP Rights, which licenses, sublicenses and cross-licenses were entered into in the ordinary course of business (in which case such restriction shall relate only to such IP Rights);

(xiv) restrictions arising under or as a result of applicable Requirements of Law or the terms of any license, authorization, concession or permit issued or granted by a Governmental Authority;

(xv) restrictions with respect to a Restricted Subsidiary that was previously an Unrestricted Subsidiary, pursuant to or by reason of an agreement that such Restricted Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such restriction does not extend to any assets or property of the Borrower or any other Restricted Subsidiary other than the assets and property of such Subsidiary;

(xvi) ~~[reserved]~~restrictions imposed in connection with any Qualified Receivables Facility or similar transaction permitted hereunder;

(xvii) restrictions in any Hedge Agreement, any agreement relating to Banking Services and/or any agreement relating to Permitted Treasury Arrangements; and

(xviii) other restrictions or encumbrances imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the contracts, instruments or obligations referred to in the preceding clauses of this Section; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, materially more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those in effect prior to the relevant amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

(d) Restricted Payments; Restricted Debt Payments.

(i) The Borrower shall not pay or make, directly or indirectly, any Restricted Payment, except that:

(i) [reserved];

(ii) the Borrower may pay for the repurchase, redemption, retirement or other acquisition or retirement for value of Capital Stock of any subsidiary held by any Permitted Payee:

with Cash and Cash Equivalents (and including, to the extent constituting Restricted Payments, amounts paid in respect of promissory notes issued pursuant to Section 6.01(o)), in an aggregate amount not to exceed (1) the greater of $~~40,000,000~~99,000,000 and ~~5~~10% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period in any Fiscal Year, which, if not used in any Fiscal Year, may be carried forward to the immediately succeeding Fiscal Year (and deemed first applied in such subsequent Fiscal Year) minus (2) any utilization of the Shared RP Amount in reliance on unused capacity under the immediately preceding clause (1); plus with the proceeds of any sale or issuance of, or of any capital contribution in respect of, the Capital Stock of the Borrower (to the extent such proceeds are contributed to the Borrower or any Restricted Subsidiary in respect of Qualified Capital Stock issued by the Borrower or such Restricted Subsidiary) (other than amounts constituting (x) a Cure Amount or (y) an Available Excluded Contribution Amount); plus with the net proceeds of any key-man life insurance policies; plus with the amount of any Cash bonuses otherwise payable to any Permitted Payee that are foregone in exchange for the receipt of Capital Stock of the Borrower pursuant to any compensation arrangement, including any deferred compensation plan;

(iii) the Borrower may make additional Restricted Payments in an amount not to exceed (A) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (iii)(A) plus (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (iii)(B) (plus, without duplication of amounts referred to in this clause (B), in an amount equal to the Net Proceeds from a Disposition of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Available Excluded Contribution Amounts up to the amount of such Available Excluded Contribution Amount, less any application thereof under Section 6.04(b)(vi) or Section 6.06(r));

(iv) the Borrower may (A) make Cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Borrower, or in connection with dividends, share splits, reverse share splits (or any combination thereof) and mergers, consolidations, amalgamations or other business combinations, and acquisitions and other Investments permitted hereunder, (B) with respect to convertible Indebtedness, (i) make payments of interest and/or principal upon maturity thereof, upon any required repurchase thereof or upon any option redemption thereof, (ii) make payments to honor any conversion request by a holder ~~of convertible Indebtedness, make any cash~~thereof (including payments in lieu of fractional shares in connection ~~with any conversion and~~therewith) and (iii) otherwise make payments ~~on convertible Indebtedness~~thereon in accordance with its terms and (C) make Restricted Payments consisting of (x) payments made or expected to be made in respect of withholding or similar Taxes payable by any Permitted Payee and/or (y) repurchases of Capital Stock in consideration of the payments described in sub clause (x) above, including demand repurchases in connection with the exercise of stock options and the issuance of restricted stock units or similar stock based awards;

(v) the Borrower may repurchase, redeem, acquire or retire Capital Stock upon (or make provisions for withholdings in connection with), the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of, or tax withholdings with respect to, such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise;

(vi) Restricted Payments made as part of, or which are reasonably necessary or appropriate (as determined by the Borrower in good faith) to effectuate, any of the Separation Transactions;

(vii) the Borrower may make Restricted Payments with respect to any Capital Stock in an amount not to exceed (A) an amount equal to 6.00% per annum of the Net Proceeds received by or contributed to the Borrower from any public offering after the Closing Date minus (B) any utilization of the Shared RP Amount in reliance on unused capacity under immediately preceding clause (A);

(viii) the Borrower may make Restricted Payments to (i) redeem, repurchase, defease, discharge, retire or otherwise acquire any Capital Stock (“Treasury Capital Stock”) of the Borrower and/or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Borrower and/or any Restricted Subsidiary) of, Qualified Capital Stock of the Borrower to the extent any such proceeds are contributed to the capital of the Borrower and/or any Restricted Subsidiary in respect of Qualified Capital Stock (“Refunding Capital Stock”), (ii) declare and pay dividends on any Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to the Borrower or a Restricted Subsidiary) of any Refunding Capital Stock and (iii) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon by the Borrower was permitted under the preceding clause (i) or (ii), the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount no greater than the aggregate amount of dividends on such Treasury Capital Stock that was permitted under the preceding clause (i) or (ii) (other than in connection with the issuance of such Refunding Capital Stock) immediately prior to such redemption, repurchase, defeasance, discharge, retirement or other acquisition;

(ix) to the extent constituting a Restricted Payment, the Borrower may consummate any transaction permitted by Section 6.06 (other than Sections 6.06(j) and (t)), Section 6.07 (other than Section 6.07(g)) and Section 6.09 (other than Section 6.09(d));

(x) the Borrower may make additional Restricted Payments in an aggregate amount not to exceed (A) the greater of $~~230,000,000~~297,300,000 and 30% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period minus (B) any utilization of the Shared RP Amount in reliance on unused capacity under immediately preceding clause (A);

(xi) the Borrower may pay any dividend or other distribution or consummate any redemption within 60 days after the date of the declaration thereof or the provision of a redemption notice with respect thereto, as the case may be, if at the date of such declaration or notice, the dividend, distribution or redemption contemplated by such declaration or redemption notice would have complied with the provisions of this Section 6.04(a);

(xii) the Borrower may make additional Restricted Payments constituting any part of the Repayment;

(xiii) the Borrower may make additional Restricted Payments so long as, as measured at the time provided for in Section 1.04(e), the Total Leverage Ratio would not exceed ~~3.00~~4.00:1.00, calculated on a Pro Forma Basis;

(xiv) ~~[reserved]~~the Borrower may make any Restricted Payment constituting the distribution or payment of Receivables Fees;

(xv) [reserved];

(xvi) the Borrower may make additional Restricted Payments constituting any part of a Permitted Reorganization;

(xvii) the Borrower may make a distribution, by dividend or otherwise, of the Capital Stock of, or debt owed to any Loan Party or any Restricted Subsidiary by, any Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries, provided that such Restricted Subsidiary owns no other material assets other than Capital Stock of one or more Unrestricted Subsidiaries and immaterial assets incidental to the ownership thereof); provided that any such Capital Stock or debt that represents an Investment by the Borrower or any Restricted Subsidiary shall be deemed to continue to charge (as utilization) the respective clause under Section 6.06 pursuant to which such Investment was made;

(xviii) the Borrower may make payments and distributions to satisfy dissenters’ rights (including in connection with, or as a result of, the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential)), pursuant to or in connection with any acquisition, merger, consolidation, amalgamation or Disposition that complies with Section 6.07 or any other transaction permitted hereunder;

(xix) the Borrower may make a Restricted Payment in respect of payments made for the benefit of the Borrower or any Restricted Subsidiary to the extent such payments could have been made by the Borrower or any Restricted Subsidiary because such payments (A) would not otherwise be Restricted Payments and (B) would be permitted by Section 6.09;

(xx) the Borrower may make a Restricted Payment in respect of any payments or deliveries in connection with (a) a Permitted Bond Hedge Transaction or (b) Permitted Warrant Transaction or Packaged Rights (i) in cash, in the case of the payment of the premium in entering into any such Permitted Bond Hedge Transaction, and otherwise by delivery of shares of the Borrower’s Qualified Capital Stock or (ii) otherwise, to the extent of a payment or delivery received from a Permitted Bond Hedge Transaction (whether such payment or delivery on the Permitted Warrant Transaction is effected by netting, set-off or otherwise); and

(xxi) the Borrower may make a Restricted Payment in respect of required withholding or similar non-U.S. Taxes with respect to any Permitted Payee and any repurchases of Capital Stock in consideration of such payments, including deemed repurchases in connection with the exercise of stock options or the issuance of restricted stock units or similar stock based awards.

(ii) The Borrower shall not, nor shall it permit any Restricted Subsidiary to, make any voluntary prepayment in Cash on or in respect of principal of or interest on any Restricted Debt, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt more than one year prior to the scheduled maturity date thereof (collectively, “Restricted Debt Payments”), except:

(i) any refinancing, purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement of any Restricted Debt made by exchange for, or out of the proceeds of, Refinancing Indebtedness permitted by Section 6.01;

(ii) payments as part of, or to enable another Person to make, an “applicable high yield discount obligation” catch-up payment;

(iii) payments of regularly scheduled principal and interest (including any penalty interest, if applicable) and payments of fees, expenses and indemnification obligations as and when due (other than payments with respect to Restricted Debt that are prohibited by the subordination provisions thereof);

(iv) additional Restricted Debt Payments in an aggregate amount not to exceed (A) the greater of $248,000,000 and 25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period plus (B) the Shared RP Amount at such time;

(v) (A) Restricted Debt Payments in exchange for, or with proceeds of any issuance of, Qualified Capital Stock of the Borrower and/or any Restricted Subsidiary and/or any capital contribution in respect of Qualified Capital Stock of the Borrower or any Restricted Subsidiary, (B) Restricted Debt Payments as a result of the conversion of all or any portion of any Restricted Debt into Qualified Capital Stock of the Borrower and/or any Restricted Subsidiary and (C) to the extent constituting a Restricted Debt Payment, payment-in-kind interest with respect to any Restricted Debt that is permitted under Section 6.01;

(vi) Restricted Debt Payments in an aggregate amount not to exceed (A) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (vi)(A) plus (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (vi)(B) (plus, without duplication of amounts previously referred to in this clause (B), in an amount equal to the Net Proceeds from a Disposition of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Available Excluded Contribution Amounts up to the amount of such Available Excluded Contribution Amount, less any application thereof under Section 6.04(a)(iii) or 6.06(r));

(vii) additional Restricted Debt Payments so long as, as measured at the time provided for in Section 1.04(e), the Total Leverage Ratio would not exceed ~~3.00~~4.00:1.00, calculated on a Pro Forma Basis;

(viii) (A) Restricted Debt Payments in exchange for, or with proceeds of any issuance of, Disqualified Capital Stock of the Borrower and/or any Restricted Subsidiary and/or any capital contribution in respect of Disqualified Capital Stock of the Borrower or any Restricted Subsidiary and/or (B) Restricted Debt Payments as a result of the conversion of all or any portion of any Restricted Debt into Disqualified Capital Stock of the Borrower and/or any Restricted Subsidiary;

(ix) Restricted Debt Payments in connection with the Separation Transactions to the extent consisting of prepayments of intercompany Indebtedness;

(x) additional Restricted Debt Payments to the extent constituting any part of the Repayment; and

(xi) Restricted Debt Payments in respect of Restricted Debt permitted to be assumed pursuant to Section 6.01(n); provided that any such Restricted Debt Payment shall be deemed an Investment and shall only be permitted to the extent there exists the ability to make such Investment pursuant to Section 6.06 at such time.

(e) [Reserved].

(f) Investments. The Borrower and each other Loan Party shall not, nor shall it permit any Restricted Subsidiary to, make or own any Investment in any other Person except:

(i) Investments in assets that are Cash or Cash Equivalents, or investments that were Cash or Cash Equivalents at the time made;

(ii) (i) Investments existing on the Closing Date in the Borrower, any Subsidiary and/or any Joint Venture and any modification, replacement, renewal or extension thereof so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except by the terms thereof (including as a result of the accrual or accretion of interest or original issue discount or the issuance of payment-in-kind securities) or as otherwise permitted by this Section 6.06 and (ii) Investments made after the Closing Date among the Borrower and/or one or more Restricted Subsidiaries or in any Person that will, upon such Investment, become a Restricted Subsidiary;

(iii) Investments (i) constituting deposits, prepayments and/or other credits to suppliers or other trade counterparties, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Borrower or any Restricted Subsidiary;

(iv) Investments in (i) any Unrestricted Subsidiary (including any Joint Venture that is an Unrestricted Subsidiary) or (ii) any Similar Business (including any Joint Venture engaged in a Similar Business), in an outstanding amount in the aggregate for clauses (i) and (ii) not to exceed the greater of $~~90,000,000~~174,000,000 and ~~12~~17.5 % of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(v) (i) Permitted Acquisitions and (ii) any Investment in any Restricted Subsidiary that is not a Loan Party in an amount required to permit such Restricted Subsidiary to consummate a Permitted Acquisition;

(vi) (i) Investments existing on, or contractually committed to or contemplated as of, the ~~Closing~~Third Amendment Effective Date and, with respect to any such Investment in excess of $5,000,000, described on Schedule 6.06 and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension thereof increases the amount of such Investment except by the terms thereof (including as a result of the accrual or accretion of interest or original issue discount or the issuance of payment-in-kind securities) or as otherwise permitted by this Section 6.06;

(vii) Investments received in lieu of Cash in connection with any Disposition permitted by Section 6.07 or any other disposition of assets not constituting a Disposition;

(viii) loans or advances to Permitted Payees to the extent permitted by Requirements of Law, either (i) in an aggregate principal amount not to exceed the greater of $~~10,000,000~~25,000,000 and ~~1~~2.5% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period at any one time outstanding, (ii) so long as the proceeds of such loan or advance are substantially contemporaneously contributed to the Borrower for the purchase of such Capital Stock or (iii) so long as no Cash or Cash Equivalents are advanced in connection with such loan or advance;

(ix) Investments consisting of rebates and extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(x) Investments consisting of (or resulting from) Indebtedness permitted under Section 6.01 (including guarantees thereof) (other than Indebtedness permitted under Sections 6.01(b) and (h)), Permitted Liens, Restricted Payments permitted under Section 6.04 (other than Section 6.04(a)(ix)), Restricted Debt Payments permitted by Section 6.04 and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 6.07 (other than Section 6.07(a) (if made in reliance on sub-clause (ii)(y) of the proviso thereto), Section 6.07(b) (if made in reliance on clause (ii) of the proviso thereto), Section 6.07(c)(ii) (if made in reliance on clause (B) therein) and Section 6.07(g) and transactions permitted by Section 6.09 (other than Section 6.09(d));

(xi) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers, vendors, suppliers, licensors, sublicensors, licensees and sublicensees;

(xii) Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy, work-out, reorganization or recapitalization of any Person, (ii) in settlement or compromise of delinquent obligations of, or other disputes with or judgments against, customers, trade-creditors, suppliers, licensees and other account debtors arising in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon bankruptcy or insolvency of any customer, trade creditor, supplier, licensee or other account debtor, (iii) in satisfaction of judgments against other Persons, (iv) as a result of foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (v) in settlement, compromise or resolution of litigation, arbitration or other disputes;

(xiii) loans and advances of payroll payments or other compensation to present or former employees, directors, members of management, officers, managers or consultants of the Borrower and/or any subsidiary in the ordinary course of business;

(xiv) Investments to the extent that payment therefor is made solely with Qualified Capital Stock of the Borrower or any Restricted Subsidiary, in each case, to the extent not resulting in a Change of Control;

(xv) (i) Investments of any Restricted Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, the Borrower or any Restricted Subsidiary after the Closing Date, in each case as part of an Investment otherwise permitted by this Section 6.06 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.06(o) so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this Section 6.06;

(xvi) [reserved];

(xvii) Investments made after the Closing Date by the Borrower and/or any of its Restricted Subsidiaries in an aggregate amount at any time outstanding not to exceed:

(i) the greater of $~~310,000,000~~495,500,000 and ~~40~~50 % of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, plus

(ii) the Shared RP Amount, plus

(iii) in the event that (A) the Borrower or any of its Restricted Subsidiaries makes any Investment after the Closing Date in any Person that is not a Restricted Subsidiary and (B) such Person subsequently becomes a Restricted Subsidiary, an amount equal to 100% of the fair market value of such Investment as of the date on which such Person becomes a Restricted Subsidiary;

(xviii) Investments made after the Closing Date by the Borrower and/or any of its Restricted Subsidiaries in an aggregate outstanding amount not to exceed (i) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (r)(i) plus (ii) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (r)(ii) (plus, without duplication of amounts referred to in this clause (ii), in an amount equal to the Net Proceeds from a Disposition of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Available Excluded Contribution Amounts up to the amount of such Available Excluded Contribution Amount, less any application thereof under Section 6.04(a)(iii) or Section 6.04(b)(vi));

(xix) (i) Guarantees of leases or subleases (in each case other than Finance Leases) or of other obligations not constituting Indebtedness, (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Borrower and/or its Restricted Subsidiaries, in each case, in the ordinary course of business and (iii) Investments consisting of Guarantees of any supplier’s obligations in respect of commodity contracts, including Derivative Transactions, solely to the extent such commodities related to the materials or products to be purchased by the Borrower or any Restricted Subsidiary;

(xx) Investments in any Person in amounts and for purposes for which Restricted Payments to such Person are permitted under Section 6.04(a); provided that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 6.04(a);

(xxi) [reserved];

(xxii) Investments in subsidiaries and Joint Ventures in connection with reorganizations and/or restructurings, including any Permitted Reorganization and/or activities related to tax planning (including Investments in non-Cash or non-Cash Equivalents); provided that, after giving effect to any such reorganization, restructuring and/or related activity, the security interest of the Collateral Agent in the Collateral, taken as a whole, is not materially impaired (including by a material portion of the assets that constitute Collateral immediately prior to such reorganization, restructuring or tax planning activities no longer constituting Collateral) as a result of such reorganization, restructuring or tax planning activities;

(xxiii) Investments arising under or in connection with any Derivative Transaction of the type permitted under Section 6.01(s);

(xxiv) Investments made (A) in Joint Ventures or Unrestricted Subsidiaries, (B) in connection with the creation, formation and/or acquisition of any Joint Venture or (C) in any Restricted Subsidiary to enable such Restricted Subsidiary to create, form and/or acquire any Joint Venture, in an aggregate outstanding amount under this clause (x) not to exceed in any Fiscal Year the greater of $~~131,250,000~~200,000,000 and ~~17.5~~20% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (with unused amounts, if not used in any Fiscal Year, carried forward to the immediately succeeding Fiscal Year and deemed first applied in such Fiscal Year); provided that if any Investment pursuant to this clause (x) is made in any Person that is not a Restricted Subsidiary at the date of making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall, at the election of the Borrower, be deemed to have been made pursuant to clause (b)(ii) above and shall cease to have been made under this clause (x);

(xxv) Investments made in joint ventures as required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements ~~in effect on the Closing Date or entered into after the Closing Date in the ordinary course of business~~;

(xxvi) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable Requirements of Law;

(xxvii) Investments in connection with (i) Permitted Treasury Arrangements and (ii) related activities in the ordinary course of business;

(xxviii) Investments made in connection with any nonqualified deferred compensation plan or arrangement for any Permitted Payee;

(xxix) [reserved];

(xxx) additional Investments so long as, as measured at the time provided for in Section 1.04(e), on a Pro Forma Basis, the Total Leverage Ratio does not exceed ~~3.50~~4.50:1.00;

(xxxi) Investments consisting of the licensing, sublicensing or contribution of any intellectual property or other IP Rights pursuant to joint marketing, collaboration or other similar arrangements with other Persons;

~~(ff) [reserved];~~

(i) Investments in or relating to any Receivables Subsidiary that, in the good faith determination of the Borrower, are necessary or advisable to effect a Qualified Receivables Facility (including any contribution of replacement or substitute assets to such Subsidiary) or any repurchases in connection therewith (including the contribution or lending of Cash or Cash Equivalents to Subsidiaries to finance the purchase of such assets from the Borrower or any Restricted Subsidiary or to otherwise fund required reserves and Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Facility or any related Indebtedness) and (ii) any Investment by a Receivables Subsidiary in any other Person, in each case in connection with a Qualified Receivables Facility;

(xxxii) the conversion to Qualified Capital Stock of any Indebtedness owed by the Borrower or any Restricted Subsidiary and permitted by Section 6.01;

(xxxiii) Restricted Subsidiaries of the Borrower may be established or created (including pursuant to a Delaware LLC Division) if such Borrower and such Restricted Subsidiary comply with the requirements of Section 5.12, if applicable; provided that, in each case, to the extent such new Restricted Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition or other Investment permitted by this Section 6.06, and such new Restricted Subsidiary at no time holds any assets or liabilities other than any acquisition or Investment consideration contributed to it contemporaneously with the closing of such transaction, such new Restricted Subsidiary shall not be required to take the actions set forth in Section 5.12 until the respective acquisition is consummated (at which time the surviving entity of the respective transaction shall be required to so comply in accordance with the provisions thereof);

(xxxiv) contributions in connection with compensation arrangements to a “rabbi” trust for the benefit of employees, directors, partners, members, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower or any of their Restricted Subsidiaries;

(xxxv) ~~[reserved];~~contributions in connection with compensation arrangements to a “rabbi” trust for the benefit of employees, directors, partners, members, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower or any of its Restricted Subsidiaries;

(xxxvi) Investments consisting of earnest money deposits required in connection with purchase agreements or other acquisitions or Investments otherwise permitted under this Section 6.06 and any other pledges or deposits permitted by Section 6.02;

(xxxvii) Term Loans repurchased by the Borrower or a Restricted Subsidiary pursuant to and subject to immediate cancellation in accordance with this Agreement and, to the extent permitted (or not prohibited) by Section 6.04(b), loans or other Indebtedness repurchased by the Borrower or a Restricted Subsidiary pursuant to and subject to immediate cancellation in accordance with the terms of any other Indebtedness;

(xxxviii) Guarantee obligations of the Borrower or any Restricted Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Restricted Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(xxxix) Permitted Bond Hedge Transactions;

(xl) purchases and acquisitions of inventory, supplies, materials, services, equipment or similar assets in the ordinary course of business; and

(xli) any customary upfront milestone, marketing or other funding payment in the ordinary course of business to another Person in connection with obtaining a right to receive royalty or other payments in the future.

provided that, notwithstanding anything to the contrary in this Section 6.06, any Investment in the form of a transfer of actual legal title (or transfer of similar effect) or an Exclusive License of Material Intellectual Property by the Borrower or any Restricted Subsidiary to Unrestricted Subsidiaries shall not be permitted; provided that notwithstanding the foregoing, for the avoidance of doubt, the above references to a transfer of actual legal title (or transfer of similar effect) or an Exclusive License with respect to Material Intellectual Property shall not be deemed or interpreted to include a transfer in the form of a non-exclusive license of IP Rights ~~in the ordinary course of business~~ or any license of IP Rights entered into for legitimate business purposes (as determined by the Borrower in good faith) that is only exclusive with respect to a particular type or field (or types or fields) of usage, a certain territory or group of territories, the ability to manufacture, use, offer for sale or sell any authorized generic version of any Licensed Property, or any companion diagnostics authorization, in each case that does not effectively result in the transfer of beneficial ownership of such IP Rights (it being understood that an exclusive licensee’s ability to enforce the applicable IP Rights within the applicable limited types(s), field(s) of usage, territory(ies), ability(ies) and/or authorizations of its exclusive license shall not be construed as a transfer of beneficial ownership).

(g) Fundamental Changes; Disposition of Assets. The Borrower and each other Loan Party shall not, nor shall it permit any Restricted Subsidiary to, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), or make any Disposition of assets having a Disposition Consideration in excess of the greater of $~~25,000,000~~45,000,000 and 5% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period in a single transaction or in a series of related transactions, except:

(i) any Borrower or Restricted Subsidiary may be merged, consolidated or amalgamated with or into ~~the Borrower or any other Restricted Subsidiary~~(including pursuant to any successive mergers, consolidations or amalgamations of entities) any other Person (the continuing or surviving person after giving effect to such transaction or successive transactions, the “Surviving Person”); provided that (i) in the case of any such merger, consolidation or amalgamation by, with or into the Borrower~~,~~ either (A)  ~~the~~a Borrower shall be the continuing or surviving Person or a Person that continues as an amalgamated corporation or

(B) if the Person formed by or surviving any such merger, consolidation or amalgamation (including any immediate and successive mergers, consolidations or amalgamations of entities) is not the Borrower ~~(any such Person succeeding the Borrower after giving effect to such transaction or transactions, the “~~, either (1) (w) “know your customer” information reasonably requested by the Administrative Agent shall have been delivered by the Borrower (including if such Person qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certificate as to such Successor Borrower~~”~~), (x) the Successor Borrower shall be an entity organized or existing under the law of the U.S., any state thereof, the District of Columbia, Canada or a political subdivision thereof ~~or~~, the Republic of Ireland or a political subdivision thereof, the jurisdiction of organization of the Borrower or a political subdivision thereof or, subject to the consent of the Required Revolving Lenders (so long as the Revolving Facility remains in effect), the Grand Duchy of Luxembourg or a political subdivision thereof or the Netherlands or a political subdivision thereof, (y) the Successor Borrower shall expressly assume the applicable Loan Document Obligations of the Borrower, ~~as applicable,~~ in a manner reasonably satisfactory to the Administrative ~~Agents~~Agent, and (z) except as the Administrative ~~Agents~~Agent may otherwise agree, each Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have executed and delivered a reaffirmation agreement with respect to its obligations under the Loan Guarantee and the other Loan Documents; it being understood and agreed that if the foregoing conditions under clauses (x) through (z) are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents, or (2) in the case of a merger, consolidation or amalgamation of an Additional Borrower, such Additional Borrower resigns as a Borrower prior to or substantially concurrently with the consummation of such merger, consolidation or amalgamation in accordance with Section 1.11; and (ii) in the case of any such merger, consolidation or amalgamation with or into any Subsidiary Guarantor, either (x) a Borrower or Subsidiary Guarantor shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the guarantee obligations of the Subsidiary Guarantor in a manner reasonably satisfactory to the Administrative ~~Agents~~Agent or (y) the relevant transaction shall be treated as an Investment and otherwise be made in compliance with Section 6.06;

(ii) Dispositions (including of Capital Stock) among the Borrower and/or any Restricted Subsidiary (upon voluntary liquidation or otherwise); provided that any such Disposition by any Loan Party to any Person that is not a Loan Party shall be (i) for fair market value (as determined by such Person in good faith) or (ii) treated as an Investment and otherwise be made in compliance with Section 6.06 (other than on reliance of clause (j) thereof);

(iii) (i) the liquidation or dissolution of any Restricted Subsidiary if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, is not materially disadvantageous to the Lenders, and the Borrower or any Restricted Subsidiary receives any assets of the relevant dissolved or liquidated Restricted Subsidiary; (ii) any merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect (A) any Disposition otherwise permitted under this Section 6.07 (other than clause (a), clause (b) or this clause (c)) or (B) any Investment permitted under Section 6.06 (other than clause (j) thereof); and (iii) the Borrower or any Restricted Subsidiary may be converted into another form of entity, in each case, so long as such conversion does not adversely affect the value of the Loan Guarantee or the Collateral, taken as a whole;

(iv) (x) Dispositions of inventory or goods held for sale, equipment or other assets in the ordinary course of business (including on an intercompany basis) and (y) the leasing or subleasing of real property in the ordinary course of business;

(v) Dispositions of surplus, obsolete, used or worn out property or other property that, in the good faith judgment of the Borrower, is (A) no longer useful in its business (or in the business of any Restricted Subsidiary of the Borrower) or (B) otherwise economically impracticable or not commercially reasonable to maintain;

(vi) Dispositions of Cash and/or Cash Equivalents or other assets that were Cash and/or Cash Equivalents when the relevant original Investment was made;

(vii) Dispositions, mergers, amalgamations, consolidations or conveyances that constitute (or are made in order to effectuate) Investments permitted pursuant to Section 6.06 (other than Section 6.06(j)), Permitted Liens, Restricted Payments permitted by Section 6.04(a) (other than Section 6.04(a)(ix)) and Sale and Lease-Back Transactions permitted by Section 6.08;

(viii) Dispositions for fair market value; provided that with respect to any single Disposition transaction or a series of related transactions with respect to assets having Disposition Consideration in excess of the greater of $~~25,000,000~~37,500,000 and ~~3~~3.8 % of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, at least 75% of the consideration for such Disposition, shall consist of Cash or Cash Equivalents (provided that for purposes of the 75% Cash consideration requirement, (u) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are expressly subordinated in right of payment to the Loan Document Obligations or that are owed to the Borrower or any Restricted Subsidiary) of the Borrower or any Restricted Subsidiary (as shown on such Person’s most recent balance sheet (or in the notes thereto), or if the incurrence of such Indebtedness or other liability took place after the date of such balance sheet, that would have been shown on such balance sheet or in the notes thereto, as determined in good faith by the Borrower) that are (i) assumed by the transferee of any such assets and for which the Borrower and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing or (ii) otherwise cancelled or terminated in connection with such Disposition, (v) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (w) future payments to be made in cash or Cash Equivalents owed to the Borrower or a Restricted Subsidiary in the form of licensing, royalty, earnout or milestone payment (or similar deferred cash payments), (x) any Securities or other obligations or assets received by the Borrower or any Restricted Subsidiary from such transferee (including earn-outs or similar obligations) that are converted by such Person into Cash or Cash Equivalents, or by their terms are required to be satisfied for Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (y) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (y) and clause (B)(1) of the proviso to Section 6.08 that is at that time outstanding, not in excess of the greater of $~~115,000,000~~248,000,000 and ~~15~~25 % of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, in each case shall be deemed to be Cash); provided, further, that the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.11(b)(ii);

(ix) to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(x) Dispositions of Investments in (or assets of) Joint Ventures or other non-Wholly-Owned Subsidiaries to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements, or made on a pro rata basis to the owners thereof (or on a greater than pro rata basis to the extent the recipient of such greater amount is the Borrower or a Restricted Subsidiary);

(xi) Dispositions of notes receivable or accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or in connection with the collection or compromise thereof, or as part of any bankruptcy or similar proceeding;

(xii) Dispositions and/or terminations of, or constituting, leases, subleases, licenses, sublicenses or cross-licenses (including the provision of software under any open source license), the Dispositions or terminations of which (i) do not materially interfere with the business of the Borrower and its Restricted Subsidiaries, (ii) relate to closed facilities or the discontinuation of any Product Line or (iii) are made in the ordinary course of business;

(xiii) (i) any termination of any lease, sublease, license or sub-license in the ordinary course of business (and any related Disposition of improvements made to leased real property resulting therefrom), (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(xiv) Dispositions of property subject to foreclosure, expropriation, forced disposition, casualty, eminent domain, expropriation or condemnation proceedings (including in lieu thereof or any similar proceeding);

(xv) Dispositions or consignments of (x) equipment, inventory or other assets (including leasehold or licensed interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed or (y) equipment or inventory in the ordinary course of business;

(xvi) [reserved];

(xvii) Dispositions of non-core assets and sales of Real Estate Assets, in each case acquired in any acquisition or other Investment permitted hereunder, including such Dispositions (x) made in order to obtain the approval of any anti-trust authority or otherwise necessary or advisable in the good faith determination of the Borrower to consummate any acquisition or other Investment permitted hereunder or (y) which, within ~~90~~180 days of the date of such acquisition or Investment, are designated in writing to the Administrative ~~Agents~~Agent as being held for sale and not for the continued operation of the Borrower or any of their Restricted Subsidiaries or any of their respective businesses;

(xviii) exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of property or assets so long as any such exchange or swap is made for fair value (as determined by the Borrower in good faith) for like property or assets or property, assets or services of greater value or usefulness to the business of the Borrower and its Restricted Subsidiaries as a whole, as determined in good faith by the Borrower; provided that upon the consummation of any such exchange or swap by any Loan Party, to the extent the property received does not constitute an Excluded Asset, the Collateral Agent has a perfected Lien with the same priority as the Lien held on the property or assets so exchanged or swapped;

(xix) Dispositions of assets that do not constitute Collateral having a fair market value of not more than, in any Fiscal Year, the greater of $~~50,000,000~~99,000,000 and ~~6~~10% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, which amounts if not used in any Fiscal Year may be carried forward to subsequent Fiscal Years (until so applied);

(xx) (i) licensing and cross-licensing (including sub-licensing) arrangements involving any technology, intellectual property or other IP Rights of the Borrower or any Restricted Subsidiary in the ordinary course of business, (ii) Dispositions, abandonments, cancellations or lapses of intellectual property or other IP Rights, including issuances or registrations thereof, or applications for issuances or registrations thereof, in the ordinary course of business or which, in the good faith determination of the Borrower, are not necessary to the conduct of the business of the Borrower or ~~their~~its Restricted Subsidiaries or are obsolete or no longer economical to maintain in light of their use, and (iii) Dispositions of any technology, intellectual property or other IP Rights of the Borrower or any Restricted Subsidiary involving their customers in the ordinary course of business, in each case that do not constitute Exclusive Licenses;

(xxi) terminations or unwinds of Derivative Transactions;

(xxii) Dispositions of Capital Stock of, or sales of Indebtedness or other Securities of, Unrestricted Subsidiaries (or any Restricted Subsidiary that owns one or more Unrestricted Subsidiaries, provided that such Restricted Subsidiary owns no other material assets other than Capital Stock of one or more Unrestricted Subsidiaries), in each case other than Unrestricted Subsidiaries, the primary assets of which are Cash and/or Cash Equivalents;

(xxiii) Dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, managers or consultants, the Borrower and/or any Restricted Subsidiary;

(xxiv) Dispositions made to comply with any order or other directive of any Governmental Authority or any applicable Requirement of Law, including Dispositions of any Restricted Subsidiary’s Capital Stock required to qualify directors;

(xxv) any merger, consolidation, amalgamation, Disposition or conveyance the sole purpose of which is to reincorporate or reorganize (provided that if such Restricted Subsidiary is a Loan Party it must satisfy the Collateral and Guarantee Requirement in such other jurisdiction to the extent otherwise required hereunder);

(xxvi) Dispositions constituting any part of a Permitted Reorganization;

(xxvii) any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(xxviii) other Dispositions with a Disposition Consideration of not more than, in the aggregate, the greater of $~~35,000,000~~248,000,000 and ~~4~~25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(xxix) Dispositions contemplated on the ~~Closing~~Third Amendment Effective Date and described on Schedule 6.07 hereto;

(xxx) ~~[reserved];~~Dispositions or discounts of accounts receivable, or participations therein, or Receivables Facility Assets, or any disposition of the Capital Stock in a Subsidiary all or substantially all of the assets of which are Receivables Facility Assets, or other rights to payment and related assets, in connection with any Qualified Receivables Facility;

(xxxi) any issuance, sale or Disposition of Capital Stock to directors, officers, managers or employees for purposes of satisfying requirements with respect to directors’ qualifying shares and shares issued to foreign nationals, in each case as required by applicable Requirements of Law;

(xxxii) any netting arrangement of accounts receivable between or among the Borrower and their Restricted Subsidiaries or among Restricted Subsidiaries of the Borrower made in the ordinary course of business;

(xxxiii) Dispositions of, or in connection with, any Convertible Indebtedness, any Permitted Bond Hedge Transaction, any Permitted Warrant Transaction or any Packaged Right (including upon settlement, repurchase, exchange, termination or unwind thereof);

(xxxiv) any “fee in lieu” or other Disposition of assets to any Governmental Authority that continue in use by the Borrower or any Restricted Subsidiary, so long as such Borrower or any Restricted Subsidiary may obtain title to such asset upon reasonable notice by paying a nominal fee; and

(xxxv) (i) the formation of any Restricted Subsidiary that is a Delaware Divided LLC and (ii) any Disposition to effect the formation of any Restricted Subsidiary that is a Delaware Divided LLC which Disposition is not otherwise prohibited hereunder; provided that in each case upon formation of a Delaware Divided LLC, the Borrower complies with Section 5.12 with respect to such Delaware Divided LLC to the extent applicable.

To the extent that any Collateral is Disposed of as expressly permitted by this Section 6.07 to any Person other than a Loan Party, such Collateral shall automatically be sold free and clear of the Liens created by the Loan Documents (which Liens shall be automatically released upon the consummation of such Disposition) and the Collateral Agent and ~~each~~the Administrative Agent shall be authorized to take, and shall take, any actions reasonably requested by the Borrower or otherwise deemed appropriate in order to effect the foregoing.

Notwithstanding anything to the contrary in this Section 6.07, any Disposition (or other disposition) in the form of a transfer of actual legal title (or transfer of similar effect) or an Exclusive License of Material Intellectual Property by the Borrower or any Restricted Subsidiary to Unrestricted Subsidiaries shall not be permitted; provided that notwithstanding the foregoing, for the avoidance of doubt, the above references to a transfer of actual legal title (or transfer of similar effect) or an Exclusive License with respect to Material Intellectual Property shall not be deemed or interpreted to include a transfer in the form of a non-exclusive license of IP Rights ~~in the ordinary course of business~~ or any license of IP Rights entered into for legitimate business purposes (as determined by the Borrower in good faith) that is only exclusive with respect to a particular type or field (or types or fields) of usage, a certain territory or group of territories, the ability to manufacture, use, offer for sale or sell any authorized generic version of any Licensed Property, or any companion diagnostics authorization, in each case that does not effectively result in the transfer of beneficial ownership of such IP Rights (it being understood that an exclusive licensee’s ability to enforce the applicable IP Rights within the applicable limited types(s), field(s) of usage, territory(ies), ability(ies) and/or authorizations of its exclusive license shall not be construed as a transfer of beneficial ownership).

(h) Sale and Lease-Back Transactions. The Borrower and each other Loan Party shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Borrower or the relevant Loan Party or Restricted Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Borrower or any of their Restricted Subsidiaries) and (b) intends to use for substantially the same purpose as the property which has been or is to be sold or transferred by the Borrower or such Loan Party or Restricted Subsidiary to any Person (other than the Borrower or any of their Restricted Subsidiaries) in connection with such lease (such a transaction described herein, a “Sale and Lease-Back Transaction”); provided that any Sale and Lease-Back Transaction shall be permitted so long as either (A) the resulting Indebtedness, if any, is permitted by Section 6.01(m) or Section 6.01(z) or (B) (1) such Sale and Lease-Back Transaction is made in exchange for Cash consideration (provided that the Cash consideration requirements set forth in Section 6.07(h) shall apply in determining whether or not the Cash consideration requirements in this clause are satisfied; it being understood that any Designated Non-Cash Consideration received in respect of the relevant Sale and Lease-Back Transaction having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (1) and clause (y) of the proviso to Section 6.07(h) that is at that time outstanding, not in excess of the greater of $~~115,000,000~~248,000,000 and ~~15~~25 % of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, in each case, shall be deemed to be Cash), (2) the Borrower or Loan Party or its applicable Restricted Subsidiary would otherwise be permitted to enter into, and remain liable under, the applicable underlying lease and (3) the aggregate fair market value of the assets sold subject to all Sale and Lease-Back Transactions under this clause (B) shall not exceed (i) the greater of $~~35,000,000~~248,000,000 and ~~4~~25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period plus (ii) an unlimited amount provided that all Cash proceeds received in connection therewith are applied to prepay the Loan Document Obligations hereunder as set forth in Section 2.11(b).

(i) Transactions with Affiliates. The Borrower and each other Loan Party shall not, nor shall it permit any Restricted Subsidiary to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payment in excess of the greater of $~~50,000,000~~100,000,000 and ~~6~~10% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period in any individual transaction with any of their respective Affiliates on terms that are substantially less favorable to such Borrower or such Loan Party or Restricted Subsidiary, as the case may be (as determined by the Borrower in good faith), than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; provided that the foregoing restriction shall not apply to:

(i) any transaction between or among the Borrower and/or one or more Restricted Subsidiaries and/or Joint Ventures (or any entity that becomes a Restricted Subsidiary or Joint Venture as a result of such transaction) to the extent permitted or not restricted by this Agreement;

(ii) any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of the Borrower or any Restricted Subsidiary;

(iii) (i) any collective bargaining, employment, indemnification, expense reimbursement or severance agreement or compensatory (including profit sharing) arrangement entered into by the Borrower or any of their Restricted Subsidiaries with any Permitted Payee, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with any Permitted Payee and (iii) payments or other transactions pursuant to any management equity plan, employee compensation, benefit plan, stock option plan or arrangement, equity holder arrangement, supplemental executive retirement benefit plan, any health, disability or similar insurance plan, or any employment contract or arrangement which covers any Permitted Payee and payments pursuant thereto;

(iv) any transaction specifically permitted under this Agreement, including: (i) transactions permitted by Sections 6.01(d), (o), (bb) and (ee), 6.03, 6.04, 6.06 (~~h), (m), (o), (t), (v), (x), (y), (z), (aa), (bb), (gg), (hh), (ii), (jj), (kk), (ll) and (mm~~other than Section 6.06(j) solely to the extent of the cross-reference to this Section 6.09 in such provision) and 6.07, (ii) any Permitted Reorganization ~~and~~, (iii) issuances of Capital Stock and issuances and incurrences of Indebtedness not restricted by this Agreement and payments pursuant thereto and (iv) any customary transaction with (including any Investment in or relating to) any Receivables Subsidiary effected as part of any Qualified Receivables Facility;

(v) the existence of, or performance by the Borrower or any Restricted Subsidiary of its obligations under the terms of, any transaction or agreement in existence on the ~~Closing~~Third Amendment Effective Date and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not materially (i) adverse to the Lenders or (ii) more disadvantageous to the Lenders than the relevant transaction in existence on the ~~Closing~~Third Amendment Effective Date;

(vi) [reserved];

(vii) [reserved];

(viii) (i) transactions with a Person that is an Affiliate of the Borrower (other than an Unrestricted Subsidiary) solely because the Borrower or any Restricted Subsidiary owns Capital Stock in such Person and (ii) transactions with any Person that is an Affiliate solely because a director or officer of such Person is a director or officer of the Borrower or any Restricted Subsidiary;

(ix) any transaction or transactions approved by a majority of the disinterested members of the board of directors (or similar governing body) of the Borrower at such time;

(x) Guarantees permitted or not restricted by Section 6.01 or Section 6.06;

(xi) loans and other transactions among the Loan Parties and their Subsidiaries, in each case to the extent permitted or not restricted under this Article 6;

(xii) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of the Borrower and/or any of their Restricted Subsidiaries in the ordinary course of business;

(xiii) transactions with customers, clients, suppliers, licensees, Joint Ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (i) fair to the Borrower and/or its applicable Restricted Subsidiary in the good faith determination of the board of directors (or similar governing body) of the Borrower or the senior management thereof or (ii) on terms not substantially less favorable to the Borrower and/or its applicable Restricted Subsidiary as might reasonably be obtained from a Person other than an Affiliate;

(xiv) the payment of reasonable out-of-pocket costs and expenses related to registration rights and indemnities provided to shareholders under any shareholder agreement and the existence or performance by the Borrower or any Restricted Subsidiary of its obligations under any such registration rights or shareholder agreement;

(xv) [reserved];

(xvi) any transaction in respect of which the Borrower delivers to the Administrative ~~Agents~~Agent a letter addressed to the board of directors (or equivalent governing body) of the Borrower from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is fair to such Borrower or such Restricted Subsidiary from a financial point of view or stating that the terms, when taken as a whole, are not substantially less favorable to such Borrower or the applicable Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate;

(xvii) transactions or agreements in contemplation of, or to effect or facilitate, the Separation Transactions (including any of the reorganization transactions, arrangements or documents described or referred to in the S-1 Registration Statement, and in each case including the Master Separation Agreement transactions and any transition services agreement or other agreements or arrangements referred to therein, and including the consummation of the Separation Transactions);

(xviii) payments to or from, and transactions with, an Unrestricted Subsidiary in the ordinary course of business (including, any cash management or administrative activities related thereto);

(xix) any lease entered into between the Borrower or any Restricted Subsidiary, as lessee, and any Affiliate of the Borrower, as lessor, and any transaction(s) pursuant to that lease, which lease is approved by the board of directors or senior management of the Borrower in good faith;

(xx) transactions undertaken in the ordinary course of business pursuant to membership in a purchasing consortium; and

(xxi) transactions set forth on Schedule 6.09 and any renewals or extensions thereof.

(j) [Reserved].

(k) [Reserved].

(l) Amendments of or Waivers with Respect to Restricted Debt. The Borrower and each other Loan Party shall not, nor permit any Restricted Subsidiary to, amend or otherwise modify the terms of any Restricted Debt (or the documentation governing any Restricted Debt) if the effect of such amendment or modification, together with all other amendments or modifications made, is materially adverse to the interests of the Lenders (in their capacities as such); provided that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Debt, in each case, that is permitted under this Agreement in respect thereof.

(m) [Reserved].

(n) [Reserved].

(o) First Lien Leverage Ratio.

(i) On the last day of any Test Period ending on or after the last day of the second full Fiscal Quarter ending after the ~~Closing~~Third Amendment Effective Date on which the Revolving Facility Test Condition is then satisfied, the Borrower shall not permit the First Lien Leverage Ratio to be greater than ~~4.50:1.00.~~

~~(b)~~ (w) for any such Test Period ending prior to ~~On~~ the last day of ~~any~~the ninth full Fiscal Quarter ending after the Third Amendment Effective Date, 5.75:1.00, (x) for any such Test Period ending on or after the last day of the ~~first~~ninth full Fiscal Quarter ending after the ~~Second Incremental~~Third Amendment Effective Date ~~on which any Second Incremental Term Loans are outstanding, the Borrower shall not permit the First Lien Leverage Ratio to be greater than (x) for the first four~~and prior to the last day of the thirteenth full Fiscal ~~Quarters~~Quarter ending after the ~~Second Incremental Effective~~Third Amendment Effective Date, 5.50:1.00, (y) for any such Test Period ending on or after the last day of the thirteenth full Fiscal Quarter ending after the Third Amendment Effective Date and prior to the last day of the seventeenth full Fiscal Quarter ending after the Third Amendment Effective Date, 5.25:1.00 and (z) for any such Test Period ending on or after the last day of the seventeenth full Fiscal Quarter ending after the Third Amendment Effective Date, 5.00:1.00 ~~and (y) for each Fiscal Quarter ending thereafter, 4.50:1.00~~.

~~(c)~~ Notwithstanding anything to the contrary in this Agreement (including Article 7), if the Borrower reasonably expects to fail (or has failed) to comply with Section 6.15(a) ~~and/or (b), as applicable,~~ above for any Fiscal Quarter, the Borrower shall have the right (the “Cure Right”) (at any time during such Fiscal Quarter or thereafter until the date that is 15 Business Days after the date on which financial statements for such Fiscal Quarter are required to be delivered pursuant to Section 5.01(a) or (b), as applicable) to issue Permitted Equity for Cash or otherwise receive Cash contributions in respect of Permitted Equity (the “Cure Amount”), and thereupon the Borrower’s compliance with Section 6.15(a) ~~and/or (b), as applicable,~~ shall be recalculated by increasing Consolidated Adjusted EBITDA (notwithstanding the absence of a related addback in the definition of “Consolidated Adjusted EBITDA”), solely for the purpose of determining compliance with Section 6.15(a) ~~and/or (b), as applicable,~~ as of the end of such Fiscal Quarter and for applicable subsequent periods that include such Fiscal Quarter, by an amount equal to the Cure Amount. If, after giving effect to the foregoing recalculation (but not, for the avoidance of doubt, except as expressly set forth below, taking into account any immediate repayment of Indebtedness in connection therewith), the requirements of Section 6.15(a) ~~and/or (b), as applicable,~~ would be satisfied, then the requirements of Section 6.15(a) ~~and/or (b), as applicable,~~ shall be deemed satisfied as of the end of the relevant Fiscal Quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.15(a) ~~and/or (b), as applicable,~~ that had occurred (or would have occurred) shall be deemed cured for the purposes of this Agreement. Notwithstanding anything herein to the contrary, (i) in each four consecutive Fiscal Quarter period there shall be at least two Fiscal Quarters (which may, but are not required to be, consecutive) in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times, (iii) the Cure Amount shall be no greater than the amount required for the purpose of complying with Section 6.15(a) ~~and/or (b), as applicable~~, (iv) upon the ~~Revolving Facility~~ Administrative Agent’s ~~and/or Incremental Term Facilities Administrative Agent’s, as applicable,~~ receipt of a written notice from the Borrower that the Borrower intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the 15th Business Day following the date on which financial statements for the Fiscal Quarter to which such Notice of Intent to Cure relates are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, none of the

~~Revolving Facility Administrative Agent (nor any sub-agent therefor), the Incremental Term Facilities~~ Administrative Agent (nor any sub-agent therefor) nor any Lender shall exercise any right to accelerate the Loans or terminate the Revolving Credit Commitments or any Additional Commitments, and none of the ~~Revolving Facility Administrative Agent (nor any sub-agent therefor), the Incremental Term Facilities~~ Administrative Agent (nor any sub-agent therefor) nor any Lender or Secured Party shall exercise any right to foreclose on or take possession of the Collateral or any other right or remedy under the Loan Documents, in each case solely on the basis of the relevant Event of Default under Section 6.15(a) ~~and/or (b), as applicable~~, (v) for any fiscal quarter in which any Cure Amount is included as an increase to Consolidated Adjusted EBITDA as a result of any exercise of the Cure Right, such Cure Amount shall be (A) counted solely as an increase to Consolidated Adjusted EBITDA (and not as a reduction of any other Indebtedness (by netting or otherwise) for the purpose of determining compliance with Section 6.15(a) ~~and/or (b), as applicable~~) (provided, that, for any subsequent fiscal quarter, any portion of the Cure Amount that is actually applied to repay Indebtedness may be taken into account as a reduction of such Indebtedness so prepaid) and (B) disregarded for all other purposes, including the purpose of determining whether any financial ratio-based condition has been satisfied, the Applicable Rate or the availability of any carve-out set forth in Article 6 of this Agreement and (vi) no Revolving Lender or Issuing Bank shall be required to make any Revolving Loan or issue any Letter of Credit hereunder if an Event of Default under Section 6.15(a) ~~and/or (b), as applicable,~~ exists during the 15 Business Day period during which the Borrower may exercise a Cure Right above unless and until the Cure Amount is actually received.

(p) Establishment of Defined Benefit Plan. No Loan Party shall (a) sponsor, administer, maintain, contribute to, participate in or assume or incur any liability in respect of, any Defined Benefit Plan, or (b) acquire an interest in any Person if such Person sponsors, administers, maintains, contributes to, participates in or has any liability in respect of, any Defined Benefit Plan, other than, with respect to clauses (a) and (b), Defined Benefit Plans that do not, in the aggregate, have a solvency deficit in excess of $10,000,000 at any time.

~~PART B: At all times on and after the Investment Grade Trigger Date (but for the avoidance of doubt, this Part B shall not apply prior thereto):~~

~~Section 6.17. Indebtedness. The Borrower will not permit any Subsidiary that is not a Loan Party to create, incur, assume or permit to exist any Indebtedness, except:~~

~~(a) Indebtedness created under the Loan Documents;~~

~~(b) Indebtedness existing on the Closing Date and set forth in Schedule 6.01 or that could be incurred on the Closing Date pursuant to commitments set forth in Schedule 6.01 or as contemplated in Schedule 6.01 and Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (b);~~

~~(c) (i) Indebtedness of any Subsidiary that is not a Loan Party owing to (x) a Loan Party or (y) any other Subsidiary; and (ii) Guarantees of Indebtedness of any Subsidiary that is not a Loan Party by any other Subsidiary that is not a Loan Party (to the extent that such Indebtedness is permitted to be incurred under another provision of this Section 6.17);~~

~~(d) (i) Indebtedness incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, including obligations in respect of Finance Leases and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction, repair, replacement or improvement;~~

~~(e) Indebtedness in respect of letters of credit (including trade letters of credit), bank guarantees or similar instruments issued or incurred in the ordinary course of business, including in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers, workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;~~

~~(f) Indebtedness incurred pursuant to Permitted Receivables Facilities; provided that the Attributable Receivables Indebtedness thereunder shall not exceed at any time outstanding $400,000,000;~~

~~(g) Indebtedness under Hedge Agreements entered into in the ordinary course of business and not for speculative purposes;~~

~~(h) Indebtedness in respect of bid, performance, surety, stay, customs, appeal or replevin bonds or performance and completion guarantees and similar obligations issued or incurred in the ordinary course of business, including guarantees or obligations of any Subsidiary with respect to letters of credit, bank guarantees or similar instruments supporting such obligation, in each case, not in connection with Indebtedness for money borrowed;~~

~~(i) Indebtedness in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Section 8.02;~~

~~(j) Indebtedness consisting of bona fide purchase price adjustments, earn-outs, indemnification obligations, obligations under deferred compensation or similar arrangements and similar items incurred in connection with acquisitions and asset sales not prohibited by this Agreement;~~

~~(k) Indebtedness in respect of letters of credit, bank guarantees, surety bonds, performance bonds or similar instruments in an aggregate amount outstanding not to exceed $200,000,000;~~

~~(l) Indebtedness in respect of card obligations, netting services, overdraft protections, treasury, depository, pooling and other cash management arrangements, including, in all cases, in connection with deposit accounts and any cash pooling arrangements;~~

~~(m) Indebtedness consisting of (x) the financing of insurance premiums with the providers of such insurance or their affiliates or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;~~

~~(n) Foreign Jurisdiction Deposits;~~

~~(o) (i) so long as the Borrower is in compliance with Section 6.21 on a Pro Forma Basis as of the last day of the most recently completed Test Period (for which financial statements have been delivered pursuant to Section 5.01(a) or (b)), other Indebtedness in an aggregate amount, when aggregated with the amount of Indebtedness of the Loan Parties secured by Liens pursuant to Section 6.18(r), not to exceed the greater of (x) $637,650,000 and (y) 15% of Consolidated Net Tangible Assets, determined as of the last day of the most recent fiscal quarter prior to the date such Indebtedness is incurred for which financial statements have been delivered pursuant to Section 5.01(a) or (b) and (ii) Permitted Refinancing Indebtedness in respect of Indebtedness permitted by clause (i) of this clause (o);~~

~~(p) (i) Indebtedness of a Person existing at the time such Person becomes a Subsidiary and not created in contemplation thereof and (ii) any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (p);~~

~~(q) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the available balance of such Letter of Credit; and~~

~~(r) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (q) above.~~

~~Section 6.18. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien securing Indebtedness on any Property now owned or hereafter acquired by it, except:~~

~~(a) Permitted Encumbrances;~~

~~(b) any Lien on any Property of the Borrower or any Subsidiary existing on the Closing Date and set forth in Schedule 6.02 and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien shall not apply to any other Property of the Borrower or any other Subsidiary other than (A) improvements and after-acquired Property that is affixed or incorporated into the Property covered by such Lien or financed by Indebtedness permitted under Section 6.17 and (B) proceeds and products thereof and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and any Permitted Refinancing Indebtedness in respect thereof;~~

~~(c) any Lien existing on any Property prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any Property of any Person that becomes a Subsidiary after the Closing Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other Property of the Borrower or any other Subsidiary (other than the proceeds or products of the Property covered by such Lien and other than improvements and after-acquired property that is affixed or incorporated into the Property covered by such Lien) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and Permitted Refinancing Indebtedness in respect thereof;~~

~~(d) (i) Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved by the Borrower or any Subsidiary; provided that (i) such security interests and the Indebtedness secured thereby are incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair or replacement or improvement and (ii) such security interests shall not apply to any other Property of the Borrower or any Subsidiary, except for accessions to such fixed or capital assets covered by such Lien, Property financed by such Indebtedness and the proceeds and products thereof; provided further that individual financings of fixed or capital assets provided by one lender may be cross-collateralized to other financings of fixed or capital assets provided by such lender;~~

~~(e) rights of setoff and similar arrangements and Liens in favor of depository and securities intermediaries to secure obligations owed in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and fees and similar amounts related to bank accounts or securities accounts (including Liens securing letters of credit, bank guarantees or similar instruments supporting any of the foregoing);~~

~~(f) Liens on Receivables and Permitted Receivables Facility Assets securing Indebtedness arising under Permitted Receivables Facilities;~~

~~(g) Liens (i) on “earnest money” or similar deposits or other cash advances in connection with acquisitions or investments not prohibited by this Agreement or (ii) consisting of an agreement to dispose of any Property in a disposition permitted under this Agreement including customary rights and restrictions contained in such agreements;~~

~~(h) Liens on cash, cash equivalents or other assets securing Indebtedness permitted by Section 6.17(g);~~

~~(i) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or any Subsidiary or (ii) secure any Indebtedness;~~

~~(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;~~

~~(k) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, including Liens encumbering reasonable customary initial deposits and margin deposits;~~

~~(l) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by a Loan Party or any Subsidiary in the ordinary course of business;~~

~~(m) Liens deemed to be existing in connection with repurchase agreements constituting Cash Equivalents;~~

~~(n) rights of setoff relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;~~

~~(o) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Borrower or any Subsidiary;~~

~~(p) Liens on equipment owned by the Borrower or any Subsidiary and located on the premises of any supplier and used in the ordinary course of business and not securing Indebtedness;~~

~~(q) any restriction or encumbrance with respect to the pledge or transfer of the Capital Stock of a joint venture;~~

~~(r) Liens not otherwise permitted by this Section 6.18, provided that a Lien shall be permitted to be incurred pursuant to this clause (r) only if at the time such Lien is incurred the aggregate principal amount of Indebtedness secured at such time (including such Lien) by Liens outstanding pursuant to this clause (r) (when taken together, without duplication, with the amount of obligations outstanding pursuant to Section 6.17(o)) would not exceed the greater of (x) $637,650,000 and (y) 15% of Consolidated Net Tangible Assets, determined as of the last day of the most recent fiscal quarter prior to the date such Indebtedness is incurred for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or any Permitted Refinancing Indebtedness in respect of the foregoing);~~

~~(s) Liens on any Property of the Borrower or any Subsidiary in favor of the Borrower or any other Subsidiary;~~

~~(t) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;~~

~~(u) Liens arising from Uniform Commercial Code or Personal Property Security Act (Ontario) financing statement filings (or analogous filings in other jurisdictions) regarding operating leases or consignments entered into by the Borrower and its Subsidiaries in the ordinary course of business;~~

~~(v) Liens, pledges or deposits made in the ordinary course of business to secure liability to insurance carriers;~~

~~(w) Liens securing insurance premiums financing arrangements; provided that such Liens are limited to the applicable unpaid insurance premiums under the insurance policy related to such insurance premium financing arrangement;~~

~~(x) Liens on Cash Equivalents deposited as Cash collateral on Letters of Credit as contemplated by this Agreement;~~

~~(y) Liens on any Property of any Subsidiary that is not a Loan Party securing Indebtedness of such Subsidiary that is otherwise permitted under Section 6.17; and~~

~~(z) Liens on equity interests of any Person formed for the purposes of engaging in activities in the renewable energy sector (including refined coal) that qualify for federal tax benefits allocable to the Borrower and its Subsidiaries in which the Borrower or any Subsidiary has made an investment and Liens on the rights of the Borrower and its Subsidiaries under any agreement relating to any such investment.~~

~~Section 6.19. Fundamental Changes. The Borrower will not merge into, amalgamate or consolidate with or transfer all or substantially all of its assets to any other Person, or permit any other Person to merge into, amalgamate or consolidate with it, or liquidate or dissolve themselves into the Borrower, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, the Borrower may be consolidated with or merged or amalgamated into any Person; provided that, if the Borrower is not the surviving Person of such transaction, then simultaneously with such transaction, (x) the Person formed by such consolidation or into which the Borrower is merged or amalgamated shall expressly assume all obligations of the Borrower under the Loan Documents and (y) the Person formed by such consolidation or into which the Borrower is merged or amalgamated shall be a corporation organized under the laws of a State in the United States or Canada or a political subdivision thereof, and shall take all actions as may be required to preserve the enforceability of the Loan Documents.~~

~~Section 6.20. Restricted Payments. The Borrower will not, and will not permit any of their Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower or any Subsidiary may declare and pay dividends or other distributions with respect to its Capital Stock payable solely in additional shares of its Qualified Equity Interests or options to purchase Qualified Equity Interests; (b) Subsidiaries may declare and make Restricted Payments ratably with respect to their Capital Stock (or greater than ratably in the case of any Restricted Payment in favor of the Borrower or Subsidiary thereof); (c) the Borrower or any Subsidiary may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for present or former officers, directors, consultants or employees of the Borrower and its Subsidiaries in an amount not to exceed $20,000,000 in any fiscal year (with any unused amount of such base amount available for use in the next subsequent fiscal years); (d) the Borrower or any Subsidiary may make Restricted Payments so long as no Event of Default has occurred and is continuing at the time of the declaration thereof or would result therefrom; (e) repurchases of Capital Stock in any Loan Party or any Subsidiary deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants; (f) the payment of cash in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exercisable for Qualified Equity Interests of the Borrower; (g) payments made to exercise, settle or terminate any Permitted Warrant Transaction (A) by delivery of the Borrower’s common stock, (B) by set-off against the related Permitted Bond Hedge Transaction, or (C) with cash payments in an aggregate amount not to exceed the aggregate amount of any payments received by the Borrower or any of its Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction; and (h) payments made in connection with any Permitted Bond Hedge Transaction.~~

~~Section 6.21. Financial Covenants.~~

~~(a) The Borrower will not permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter following the Investment Grade Trigger Date to exceed 4.00 to 1.00. Notwithstanding the foregoing, the Borrower shall be permitted to increase the maximum permitted Consolidated Leverage Ratio to 4.50 to 1.00 in connection with any Qualified Acquisition, which such increase shall be applicable for the fiscal quarter in which such Qualified Acquisition is consummated and the three consecutive Test Periods thereafter; provided that, there shall be at least one full fiscal quarter following the cessation of each such increase during which no such increase shall then be in effect.~~

~~(b) The Borrower will not permit the Consolidated Interest Coverage Ratio as of the last day of any fiscal quarter following the Investment Grade Trigger Date to be less than 3.00 to 1.00.~~

~~Section 6.22. Defined Terms. As used in this Part B of Article VI, the following terms have the following meanings:~~

~~“Attributable Receivables Indebtedness” at any time means the principal amount of Indebtedness which (i) if a Permitted Receivables Facility is structured as a secured lending agreement, would constitute the principal amount of such Indebtedness or (ii) if a Permitted Receivables Facility is structured as a purchase agreement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement.~~

~~“Cash Equivalents” means:~~

~~(1) any evidence of Indebtedness issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, (ii) the United Kingdom, (iii) Canada, (iv) Japan or (v) any member nation of the European Union;~~

~~(2) time deposits, certificates of deposit, and bank notes of any financial institution that (i) is a Lender or (ii) is a member of the Federal Reserve System (or organized in any foreign country recognized by the United States) and whose senior unsecured debt is rated at least A-2, P-2, or F-2, short- term, or A or A2, long-term, by Moody’s, S&P or Fitch (any such bank in the foregoing clause (i) or (ii) being an “Approved Bank”). Issues with only one short-term credit rating must have a minimum credit rating of A 1, P 1 or F 1;~~

~~(3) commercial paper, including asset-backed commercial paper, and floating or fixed rate notes issued by an Approved Bank or a corporation or special purpose vehicle (other than an Affiliate or Subsidiary of the Borrower) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia (or any foreign country recognized by the United States) and rated at least A 2 by S&P and at least P 2 by Moody’s;~~

~~(4) asset-backed securities rated AAA by Moody’s, S&P or Fitch, with weighted average lives of 3 years or less (measured to the next maturity date);~~

~~(5) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed or insured by the government or any agency or instrumentality of (i) the United States, (ii) the United Kingdom, (iii) Canada, (iv) Japan or (v) any member nation of the European Union maturing within 365 days from the date of acquisition;~~

~~(6) money market funds which invest substantially all of their assets in assets described in the preceding clauses (1) through (5); and~~

~~(7) instruments equivalent to those referred to in clauses (1) through (6) above denominated in any Alternative Currency or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;~~

~~provided, that except in the case of clauses (4) and (5) above, the maximum maturity date of individual securities or deposits will be 3 years or less at the time of purchase or deposit.~~

~~“Consolidated Interest Coverage Ratio” means, for any Test Period, the ratio of (a) Consolidated Adjusted EBITDA for such Test Period to (b) Consolidated Interest Expense for such Test Period.~~

~~“Consolidated Net Tangible Assets” means, with respect to the Borrower, the total amount of assets (less applicable reserves and other properly deductible items) after deducting all goodwill, tradenames, trademarks, service marks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent consolidated balance sheet of the Borrower and its Subsidiaries delivered pursuant to Section 5.01(a) or Section 5.01(b).~~

~~“Foreign Jurisdiction Deposit” means a deposit or Guarantee incurred in the ordinary course of business and required by any Governmental Authority in a foreign jurisdiction as a condition of doing business in such jurisdiction.~~

~~“Permitted Encumbrances” means:~~

~~(a) Liens imposed by law for taxes, assessments or other governmental charges that are not overdue for a period of more than sixty (60) days or, if more than 60 days overdue, are being contested in compliance with Section 5.04;~~

~~(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, workmen’s, suppliers’ and other Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or, if overdue for more than 60 days, are being contested in compliance with Section 5.04 (as applicable);~~

~~(c) (i) Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or employment laws or to secure other public, statutory or regulatory obligations (including to support letters of credit or bank guarantees) and (ii) Liens, pledges or deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing insurance to the Borrower or any Subsidiary;~~

~~(d) Liens or deposits to secure the performance of bids, trade contracts, governmental contracts, tenders, statutory bonds, leases, statutory obligations, surety, stay, customs, appeal and replevin bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;~~

~~(e) Liens in respect of judgments, decrees, attachments or awards (or to secure any settlements with respect to the same) that do not constitute an Event of Default under clause (k) of Section 8.02;~~

~~(f) easements, restrictions (including zoning restrictions), rights-of-way, covenants, licenses, encroachments, protrusions and similar encumbrances and minor title defects affecting real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and~~

~~(g) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sub-lease, license or sublicense entered into by the Borrower or any of its Subsidiaries as a part of its business and covering only the assets so leased;~~

~~provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.~~

~~“Permitted Receivables Facility” means any receivables facility or facilities created under the Permitted Receivables Facility Documents from time to time, providing for the sale or pledge by the Borrower and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Borrower and the Receivables Sellers) to the Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue notes or other evidences of Indebtedness secured by Permitted Receivables Facility Assets or investor certificates, purchased interest certificates or other similar documentation evidencing interests in Permitted Receivables Facility Assets) in return for the cash used by the Receivables Entity to purchase Permitted Receivables Facility Assets from the Borrower and/or the respective Receivables Sellers, in each case as more fully set forth in the Permitted Receivables Facility Documents.~~

~~“Permitted Receivables Facility Assets” means (i) Receivables (whether now existing or arising in the future) of the Borrower and its Subsidiaries which are transferred or pledged to a Receivables Entity pursuant to the Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred or pledged to a Receivables Entity and all proceeds thereof and (ii) loans to the Borrower and its Subsidiaries secured by Receivables (whether now existing or arising in the future) of the Borrower and its Subsidiaries which are made pursuant to a Permitted Receivables Facility.~~

~~“Permitted Receivables Facility Documents” means each of the documents and agreements entered into from time to time in connection with a Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, or the issuance of notes or other evidence of Indebtedness secured by such notes, all of which documents and agreements shall be in form and substance reasonably customary for transactions of this type, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as (in the good faith determination of the Borrower) either (i) the terms as so amended, modified, supplemented, refinanced or replaced are reasonably customary for transactions of this type or (ii)(x) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Borrower or any of its Subsidiaries that, taken as a whole, are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement as determined by the Borrower in good faith and (y) any such amendments, modifications, supplements, refinancings or replacements are not adverse in any material respect to the interests of the Lenders as determined by the Borrower in good faith.~~

~~“Permitted Receivables Related Assets” means any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables and any collections or proceeds of any of the foregoing.~~

~~“Permitted Refinancing Indebtedness” means, with respect to any Person, any amendment, modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder (in each case, provided that Indebtedness in respect of such existing unutilized commitments is then permitted under Section 6.17) (in each case, it being understood that incurrence of Indebtedness in excess of the principal amount (plus any unpaid accrued interest and premium thereon and other reasonable amounts paid, and fees and expenses reasonably incurred in connection therewith) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended (including the amount equal to any existing commitments unutilized thereunder) shall be permitted if such excess amount is then permitted under Section 6.17 and reduces the otherwise permitted Indebtedness under Section 6.17).~~

~~“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.~~

~~“Receivables Entity” means a wholly owned Subsidiary of the Borrower which engages in no activities other than in connection with the financing of Receivables of the Receivables Sellers and which is designated (as provided below) as a “Receivables Entity”. Any such designation shall be evidenced to the Revolving Facility Administrative Agent by filing with the Revolving Facility Administrative Agent an officer’s certificate of the Borrower certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.~~

~~“Qualified Acquisition” means an acquisition by the Borrower or a Subsidiary of an Acquired Entity or Business occurring after the Closing Date and that is permitted hereunder with aggregate consideration (including, without duplication, the assumption or incurrence of Indebtedness in connection with such acquisition) equal to or in excess of $250,000,000.~~

~~“Qualified Equity Interests” means Capital Stock of the Borrower other than Disqualified Capital Stock.~~

~~“Receivables Sellers” means the Borrower and those Subsidiaries (other than Receivables Entities) that are from time to time party to the Permitted Receivables Facility Documents.~~

LOAN GUARANTEE

(a) Guarantee of the Loan Document Obligations. Subject to Section 7.02 and the terms of each Counterpart Agreement, the Guarantors jointly and severally hereby irrevocably and unconditionally guarantee to the Collateral Agent for the ratable benefit of the Secured Parties the due and punctual payment in full of all Obligations (other than Excluded Swap Obligations) when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code or other Debtor Relief Laws) (collectively, the “Guaranteed Obligations”).

(b) Contribution by Guarantors; Indemnification; Subordination.

(i) The Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under the Loan Guarantee. Accordingly, in the event any payment or distribution (including the sale of any assets) is made on any date by a Guarantor (a “Funding Guarantor”) under the Loan Guarantee or any other Loan Document such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. The allocation among Contributing Guarantors of their obligations as set forth in this Agreement shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder or under any other Loan Document. Any Contributing Guarantor making a payment under this Section 7.02(a) shall be subrogated to the rights of the Funding Guarantor under Section 7.02(b) below to the extent of such payment.

(ii) In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law, the Borrower agrees that (i) in the event a payment in respect of any Obligation of such Borrower shall be made by any Guarantor under the Loan Guarantee, such Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (ii) in the event any assets of any Guarantor shall be sold pursuant to any Loan Document to satisfy in whole or in part an Obligation owed to any Secured Party by such Borrower, such Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

(iii) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 7.02(a) and (b) hereof and all other rights of the Guarantors of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the payment in full in cash of the Loan Document Obligations. No failure on the part of the Borrower or any Guarantor to make the payments required by Sections 7.02(a) and (b) (or any other payments required under Requirements of Law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

(c) Payment by Subsidiary Guarantors. Subject to Section 7.02 and the terms of each Counterpart Agreement, the Subsidiary Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Secured Party may have at law or in equity against any Subsidiary Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code or analogous provisions of other Debtor Relief Laws), the Subsidiary Guarantors will upon demand pay, or cause to be paid, in Cash, to the Collateral Agent for the benefit of the Secured Parties, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case or proceeding under any Debtor Relief Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Secured Parties as aforesaid.

(d) Liability of Guarantors Absolute. To the extent permitted under applicable law, each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than satisfaction in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(i) this Loan Guarantee is a guarantee of payment and performance when due and not of collection. This Loan Guarantee is a primary obligation of each Guarantor and not merely a contract of surety;

(ii) to the extent permitted under Requirements of Law, the Collateral Agent may enforce this Loan Guarantee upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Secured Party with respect to the existence of such Event of Default;

(iii) the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(iv) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Collateral Agent or ~~any~~the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(v) any Secured Party, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its discretion may determine consistent herewith or the applicable Hedge Agreement or agreement relating to Banking Services Obligations and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents or any agreement relating to Derivative Transactions or Banking Services Obligations; and

(vi) this Loan Guarantee and the obligations of the Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents or any agreements relating to Derivative Transactions or Banking Services, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guarantee of or security for the payment or performance of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, any agreements relating to Derivative Transactions or Banking Services or any agreement or instrument executed pursuant thereto, or of any other guarantee or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, such agreement relating to Derivatives Transactions or Banking Services or any agreement relating to such other guarantee or security; (iii) to the extent permitted by applicable law, the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents, any agreements relating to Derivative Transactions or Banking Services or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Secured Party might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) to the extent permitted by applicable law, any defenses, set-offs or counterclaims which the Borrower may allege or assert against any Secured Party in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

(e) Waivers by Guarantors. To the extent permitted by applicable law, each Guarantor hereby waives, for the benefit of the Secured Parties: (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Secured Party in favor of the Borrower or any other Person, or (iv) pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than satisfaction in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to gross negligence, willful misconduct or bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, agreements relating to Derivative Transactions or Banking Services or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.04 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

(f) Guarantors’ Rights of Subrogation, Contribution, etc. Until the Termination Date, each Guarantor hereby waives, to the extent permitted by applicable law, any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Loan Guarantee or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party. In addition, until the Termination Date, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution set forth in Section 7.02 hereof. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any other Guarantor or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Secured Party may have against the Borrower, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time prior to the Termination Date, such amount shall be held in trust for the Collateral Agent on behalf of the Secured Parties and shall forthwith be paid over to the Collateral Agent for the benefit of the Secured Parties to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

(g) Subordination of Other Obligations. Any Indebtedness of the Borrower or any Subsidiary Guarantor now or hereafter owed to any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Collateral Agent on behalf of the Secured Parties and shall forthwith be paid over to the Collateral Agent for the benefit of the Secured Parties to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

(h) Continuing Guarantee. This Loan Guarantee is a continuing guarantee and shall remain in effect until the Termination Date. Each Guarantor hereby irrevocably waives any right to revoke this Loan Guarantee as to future transactions giving rise to any Guaranteed Obligations.

(i) Authority of Subsidiary Guarantors or Borrower. It is not necessary for any Secured Party to inquire into the capacity or powers of any Subsidiary Guarantor or the Borrower or the officers, directors or any Agents acting or purporting to act on behalf of any of them.

(j) Financial Condition of Borrower. Any Credit Extension may be made to the Borrower or continued from time to time, and any agreements relating to Derivative Transactions or Banking Services may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation or at the time such agreement relating to Derivatives Transactions or Banking Services is entered into, as the case may be. No Secured Party shall have any obligation to disclose or discuss with any Subsidiary Guarantor its assessment, or any Subsidiary Guarantor’s assessment, of the financial condition of the Borrower. Each Subsidiary Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of such Borrower and its ability to perform its obligations under the Loan Documents and agreements relating to Derivative Transactions and Banking Services, and each Subsidiary Guarantor assumes the responsibility for being and keeping informed of the financial condition of such Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Subsidiary Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Secured Party.

(k) Bankruptcy, etc.

(i) Until the Termination Date, no Subsidiary Guarantor shall, without the prior written consent of the Collateral Agent acting pursuant to the instructions of the Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case, application or proceeding of or against the Borrower or any other Subsidiary Guarantor. The obligations of the Subsidiary Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case, application or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Subsidiary Guarantor or by any defense which the Borrower or any other Subsidiary Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(ii) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case, application or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case, application or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case, application or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of the Guarantors and the Secured Parties that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. The Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Collateral Agent, or allow the claim of the Collateral Agent in respect of, any such interest accruing after the date on which such case, application or proceeding is commenced.

(iii) In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of the Subsidiary Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

(l) Discharge of Loan Guarantee upon Sale of Subsidiary Guarantor. If all of the Capital Stock of any Subsidiary Guarantor or any of its successors in interest hereunder shall be sold or otherwise Disposed of (including by merger, amalgamation or consolidation) in accordance with the terms and conditions hereof, the Loan Guarantee of such Subsidiary Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Secured Party or any other Person effective as of the time of such sale or other Disposition.

(m) Guarantee Limitations. Notwithstanding anything herein or in any other Loan Document to the contrary, the application of this Agreement to (including the Loan Guarantee and any obligation to contribute and indemnify pursuant to Section 7.02 of) each Subsidiary Guarantor organized outside of the United States and Canada shall be (a) subject to the terms of Schedule 7.13 and (b) limited in the manner set forth in any Counterpart Agreement with respect to such Subsidiary Guarantor. Schedule 7.13 may be amended by the Administrative ~~Agents~~Agent, the Collateral Agent and the Borrower, without the consent of any other Lender, Issuing Bank, the Swingline Lender or other Secured Party, in order to (i) incorporate additional provisions to address the accession of any Loan Party in an additional jurisdiction after the date hereof, (ii) cure omissions or defects or make changes of a technical nature or (iii) accommodate any Change in Law.

EVENTS OF DEFAULT

~~PART A: At all times prior to the Investment Grade Trigger Date (but for the avoidance of doubt, this Part A shall not apply thereafter):~~

(a) Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(i) Failure To Make Payments When Due. Failure by the Borrower to pay (i) any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise, (ii) when due any amount payable to any Issuing Bank in reimbursement of any drawing under a Letter of Credit or (iii) any interest on any Loan, any fee or other non-principal amount due hereunder within five Business Days after the date due; ~~or~~provided that with respect to this Section 8.01(a) (other than with respect to First Incremental Term Loans), if the Borrower has made, on the due date or before the expiry of any grace period, a payment in an amount that is not less than the amount set forth in a calculation, if any, received from the Administrative Agent, and any such payment was less than the amount due and owing under this Agreement (an “underpayment”), then such underpayment will not become (i) a Default unless and until such underpayment remains outstanding after the third Business Day after the date (if any) on which the Borrower receives written notice from the Administrative Agent of an underpayment setting forth the amount of the deficiency (such date of notice, the “underpayment notice date”) or (ii) an Event of Default (and Section 2.13(e) shall not apply) unless and until such underpayment remains outstanding after the later of (x) the third Business Day after such underpayment notice date and (y) the applicable grace period otherwise contained in this Section 8.01(a); or

(ii) Default in Other Agreements. (i) Failure by the Borrower or any of ~~their~~its Restricted Subsidiaries (other than any Receivables Subsidiary) to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than (A) Indebtedness referred to in clause (a) above and (B) Indebtedness held exclusively by an Affiliate of a Loan Party) with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case beyond the applicable notice period and grace period, if any, provided therefor; or (ii) breach or default by the Borrower or any of ~~their~~its Restricted Subsidiaries (other than any Receivables Subsidiary) with respect to any other term of (A) one or more items of Indebtedness with an aggregate outstanding principal amount exceeding the Threshold Amount or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness (other than, for the avoidance of doubt, (x) with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the relevant Hedge Agreement which are not the result of any default thereunder by any Loan Party or any Restricted Subsidiary or (y)(I) any event that permits holders of any convertible or exchangeable Indebtedness of the Borrower or any of its Restricted Subsidiaries to convert or exchange such Indebtedness or (II) the conversion or exchange of such convertible Indebtedness, in either case, into common stock of the Borrower (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower), cash or a combination thereof), in each case beyond the applicable notice period and grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that clause (ii) of this paragraph (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder; provided, further, that (x) with respect to any breach or default referred to in clause (ii) above with respect to a financial covenant in any such Indebtedness, such breach or default shall only constitute an Event of Default hereunder if such breach or default has resulted in the acceleration of such Indebtedness and the termination of commitments thereunder, (y) any failure, breach or default described under clauses (i) or (ii) above shall only constitute an Event of Default hereunder if such failure, breach or default is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to this Article 8 and (z) for the avoidance of doubt, any failure, breach or default described under clauses (i) or (ii) above shall not result in a Default or Event of Default hereunder while any notice period or grace period, if applicable to such failure, breach or default, remains in effect; or

(iii) Breach of Certain Covenants. Failure of any Loan Party, as required by the relevant provision, to perform or comply with any term or condition contained in Section 5.01(e)(i) (provided that any such Default or Event of Default shall be automatically deemed to be cured by (x) the cure or waiver of the underlying Default or Event of Default with respect to which such notice was required or (y) upon subsequent delivery of the relevant notice of Default or Event of Default, unless a Responsible Officer of the Borrower had actual knowledge that such Default or Event of Default had occurred and was continuing and should have reasonably known in the course of his or her duties that failure to provide such notice would constitute an Event of Default), Section 5.02 (as it applies to the preservation of the existence of the Borrower) or Article 6; provided that~~,~~ (A) notwithstanding this clause (c), ~~(i)~~ no breach or default by any Loan Party under Section 6.15(a) will constitute an Event of Default with respect to any Term Loans unless and until the Required Revolving Lenders have accelerated the Revolving Loans, terminated the commitments under the Revolving Facility and demanded repayment of, or otherwise accelerated, the Indebtedness or other obligations under the Revolving Facility and have not rescinded such demand ~~or acceleration and (ii) no breach or default by any Loan Party under Section 6.15(b) will constitute an Event of Default with respect to the Revolving Facility, any Initial Term Loans, First Incremental Term Loans or any other Term Loans (other than Second Incremental Term Loans) unless and until the Required Second Incremental Term Lenders have accelerated the Second Incremental Term Loans and demanded repayment of, or otherwise accelerated, the Indebtedness or other obligations arising in connection with the Second Incremental Term Loans and have not rescinded such demand~~, termination or acceleration (~~each of~~ the ~~foregoing clauses (i) and (ii), a~~ “Financial Covenant Standstill”)~~; or~~ and (B) without limiting the foregoing clause (A), it is understood and agreed that any breach of Section 6.15(a) (or any other financial covenant) is subject to cure as provided in Section 6.15(b), and after receipt of a Notice of Intent to Cure as set forth in Section 6.15(b), no Event of Default shall arise under Section 6.15(a) until the 15th Business Day after the day on which financial statements are required to be delivered for the relevant Fiscal Quarter under Section 5.01(a) or (b), as applicable, and then only to the extent the Cure Amount has not been received on or prior to such date; or

(iv) Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate required to be delivered in connection herewith or therewith (including, for the avoidance of doubt, any Perfection Certificate) shall be untrue in any material respect as of the date made or deemed made and such untrue representation, warranty or certification shall remain untrue for a period of 30 days after notice from ~~any~~the Administrative Agent to the Borrower; it being understood and agreed that any breach of representation, warranty or certification resulting from the failure of the Collateral Agent to file any Uniform Commercial Code continuation statement (or other similar statement) shall not result in an Event of Default under this Section 8.01(d) or any other provision of any Loan Document; or

(v) Other Defaults Under Loan Documents. Default by any Loan Party in the performance of or compliance with any term contained herein or in any of the other Loan Documents, other than any such term referred to in any other Section of this Section 8.01, which default has not been remedied or waived within 30 days after receipt by the Borrower of any written notice thereof from ~~any~~the Administrative Agent; or

(vi) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) (any such Person, a “Specified Person”) in an involuntary case under any Debtor Relief Law now or hereafter in effect, which decree or order is not stayed or dismissed; or any other similar relief shall be granted under any applicable federal, state or local law, which relief is not stayed or dismissed; or (ii) the commencement of an involuntary case against any Specified Person under any Debtor Relief Law; the entry by a court having jurisdiction in the premises of a decree or order for the appointment of a receiver, receiver and manager (preliminary) insolvency receiver, liquidator, sequestrator, trustee, monitor, custodian or other officer having similar powers over any Specified Person, or over all or a substantial part of its property; or the involuntary appointment of an interim receiver, trustee or other custodian of any Specified Person for all or a substantial part of its property, which remains, in any case under this clause (f), undismissed, unvacated, unbonded and unstayed pending appeal for 60 consecutive days; ~~or~~provided that no such event described in this clause (f) shall result in a Default or Event of Default under this clause (f) until the end of such applicable 60 consecutive day period; or

(vii) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry against any Specified Person of an order for relief, the commencement by any Specified Person of a voluntary case under any Debtor Relief Law, or the consent by any Specified Person to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Law, or the consent by any Specified Person to the appointment of or taking possession by a receiver, receiver and manager, trustee, monitor or other custodian for all or a substantial part of its property; (ii) the making by any Specified Person of a general assignment for the benefit of creditors; or (iii) the admission by any Specified Person in writing of its inability to pay its debts as such debts become due; or

(viii) Judgments and Attachments. The entry of one or more final money judgments, writs or warrants of attachment or similar process against any Specified Person or any of its assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not adequately covered by indemnity from a third party as to which the indemnifying party has been notified and not denied its indemnification obligations, self-insurance (if applicable) or insurance as to which the relevant third party insurance company has been notified and not denied coverage), which judgment, writs or warrants of attachment or similar process remains (A) unpaid~~,~~ with respect to any amount or installment then-payable, for a period of 60 consecutive days following the date such judgment, writ, warrant or other similar process becomes final or, if later, following the due date for such amount or installment and (B) undischarged, unvacated, unbonded and unstayed pending appeal for a period of 60 consecutive days; ~~or~~provided that no such event described in this clause (h) shall result in a Default or Event of Default hereunder until the end of such applicable 60 consecutive day period; or

(ix) Employee Benefit Plans. The occurrence of one or more ERISA Events, which individually or in the aggregate result in liability of the Borrower or any of their Restricted Subsidiaries in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect and the same shall remain undischarged for a period of 30 consecutive days; or

(x) Change of Control. The occurrence of a Change of Control; or

(xi) Guaranties, Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof (i) any material Loan Guarantee for any reason ceasing to be in full force and effect (other than in accordance with its terms or as a result of the occurrence of the Termination Date) or being declared by a court of competent jurisdiction to be null and void or the repudiation in writing by any Loan Party of its obligations thereunder (in each case other than as a result of the discharge of such Loan Party in accordance with the terms thereof), (ii) this Agreement or any material Collateral Document or any Lien on a material portion of the Collateral ceasing to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof, the occurrence of the Termination Date, any other termination of such Collateral Document in accordance with the terms thereof prior to the taking of post-Closing Date actions with respect to the Collateral Documents) or being declared by a court of competent jurisdiction to be null and void or (iii) other than in any bona fide, good faith dispute as to the scope of Collateral or whether any Lien has been, or is required to be, released, the contesting by any Loan Party in writing of the validity or enforceability of any material provision of any Loan Document (or any Lien on a material portion of the Collateral purported to be created by the Collateral Documents) or denial by any Loan Party in writing that it has any further liability (other than by reason of the occurrence of the Termination Date or any other termination of any Loan Document in accordance with the terms thereof), including with respect to future advances by the Lenders, under any Loan Document to which it is a party; it being understood and agreed that the ~~failure of the~~ Collateral Agent ~~to maintain~~no longer having possession of any Collateral actually delivered to it or ~~file~~ any UCC (or equivalent) continuation statement ~~or any failure by the Collateral Agent or any Secured Party to take action within its control~~not being timely filed shall not result in an Event of Default under this clause (k) or any other provision of any Loan Document; or

(xii) Subordination. The Loan Document Obligations ceasing or the assertion in writing by any Loan Party that the Loan Document Obligations cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any permitted subordinated Junior Indebtedness in excess of the Threshold Amount (in each case, to the extent required by such subordination provision) or any such subordination provision being invalidated by a court of competent jurisdiction in a final non-appealable order or otherwise ceasing, for any reason, to be valid, binding and enforceable obligations of the parties thereto; or

(xiii) Canadian Employee Benefit Plans. (x) There shall occur one or more Canadian Pension Plan Termination Events that have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (y) a Canadian Loan Party fails to make a required contribution to or payment under any Canadian Pension Plan when due and such failure has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

then, and in every such Event of Default (other than (x) an Event of Default with respect to the Borrower described in clause (f) or (g) of this Section 8.01 or (y) any Event of Default arising under Section 6.15), and at any time thereafter during the continuance of such Event of Default, the ~~Applicable~~ Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate the Revolving Credit Commitments, and thereupon such Commitments shall terminate immediately along with the obligation of Issuing Banks to issue any Letter of Credit, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) require that the Borrower deposit in the LC Collateral Account an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 100% of the relevant face amount) of the then outstanding LC Exposure (minus the amount then on deposit in the LC Collateral Account); provided that (A) upon the occurrence of an Event of Default with respect to the Borrower described in clause (f) or (g) of this Section 8.01, any such Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and the obligation of the Borrower to Cash collateralize the outstanding Letters of Credit as aforesaid shall automatically become effective, in each case without further action of ~~any~~the Administrative Agent or any Lender and (B) during the continuance of any Event of Default arising under Section 6.15, after giving effect to the proviso to Section 8.01(c) (X) in the case of an Event of Default under Section 6.15(a), solely upon the request of the Required Revolving Lenders (but not the Required Lenders~~, Required Second Incremental Term Lenders~~ or any other Lender or group of Lenders), the ~~Revolving Facility~~ Administrative Agent shall, by notice to the Borrower, (1) terminate the Revolving Credit Commitments, and thereupon such Revolving Credit Commitments shall terminate immediately, (2) declare the Revolving Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Revolving Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder in respect of the Revolving Loans, shall become due and payable immediately, without presentment, demand, protest or other notice in respect thereof of any kind, all of which are hereby waived by the Borrower and (3) require that Borrower deposit in the LC Collateral Account an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 100% of the relevant face amount) of the then outstanding LC Exposure (minus the amount then on deposit in the LC Collateral Account)~~,~~ and (Y) ~~in the case of an Event of Default under Section 6.15(b), solely upon the request of the Required Second Incremental Term Lenders (but not the Required Lenders, Required Revolving Lenders or any other Lender or group of Lenders), the Incremental Term Facilities Administrative Agent shall, by notice to the Borrower, declare the Second Incremental Term Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Second Incremental Term Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued~~

~~hereunder in respect of the Second Incremental Term Loans, shall become due and payable immediately, without presentment, demand, protest or other notice in respect thereof of any kind, all of which are hereby waived by the Borrower and (Z) subject to each~~subject to the Financial Covenant Standstill, the Administrative ~~Agents~~Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, subject to any applicable intercreditor agreement, ~~each~~the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to such Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC. Notwithstanding anything in this Article 8 to the contrary, neither the Required Lenders nor the Administrative Agent may take any remedial action in respect of a Default or Event of Default under the Loan Documents after the date that is two years after the earlier of (x) notice to the Administrative Agent of such Default or Event of Default or (y) disclosure to the Administrative Agent and the Lenders of the applicable event leading to such Default or Event of Default; provided that, it is understood and agreed that a press release, a filing with the SEC or a posting to the applicable Platform for the Facilities shall constitute notice to the Administrative Agent and Lenders; provided, further, that such two year limitation shall not apply if prior to the expiration of such two year period (i) the Administrative Agent has commenced any remedial action in respect of any such Default or Event of Default, (ii) the Administrative Agent has provided the Administrative Borrower with a reservation of rights letter with respect to such Default or Event of Default or (iii) a Responsible Officer of the Borrower had actual knowledge of such Default or Event of Default and failed to notify the Administrative Agent as required hereby.

~~PART B: At all times on and after the Investment Grade Trigger Date (but for the avoidance of doubt, this Part B shall not apply prior thereto):~~

~~Section 8.02. Events of Default (On and After Investment Grade Trigger Date). If any of the following events (each an “Event of Default”) shall occur and be continuing at any time on and from the Closing Date:~~

~~(a) the Borrower shall fail to pay any principal of any Loan or any amount payable to any Issuing Bank in reimbursement of any drawing under a Letter of Credit, in each case, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;~~

~~(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 8.02) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;~~

~~(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (including in any certificate delivered in connection with this Agreement or any other Loan Document) shall prove to have been incorrect in any material respect when made or deemed made;~~

~~(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(e)(i), Section 5.03(i) (as to the Borrower’s existence), or Article 6;~~

~~(e) any Loan Party, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section 8.02) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Revolving Facility Administrative Agent to the Borrower;~~

~~(f) (i) any Loan Party or any Material Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (other than any Hedge Agreement), when and as the same shall become due and payable, or if a grace period shall be applicable to such payment under the agreement or instrument under which such Indebtedness was created, beyond such applicable grace period; or (ii) the occurrence under any Hedge Agreement of an “early termination date” (or equivalent event) of such Hedge Agreement resulting from any event of default or “termination event” under such Hedge Agreement as to which any Loan Party or any Material Subsidiary is the “defaulting party” or “affected party” (or equivalent term) and, in either event, the termination value with respect to any such Hedge Agreement owed by any Loan Party or any Material Subsidiary as a result thereof is greater than $150,000,000 and any Loan Party or any Material Subsidiary fails to pay such termination value when due after applicable grace periods;~~

~~(g) the Borrower or any Subsidiary shall default in the performance of any obligation in respect of any Material Indebtedness (including, without limitation, any obligation to pay or repay Material Indebtedness prior to its scheduled maturity as a result of a “change of control” (or equivalent term) with respect to such Material Indebtedness) in each case, that results in such Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both, but after giving effect to any applicable grace period) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than solely in Qualified Equity Interests); provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or as a result of a casualty event affecting such property or assets;~~

~~(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, moratorium, bankruptcy, insolvency, dissolution, compromise, arrangement or other relief in respect of any Loan Party or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state, provincial or foreign Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, interim receiver, receiver and manager, monitor, trustee, custodian, sequestrator, conservator, administrator, trustee in bankruptcy or similar official for any Loan Party or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;~~

~~(i) any Loan Party or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, moratorium, bankruptcy, insolvency, dissolution, compromise or arrangement or other relief under any Federal, state, provincial or foreign Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in clause (h) of this Section 8.02, (iii) apply for or consent to the appointment of a receiver, interim receiver, receiver and manager, monitor, trustee, custodian, sequestrator, conservator, administrator, trustee in bankruptcy or similar official for any Loan Party or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;~~

~~(j) any Loan Party or any Material Subsidiary shall become generally unable, admit in writing its inability generally or fail generally to pay its debts as they become due;~~

~~(k) the entry or filing of one or more final, non-appealable judgments for the payment of money in an aggregate amount in excess of $150,000,000 (to the extent due and payable and not covered by indemnity from a third party as to which the indemnifying party has been notified and not denied its indemnification obligations, self-insurance (if applicable) or insurance as to which the relevant third party insurance company has been notified and not denied coverage) shall be rendered against any Loan Party, any Material Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of sixty (60) consecutive days during which execution shall not be paid, bonded or effectively stayed;~~

~~(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;~~

~~(m) a Change in Control shall occur;~~

~~(n) (i) at any time any actual guaranty provided under any Loan Guaranty, at any time after the execution and delivery thereof (including pursuant to a Counterpart Agreement) and for any reason other than as expressly permitted (or not prohibited) hereunder or thereunder (including as a result of a transaction permitted under Section 6.19) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations and the termination of the Commitments or pursuant to the provisions of Section 5.14, is found to be invalid by a court of competent jurisdiction; (ii) or any Loan Party contests in writing the validity or enforceability of its guaranty under any Loan Guaranty for any reason other than as expressly permitted (or not prohibited) hereunder or thereunder (including as a result of a transaction permitted under Section 6.19) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations and the termination of the Commitments or pursuant to the provisions of Section 5.14; or (iii) any Loan Party denies in writing that it has any further guaranty liability or guaranty obligations under, or expressly purports in writing to rescind or revoke, any Loan Guaranty (for any reason other than as expressly permitted (or not prohibited) hereunder or thereunder (including as a result of a transaction permitted under Section 6.19) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations and the termination of the Commitments or pursuant to the provisions of Section 5.14); other than, in each case of clause (i), (ii) or (iii) above, with respect to any Loan Guaranty by any Subsidiary Guarantor to the extent that the release thereof would not otherwise result in an Event of Default;~~

~~(o) there shall occur one or more Canadian Pension Plan Termination Events that have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (y) a Canadian Loan Party fails to make a required contribution to or payment under any Canadian Pension Plan when due and such failure has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or~~

~~then, and in every such event (other than an event with respect to the Borrower described in clause (h), (i) or (j) of this Section 8.02), and at any time thereafter during the continuance of such event, the Revolving Facility Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h), (i) or (j) of this Section 8.02, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.~~

~~Section 8.03. Defined Terms. As used in Section 8.02, the following terms have the following meanings:~~

~~“Material Subsidiary” means any Guarantor or any Subsidiary (or group of Subsidiaries as to which a specified condition applies) that would be a “significant subsidiary” under Rule 1-02(w) of Regulation S-X.~~

~~“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), of any one or more of the Loan Parties and their Subsidiaries in an aggregate principal amount exceeding $150,000,000.~~

~~“Qualified Equity Interests” means Capital Stock of the Borrower other than Disqualified Capital Stock.~~

THE ADMINISTRATIVE ~~AGENTS~~AGENT AND THE COLLATERAL AGENT

(a) Appointment. (a) Each of the ~~Revolving~~ Lenders and the Issuing Banks, on behalf of itself and its applicable Affiliates and in their respective capacities as such and as Secured Parties in respect of any Secured Hedging Obligations or Banking Services Obligations, as applicable, hereby irrevocably appoints ~~Citi~~JPM (or any successor appointed pursuant hereto) as ~~Revolving Facility~~ Administrative Agent and authorizes the ~~Revolving Facility~~ Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents and any other documents with respect to the rights of the Secured Parties and the Collateral as contemplated by this Agreement and the other Loan Documents, and to exercise such powers as are delegated to the ~~Revolving Facility~~ Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

~~Each of the Initial Term Lenders, on behalf of itself and its applicable Affiliates and in their respective capacities as such and as Secured Parties in respect of any Secured Hedging Obligations or Banking Services Obligations, as applicable, hereby irrevocably appoints Goldman Sachs (or any successor appointed pursuant hereto) as Term Facility Administrative Agent and authorizes the Term Facility Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents and any other documents with respect to the rights of the Secured Parties and the Collateral as contemplated by this Agreement and the other Loan Documents, and to exercise such powers as are delegated to the Term Facility Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.~~

~~Each of the First Incremental Term Lenders and the Second Incremental Term Lenders, each on behalf of itself and its applicable Affiliates and in their respective capacities as such and as Secured Parties in respect of any Secured Hedging Obligations or Banking Services Obligations, as applicable, hereby irrevocably appoints JPM (or any successor appointed pursuant hereto) as Incremental Term Facilities Administrative Agent and authorizes the Incremental Term Facilities Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents and any other documents with respect to the rights of the Secured Parties and the Collateral as contemplated by this Agreement and the other Loan Documents, and to exercise such powers as are delegated to the Incremental Term Facilities Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.~~

(b) The Lenders and Issuing Banks acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPM and its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to JPM and/or its Affiliates acting in different capacities, including as Lender, Arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders acknowledge that neither JPM nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders or Issuing Banks by the Administrative Agent herein or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender or Issuing Bank with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders or Issuing Banks, or any formal or informal committee or ad hoc group of such Lenders and Issuing Banks, including at the direction of a Loan Party.

Each Lender and each Issuing Bank represents and warrants that (1) the Loan Documents set forth the terms of a commercial lending facility, (2) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law), (3) it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (4) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Subject to Section 9.13, each of the Secured Parties hereby irrevocably appoints and authorizes JPM (or any successor appointed pursuant hereto) as Collateral Agent to act as the agent of (and to hold any security interest created by the Loan Documents for and on behalf of or on trust for) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. Each Secured Party agrees that any such actions by the Collateral Agent shall bind such Secured Party.

Subject to Section 9.13, prior to the Agency Replacement Time, each of the Secured Parties hereby irrevocably appoints and authorizes ~~the~~ Citi ~~(or any successor appointed pursuant hereto)~~ as Collateral Agent to act as the agent of (and to hold any security interest created by the Loan Documents for and on behalf of or on trust for) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. Each Secured Party agrees that any such actions by the Collateral Agent shall bind such Secured Party.

Any Person serving as ~~an~~the Administrative Agent and/or Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not ~~an~~the Administrative Agent and/or the Collateral Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, unless the context otherwise requires or unless such Person is in fact not a Lender, include each Person serving as ~~an~~the Administrative Agent and/or Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any subsidiary of any Loan Party or other Affiliate thereof as if it were not ~~an~~the Administrative Agent and/or the Collateral Agent hereunder. The Lenders acknowledge that, pursuant to such activities, ~~each~~the Administrative Agent, the Collateral Agent or any of their respective Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that ~~no~~neither Administrative Agent nor the Collateral Agent shall be under any obligation to provide such information to them.

None of the Administrative Agent nor the Collateral Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) none of the Administrative ~~Agents~~Agent nor the Collateral Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default exists, and the use of the term “agent” herein and in the other Loan Documents with reference to ~~any~~the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirements of Law; it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, (b) none of the Administrative ~~Agents~~Agent nor ~~any~~the Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers that are expressly contemplated by the Loan Documents and which ~~any~~the Administrative Agent and/or the Collateral Agent is required to exercise in writing as directed by the Required Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary under the relevant circumstances as provided in Section 10.02); provided that ~~no~~neither Administrative Agent nor the Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Administrative Agent or the Collateral Agent, as applicable, to liability or that is contrary to any Loan Document or applicable Requirements of Law and (c) except as expressly set forth in the Loan Documents, none of the Administrative Agent nor the Collateral Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Restricted Subsidiaries that is communicated to or obtained by the Person serving as ~~an~~the Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. None of the Administrative ~~Agents~~Agent nor the Collateral Agent shall be liable to the Lenders or any other Secured Party for any action taken or not taken by it with the consent or at the request of the Required Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Administrative Agent or the Collateral Agent, as applicable, shall believe in good faith shall be necessary, under the relevant circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. None of the Administrative ~~Agents~~Agent nor the Collateral Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof stating that such notice is a notice of Default or Event of Default is given to such Administrative Agent or the Collateral Agent by the Borrower or any Lender, and ~~no~~neither Administrative Agent nor the Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any covenant, agreement or other term or condition set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral, (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Administrative Agent or (vii) any property, book or record of any Loan Party or any Affiliate thereof; provided, further, that the foregoing paragraph is solely for the benefit of each of the Administrative Agent and the Collateral Agent and not any Lender.

The Collateral Agent shall act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential provider of Secured Hedging Obligations or Banking Services Obligations) and the Swingline Lender and each Issuing Bank hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender, Swingline Lender and Issuing Bank Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent, shall be entitled to the benefits of all provisions of this Article 9 and Article 10 (as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(b) Enforcement. Each Lender agrees that, except with the written consent of the Administrative ~~Agents~~Agent , it will not take any enforcement action hereunder or under any other Loan Document, accelerate the Loan Document Obligations under any Loan Document, or exercise any right that it might otherwise have under applicable law or otherwise to credit bid at any foreclosure sale, UCC sale, any sale under Section 363 of the Bankruptcy Code or other similar Dispositions of Collateral. Notwithstanding the foregoing, however, except as otherwise expressly limited herein, a Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Loan Document Obligations held by such Lender, including the filing of a proof of claim in a case under the Bankruptcy Code.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the Borrower, the Collateral Agent, ~~each~~the Administrative Agent and each Secured Party agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Loan Guarantee; it being understood and agreed that all powers, rights and remedies hereunder and under the other Loan Documents may be exercised solely by the ~~Applicable~~ Administrative Agent and/or the Collateral Agent on behalf of the Secured Parties in accordance with the terms hereof or thereof and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to Section 363 of the Bankruptcy Code), (A) the Collateral Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply all or any portion of the Loan Document Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such Disposition and (B) ~~any~~the Administrative Agent, the Collateral Agent or any Lender may be the purchaser or licensor of all or any portion of such Collateral at any such Disposition.

No holder of any Secured Hedging Obligation or Banking Services Obligation in its respective capacity as such shall have any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement.

Each of the Lenders hereby irrevocably authorizes (and by entering into a Hedge Agreement with respect to any Secured Hedging Obligation and/or by entering into documentation in connection with any Banking Services Obligation, each of the other Secured Parties hereby authorizes and shall be deemed to authorize) the Collateral Agent, on behalf of all Secured Parties, to take any of the following actions upon the instruction of the Required Lenders:

(a) consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code (or other applicable Debtor Relief Law), including Section 363 thereof;

(b) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code (or other applicable Debtor Relief Law), including under Section 363 thereof;

(c) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC (or other applicable Debtor Relief Law), including pursuant to Sections 9-610 or 9-620 of the UCC;

(d) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e) estimate the amount of any contingent or unliquidated Obligations of such Lender or other Secured Party;

it being understood that no Lender shall be required to fund any new amount in connection with any purchase of all or any portion of the Collateral by the Collateral Agent pursuant to the foregoing clause (b), (c) or (d) without its prior written consent.

Each Secured Party agrees that the Collateral Agent is under no obligation to credit bid any part of the Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clause (b), (c) or (d) of the preceding paragraph, the Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by the Collateral Agent on a ratable basis. For the avoidance of doubt, nothing in this Article 9 shall limit any rights of any of the Borrower or its Subsidiaries under Section 363(k) of the Bankruptcy Code (or the corresponding provisions of any other applicable Debtor Relief Law).

With respect to any contingent or unliquidated claim that is an Obligation, the Collateral Agent is hereby authorized by the Secured Parties, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of the Collateral Agent to credit bid the Obligations or purchase the Collateral in the relevant Disposition. In the event that the Collateral Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Collateral Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Obligations are credit bid under clause (b), (c) or (d) of the third preceding paragraph shall be entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Obligations of such Secured Party that were credit bid in such credit bid or other Disposition by (y) the aggregate amount of all Obligations that were credit bid in such credit bid or other Disposition.

(c) Bankruptcy. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, each Secured Party agrees that the Collateral Agent (irrespective of whether the principal of any Loan or LC Exposure is then due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Collateral Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or LC Exposure and all other Loan Document Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks, the Collateral Agent and the Administrative ~~Agents~~Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks, the Collateral Agent and the Administrative ~~Agents~~Agent and their respective agents and counsel and all other amounts to the extent due to the Lenders, the Collateral Agent and the Administrative ~~Agents~~Agent under Sections 2.12 and 10.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Collateral Agent and/or the Administrative ~~Agents~~Agent and, in the event that the Collateral Agent and/or the ~~Applicable~~ Administrative Agent consents to the making of such payments directly to the Lenders and the Issuing Banks, to pay to such Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and such Administrative Agent and their respective agents and counsel, and any other amount due to the Administrative Agent under Sections 2.12 and 10.03.

Nothing contained herein shall be deemed to authorize the Collateral Agent or ~~any~~the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Loan Document Obligations or the rights of any Lender or any Issuing Bank or to authorize the Collateral Agent or ~~any~~the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

(d) Reliance. Each of the Administrative ~~Agents~~Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each of the Administrative ~~Agents~~Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Bank, ~~each~~the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless such Administrative Agent has received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each of the Administrative ~~Agents~~Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e) Delegation. Any of the Administrative ~~Agents or~~Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-Agents appointed by it. The Administrative ~~Agents~~Agent, the Collateral Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative ~~Agents~~Agent, the Collateral Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as ~~an~~the Administrative Agent and/or the Collateral Agent.

(f) Resignation. ~~Any~~The Administrative Agent or the Collateral Agent may resign at any time by giving thirty days’ written notice to the Lenders (or such shorter period as the Required Lenders may agree), the Issuing Banks and the Borrower. If ~~any~~the Administrative Agent or the Collateral Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders of the applicable Classes or the Borrower may, upon thirty days’ notice, remove such Administrative Agent or the Collateral Agent, as applicable. Upon receipt of any such notice of resignation or delivery of any such notice of removal, the Required Lenders of each applicable Class (or the Required Lenders for all Classes (taken as a whole)) shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent and/or Collateral Agent which shall be a commercial bank, trust company or other Person reasonably acceptable to the Borrower with offices in the U.S.; provided that during the existence and continuation of a Specified Event of Default, no consent of the Borrower shall be required. If no successor shall have been appointed as provided above and accepted such appointment within thirty days after the retiring Administrative Agent and/or Collateral Agent gives notice of its resignation or such Administrative Agent and/or Collateral Agent receives notice of removal, then (a) in the case of a retirement, the retiring Administrative Agent and/or Collateral Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent and/or Collateral Agent meeting the qualifications set forth above (including, for the avoidance of doubt, consent of the Borrower) or (b) in the case of a removal, the Borrower may, after consulting with the Required ~~Lender~~Lenders of the applicable Classes, appoint a successor Administrative Agent and/or Collateral Agent meeting the qualifications set forth above; provided that (x) in the case of a retirement, if the ~~applicable~~ Administrative Agent and/or the Collateral Agent notifies the Borrower, the Lenders and the Issuing Banks that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Borrower notifies the Required Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with such notice and (i) the retiring or removed Administrative Agent and/or Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of the Collateral Agent, of any collateral security held by the Collateral Agent in its capacity as collateral agent for the Secured Parties for perfection purposes, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (ii) all payments, communications and determinations required to be made by, to or through such Administrative Agent and/or the Collateral Agent shall instead be made by or to each Lender and each Issuing Bank directly (and each Lender and each Issuing Bank will cooperate with the Borrower to enable the Borrower to take such actions), until such time as the Required Lenders of the applicable Classes or the Borrower, as applicable, appoint a successor Administrative Agent and/or Collateral Agent, as provided for above in this Article 9. Upon the acceptance of its appointment as a successor Administrative Agent and/or Collateral Agent, such successor Administrative Agent and/or Collateral Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and/or Collateral Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent and/or Collateral Agent), and the retiring or removed Administrative Agent and/or Collateral Agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 10.13 hereof). The fees payable by the Borrower to a successor Administrative Agent and/or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor Administrative Agent and/or Collateral Agent. After ~~any~~the Administrative Agent’s and/or the Collateral Agent’s resignation or removal hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent and/or Collateral Agent, its sub-Agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the relevant Person was acting as Administrative Agent and/or Collateral Agent (including for this purpose holding any collateral security following the retirement or removal of the Collateral Agent). Notwithstanding anything to the contrary herein, no Disqualified Institution (nor any Affiliate thereof) may be appointed as a successor Administrative Agent or Collateral Agent.

Any resignation or removal of the ~~Revolving Facility~~ Administrative Agent hereunder shall also constitute its resignation as the Swingline Lender effective as of the date of effectiveness of its removal or resignation as ~~Revolving Facility~~ Administrative Agent as provided above. In the event of any such resignation as Swingline Lender, the Borrower shall be entitled to appoint any Revolving Lender that is willing to accept such appointment as successor Swingline Lender hereunder. Upon the acceptance of any appointment as Swingline Lender hereunder by a successor Swingline Lender, such successor Swingline Lender shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Swingline Lender and the resigning Swingline Lender shall be discharged from its duties and obligations in such capacity hereunder. In the event the Swingline Lender resigns, the Borrower shall promptly repay all outstanding Swingline Loans on the effective date of such resignation (which repayment may be effectuated with the proceeds of a Borrowing).

Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon ~~any~~the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon ~~any~~the Administrative Agent, the Collateral Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders and the Issuing Banks by ~~any~~the Administrative Agent or the Collateral Agent herein, ~~no~~neither Administrative Agent nor the Collateral Agent shall ~~not~~ have any duty or responsibility to provide any Lender or any Issuing Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of ~~any~~the Administrative Agent, the Collateral Agent or any of its Related Parties.

(g) Arrangers. Notwithstanding anything to the contrary herein, the Arrangers shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, except in their respective capacities, as applicable, as ~~an~~the Administrative Agent, the Collateral Agent, an Issuing Bank or a Lender hereunder.

(h) Release of Loan Guarantees; Collateral. Each Secured Party irrevocably authorizes and instructs ~~each~~the Administrative Agent and the Collateral Agent to, and ~~each~~the Administrative Agent and the Collateral Agent shall:

(a) without limiting Section 10.22, release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon the occurrence of the Termination Date, (ii) that is sold or to be sold or transferred as part of or in connection with any Disposition permitted under the Loan Documents (or other disposition not restricted hereby) (A) to a Person that is not a Loan Party or (B) to a Person that is a Loan Party, if (x) such release is a Requirement of Law in connection with such sale or transfer or (y) such transferee Loan Party grants a perfected Lien on such property to the Collateral Agent at the time of such transfer or during such longer period as agreed to by the Collateral Agent, (iii) that does not constitute Collateral (or ceases to constitute Collateral) (including by being or becoming an Excluded Asset), (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its Loan Guarantee otherwise in accordance with the Loan Documents, (v) as required under clause (d) below or (vi) if approved, authorized or ratified in writing by the Required Lenders (or such other number or percentage of Lenders as shall be necessary under the relevant circumstances as provided in Section 10.02) in accordance with Section 10.02; provided, that without limiting the foregoing, in the event that Receivables Facility Assets become subject to a Qualified Receivables Facility, whether by transfer or conveyance or by placing a security interest, trust or other encumbrance required by a Qualified Receivables Facility with respect to such Receivables Facility Assets, the Liens under the Loan Documents on such Receivables Facility Assets (including proceeds thereof and any deposit accounts holding exclusively such proceeds) shall be automatically released (or such Receivables Facility Assets, proceeds or deposit accounts re-assigned), and each Secured Party hereby consents to any release or re-assignment contemplated by this Section 9.08 and any steps any Agent may take or request to give effect to such release or re-assignment under the governing law of such Lien;

(b) without limiting Section 10.22, release any Subsidiary Guarantor from its obligations under the Loan Guarantee (i) if such Person ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions or any event or other circumstance permitted hereunder (other than solely by reason of such Subsidiary Guarantor becoming an Excluded Subsidiary of the type described in clause (a) of the definition thereof unless either (x) it is no longer a direct or indirect Subsidiary of the Borrower or (y) such Subsidiary Guarantor ceases to be a Wholly-Owned Subsidiary as a result of a sale, issuance or transfer of Capital Stock to (A) a third party that is not an Affiliate of the Borrower or (B) an Affiliate of the Borrower if, in the case of this clause (B), such sale or transfer is made for a bona fide business purpose of the Borrower and its Subsidiaries and not for the primary purpose of evading the Collateral and Guarantee Requirement (as determined by the Borrower in good faith))) and/or (ii) upon the occurrence of the Termination Date;

(c) subordinate (and, in the case of Section 6.02(uu), release) any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(c), 6.02(d), 6.02(e), 6.02(f), 6.02(g), 6.02(l), 6.02(k) 6.02(m), 6.02(n), 6.02(o), 6.02(q), 6.02(r), 6.02(v)(ii), 6.02(x), 6.02(y), 6.02(z)(i), 6.02(bb), 6.02(cc), 6.02(dd), 6.02(ee), 6.02(ff), 6.02(gg), 6.02(ii), 6.02(ll) and 6.02(uu) (and any Refinancing Indebtedness in respect of any thereof to the extent such Refinancing Indebtedness is permitted to be secured under Section 6.02(k)); provided that in the case of a release of a Lien on a deposit, securities or similar account (or related assets) there shall be no requirement that any cash pooling and/or treasury service provider hold a subsequent Lien on such account or asset; and

(d) enter into subordination, intercreditor, collateral trust and/or similar agreements (and any amendments thereto) with respect to Indebtedness (including any Acceptable Intercreditor Agreement and any amendment thereto) that is (i) required or permitted to be subordinated hereunder or pari passu with the Liens securing the Loan Document Obligations and/or (ii) secured by Liens, and with respect to which Indebtedness and/or Liens, this Agreement contemplates an intercreditor, subordination, collateral trust or similar agreement.

Upon the request of the Collateral Agent or ~~any~~the Administrative Agent at any time, the Required Lenders of the applicable Classes will confirm in writing the Collateral Agent’s and/or the Administrative ~~Agents’~~Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Loan Guarantee or its Lien on any Collateral pursuant to this Article 9. In each case as specified in this Article 9, ~~each~~the Administrative Agent and the Collateral Agent will (and each Lender and each Issuing Bank hereby authorizes ~~each~~the Administrative Agent and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, to subordinate its interest therein, or to release such Loan Party from its obligations under the Loan Guarantee, in each case in accordance with the terms of the Loan Documents and this Article 9. The parties hereto acknowledge and agree that each of the Administrative ~~Agents~~Agent and the Collateral Agent may rely conclusively as to any of the matters described in this Section 9.08 and Section 10.22 (including as to its authority hereunder and thereunder) on a certificate or similar instrument provided to it by any Loan Party without further inquiry or investigation, which certificate shall be delivered to the Administrative ~~Agents~~Agent and/or the Collateral Agent by the Loan Parties upon request.

(i) Intercreditor Agreements. Each of the Administrative ~~Agents~~Agent and the Collateral Agent is authorized (and directed) to enter into any Acceptable Intercreditor Agreement and any other intercreditor, subordination, collateral trust or similar agreement contemplated hereby with respect to any (a) Indebtedness (i) that is (A) required or permitted to be subordinated hereunder or pari passu with or senior to the Liens securing the Loan Document Obligations and/or (B) secured by Liens and (ii) with respect to which Indebtedness and/or Liens, this Agreement contemplates an intercreditor, subordination, collateral trust or similar agreement (any such other intercreditor, subordination, collateral trust and/or similar agreement, an “Additional Agreement”) and/or (b) Secured Hedging Obligations and/or Banking Services Obligations, whether or not constituting Indebtedness, and each Secured Party acknowledges that any Acceptable Intercreditor Agreement and any Additional Agreement is binding upon them. Each Secured Party hereby agrees that it will be bound by, and will not take any action contrary to, the provisions of any Acceptable Intercreditor Agreement or any Additional Agreement and (c) authorizes and instructs each of the Administrative ~~Agents~~Agent and the Collateral Agent to enter into any Additional Agreement (including any Acceptable Intercreditor Agreement) and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrower, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of any Acceptable Intercreditor Agreement and/or any other Additional Agreement.

(j) Indemnification by Lenders. To the extent that ~~any~~the Administrative Agent or the Collateral Agent (or any Affiliate of the foregoing) is not reimbursed and indemnified by the Borrower in accordance with the terms of this Agreement, the Lenders will reimburse and indemnify the Administrative ~~Agents~~Agent and the Collateral Agent (and any Affiliate of the foregoing) in proportion to their respective Applicable Percentages (determined as if there were no Defaulting

Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by ~~any~~the Administrative Agent or the Collateral Agent (or any Affiliate of the foregoing) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Administrative Agent’s or the Collateral Agent’s (or such Affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(k) Withholding Taxes. To the extent required by any applicable Requirements of Law, ~~each~~the Administrative Agent may withhold from any payment to any Lender (which term shall include any Issuing Bank for purposes of this Section 9.11) an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that ~~any~~the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify such Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall indemnify fully and hold harmless such Administrative Agent (to the extent that such Administrative Agent has not already been reimbursed by a Loan Party pursuant to Section 2.17 and without limiting or expanding the obligation of any Loan Party to do so) for all amounts paid, directly or indirectly, by such Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by such Administrative Agent shall be conclusive absent manifest error. The agreements in this Section 9.11 shall survive the resignation and/or replacement of ~~any~~the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other Loan Document Obligations.

(l) Quebec. For the purposes of any security granted at any time by any Canadian Loan Party pursuant to the laws of the Province of Quebec, each Lender hereby irrevocably authorizes and appoints the Administrative ~~Agents~~Agent and the Collateral Agent (and, for the purposes of any existing security, confirms the appointment of the Collateral Agent) to act as the hypothecary representative (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) for the Secured Parties (including for the holder of any debenture, bond or other title of indebtedness issued by any Canadian Loan Party pursuant to the terms of any deed of hypothec) in order to hold any hypothec granted under the laws of the Province of Quebec (including as security for any such debenture, bond or other title of indebtedness issued by any Canadian Loan Party (or as security in respect of any Obligations)) and to exercise such rights and duties as are conferred upon a hypothecary representative (fondé de pouvoir) under the relevant deed of hypothec and applicable laws (with the power to delegate any such rights or duties). Moreover, in respect of any pledge by any such Canadian Loan Party of any such debenture, bond or other title of indebtedness as security in respect of any Obligations, the Collateral Agent shall also be authorized to hold such debenture, bond or other title of indebtedness as agent, mandatary, custodian and pledgee for the benefit of the Secured Parties, the whole notwithstanding the provisions of Section 32 of the An Act respecting the Special Powers of Legal Persons (Quebec). The execution prior to the date hereof by ~~any~~the Administrative Agent or the Collateral Agent (or its predecessor in such capacity) of any deed of hypothec or other security documents made pursuant to the laws of the Province of Quebec, is hereby ratified and confirmed. Any person who becomes a Secured Party shall be deemed to have consented to and ratified the foregoing appointment of the Administrative ~~Agents~~Agent and the Collateral Agent as hypothecary representative (fondé de pouvoir), agent, mandatary and custodian on behalf of all Secured Parties (including for any holder of any such debenture, bond or other title of indebtedness issued by any Canadian Loan Party), including such person. For greater certainty, the Administrative ~~Agents~~Agent and the Collateral Agent, when acting as the hypothecary representative (fondé de pouvoir), shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of the Administrative Agent and/or the Collateral Agent in this Agreement, which shall apply mutatis mutandis. In the event of the resignation and appointment of a successor Administrative Agent and/or Collateral Agent, such successor of the Administrative Agent and/or Collateral Agent shall also act as the hypothecary representative (fondé de pouvoir) without any further action or formality, other than the filing of a notice of replacement in the applicable Quebec Register in accordance with Article 2692 of the Civil Code of Quebec, and as agent, mandatary and custodian for the purposes set forth above. Without limiting the foregoing, no Lender or Issuing Bank shall have or be deemed to have a fiduciary relationship with any other Lender or Issuing Bank. The Lenders and Issuing Banks are not partners or co-venturers, and no Lender or Issuing Bank shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative ~~Agents~~Agent and the Collateral Agent) authorized to act for, any other Lender or Issuing Bank.

(m) Certain Foreign Collateral Matters. Notwithstanding anything herein or in any other Loan Document to the contrary, the Collateral Documents and the Liens (and the relative rights of the Secured Parties, the Administrative ~~Agents~~Agent and Collateral Agent) granted by a Subsidiary Guarantor organized outside of the United States and Canada shall be subject to the terms of Schedule 9.13. Schedule 9.13 may be amended by the Administrative ~~Agents~~Agent and the Borrower, without the consent of any other Lender, Issuing Bank, the Swingline Lender or other Secured Party, in order to (i) incorporate additional provisions to address the accession of any Loan Party in an additional jurisdiction after the date hereof, (ii) cure omissions or defects or make changes of a technical nature or (iii) accommodate any Change in Law.

MISCELLANEOUS

(a) Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(i) if to any Loan Party, to such Loan Party in the care of the Borrower at:

Bausch + Lomb Corporation

400 Somerset Corporate Boulevard

Bridgewater, NJ 08807

Attention: Treasurer

Email: Manoj.Panda@bausch.com

with a copy to (which shall not constitute notice to any Loan Party):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Hilary Dengel and Michael Kaplan

Email: hilary.dengel@davispolk.com and michael.kaplan@davispolk.com

~~(ii) if to the Revolving Facility Administrative Agent or the Collateral Agent, at:~~

~~388 Greenwich Street~~

~~34th Floor~~

~~New York, NY 10012~~

~~Telephone: 212-816-6497~~

~~Attention: Kevin Ciok~~

~~Email: kevin.ciok@citi.com~~

~~with a copy, in the case of any borrowing or continuation request, to:~~

~~388 Greenwich Street~~

~~34th Floor~~

~~New York, NY 10012~~

~~Telephone: 212-816-8322~~

~~Attention: Susan Amrhein~~

~~Email: susan.t.amrhein@citi.com~~

(ii) ~~(iii)~~ if to the ~~Term Facility~~ Administrative Agent, ~~at:~~to the address or addresses separately provided to the Borrower or the Lenders, as applicable;

~~Goldman Sachs Bank USA~~

~~2001 Ross Ave, 29th Floor~~

~~Dallas, TX 75201~~

~~Telephone: (972) 368-2323~~

~~Facsimile: (646) 769-7829~~

~~Attention: SBD Operations~~

~~Email: gs-dallas-adminagency@ny.email.gs.com and gs-sbdagency-borrowernotices@ny.email.gs.com~~

(iii) if to the Collateral Agent, to the address or addresses separately provided to the Borrower or the Lenders, as applicable;

(iv) if to an Issuing Bank, to it at the address separately provided to the Borrower; if to the Swingline Lender, at~~:~~ the address separately provided to the Borrower; and

~~388 Greenwich Street~~

~~34th Floor~~

~~New York, NY 10012~~

~~Telephone: 212-816-6497~~

~~Attention: Kevin Ciok~~

~~Email: kevin.ciok@citi.com~~

~~(v) if to the Incremental Term Facilities Administrative Agent, at~~

~~JPMorgan Chase Bank, N.A.~~

~~131 S Dearborn St, Floor 04~~

~~Chicago, IL, 60603-5506~~

~~Attention: Loan and Agency Servicing~~

~~Email: jpm.agency.cri@jpmorgan.com~~

~~Agency Withholding Tax Inquiries:~~

~~Email: agency.tax.reporting@jpmorgan.com~~

~~Agency Compliance/Financials/Intralinks:~~

~~Email: covenant.compliance@jpmchase.com~~

(v) ~~(vi)~~ if to any Lender, to it at its address, facsimile number or email address set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01 or (B) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or Intranet websites) pursuant to procedures set forth herein or otherwise approved by the ~~Applicable~~ Administrative Agent. ~~Each~~The Administrative Agent, the Collateral Agent or the Borrower (on behalf of any Loan Party) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient and (ii) posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number or other notice information hereunder by notice to the other parties hereto; it being understood and agreed that the Borrower may provide any such notice to the ~~Applicable~~ Administrative Agent as recipient on behalf of itself, the Swingline Lender, each Issuing Bank and each Lender.

(b) Waivers; Amendments.

(a) No failure or delay by ~~any~~the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative ~~Agents~~Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any party thereto therefrom shall in any event be effective unless the same is permitted by this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Loan or the issuance of any Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether ~~any~~the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) Subject to clauses (A), (B), (C), (D) and (E) of this Section 10.02(b) and Sections 10.02(c) and (d) below and to Section 10.05(f), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders

(or the Administrative ~~Agents~~Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Document), pursuant to an agreement or agreements in writing entered into by the Administrative ~~Agents~~Agent , the Collateral Agent and each Loan Party that is party thereto, with the consent of the Required Lenders; provided that, notwithstanding the foregoing:

(A) except with the consent of each Lender directly and adversely affected thereby (but without requiring the consent of the Required Lenders), no such agreement shall;

(1) increase the Commitment of such Lender (other than with respect to any Incremental Facility pursuant to Section 2.22 in respect of which such Lender has agreed to be an Additional Lender); it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase of any Commitment of such Lender;

(2) reduce or forgive the principal amount of any Loan owed to such Lender or any amount due to such Lender on any Loan Installment Date (other than, in each case, any waiver of, or consent to or departure from, any Default or Event of Default or any mandatory prepayment; it being understood that no change in (i) the definition of “First Lien Leverage Ratio” or any other ratio used in the calculation of any mandatory prepayment (including any component definition thereof) or (ii) the MFN Provision shall constitute a reduction or forgiveness of any principal amount due hereunder);

(3) (x) extend the scheduled final maturity of any Loan or (y) postpone any Loan Installment Date, any Interest Payment Date or the date of any scheduled payment of any fee, in each case payable to such Lender hereunder (in each case, other than any extension for administrative reasons agreed by the ~~Applicable~~ Administrative Agent) (other than, in each case, any waiver of, or consent or departure from, any Default or Event of Default or any mandatory prepayment; it being understood that no change in the definition of “First Lien Leverage Ratio” or any other ratio used in the calculation of any mandatory prepayment (including any component definition thereof) shall constitute such an extension or postponement);

(4) reduce the rate of interest (other than to waive any Default or Event of Default or obligation of the Borrower to pay interest at the default rate of interest under Section 2.13(e), which shall only require the consent of the Required Lenders, or to waive adjustments in interest rate or fees on account of late delivery of financial statements or a determination with respect to financial statements pursuant to the final paragraphs of the definition of “Applicable Rate”, which shall only require the consent of the Required ~~Lenders with respect to the Initial Term Loans or the Required~~ Revolving Lenders, as applicable) or the amount of any fee owed to such Lender; it being understood that no change in (i) the definition of “Consolidated Leverage Ratio” or any other ratio used in the calculation of the Applicable Rate, or in the calculation of any other interest or fee due hereunder (including any component definition thereof) or (ii) the MFN Provision shall constitute a reduction in any rate of interest or fee hereunder;

(5) extend the expiry date of such Lender’s Commitment; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of any Commitment shall constitute an extension of any Commitment of any Lender; and

(6) waive, amend or modify the provisions of Section 2.18(b) of this Agreement in a manner that would by its terms alter the pro rata sharing of payments required thereby (except in connection with any transaction permitted under Sections 2.22, 2.23, 10.02(c) and/or 10.05(g) or as otherwise provided in this Section 10.02); ~~and~~

(7) solely with respect to any Revolving Credit Facility Loans and/or Third Amendment Term Loans, subordinate (x) all or substantially all of the Loan Document Obligations in right of payment to any other Indebtedness or (y) the Liens with respect to all or substantially all of the value of the Collateral securing the Loan Document Obligations to any Lien securing other Indebtedness (in each case of (x) and/or (y), other than as permitted under this Agreement as in effect on the Third Amendment Effective Date and other than in connection with any debtor-in-possession (or equivalent or similar) financing or use of Collateral in an insolvency proceeding or any other proceeding under any Debtor Relief Laws), in each case of (x) and/or (y) unless such adversely affected Lender is offered the opportunity to participate on no less than a pro rata basis in such other Indebtedness (it being understood that, for the avoidance of doubt, such “pro rata” right to participate shall consider any other pari passu debt facilities (including notes or loans) also being offered such a right); and

(B) no such agreement shall:

(1) change (x) any of the provisions of Section 10.02(a) or Section 10.02(b) or the definition of “Required Lenders”, in each case to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Lender~~,~~ or (y) the definition of “Required Revolving Lenders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Revolving Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any change to the definition of “Required Revolving Lenders”) ~~or (z) the definition of “Required Second Incremental Term Lenders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Second Incremental Term Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any change to the definition of “Required Second Incremental Term Lenders”);~~;

(2) release all or substantially all of the Collateral from the Lien granted pursuant to the Loan Documents (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 9 or Section 10.22 hereof or pursuant to any Acceptable Intercreditor Agreement), without the prior written consent of each Lender; or

(3) release all or substantially all of the value of the Guarantees under the Loan Guarantee (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 9 or Section 10.22 hereof), without the prior written consent of each Lender;

(C) solely with the consent of the Required Revolving Lenders (but without the consent of the Required Lenders or any other Lender), any such agreement may (x) waive, amend or modify Section 6.15(a) (or the definition of “First Lien Leverage Ratio” or any component definition thereof, in each case, as any such definition is used solely for purposes of Section 6.15(a)) or waive any Default or Event of Default in respect of Section 6.15(a) (other than as permitted under clause (y)), (y) waive, amend or modify any condition precedent set forth in Section 4.02 hereof as it pertains to any Revolving Loan and/or Additional Revolving Loan and/or (z) waive any Default or Event of Default that results from any representation made or deemed made by any Loan Party in any Loan Document in connection with any Credit Extension under the Revolving Facility being untrue in any material respect as of the date made or deemed made;

(D) solely with the consent of the relevant Issuing Bank and, in the case of clause (x), the ~~Revolving Facility~~ Administrative Agent, any such agreement may (x) increase or decrease the Letter of Credit Sublimit or (y) waive, amend or modify any condition precedent set forth in Section 4.02 hereof as it pertains to the issuance of any Letter of Credit; and

(E) solely with the consent of the Borrower and applicable Class or Classes of Revolving Lenders and/or, if applicable, Issuing Banks, subject to the provisions of Section 1.10, this Agreement may be amended or otherwise modified to permit the availability of Revolving Loans and/or Letters of Credit denominated in a currency other than Dollars and to make technical changes to this Agreement and any other Loan Document to accommodate the inclusion of any such new currency; ~~and~~

~~(F) solely with the consent of the Required Second Incremental Term Lenders (but without the consent of the Required Lenders or any other Lender), any such agreement may waive, amend or modify Section 6.15(b) (or the definition of “First Lien Leverage Ratio” or any component definition thereof, in each case, as any such definition is used solely for purposes of Section 6.15(b)) or waive any Default or Event of Default in respect of Section 6.15(b);~~

provided, further, that no such agreement shall adversely amend, modify or otherwise affect the rights or duties of ~~any~~the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of such Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be. The ~~Applicable~~ Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 10.05, Commitment reductions or terminations pursuant to Section 2.09, incurrences of Additional Commitments or Additional Loans pursuant to Sections 2.22, 2.23 or 10.02(c) and reductions or terminations of any such Additional Commitments or Additional Loans. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of any Defaulting Lender may not be increased without the consent of such Defaulting Lender (it being understood that any Commitment or Loan held or deemed held by any Defaulting Lender shall be excluded from any vote hereunder that requires the consent of any Lender, except as expressly provided in Section 2.21(b)). Notwithstanding the foregoing, but without limiting the provisions of Section 2.22(g), this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative ~~Agents~~Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion.

(c) Notwithstanding the foregoing, this Agreement may be amended:

(i) with the written consent of the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing or replacement of all or any portion of the outstanding Term Loans under any applicable Class (any such loans being refinanced or replaced, the “Replaced Term Loans”) with one or more replacement term loans hereunder (“Replacement Term Loans”) pursuant to a Refinancing Amendment; provided that

(A) the aggregate principal amount of any Replacement Term Loans shall not exceed the aggregate principal amount of the Replaced Term Loans (plus (1) any additional amounts permitted to be incurred under Section 6.01 and, to the extent any such additional amounts are secured, the related Liens are permitted under Section 6.02 and plus (2) the amount of accrued interest, penalties and premium (including any tender premium) thereon, any committed but undrawn amount and underwriting discounts, fees (including upfront fees, original issue discount or initial yield payments), commissions and expenses associated therewith),

(B) subject to the Permitted Earlier Maturity Indebtedness Exception, any Replacement Term Loans (other than (1) customary bridge loans with a maturity date of not longer than one year; provided that any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans (which may include, by automatic extension) shall be subject to the requirements of this clause (B), (2) Customary Term A Loans or (3) 364-day bridge loans) must have a final maturity date that is equal to or later than the final maturity date of, and have a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Replaced Term Loans at the time of the relevant refinancing,

(C) any Replacement Term Loans may be pari passu or junior in right of payment and pari passu (without regard to the control of remedies) or junior with respect to the Collateral with the remaining portion of the ~~Initial~~First Incremental Term Loans, Third Amendment Term Loans or Additional Term Loans (provided that if pari passu or junior as to Collateral, such Replacement Term Loans shall be subject to an Acceptable Intercreditor Agreement (including, for the avoidance of doubt, the waterfall provisions hereof) and may, at the option of the Borrower, be documented in a separate agreement or agreements), or be unsecured,

(D) if any Replacement Term Loans are secured, such Replacement Term Loans may not be secured by any assets other than the Collateral,

(E) if any Replacement Term Loans are guaranteed, such Replacement Term Loans may not be guaranteed by any Person other than one or more Loan Parties,

(F) any Replacement Term Loans that are pari passu with the ~~Initial Term Loans, the~~ First Incremental Term Loans and/or the ~~Second Incremental~~Third Amendment Term Loans in right of payment and security may participate (A) in any voluntary prepayment of Term Loans as set forth in Section 2.11(a)(i) and (B) in any mandatory prepayment of Term Loans as set forth in Section 2.11(b)(vii),

(G) any Replacement Term Loans shall have pricing (including interest, fees and premiums) and, subject to preceding clause (F), optional prepayment and redemption terms and, subject to preceding clause (B), an amortization schedule, as the Borrower and the lenders providing such Replacement Term Loans may agree,

(H) the covenants and events of default of any Replacement Term Loans (excluding pricing, interest, fees, rate floors, premiums, optional prepayment or redemption terms, security and maturity, subject to preceding clauses (B) through (G)) shall be (i) substantially identical to, or (taken as a whole) not materially more favorable (as determined by the Borrower in good faith) to the lenders providing such Replacement Term Loans than, those applicable to the Replaced Term Loans (other than covenants or other provisions applicable only to periods after the latest Maturity Date of such Replaced Term Loans (in each case, as of the date of incurrence of such Replacement Term Loans)), (ii) then-current market terms (as determined by the Borrower in good faith at the time of incurrence or issuance (or the obtaining of a commitment with respect thereto)) for the applicable type of Indebtedness or (iii) reasonably acceptable to the ~~Term Facility~~ Administrative Agent ~~or the Incremental Term Facilities Administrative Agent, as applicable~~ (it being agreed that covenants and events of default of any Replacement Term Loans that are more favorable to the lenders or the agent of such Replacement Term Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents pursuant to the applicable Refinancing Amendment shall thereafter be deemed acceptable to the ~~Term Facility Administrative Agent and/or the Incremental Term Facilities~~ Administrative Agent), and

(ii) with the written consent of the Borrower and the Lenders providing the relevant Replacement Revolving Facility to permit the refinancing or replacement of all or any portion of any Revolving Credit Commitment under the applicable Class (any such Revolving Credit Commitment being refinanced or replaced, a “Replaced Revolving Facility”) with a replacement revolving facility hereunder (a “Replacement Revolving Facility”) pursuant to a Refinancing Amendment; provided that:

(A) the aggregate principal amount of any Replacement Revolving Facility shall not exceed the aggregate principal amount of the Replaced Revolving Facility (plus (x) any additional amounts permitted to be incurred under Section 6.01 and, to the extent any such additional amounts are secured, the related Liens are permitted under Section 6.02 and (y) the amount of accrued interest, penalties and premium thereon, any committed but undrawn amounts and underwriting discounts, fees (including upfront fees and original issue discount), commissions and expenses associated therewith),

(B) no Replacement Revolving Facility (other than (1) customary bridge loans with a maturity date of not longer than one year; provided that any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans shall be subject to the requirements of this clause (B) or (2) Customary Term A Loans) may have a final maturity date (or require commitment reductions) prior to the final maturity date of the relevant Replaced Revolving Facility at the time of such refinancing,

(C) any Replacement Revolving Facility may be pari passu or junior in right of payment and pari passu (without regard to the control of remedies) or junior with respect to the Collateral with the remaining portion of any Revolving Credit Commitments (provided that if pari passu or junior as to Collateral, such Replacement Revolving Facility shall be subject to an Acceptable Intercreditor Agreement and may, at the option of the Borrower, be documented in a separate agreement or agreements), or be unsecured,

(D) if any Replacement Revolving Facility is secured, it may not be secured by any assets other than the Collateral,

(E) if any Replacement Revolving Facility is guaranteed, it may not be guaranteed by any Person other than one or more Loan Parties,

(F) any Replacement Revolving Facility shall be subject to the “ratability” provisions applicable to Extended Revolving Credit Commitments and Extended Revolving Loans set forth in the proviso to Section 2.23(a)(i), mutatis mutandis, to the same extent as if fully set forth in this Section 10.02(c)(ii),

(G) any Replacement Revolving Facility shall have pricing (including interest, fees and premiums) and, subject to the preceding clause (F), optional prepayment and redemption terms as the Borrower and the lenders providing such Replacement Revolving Facility may agree,

(H) the covenants and events of default of any Replacement Revolving Facility (excluding pricing, interest, fees, rate floors, premiums, optional prepayment or redemption terms, security and maturity, subject to preceding clauses (B) through (G)) shall be (i) substantially identical to, or (taken as a whole) no more favorable (as determined by the Borrower in good faith) to the lenders providing such Replacement Revolving Facility than, those applicable to the Replaced Revolving Facility (other than covenants or other provisions applicable only to periods after the latest Maturity Date of such Replaced Revolving Facility (in each case, as of the date of incurrence of the relevant Replacement Revolving Facility)), (ii) then-current market terms (as determined by the Borrower in good faith at the time of incurrence or issuance (or the obtaining of a commitment with respect thereto)) for the applicable type of Indebtedness or (iii) reasonably acceptable to the ~~Revolving Facility~~ Administrative Agent (it being agreed that covenants and events of default of any Replacement Revolving Facility that are more favorable to the lenders or the agent of such Replacement Revolving Facility than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents pursuant to the applicable Refinancing Amendment shall be deemed acceptable to the ~~Revolving Facility~~ Administrative Agent), and

(I) the commitments in respect of the Replaced Revolving Facility shall be terminated, and all loans outstanding thereunder and all fees then due and payable in connection therewith shall be paid in full, in each case on the date such Replacement Revolving Facility is implemented.

Each party hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be amended by the Borrower, the ~~Applicable~~ Administrative Agent and the lenders providing the relevant Replacement Term Loans or the Replacement Revolving Facility, as applicable, to the extent (but only to the extent) necessary to reflect the existence and terms of such Replacement Term Loans or Replacement Revolving Facility, as applicable, incurred or implemented pursuant thereto (including any amendment necessary to treat the loans and commitments subject thereto as a separate “tranche” and “Class” of Loans and/or commitments hereunder). It is understood that any Lender approached to provide all or a portion of any Replacement Term Loans or any Replacement Revolving Facility may elect or decline, in its sole discretion, to provide such Replacement Term Loans or Replacement Revolving Facility.

(d) Notwithstanding anything to the contrary contained in this Section 10.02 or any other provision of this Agreement or any provision of any other Loan Document, (i) the Borrower, the Administrative ~~Agents~~Agent and the Collateral Agent may, without the input or consent of any Lender, amend, supplement and/or waive any guarantee, collateral security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement to (x) comply with any Requirements of Law or (y) cause any such guarantee, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Loan Documents, (ii) the Borrower and the ~~Applicable~~ Administrative Agent may, without the input or consent of any other Lender (other than the relevant Lenders (including Additional Lenders) providing Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the ~~Applicable~~ Administrative Agent to (A) effect the provisions of Sections 1.04(a), 1.08(b), 2.14, 2.22, 2.23, 5.12, 5.14, 5.15, 5.16, 6.11, 7.13, 9.13, 10.02(c), 11.09, or any other provision specifying that any waiver, amendment or modification may be made with the consent or approval of the ~~Administrative Agents and/or any~~ Administrative Agent and/or (B) add terms (including representations and warranties, conditions, prepayments, covenants or events of default), in connection with the addition of any Loan or Commitment hereunder or the incurrence of any Incremental Equivalent Debt, any Replacement Term Loans, any Replacement Revolving Facility, any Replacement Debt and/or any Refinancing Indebtedness incurred in reliance on Section 6.01(p) with respect to Indebtedness originally incurred in reliance on Section 6.01(z) that are favorable to the then-existing Lenders, as reasonably determined by the ~~Applicable~~ Administrative Agent (it being understood that, where applicable, any such amendment may be effectuated as part of an Incremental Facility Amendment and/or a Refinancing Amendment), (iii) if the Administrative ~~Agents~~Agent and the Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical or administrative nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative ~~Agents~~Agent and the Borrower shall be permitted to amend such provision solely to address such matter as reasonably determined by them acting jointly without the input or consent of any Lender, (iv) the Administrative ~~Agents~~Agent , the Collateral Agent and the Borrower may amend, restate, amend and restate or otherwise modify any Acceptable Intercreditor Agreement as provided therein or to give effect thereto or to carry out the purpose thereof without the input or consent of any Lender ~~and~~, (v) any amendment, waiver or modification of any term or provision that directly affects Lenders under one or more Classes and does not directly affect Lenders under one or more other Classes may be effected with the consent of Lenders owning 50% of the aggregate commitments or Loans of such directly affected Class in lieu of the consent of the Required Lenders~~.~~ and (vi) the Administrative Agent, the Collateral Agent and the Borrower may enter into amendments or other modifications to this Agreement or the other Loan Documents in accordance with and/or to effectuate the provisions of Section 10.29.

(e) Notwithstanding anything to the contrary in any Loan Document, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any waiver, amendment or modification of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to this Agreement or any other Loan Document or (C) directed or required ~~any~~the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or under any other Loan Document, any Lender (or any Affiliate of such Lender (provided that for purposes of this clause (e), Affiliates shall not include Persons that are subject to customary procedures to prevent the sharing of confidential information between such Lender and such Person and such Person is managed having independent fiduciary duties to the investors or other equityholders of such Person and such investors or equityholders are not the same investors or equityholders of such Lender)) (other than (x) any Lender that is a Regulated Bank, (y) any Revolving Lender as of the ~~Closing~~Third Amendment Effective Date or any Affiliate thereof or (z) any Affiliate of a Regulated Bank to the extent that (1) all of the equity of such Affiliate is directly or indirectly owned by either (I) such Regulated Bank or (II) a parent entity that also owns, directly or indirectly, all of the equity of such Regulated Bank and (2) such Affiliate is a securities broker or dealer registered with the SEC under section 15 of the Securities Exchange Act of 1934) that, as a result of its interest (or such Affiliates collective interests) in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to any of the Loans or Commitments, or with respect to any other tranche, class or series of Indebtedness for borrowed money incurred or issued by the Borrower or any of its Restricted Subsidiaries at such time of determination (including commitments with respect to any revolving credit facility) (each such item of Indebtedness, including the Loan and Commitments, “Specified Indebtedness”) (each such Lender, a “Net Short Lender”) shall have no right to vote with respect to any waiver, amendment or modification of this Agreement or any other Loan Documents and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders (including in any plan of reorganization). For purposes of determining whether a Lender (alone or together with its Affiliates) has a “net short position” on any date of determination: (i) derivative contracts with respect to any Specified Indebtedness and such contracts that are the functional equivalent thereof shall be counted at the notional amount of such contract in Dollars, (ii) notional amounts in other currencies shall be converted to the Dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes the Borrower or any other Restricted Subsidiary or any instrument issued or guaranteed by the Borrower or any other Restricted Subsidiary shall not be deemed to create a short position with respect to such Specified Indebtedness, so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) the Borrower and the other Restricted Subsidiaries and any instrument issued or guaranteed by the Borrower or the other Restricted Subsidiaries, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014

ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the relevant Specified Indebtedness if such Lender or its Affiliates is a protection buyer or the equivalent thereof for such derivative transaction and (x) the relevant Specified Indebtedness is a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the relevant Specified Indebtedness would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) the Borrower or any other Restricted Subsidiary is designated as a “Reference Entity” under the terms of such derivative transaction and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to any Specified Indebtedness if such transactions offer the Lender or its Affiliates protection against a decline in the value of such Specified Indebtedness, or in the credit quality of the Borrower or any other Restricted Subsidiary, in each case, other than as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) the Borrower and the other Restricted Subsidiaries, and any instrument issued or guaranteed by the Borrower or the other Restricted Subsidiaries, collectively, shall represent less than 5% of the components of such index. In connection with any waiver, amendment or modification of this Agreement or the other Loan Documents, each Lender (other than any Lender that is a Regulated Bank or a Revolving Lender as of the ~~Closing~~Third Amendment Effective Date) will be deemed to have represented to the Borrower and the Administrative ~~Agents~~Agent that it does not constitute a Net Short Lender, in each case, unless such Lender shall have notified the Borrower and the Administrative ~~Agents~~Agent prior to the requested response date with respect to such waiver, amendment or modification that it constitutes a Net Short Lender (it being understood and agreed that the Borrower and the Administrative ~~Agents~~Agent shall be entitled to rely on each such representation and deemed representation). In no event shall ~~any~~the Administrative Agent be obligated to monitor as to whether any Lender is a Net Short Lender.

(c) Expenses; Indemnity.

(a) Subject to Section 10.05(f), the Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by each Arranger, ~~each~~the Administrative Agent, the Collateral Agent and their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any relevant material jurisdiction to all such Persons, taken as a whole) in connection with the syndication and distribution (including via the Internet or through a service such as Intralinks) of the Credit Facilities, the preparation, execution, delivery and administration of the Loan Documents and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document (whether or not the transactions contemplated thereby are consummated, but only to the extent the preparation of any such amendment, modification or waiver was requested by the Borrower) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative ~~Agents~~Agent , the Collateral Agent, the Arrangers, the Issuing Banks or the Lenders or any of their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any relevant material jurisdiction to all such Persons, taken as a whole) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, or in connection with the Loans made and/or Letters of Credit issued hereunder. Except to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrower within 30 days of receipt by the Borrower of an invoice setting forth such expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request.

(b) The Borrower shall indemnify each Arranger, ~~each~~the Administrative Agent, the Collateral Agent, each Issuing Bank, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel in any relevant jurisdiction to all Indemnitees taken as a whole and, solely in the case of an actual or perceived conflict of interest after the affected Person notifies the Borrower of such conflict, (x) one additional counsel to all similarly situated affected Indemnitees taken as a whole and (y) one additional local counsel in any relevant jurisdiction to all similarly situated affected Indemnitees taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby (except for Taxes, which shall be governed exclusively by Section 2.17), (ii) the use of the proceeds of the Loans or any Letter of Credit or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that any such loss, claim, damage or liability (i) is determined by a final and non-appealable judgment of a court of competent jurisdiction (or documented in any settlement agreement referred to below) to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Party or, to the extent such judgment finds (or any such settlement agreement acknowledges) that any such loss, claim, damage or liability has resulted from such Person’s or a Related Party of such Person’s material breach of the Loan Documents or (ii) arises out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against ~~any~~the Administrative Agent, the Collateral Agent, any Issuing Bank or any Arranger, acting in its capacity as ~~an~~the Administrative Agent, as the Collateral Agent, as an Issuing Bank or as an Arranger) that does not involve any act or omission of the Borrower or any of its subsidiaries. Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrower pursuant to this Section 10.03(b) to such Indemnitee for any fees, expenses or damages to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof. All amounts due under this paragraph (b) shall be payable by the Borrower within 30 days (x) after receipt by the Borrower of a written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Borrower of an invoice, setting forth such costs and expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request. This Section 10.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim.

(c) The Borrower shall not be liable for any settlement or compromise of, or the consent to the entry of any judgment with respect to, any proceeding effected without its consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if any proceeding is so settled, compromised or consented to with the Borrower’s written consent, or if there is a final judgment entered against any Indemnitee in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which indemnity has been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability.

(d) Waiver of Claim. To the extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto, any other Loan Party and/or any Related Party of any thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or any Letter of Credit or the use of the proceeds thereof, except, in the case of any claim by any Indemnitee against the Borrower, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 10.03.

Except with respect to the exercise of setoff rights in accordance with Section 10.09 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.

(e) Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (i) except as provided under Section 6.07 and/or pursuant to any Permitted Reorganization, the Borrower may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section (and ~~other than in the case of the First Incremental Term Loans and the Second Incremental Term Loans, any~~any assignment or transfer (or attempted assignment or transfer) not complying with the terms of this Section or to any Disqualified Institution shall be ~~null and void~~subject to Section 10.05(f)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Arrangers, the Administrative ~~Agents~~Agent, the Collateral Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. Any Successor Borrower permitted pursuant to a transaction referred to in clause (i) of the proviso above, shall thereafter be deemed to be and become the “Borrower” for all purposes hereunder, and such initial Borrower, as applicable, shall, subject to Section 5.12, be released from its Loan Document Obligations in respect of this Agreement and the other Loan Documents.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Loan or Additional Commitment added pursuant to Sections 2.22, 2.23 or 10.02(c) at the time owing to it) with the prior written consent (not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that the Borrower shall be deemed to have consented to any assignment of Term Loans (other than any such assignment to a Disqualified Institution) if it has not responded to a written request for its consent from the ~~Applicable~~ Administrative Agent within 10 Business Days after receiving such written request; provided, further, that no consent of the Borrower shall be required (x) for any assignment of Term Loans or Term Commitments to another Lender, an Affiliate of any Lender or an Approved Fund, (y) for any assignment of Revolving Loans or Revolving Credit Commitments to another Revolving Lender, an Affiliate of any Revolving Lender or an Approved Fund of a Revolving Lender or (z) for any assignment during the continuance of a Specified Event of Default; provided, further, that (1) assignments between Morgan Stanley Senior Funding, Inc. and Morgan Stanley Bank, N.A. and (2) assignments between Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC, shall in each case be permitted without the consent of the Borrower;

(B) the ~~Applicable~~ Administrative Agent; provided that no consent of the ~~Applicable~~ Administrative Agent shall be required for any assignment to another Lender, any Affiliate of a Lender or any Approved Fund, or for any assignment to the Borrower and/or its Affiliates, which otherwise complies with the terms of this Section 10.05; provided, further, that (1) assignments between Morgan Stanley Senior Funding, Inc. and Morgan Stanley Bank, N.A. and (2) assignments between Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC, shall in each case be permitted without the consent of ~~any~~the Administrative Agent; and

(C) in the case of any Revolving Facility, each Issuing Bank and the Swingline Lender; provided, further, that (1) assignments between Morgan Stanley Senior Funding, Inc. and Morgan Stanley Bank, N.A. and (2) assignments between Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC, shall in each case be permitted without the consent of any Issuing Bank and/or Swingline Lender;

provided that~~,~~ in the case of assignments of Revolving Loans and/or Revolving Credit Commitments, it is understood and agreed that the Borrower may withhold its consent on account of the creditworthiness of any proposed assignee (as determined by the Borrower in good faith).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of any assignment to another Lender, any Affiliate of any Lender or any Approved Fund or any assignment of the entire remaining amount of the relevant assigning Lender’s Loans or commitments of any Class, the principal amount of Loans or commitments of the assigning Lender subject to the relevant assignment (determined as of the ~~date on which the Assignment Agreement with respect to such assignment is delivered to the Applicable Administrative Agent~~Trade Date and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds) shall not be less than (x) $1,000,000, in the case of Term Loans and Term Commitments and (y) $5,000,000 in the case of Revolving Loans and Revolving Credit Commitments unless the Borrower and the ~~Applicable~~ Administrative Agent otherwise consent to a lesser amount~~, and in each case any assigned amount may exceed such minimum amount in an integral multiple of $1,000,000 in excess thereof~~;

(B) any partial assignment shall be made as an assignment of a proportionate part of all the relevant assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the ~~Applicable~~ Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to the ~~Applicable~~ Administrative Agent (or, if previously agreed with the ~~Applicable~~ Administrative Agent, manually), and shall pay to the ~~Applicable~~ Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the ~~Applicable~~ Administrative Agent and which fee shall not apply for any assignment to an Affiliated Lender); and

(D) the relevant Eligible Assignee, if it is not a Lender, shall deliver on or prior to the effective date of such assignment, to the ~~Applicable~~ Administrative Agent ~~and the Borrower~~ (irrespective of whether an Event of Default exists) (1) an Administrative Questionnaire and (2) any form required under Section 2.17~~; and~~.

~~(E) the assigning Lender shall, concurrently with its delivery of the same to the Applicable Administrative Agent, provide the Borrower with a copy of its request for such assignment, which shall include the name of the prospective assignee (irrespective of whether an Event of Default exists).~~

(iii) Except as otherwise provided in Section 10.05(g), subject to the acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in any Assignment Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 10.13). If any assignment by any Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the ~~Applicable~~ Administrative Agent for cancellation, and, following such cancellation, if requested by either the assignee or the assigning Lender, the Borrower shall issue and deliver a new Promissory Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(iv) The ~~Applicable~~ Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the commitment of, and principal amount of and interest on the Loans and LC Disbursements owing to, each Lender or Issuing Bank pursuant to the terms hereof from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans and LC Disbursements. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, ~~each~~the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, each Issuing Bank and each Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment Agreement executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any tax certification required by paragraph (b)(ii)(D)(2) of this Section, the processing and recordation fee referred to in paragraph (b) of this Section, if applicable, and any written consent to the relevant assignment required by paragraph (b) of this Section, the ~~Applicable~~ Administrative Agent shall promptly accept such Assignment Agreement and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) By executing and delivering an Assignment Agreement, the assigning Lender and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the amount of its commitments, and the outstanding balances of its Loans, in each case without giving effect to any assignment thereof which has not become effective, are as set forth in such Assignment Agreement, (B) except as set forth in clause (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Restricted Subsidiary or the performance or observance by the Borrower or any Restricted Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (C) such assignee represents and warrants that it is an Eligible Assignee (and not a Disqualified Institution), legally authorized to enter into such Assignment Agreement; (D) such assignee confirms that it has received a copy of this Agreement and each then-applicable Acceptable Intercreditor Agreement, together with the most recent financial statements delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment Agreement; (E) such assignee will independently and without reliance upon ~~any~~the Administrative Agent, the assigning Lender or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) such assignee appoints and authorizes ~~each~~the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative ~~Agents~~Agent and the Collateral Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) ~~(i)~~ Any Lender may, without the consent of the Borrower, ~~any~~the Administrative Agent, the Collateral Agent, any Issuing Bank, the Swingline Lender or any other Lender, sell participations to any bank or other entity (other than to any Disqualified Institution, any Defaulting Lender or any natural Person or any investment vehicle established primarily for the benefit of a natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative ~~Agents~~Agent, the Collateral Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in (x) clause (A) of the first proviso to Section 10.02(b) that directly and adversely affects the Loans or commitments in which such Participant has an interest and (y) clauses (B)(1), (2) or (3) of the first proviso to Section 10.02(b). Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of such Sections and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (it being understood that the documentation required under Section 2.17(f) shall be delivered solely to the participating Lender, and if additional amounts are required to be paid to the Participant pursuant to Section 2.17(a) or Section 2.17(c), to the Borrower). To the extent permitted by applicable Requirements of Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(i) No Participant shall be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to a greater payment results from any Change in Law occurring after the sale of the participation.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and their respective successors and assigns, and the principal amounts and stated interest of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any Commitment, Loan, Letter of Credit or any other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, ~~no~~the Administrative Agent (in its capacity as ~~an~~the Administrative Agent) shall have ~~any~~no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution, Defaulting Lender or any natural person) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 10.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the ~~Applicable~~ Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) in no event may any Lender grant any option to provide to the Borrower all or any part of any Loan that such Granting Lender would have otherwise been obligated to make to the Borrower pursuant to this Agreement to any Defaulting Lender. The making of any Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefits of Sections 2.15, Section 2.16 and Section 2.17 (subject to the limitations and requirements of such Sections and Section 2.19; it being understood that any documentation required to be provided by SPC under Section 2.17(e) shall be provided solely to the Granting Lender and if additional amounts are required to be paid to the Participant pursuant to Section 2.17(a) or Section 2.17(c), to the Borrower) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; (ii) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17) and no SPC shall be entitled to any greater amount under Section 2.15, 2.16 or 2.17 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, except to the extent such entitlement to any greater amount results from any Change in Law occurring after the grant is made, (iii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iv) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the Requirements of Law of the U.S. or any State thereof; provided that (i) such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrower hereunder and (ii) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 10.05, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the ~~Applicable~~ Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(f) (i) [reserved].

(ii) ~~(f) (i) Other than in the case of assignments of the First Incremental Term Loans,~~To the extent any assignment or participation is made (A) by a Lender without the Borrower’s consent~~, to the extent the Borrower’s consent is required under this Section 10.05, to any other Person, shall be null and void, and the Borrower and/or the Borrower shall be entitled to seek specific performance to unwind any such assignment or participation and/or specifically enforce this Section 10.05(f) and (ii) solely, in the case of the First Incremental Term Loans and the Second Incremental Term Loans, to the extent any assignment is made~~ to any Disqualified Institution or (B) by a Lender without the Borrower’s consent, to the extent the Borrower’s consent is required under this Section 10.05, to any Person (any such ~~Person~~Disqualified Institution and/or such Person referred to in the foregoing clauses (A) and/or (B), a “Disqualified Person”), then, such assignment shall not be null and void, but (x) such Disqualified Person shall not be entitled to the benefit of any expense reimbursement or indemnification provisions of the Loan Documents (including without limitation 10.03 hereof) and (y) the Borrower may, at its sole expense and effort, upon notice to such Disqualified Person and the ~~Incremental Term Facilities~~ Administrative Agent, (A) terminate any Commitment of such Disqualified Person and repay all obligations of the Borrower owing to such Disqualified Person, (B) in the case of any outstanding Term Loans held by such Disqualified Person, purchase such Term Loans by paying the lesser of (x) the amount that such Disqualified Person paid to acquire such Term Loans and (y) par, plus accrued interest thereon, but excluding any premium, penalty, prepayment fee or breakage costs and/or (C) require that such Disqualified Person assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.05), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees (and if such Person does not execute and deliver to the ~~Incremental Term Facilities~~ Administrative Agent a duly executed assignment agreement reflecting such assignment within five Business Days of the date on which such Eligible Assignee executes and delivers such assignment agreement to such Person, then such Person shall be deemed to have executed and delivered such assignment agreement without any action on its part); provided that in the case of clause (C), the relevant assignment shall otherwise comply with this Section 10.05 (except that no registration and processing fee required under this Section 10.05 shall be required with any assignment pursuant to this paragraph; provided, further, that in the case of the foregoing clauses (A)-(C), the Borrower shall not be liable to any Person for breakage costs. Further, any Disqualified Person identified by the Borrower to the ~~Incremental Term Facilities~~ Administrative Agent, (A) shall not be permitted to (x) receive information or reporting provided by any Loan Party, ~~any~~the Administrative Agent or any Lender and/or (y) attend and/or participate in conference calls or meetings attended solely by the Lenders and the Administrative ~~Agents~~Agent and (B)(x) shall not for purposes of determining whether the Required Lenders or the majority Lenders under any Class have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required any Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, have a right to consent (or not consent), otherwise act or direct or require any Agent or any Lender to take (or refrain from taking) any such action; it being understood that all Loans held by any Disqualified Person shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders or all Lenders have taken any action and (y) shall be deemed to vote in the same proportion as Lenders that are not Disqualified Persons in any proceeding under any Debtor Relief Law commenced by or against the Borrower or any other Loan Party. The rights and remedies available to the Borrower pursuant to the foregoing provisions of this Section 10.05(f) shall be in addition to injunctive relief (without posting a bond or presenting evidence of irreparable harm) or any other remedies available to the Borrower and/or the Borrower at law or in equity; it being understood and agreed that the Borrower and its subsidiaries will suffer irreparable harm if any Lender breaches any obligation under this Section 10.05 as it relates to any assignment, participation or pledge of any Loan or Commitment to any Person to whom the Borrower’s consent is required but not obtained. Nothing in this Section 10.05(f) shall be deemed to prejudice any right or remedy that the Borrower or the Borrower may otherwise have at law or equity.

(iii) Upon the request of any Lender, the Administrative Agent may and the Borrower will make the list of Disqualified Institutions (for the avoidance of doubt, the written list of entities, not Affiliates included in the definition thereof that are not listed) available to such Lender solely for purposes of determining whether any potential assignee or participant is a Disqualified Institution, in each case so long as such Lender and such potential assignee or participant agree to keep such information confidential in accordance with the terms hereof.

(iv) Notwithstanding anything herein to the contrary, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions or Net Short Lenders.

(g) Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to an Affiliated Lender on a non-pro rata basis (A) through Dutch Auctions, or similar transactions pursuant to procedures to be established by the applicable “auction agent” that are consistent with this Section 10.05(g), in each case open to all Lenders holding the relevant Term Loans on a pro rata basis or (B) through open market purchases (which purchases may be effected at any price as agreed between such Lender and such Affiliated Lender in their respective sole discretion), in each case with respect to clauses (A) and (B), without the consent of the ~~Term Facility~~ Administrative Agent ~~or the Incremental Term Facilities Administrative Agent, as applicable~~; provided that:

(i) any Term Loans acquired by any Affiliated Lender shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled immediately upon the acquisition thereof; provided that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled, and each principal repayment installment with respect to the ~~Initial Term Loans,~~ First Incremental Term Loans and/or ~~Second Incremental~~Third Amendment Term Loans (as applicable) pursuant to Section 2.10(a) shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of ~~Initial Term Loans and/or~~ First Incremental Term Loans and/or Third Amendment Term Loans so cancelled;

(ii) [reserved];

(iii) the relevant Affiliated Lender and assigning Lender shall have executed an Affiliated Lender Assignment and Assumption;

(iv) [reserved];

(v) in connection with any assignment effected pursuant to a Dutch Auction and/or open market purchase conducted by the Borrower or any of its Restricted Subsidiaries, (A) the relevant Person may not use the proceeds of any Revolving Loans to fund such assignment and (B) no Event of Default exists at the time of acceptance of bids for the Dutch Auction or the confirmation of such open market purchase, as applicable;

(vi) [reserved];

(vii) no Affiliated Lender shall be required to represent or warrant that it is not in possession of material non-public information with respect to the Borrower and/or any subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 10.05(g).

(f) Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loan and issuance of any Letter of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that ~~any~~the Administrative Agent or the Collateral Agent may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.15, 2.16, 2.17, 10.03 and 10.13 (with respect to Section 10.13, only for a period of one year following such Termination Date) and Article 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit or any Commitment, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but in each case, subject to the limitations set forth in this Agreement.

(g) Counterparts; Integration; Effectiveness . This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letter, the First Incremental Fee Letter ~~and~~, Second Incremental Fee Letter and Third Amendment Fee Letter, as applicable, and any separate letter agreements with respect to fees payable to the Administrative ~~Agents~~Agent and the Collateral Agent constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement ~~shall become effective upon satisfaction of the conditions set forth in Section 4.01, and thereafter~~ shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in this Agreement, any other Loan Document or any other document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, electronic records or the electronic matching of assignment terms and contract formations on electronic platforms approved by ~~any~~the Administrative Agent and/or the Collateral Agent, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Severability . To the extent permitted by applicable Requirements of Law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(i) Right of Setoff . At any time when an Event of Default exists, upon the written consent of the Administrative ~~Agents~~Agent and each Issuing Bank, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by such Administrative Agent, the Collateral Agent, such Issuing Bank or such Lender to or for the credit or the account of the Borrower or any other Loan Party against any of and all the Obligations held by such Administrative Agent, the Collateral Agent, such Issuing Bank or such Lender, irrespective of whether or not such Administrative Agent, the Collateral Agent, such Issuing Bank or such Lender shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or Issuing Bank different than the branch or office holding such deposit or obligation on such Indebtedness. Any applicable Lender or Issuing Bank shall promptly notify the Borrower and the Administrative ~~Agents~~Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender, each Issuing Bank, the Collateral Agent and ~~each~~the Administrative Agent under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Bank, the Collateral Agent or such Administrative Agent may have.

(j) Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT), WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, FEDERAL COURT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE REQUIREMENTS OF LAW. EACH PARTY HERETO AGREES THAT EACH OF THE ADMINISTRATIVE ~~AGENTS~~AGENT AND THE COLLATERAL AGENT RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(d) TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 10.01. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY LOAN DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW. EACH LOAN PARTY THAT IS ORGANIZED UNDER THE LAWS OF A JURISDICTION OUTSIDE THE UNITED STATES HEREBY APPOINTS BHA AS ITS AGENT FOR SERVICE OF PROCESS IN ANY MATTER RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS AND BHA HEREBY ACCEPTS SUCH APPOINTMENT.

(k) Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(l) Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

(m) Confidentiality. Each of the Administrative ~~Agents~~Agent, the Collateral Agent, each Lender, each Issuing Bank and each Arranger agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, managers, employees, independent auditors, or other experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”) on a confidential “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential; provided that such Person shall be responsible for its Affiliates’ and their Representatives’ compliance with this paragraph; provided, further, that unless the Borrower otherwise consents, no such disclosure shall be made by the Administrative Agent, any Arranger, any Issuing Bank, any Lender or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent, any Arranger, any Issuing Bank or any Lender that is a Disqualified Institution, (b) upon the demand or request of any regulatory or governmental authority having jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory authority exercising examination or regulatory authority, to the extent permitted by applicable Requirements of Law, (i) inform the Borrower promptly in advance thereof and (ii) ensure that any information so disclosed is accorded confidential treatment), (c) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law (in which case such Person shall (i) to the extent permitted by law, inform the Borrower promptly in advance thereof, (ii) ensure that any such information so disclosed is accorded confidential treatment and (iii) allow the Borrower a reasonable opportunity to object to such disclosure in such proceeding), (d) to any other party to this Agreement, (e) subject to an acknowledgment and agreement by the relevant recipient that the Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to the Borrower and the Administrative ~~Agents~~Agent ) in accordance with the standard syndication process of the Arrangers or market standards for dissemination of the relevant type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case other than a Disqualified Institution), (ii) any pledgee referred to in Section 10.05, (iii) any actual or prospective direct or indirect contractual counterparty (or its advisors, but not any Disqualified Institution) to any Derivative Transaction (including any credit default swap) or similar derivative product to which any Loan Party is a party and (iv) subject to the Borrower’s prior approval of the information to be disclosed (not to be unreasonably withheld or delayed), to Moody’s or S&P on a confidential basis in connection with obtaining or maintaining ratings as required under Section 5.13, (f) with the prior written consent of the Borrower and (g) to the extent the Confidential Information becomes publicly available other than as a result of a breach of this Section by such Person, its Affiliates or their respective Representatives. In addition, ~~any~~the Administrative Agent, the Collateral Agent or any Lender may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors and similar service providers to the lending industry (including to the CUSIP Service Bureau in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities). For purposes of this Section, “Confidential Information” means all information relating to the Borrower and/or any of its subsidiaries and their respective businesses, the Transactions (including any information obtained by ~~any~~the Administrative Agent, the Collateral Agent, any Issuing Bank, any Lender or any Arranger, or any of their respective Affiliates or Representatives, based on a review of any books and records relating to the Borrower and/or any of its subsidiaries and their respective Affiliates from time to time, including prior to the date hereof) other than any such information that is publicly available to ~~any~~the Administrative Agent or the Collateral Agent or any Arranger, Issuing Bank, or Lender on a non-confidential basis prior to disclosure by the Borrower or any of its subsidiaries. For the avoidance of doubt, in no event shall any disclosure of any Confidential Information be made to a Person that is a Disqualified Institution at the time of disclosure. The respective obligations of the Administrative Agent, each Lender, each Issuing Bank and each Arranger under this Section shall survive, to the extent applicable to such Person, (x) the occurrence of the Termination Date, (y) any assignment of its rights and obligations under this Agreement and (z) the resignation or removal of the Administrative Agent, any Issuing Bank or any Lender.

For the avoidance of doubt, nothing in this Section 10.13 shall impede or prohibit the Borrower, any of its affiliates, or any of their officers, directors or employees from voluntarily disclosing or providing any information within the scope of this Section 10.13 to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such impediment to or prohibition on disclosure set forth in this Section 10.13 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

(n) No Fiduciary Duty. Each of the Administrative ~~Agents~~Agent, the Collateral Agent, the Arrangers, each Lender, each Issuing Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its respective stockholders or its respective affiliates, on the other. Each Loan Party acknowledges and agrees that: (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender, in its capacity as such, has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender, in its capacity as such, is acting solely as principal and not as the agent or fiduciary of such Loan Party, its respective management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

(o) Several Obligations.

(a) The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan, issue any Letter of Credit or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

(b) The respective obligations of the Borrowers hereunder are several and not joint; provided that, in the event that, if as the result of an addition of an Additional Borrower more than one Borrower is liable (as “borrower”) in respect of the Obligations of any Class, such Borrowers shall be jointly and severally liable with respect to the Obligations of such Class unless provided to the contrary in the applicable Additional Borrower Agreement. References herein to “Obligations of the Borrowers” or similar words of import are used solely for administrative convenience and are not intended to create liability that is joint and several.

(p) USA PATRIOT Act; Beneficial Ownership. Each Lender that is subject to the requirements of the USA PATRIOT Act or the Beneficial Ownership Regulation hereby notifies the Loan Parties that, pursuant to the requirements of the USA PATRIOT Act or the Beneficial Ownership Regulation (if applicable with respect to the Borrower and its Subsidiaries), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act or the Beneficial Ownership Regulation (as applicable).

(q) Disclosure. Each Loan Party, each Issuing Bank and each Lender hereby acknowledges and agrees that the Administrative ~~Agents~~Agent , the Collateral Agent and/or their respective Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

(r) Appointment for Perfection. Each Lender hereby appoints each other Lender and each Issuing Bank as its agent for the purpose of perfecting Liens for the benefit of the Collateral Agent, the Administrative ~~Agents~~Agent, the Issuing Banks and the Lenders, in assets which, in accordance with Article 10 of the UCC or any other applicable Requirements of Law can be perfected only by possession. If any Lender or Issuing Bank (other than the Collateral Agent) obtains possession of any Collateral, such Lender or such Issuing Bank shall notify the Collateral Agent thereof and, promptly upon the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

(s) Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or Letter of Credit, together with all fees, charges and other amounts which are treated as interest on such Loan or Letter of Credit under applicable law (collectively, the “Applicable Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender or Issuing Bank holding such Loan or Letter of Credit in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan or Letter of Credit hereunder, together with all Applicable Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Applicable Charges that would have been payable in respect of such Loan or Letter of Credit but were not payable as a result of the operation of this Section shall be cumulated and the interest and Applicable Charges payable to such Lender or Issuing Bank in respect of other Loans or Letters of Credit or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender or Issuing Bank.

(t) Judgment Currency.

(a) If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 10.20 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 10.20 being hereinafter in this Section 10.20 referred to as the “Judgment Conversion Date”).

(b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 10.20(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, then the applicable Loan Party or Loan Parties shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will provide the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this Section 10.20(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c) The term “rate of exchange” in this Section 10.20 means the rate of exchange at which ~~Applicable~~ Administrative Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with ~~Applicable~~ Administrative Agent’s normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

(u) Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document (but excluding any Acceptable Intercreditor Agreement), in the event of any conflict or inconsistency between this Agreement and any other Loan Document (excluding any Acceptable Intercreditor Agreement), the terms of this Agreement shall govern and control~~.~~; provided that in the case of any conflict or inconsistency between any Acceptable Intercreditor Agreement, on the one hand, and any other Loan Document, on the other hand, the terms of such Acceptable Intercreditor Agreement shall govern and control.

(v) Release of Guarantors and Collateral.

(a) Notwithstanding anything in Section 10.02(b) to the contrary, (x) any Subsidiary Guarantor shall automatically be released from its obligations hereunder and under the other Loan Documents (and its Loan Guarantee and any Liens on its property securing any of the Obligations shall be automatically released) (i) upon the consummation of any permitted transaction or series of related transactions or the occurrence of any other permitted event or circumstance if as a result thereof such Subsidiary Guarantor ceases to be a Restricted Subsidiary (including by merger, amalgamation or dissolution) or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions or other event or circumstance permitted hereunder; or (ii) upon the occurrence of the Termination Date and/or (y) any Subsidiary Guarantor that qualifies as an “Excluded Subsidiary” shall be released from its obligations hereunder and under the other Loan Documents (and its Loan Guarantee and any Liens on its property securing any of the Obligations shall be automatically released) by the Administrative ~~Agents~~Agent promptly following the request therefor by the Borrower~~.~~ ; provided that no Subsidiary Guarantor shall be automatically released from its obligations under the Loan Documents solely by reason of such Subsidiary Guarantor becoming an Excluded Subsidiary of the type described in clause (a) of the definition thereof unless either (x) it is no longer a direct or indirect Subsidiary of the Borrower or (y) such Subsidiary Guarantor ceases to be a Wholly-Owned Subsidiary as a result of a sale, issuance or transfer of Capital Stock to (A) a third party that is not an Affiliate of the Borrower or (B) an Affiliate of the Borrower if, in the case of this clause (B), such sale or transfer is made for a bona fide business purpose of the Borrower and its Subsidiaries and not for the primary purpose of evading the Collateral and Guarantee Requirement (as determined by the Borrower in good faith).

(b) Notwithstanding anything in Section 10.02(b) to the contrary, any Lien on any asset or property granted to or held by the Administrative Agent under any Loan Document shall be automatically released without the need for further action by any Person (i) upon the occurrence of the Termination Date, (ii) upon the sale or other transfer of such asset or property as part of or in connection with any Disposition or Investment permitted under the Loan Documents to a Person that is not a Loan Party (or, if to a Loan Party, in connection with a concurrent grant of a security interest by such transferee Loan Party), (iii) upon such asset or property becoming an Excluded Asset or if such asset or property does not constitute (or ceases to constitute) Collateral, (iv) if the property subject to such Lien is owned by a Borrower or Subsidiary Guarantor, upon the release of such Borrower or Subsidiary Guarantor in accordance with Section 10.22(a), (v) as provided for under Article 8 or as provided for in any other Loan Document or (vi) if approved, authorized or ratified in writing by the Required Lenders (or such other number or percentage of Lenders as shall be necessary under the relevant circumstances as provided in Section 10.02) in accordance with Section 10.02. Without limiting the foregoing, in the event that Receivables Facility Assets become subject to a Qualified Receivables Facility, whether by transfer or conveyance or by placing a security interest, trust or other encumbrance required by a Qualified Receivables Facility with respect to such Receivables Facility Assets, the Liens under the Loan Documents on such Receivables Facility Assets (including proceeds thereof and any deposit accounts holding exclusively such proceeds) shall be automatically released (or such Receivables Facility Assets, proceeds or deposit accounts re-assigned). Each Secured Party hereby consents to any release or re-assignment contemplated by this Section 10.22 and any steps any Agent may take or request to give effect to such release or re-assignment under the governing law of such Lien.

(c) ~~(b)~~ In connection with any such release referred to in this Section 10.22, the Administrative ~~Agents~~Agent shall, subject to receipt of an officer’s certificate from the Borrower certifying that such transaction and release are permitted hereunder, promptly execute and deliver to the relevant Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence termination or release. Any execution and delivery of any document pursuant to the preceding sentence of this Section 10.22 shall be without recourse to or warranty by ~~any~~the Administrative Agent. Notwithstanding the foregoing, no Subsidiary Guarantor shall be released solely on the basis of the applicable Guarantor ceasing to be a Wholly-Owned Subsidiary (unless the Guarantor shall no longer be a Restricted Subsidiary of the Borrower) unless (I) such Guarantor ceases to be a Restricted Subsidiary that is a Wholly-Owned Subsidiary as a result of (x) the issuance or other Disposition of equity interests of such Subsidiary in either case to a Person that is not a Loan Party or an Affiliate of a Loan Party, (y) such issuance or Disposition was not entered into for the primary purpose of such Subsidiary’s ceasing to constitute a Loan Party or to invoke the release provisions of this Section 9.22 and (z) such issuance or Disposition was pursuant to a bona fide joint venture (as determined by the Borrower in good faith) and is otherwise permitted to exist under the other terms of this Agreement and (II) at the time of such transaction, no Specified Event of Default has occurred and is continuing or would immediately result therefrom.

~~(c) Upon the occurrence of the Investment Grade Trigger Date, each Guarantor shall automatically be released from its obligations hereunder and under the other Loan Documents and all of the Liens held by the Collateral Agent for the benefit of the Secured Parties on the Collateral securing the Obligations shall be automatically released (and in connection with such releases, each Administrative Agent and the Collateral Agent shall promptly execute and deliver to the relevant Loan Parties, at the Loan Parties’ expense, all documents that such Loan Parties shall reasonably request to evidence such releases).~~

(w) Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and each party hereto agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

(x) Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative ~~Agents~~Agent and the Collateral Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing among the Administrative ~~Agents~~Agent and the Collateral Agent, in their sole discretion, and such Lender.

(b) In addition, unless either (1) the preceding clause (a)(i) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with the preceding clause (a)(iv), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative ~~Agents~~Agent and the Collateral Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that ~~none of~~neither the Administrative ~~Agents~~Agent nor the Collateral Agent is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by ~~any~~the Administrative Agent or ~~any~~the Collateral Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(y) Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such

QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(a) As used in this Section 10.25, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(b) “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

(z) Erroneous Payments.

(i) If ~~any~~the Administrative Agent (x) notifies a Lender, Issuing Bank or Secured Party or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that such Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (ii)) that any funds (as set forth in such notice from such Administrative Agent) received by such Payment Recipient from such Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of such Administrative Agent pending its return or repayment as contemplated below in this Section 10.26 and held in trust for the benefit of such Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as such Administrative Agent may, in its sole discretion, specify in writing), return to such Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by such Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to such Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by such Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of ~~any~~the Administrative Agent to any Payment Recipient under this clause (i) shall be conclusive, absent manifest error.

(ii) Without limiting immediately preceding clause (i), each Lender, Issuing Bank, Secured Party or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from ~~any~~the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by such Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by such Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank, Secured Party or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(A) it acknowledges and agrees that (I) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from such Administrative Agent to the contrary) or (II) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(B) such Lender, Issuing Bank or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify such Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying such Administrative Agent pursuant to this Section 10.26(ii).

For the avoidance of doubt, the failure to deliver a notice to ~~an~~the Administrative Agent pursuant to this Section 8(l)(ii) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8(l)(i) or on whether or not an Erroneous Payment has been made.

(iii) Each Lender, Issuing Bank or Secured Party hereby authorizes ~~each~~the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by such Administrative Agent to such Lender, Issuing Bank or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that such Administrative Agent has demanded to be returned under immediately preceding clause (i).

(iv) (1) In the event that an Erroneous Payment (or portion thereof) is not recovered by ~~any~~the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (i), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon such Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as such Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by such Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an approved electronic platform as to which such Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or such Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) such Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, such Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) such Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) such Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(2) Subject to Section 10.05 but excluding, in all events, any assignment consent or approval requirements (other than from the Borrower, to the extent the Borrower would have a consent right over such assignment in accordance with the terms of Section 10.05 (such consent not to be unreasonably withheld or delayed)), ~~any~~the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and such Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by such Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by such Administrative Agent) and (y) may, in the sole discretion of such Administrative Agent, be reduced by any amount specified by such Administrative Agent in writing to the applicable Lender from time to time.

(v) The parties hereto agree that, subject in any event to each proviso below, (x) irrespective of whether such Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, such Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuing Bank or Secured Party, to the rights and interests of such Lender, Issuing Bank or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to such Administrative Agent under an Erroneous Payment Deficiency Assignment and no such subrogation shall apply to the extent an Erroneous Payment is, and with respect to the amount of such Erroneous Payment that is, compromised of funds of the Borrower or any other Loan Party) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 10.26 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower or any other Loan Party (including indemnification obligations of the Borrower or any other Loan Party under the Loan Documents to the extent relating to principal, interest, premium or fees or similar payment obligations under the Loan Documents) relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by such Administrative Agent; provided, further, that clauses (x) and (y) above shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by such Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(vi) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by ~~any~~the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(vii) Each party’s obligations, agreements and waivers under this Section 10.26 shall survive the resignation or replacement of ~~any~~the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(viii) This Section 10.26 shall solely be an agreement between the Administrative ~~Agents~~Agent , the Lenders and the Issuing Banks; provided that, the Borrower and the other Loan Parties hereby acknowledge and consent to the provisions and agreements set forth in this Section 10.26.

(aa) Canadian AML and Sanctions Legislation.

(a) If, upon the written request of any Lender, the ~~Applicable~~ Administrative Agent has ascertained the identity of the Borrower or any authorized signatories of the Borrower for purposes of Canadian AML and Sanctions Legislation, then the ~~Applicable~~ Administrative Agent:

(i) shall be deemed to have done so as an agent for such Lender, and this Agreement shall constitute a “written agreement” in such regard between such Lender and the ~~Applicable~~ Administrative Agent within the meaning of the applicable Canadian AML and Sanctions Legislation; and

(ii) shall provide to such Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(b) Notwithstanding and except as may otherwise be agreed in writing, each of the Lenders agrees that the ~~Applicable~~ Administrative Agent does not have any obligation to ascertain the identity of the Borrower or any authorized signatories of the Borrower on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Borrower or any authorized signatory in doing so.

(bb) Criminal Code (Canada). Notwithstanding any other provision of this Agreement or any other Loan Document, in no event shall any Loan Document require the payment or permit the collection of interest or other amounts in an amount or at a rate that would result in the receipt by the Lenders or ~~any~~the Administrative Agent of “interest” at a “criminal rate”, as the terms “interest” and “criminal rate” are defined under the Criminal Code (Canada). In determining whether or not the interest paid or payable under any specified contingency exceeds the highest lawful rate under the Criminal Code (Canada), the Loan Parties, the ~~Applicable~~ Administrative Agent and the Lenders shall, to the maximum extent permitted by applicable Law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate and spread the total amount of interest throughout the term of the Commitment so that interest does not exceed the maximum amount permitted by applicable Law, and/or (d) allocate interest between portions of the Obligations to the end that no portion shall bear interest at a rate greater than that permitted by applicable Law. For the purposes of the Criminal Code (Canada), the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles and if there is any dispute, the determination of a Fellow of the Canadian Institute of Actuaries appointed by the ~~Applicable~~ Administrative Agent shall be conclusive.

Permitted Reorganization Transactions. Notwithstanding anything to the contrary in this Agreement, the Borrower and its Subsidiaries may consummate a Permitted Reorganization. If in connection with such Permitted Reorganization, a new company is created that directly or indirectly wholly owns the Borrower, then, so long as such new company is an obligor on the Obligations (as a borrower or guarantor), the Borrower may choose to have the covenants and financial calculations in the this Agreement and the other Loan Documents (as applicable) apply from and after such time to such new company and its Restricted Subsidiaries, rather than to the existing Borrower and its Restricted Subsidiaries, and all references herein thereafter to the Borrower shall refer to such company. In connection with the foregoing, on the Third Amendment Effective Date, and at and for all times thereafter, the Lenders and other Secured Parties hereby consent to, and authorize and direct the Administrative Agent and the Collateral Agent to enter into, at the election of the Borrower, any amendment or other modification to this Agreement and/or any other

Loan Document to effectuate the foregoing, including the implementation of customary local law provisions and technical and other changes to reflect the revised corporate structure (including in the definition of Change of Control) and the application of this provision, in each case, without requiring the further consent of the Required Lenders or any other Lender or Secured Party (it being understood that this consent, authorization and directive is a term of the Third Amendment Revolving Commitments, Third Amendment Revolving Loans, Third Amendment Term Loans and any other Term Loans, Revolving Loans or Revolving Commitments established on or after the Third Amendment Effective Date). Correspondingly, in connection with any transaction otherwise permitted hereunder that results in a Successor Borrower (or any other creation and/or appointment of a Successor Borrower), at the election of the Borrower, the Administrative Agent and Collateral Agent are each hereby authorized and directed by the Lenders and the other Secured Parties to enter into amendments or other modifications to this Agreement and the other applicable Loan Documents to effectuate such Borrower succession and/or substitution, including the implementation of customary local law provisions and technical and other changes to reflect the revised corporate structure (including in the definition of Change of Control) and the application of this provision (and the Lenders and other Secured Parties hereby consent thereto), in each case, without requiring the further consent of the Required Lenders or any other Lender or Secured Party (it being understood that this consent, authorization and directive is a term of the Third Amendment Revolving Commitments, Third Amendment Revolving Loans, Third Amendment Term Loans and any other Term Loans, Revolving Loans or Revolving Commitments established on or after the Third Amendment Effective Date). None of the Administrative Agent nor the Collateral Agent shall be liable to the Lenders (including any Revolving Lenders) or any other Secured Party for any action taken or not taken in connection with any such amendment or modification pursuant to the consent, authorization or directive of the Lenders provided in this Section 10.29.

PARALLEL DEBT

(a) Purpose; Governing Law. This Article 11 is included in this Agreement solely for the purpose of ensuring the validity and effect of certain security rights governed by the laws of the Netherlands granted or to be granted pursuant to the applicable Collateral Documents and, for the avoidance of doubt, shall not limit the rights and remedies provided to ~~any~~the Administrative Agent or the Collateral Agent by the other provisions hereof and the provisions of the other Loan Documents.

(b) Parallel Debt.

(a) Notwithstanding anything to the contrary contained in this Agreement or the Collateral Documents and for the purpose of the security rights granted and to be granted under or pursuant to the Collateral Documents governed by the laws of The Netherlands (the “Specified Collateral Documents”), the Borrower and each Loan Party that is a party to the Specified Collateral Documents undertake to pay to the Collateral Agent, in its individual capacity as a creditor in their own right and not as agent, representative or trustee, as a separate independent obligation to the Collateral Agent, the amount of its Parallel Debt. Moreover, the security rights contemplated by the applicable Specified Collateral Documents are granted in favor of the Collateral Agent in its individual capacity and not as agent, representative or trustee for the Secured Parties, as security for its claims under the Parallel Debt and consequently the Collateral Agent is the sole security beneficiary of such security rights.

(b) No person shall be obligated to pay any amount representing Parallel Debt unless and until a corresponding amount of the Underlying Debt shall have become due and payable.

(c) To the extent any amount is paid to and received by the Collateral Agent in payment of the Parallel Debt, the total amount due and payable in respect of the Underlying Debt shall be decreased as if such amount were received by the Secured Parties or any of them in payment of the corresponding Underlying Debt.

(c) Additional Parallel Debt Provisions. In the case of any Loan Party that becomes a Loan Party after the date hereof and is organized in a jurisdiction where “parallel debt” provisions are customary or required, the Borrower and the Collateral Agent are hereby authorized to provide for parallel debt, in customary form (as determined by the Borrower in its sole discretion) in the Counterpart Agreement with respect to such Loan Party. The Administrative Agent and the Parent, without the consent of any other Lender, Issuing Bank, the Swingline Lender or other Secured Party, may also (i) incorporate into this Agreement additional “parallel debt” provisions as necessary to address property acquired in any jurisdiction after the date hereof where no assets are pledged by a Loan Party organized therein on the date hereof or (ii) amend the “parallel debt” provisions set forth herein in order to (A) cure omissions or defects or make changes of a technical nature or (B) accommodate any Change in Law.

[Signature Pages Intentionally Omitted]

ANNEX B

[See attached]

ANNEX C

[See attached]

ANNEX D

[See attached]

ANNEX E

[See attached]